SCHEDULE 14A

(Rule 14A-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a)

of the Securities Exchange Act of 1934

(Amendment No.     )

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Filed by a Party other than the Registrant  ☐

Check the appropriate box:

☐	Preliminary Proxy Statement	☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒	Definitive Proxy Statement
☐	Definitive Additional Materials
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Community Bancorp Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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(1)	Title of each class of securities to which transaction applies:

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To the Shareholders of Cuyamaca Bank, N.A. and Community Bancorp Inc.

The boards of directors of Cuyamaca Bank, N.A. and Community Bancorp Inc. have approved the merger of Cuyamaca into a subsidiary of Community.

In the transaction, shareholders of Cuyamaca will have the election to receive shares of common stock of Community, cash or a combination in exchange for their shares of Cuyamaca stock. Shareholders of Cuyamaca who elect to receive shares of Community will receive shares of Community common stock based upon an exchange ratio. The exchange ratio has been initially set at 1.0439 shares of Community common stock for each share of Cuyamaca stock but the exchange ratio may change depending upon the performance of Community’s common stock over a 20 day trading period shortly before the closing. The “average closing price” during such trading period will also be important to a Cuyamaca shareholder receiving cash because the per share cash price will be equal to the exchange ratio multiplied by such “average closing price.” On August 10, 2004, the closing sale price for Community common stock was $25.17 per share. If that were the “average closing price,” a Cuyamaca shareholder receiving stock would have received Community common stock with a value of $26.27 per share for each share of Cuyamaca stock and a Cuyamaca shareholder receiving cash would have received $26.27 per share for each share of Cuyamaca stock. Our agreement provides that 70% of the total consideration paid in the transaction must be in Community common stock. We urge you to obtain current market quotations of Cuyamaca and Community common stock.

We expect the transaction to be tax-free to Cuyamaca’s shareholders who elect to receive Community common stock. Cash paid in lieu of fractional shares and cash paid to those shareholders electing cash will be taxable. Upon completion of the merger, we expect that the shareholders of Cuyamaca will own approximately 13.4% of the outstanding shares of Community.

We will each hold a special shareholders’ meeting. Cuyamaca shareholders will be asked to approve the agreement and the proposed merger. Community shareholders will be asked to approve certain amendments, including an increase to 625,000 in the number of shares of common stock allocated, to Community’s 2003 stock option plan. Approval of the Community shareholders of the merger is not required. Information about these meetings is contained in this joint proxy statement – prospectus. In particular, see “ Risk Factors” beginning on page 16. We urge you to read this document carefully and in its entirety.

Whether or not you plan to attend your meeting, please vote as soon as possible to make sure that your shares are represented at the meeting. If you do not vote, it will have the same effect as voting against the respective proposals.

Bruce A. Ives	Michael J. Perdue
President and Chief Executive Officer	President and Chief Executive Officer
Cuyamaca Bank, N.A.	Community Bancorp Inc.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION OR BANK REGULATORY AGENCY HAS APPROVED OR DISAPPROVED OF THE SECURITIES TO BE ISSUED IN CONNECTION WITH THE MERGER OR DETERMINED IF THIS JOINT PROXY STATEMENT-PROSPECTUS IS ACCURATE OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

THE SECURITIES TO BE ISSUED IN CONNECTION WITH THE MERGER ARE NOT SAVINGS OR DEPOSIT ACCOUNTS OR OTHER OBLIGATIONS OF ANY BANK SUBSIDIARY OF COMMUNITY, AND THEY ARE NOT INSURED BY THE FEDERAL DEPOSIT INSURANCE CORPORATION OR ANY OTHER GOVERNMENTAL AGENCY.

This joint proxy statement – prospectus is dated August 11, 2004 and is first being mailed to shareholders on or about August 18, 2004.

Notice of Special Meeting of Cuyamaca Bank, N.A.

•	Date: September 22, 2004

•	Time: 3:00 PM Pacific Time

•	Place: Cuyamaca Bank

9955 Mission Gorge Road

Santee, CA 92071

To Cuyamaca Bank, N.A. Shareholders:

We are pleased to notify you of, and invite you to, a special meeting of shareholders.

At the meeting you will be asked to vote on the following matter:

•	Proposal to approve the merger and the merger agreement pursuant to which Cuyamaca will be merged into Community National Bank, a wholly-owned subsidiary of Community, as described in the attached joint proxy statement- prospectus. You may elect to receive shares of Community common stock, cash or a combination for your shares of Cuyamaca stock, in accordance with the exchange ratio set forth in the merger agreement. The amount of cash and Community common stock is also subject to certain allocation procedures designed to ensure that 70% of the total consideration paid to holders of Cuyamaca common stock is paid in Community common stock.

Only shareholders of record at the close of business on August 10, 2004, may vote at the meeting. Approval of the merger requires the affirmative vote of two-thirds of the shares of Cuyamaca common stock issued and outstanding on the record date.

Under the federal law, holders of Cuyamaca stock who dissent from the merger and comply with certain provisions will be entitled to receive a cash payment for their shares. A summary of the applicable requirement of such law is contained in the attached joint proxy statement – prospectus under the caption “THE MERGER – Dissenters’ Rights.” In addition, the text of the applicable provision is attached as Appendix C to the attached joint proxy statement – prospectus.

Your vote is important. Please complete, sign, date and return your proxy card in the enclosed envelope, whether or not you plan to attend the meeting.

If you would like to attend the Cuyamaca special meeting and your shares are held by a broker, bank or other nominee, you must bring to the meeting a recent brokerage statement or a letter from the nominee confirming your beneficial ownership of the shares. You must also bring a form of personal identification. In order to vote your shares at the Cuyamaca special meeting, you must obtain from the nominee a proxy issued in your name.

By order of the Board of Directors

Ernest W. Shaw, M.D.

Secretary

August 11, 2004

Notice of Special Meeting of Community Bancorp Inc.

•	Date: September 22, 2004

•	Time: 9:00 AM Pacific Time

•	Place: Community Bancorp Inc.

900 Canterbury Place, Suite 300

Escondido, CA 92025

To Community Bancorp Inc. Shareholders:

We are pleased to notify you of, and invite you to, a special meeting of shareholders.

At the meeting you will be asked to vote on the following matter:

•	Proposal to amend Community’s 2003 stock option plan by increasing the number of shares of common stock allocated to such option plan by 500,000 shares and clarifying the exercise of substitute options.

Only shareholders of record at the close of business on August 10, 2004 may vote at the meeting.

Your vote is important. Whether or not you plan to attend the meeting, please complete, sign, date and return your proxy card in the enclosed envelope or you may vote by internet or phone as explained on your proxy card.

If you would like to attend the Community special meeting and your shares are held by a broker, bank or other nominee, you must bring to the meeting a recent brokerage statement or a letter from the nominee confirming your beneficial ownership of the shares. You must also bring a form of personal identification. In order to vote your shares at the Community special meeting, you must obtain from the nominee a proxy issued in your name.

By order of the Board of Directors

L. Bruce Mills, Jr.

Secretary

August 11, 2004

THE MERGER

i

Agreement to Merge and Plan of Reorganization	Appendix A
Fairness Opinion of Hoefer & Arnett, Inc.	Appendix B
Section 215a(b) of the National Bank Act	Appendix C
Report on Form 10-KSB of Cuyamaca Bank, N.A.	Appendix D
Report on Form 10-QSB of Cuyamaca Bank, N.A.	Appendix E

ii

QUESTIONS AND ANSWERS ABOUT VOTING

Q:	Why have you sent me this document?

A:	We are delivering this document to you because it is serving as both a joint proxy statement for Community Bancorp Inc. (“Community”) and Cuyamaca Bank, N.A. (“Cuyamaca”) and a prospectus of Community. It is a joint proxy statement because it is being used by our boards of directors to solicit the proxies of our respective shareholders. It is a prospectus because Community is offering shares of its common stock in exchange for shares of Cuyamaca in the merger described below.

This joint proxy statement - prospectus contains important information regarding the proposed merger, as well as information about Community and Cuyamaca. It also contains important information about what our respective boards of directors and management considered when evaluating this proposed merger. We urge you to read this joint proxy statement - prospectus carefully, including its appendices.

Q:	What is happening in this transaction?

A:	Cuyamaca is being merged with and into Community National Bank, the wholly-owned subsidiary of Community. As a result of such merger, Cuyamaca will cease to exist. The merger is governed by the Agreement to Merge and Plan of Reorganization dated June 28, 2004 (the “merger agreement”). A copy of the merger agreement is attached as Appendix A. For convenience, we refer to the entire transaction in this joint proxy statement - prospectus as simply “the merger.”

Q:	Why is the merger proposed?

A:	Cuyamaca is proposing the merger because its board of directors concluded that the merger is in its best interest and its shareholders. Cuyamaca believes that the merger affords a fair price and an opportunity for the combined companies to offer customers a broader array of services and products.

Q:	What are the Cuyamaca shareholders being asked to approve?

A:	Cuyamaca shareholders are required to approve the merger before it can be closed.

Q:	What are the Community shareholders being asked to approve?

A:	Under applicable laws and regulations, approval of the shareholders of Community is not required to consummate the merger. The Community shareholders are being asked to approve amendments to Community’s 2003 stock option plan to increase the number of shares available under such plan by 500,000 for the grant of stock options and to clarify the exercise of substitute options. If the Community shareholders approve the amendment, a portion of the shares will be available to cover the grant of substitute options in the merger to officers, directors and employees of Cuyamaca. If the Community shareholders fail to approve the amendment and assuming all conditions to consummation of the merger are otherwise met, the merger will be carried into effect but Cuyamaca optionees will not be able to receive substitute options for their current options to purchase Cuyamaca stock.

Q:	What should I do now?

A:	Simply indicate on your proxy card how you want to vote and then sign and mail your proxy card in the enclosed return envelope in time to be represented at the special meeting or, if you are a Community shareholder, you may vote by internet or phone as explained on your proxy card.

Q:	If my shares are held in “street name” by my broker, will my broker vote my shares for me?

A:	Your broker will vote your shares for you only if you provide instructions on how to vote. You should instruct your broker how to vote your shares, following the directions your broker provides. If you fail to instruct your broker how to vote your shares, the effect will be the same as a vote against the proposal.

Q:	What happens if I don’t vote?

A:	If you fail to respond, your shares will not be counted to help establish a quorum at the special meeting. Not voting also has the same effect as voting against the respective proposals.

Q:	Can I change my vote after I have mailed my signed proxy card?

A:	Yes. You may change your vote at any time before your proxy is voted at the special meeting. If your shares are held in your name you may do this in one of three ways:

•	Send a written notice to the Secretary of your company stating that you are revoking your proxy.

•	Complete and submit a new proxy card bearing a later date.

•	Attend the applicable special meeting and vote in person (but only if you tell the Secretary before the voting begins that you want to cancel your proxy and vote in person). Simply attending the special meeting, however, will not revoke your proxy.

If you choose either of the first two methods, you must submit your notice of revocation or your new proxy card to Cuyamaca or Community, as appropriate, at the address at the top of either Cuyamaca’s or Community’s notice of special meeting.

If you have instructed a broker to vote your shares, you must follow directions received from your broker to change your vote or to vote at the special meeting.

Q:	How many votes are needed to approve the merger proposal?

A:	Approval of the merger proposal requires the affirmative vote of the holders of not less than two-thirds of the shares of Cuyamaca common stock issued and outstanding on the record date.

Q:	How many votes are needed to approve the amendments of Community’s 2003 stock option plan?

A:	Approval of the proposed amendments of Community’s 2003 stock option plan requires the affirmative vote of the holders of a majority of the shares of Community common stock issued and outstanding on the record date.

Q:	Who can help answer my questions?

A:	If you have more questions about the merger or the special meetings, you should contact:

For Community:

Mr. Michael J. Perdue

President and Chief Executive Officer

Community Bancorp Inc.

900 Canterbury Place, Suite 300

Escondido, California 92025

(760) 432-1100

For Cuyamaca:

Mr. Bruce A. Ives

President and Chief Executive Officer

Cuyamaca Bank, N.A.

9955 Mission Gorge Road

Santee, California 92071

(619) 956-2150

SUMMARY

This brief summary, together with the “Questions and Answers” on the preceding pages, highlight selected information from the proxy statement - prospectus. It does not contain all of the information that is important to you. We urge you to read carefully the entire proxy statement - prospectus and the other documents to which we refer to understand fully the merger. Each item in this summary refers to the page where that subject is discussed in more detail.

Information Regarding the Parties (Pages 58 and 59)

Community Bancorp Inc.

900 Canterbury Place, Suite 300

Escondido, California 92025

http://www.comnb.com

Community Bancorp Inc. is a Southern California-based bank holding company for Community National Bank. We provide traditional commercial banking services to small and medium-sized businesses and individuals in the communities along the I-15 corridor in northern San Diego County and southwestern Riverside County. San Diego and Riverside Counties, according to U.S. census data, were among the top ten fastest growing counties in the United States measured by numerical population growth from April 2000 to July 2003.

At June 30, 2004, we had total assets of $531.9 million, total deposits of $446.1 million and stockholders’ equity of $40.5 million. We have five full service branches serving the communities of Bonsall, Escondido, Fallbrook, Temecula and Vista and additional SBA loan production offices that originate loans in California, Arizona, Nevada and Oregon. According to June 30, 2003 Federal Deposit Insurance Corporation (“FDIC”) data, our five branches have an 8.1% combined deposit market share within the five cities we serve, which would rank us first among community banks and fourth among all banks and thrifts.

Community National Bank commenced operations in September 1985 as a national banking association. As a national banking association, Community National Bank is subject to primary supervision, examination and regulation by the Comptroller of the Currency. The Bank’s deposits are insured by the FDIC up to the applicable limits thereof, and like all national banks, Community National Bank is a member of the Federal Reserve System.

Community National Bank is comprised of two divisions, Banking and SBA. The Banking Division serves its customers out of the branch offices and is focused on more “traditional” aspects of commercial banking, including building long term relationships and servicing the entire banking relationship. The SBA Division focuses on the origination and servicing of SBA7a loans that we may retain in the Bank’s loan portfolio or sell to third party investors.

Community’s common stock trades on the NASDAQ National Market under the symbol “CMBC.”

Additional information about Community, including financial statements and management’s discussion and analysis thereof, are included in its Form 10-K for the year ended December 31, 2003 and in its Form 10-Q for the quarter ended June 30, 2004. These reports are incorporated by reference into this proxy statement-prospectus. If you want to obtain copies of these documents or other information concerning Community, please see “WHERE YOU CAN FIND MORE INFORMATION” on page 65.

Cuyamaca Bank, N.A.

9955 Mission Gorge Road

Santee, California 92071

http://www.Cuyamacabank.com

Cuyamaca is a commercial bank providing traditional commercial banking services to businesses and communities in eastern and north coastal San Diego County and the adjacent communities. As of June 30, 2004, we had total assets, deposits and stockholders’ equity of approximately $116.8 million, $102.3 million and $9.1 million, respectively.

We currently operate three branch offices in eastern San Diego County, located in El Cajon, La Mesa and Santee, and one branch in north coastal San Diego County, located in Encinitas.

Cuyamaca was originally organized under the laws of the State of California and commenced operation on January 4, 1984. After fourteen years of operation as a state-chartered bank, we converted to a national banking association on June 5, 1998. As a national banking association, Cuyamaca is subject to primary supervision, examination and regulation by the Comptroller of the Currency. In accordance with the Federal Deposit Insurance Act, the Federal Deposit Insurance Corporation insures our deposit accounts up to the maximum limits.

Our principal business is to accept demand, savings and time deposits, and to make real estate, commercial and consumer loans and other investments. We offer a broad range of banking products and services, including many types of business and personal savings and checking accounts and other consumer banking services.

Cuyamaca originates several types of loans, including secured and unsecured commercial and consumer loans, such as automobile and boat loans, business loans, equipment loans, home improvement loans, mobile home loans, professional loans, commercial and residential real estate mortgage loans, commercial and residential construction loans and Small Business Administration loans. Currently, we make loans that are primarily short-term and/or adjustable rate. Cuyamaca also invests in certificates of deposits from other banks and in securities issued by the U.S. government and its agencies, including mortgage-backed securities, and by state agencies and municipalities.

Cuyamaca’s common stock is quoted on the OTC Bulletin Board under the symbol “CUYA.”

Additional information about Cuyamaca, including financial statements and management’s discussion and analysis thereof, are included in its Form 10-KSB for the year ended December 31, 2003 and in its Form 10-QSB for the quarter ended June 30, 2004. These reports are included as Appendices D and E of this joint proxy statement - prospectus

The Merger (Page 20 and Appendix A)

As used in this document, the term “the merger” means the merger of Cuyamaca with and into Community National Bank. The merger is governed by the Agreement to Merge and Plan of Reorganization dated June 28, 2004 (the “merger agreement”).

We have attached a copy of the merger agreement as Appendix A at the back of this joint proxy statement - prospectus. We encourage you to read this agreement, as it is the legal document that governs the merger.

Risk Factors (Page 16)

An investment in Community’s common stock includes substantial issues. See the section entitled “Risk Factors” beginning on page 16 for a discussion of risks associated with the merger and an investment in Community’s common stock.

Cuyamaca Shareholders Have the Election to Receive Common Stock of Community, Cash or a Combination; Community Shareholders to Keep their Shares (Page 30)

Subject to the allocation provisions of the merger agreement, shareholders of Cuyamaca will have the election to receive shares of common stock of Community, cash or a combination in exchange for their shares of Cuyamaca.

Shareholders of Community will keep their shares which will remain outstanding and unchanged as a result of the merger.

The Exchange Ratio May Adjust in Response to Changes in Community’s Stock Prices (Page 30)

The value of Community shares and/or cash you will receive in exchange for your Cuyamaca stock is dependent on the exchange ratio. In addition, the amount of Community shares and/or cash is subject to certain allocation procedures designed to ensure that 70% of the total consideration paid to holders of Cuyamaca stock is paid in Community common stock and 30% is paid in cash.

The exchange ratio is initially fixed at 1.0439 shares of Community for each share of Cuyamaca stock. Under certain circumstances, the exchange ratio will change depending on the average closing price of Community common stock shortly before the closing date. “Average closing price” means the average daily closing price of Community common stock during the 20 trading days ending on the fifth trading day immediately before the effective day of the merger. Thus,

•	if the average closing price is not more than $26.99 nor less than $19.95, the exchange ratio will remain at 1.0439;

•	if the average closing price is more than $26.99, the exchange ratio will be calculated by dividing $28.18 by the average closing price; or

•	if the average closing price is less than $19.95, the exchange ratio will be calculated by dividing $20.83 by the average closing price.

Shareholders of Cuyamaca electing cash or receiving cash because of the allocation procedures will receive an amount of cash per share of Cuyamaca stock equal to the “average closing price” multiplied by the exchange ratio.

The following table sets forth historical per share market value for Community common stock based on the last sale price and Cuyamaca common stock based on the last sale price and the equivalent market values for Cuyamaca common stock on:

•	June 28, 2004, the last trading day before public announcement of the merger, and

•	August 10, 2004, the most recent date before the printing of this joint proxy statement - prospectus.

	Historical Market Price
	Community	Cuyamaca	Cuyamaca Equivalent Pro Forma Market Value[1]
June 28, 2004	$24.23	$19.00	$25.29[1]
August 10, 2004	$25.17	$24.60	$26.27[1]

(1)	Using an exchange ratio of 1.0439 shares of Community common stock for each share of Cuyamaca common stock.

Community cannot assure you that actual stock prices for its common stock will be equal to or greater than the prices shown in the table at the time of the merger or at any time after the completion of the merger. After the merger, there will be no further trading or a public market for Cuyamaca common stock.

We urge you to obtain current market quotations.

Dividends After the Merger

To date, Cuyamaca has not paid cash dividends and has followed a strategy of retaining earnings to increase capital and provide additional basis for growth. However, Cuyamaca most recently did declare and pay a 5% stock dividend on May 18, 2004 to shareholders of record on May 4, 2004, and on October 1, 2002 and March 16, 2001, to shareholders of record on September 14, 2002 and March 16, 2001, respectively.

Starting in 2004, Community has instituted a policy of paying quarterly cash dividends of $0.05 per share with payable dates approximating the last day of the calendar quarter. The record date for the dividend generally occurs approximately 15 days before the payable date. Community anticipates declaring a quarterly cash dividend with an approximate September 15, 2004 record date with the dividend payable on September 30. Because the merger will likely not be effective by the anticipated record date in September, it is anticipated the third quarter dividend will not be paid on shares of Community stock issued in the merger to Cuyamaca shareholders.

Community expects to pay cash dividends at the same general level but may change that policy in the sole discretion of its board of directors based on business conditions, its financial condition and earnings or other factors.

Tax Effects of the Transaction (Page 34)

The merger will be tax-free for U.S. federal income tax purposes to Cuyamaca shareholders who receive only Community shares in the merger. A Cuyamaca shareholder who receives only cash in the merger will recognize gain or loss for U.S. federal income tax purposes equal to the difference between the amount of cash received and the tax basis of the Cuyamaca shares exchanged therefor, and such gain or loss will be capital gain or loss assuming that the Cuyamaca shares are held by the shareholder as a capital asset. A Cuyamaca shareholder electing to receive Community shares and cash in the merger will recognize gain (but not loss) for U.S. federal income tax purposes in an amount equal to the lesser of (1) the amount of cash received in the merger and (2) an amount equal to the excess, if any, of (a) the sum of the amount of cash plus the fair market value of the Community shares received in the merger, over (b) the tax basis of the Cuyamaca shares exchanged therefore. The gain recognized will be capital gain (assuming the Cuyamaca shares are held by the shareholder as a capital asset) unless the receipt of cash by the Cuyamaca shareholder has the effect of a dividend distribution, in which event the gain will be treated as ordinary dividend income (to the extent of the shareholder’s ratable share of Cuyamaca’s accumulated earnings and profits at the time of the merger as calculated for U.S. federal income tax purposes).

We encourage you to consult your tax advisor about the tax consequences to you of the merger.

Our Boards of Directors Recommendations (Page 22)

Cuyamaca Shareholders. The Cuyamaca board of directors has determined that the merger is fair to and in the best interest of Cuyamaca and Cuyamaca shareholders. It has unanimously approved the merger agreement and recommends that Cuyamaca shareholders vote FOR the merger and the merger agreement.

Community Shareholders. The Community board of directors has determined that the merger is fair to and in the best interest of Community shareholders. It has unanimously approved the merger agreement. It recommends that Community shareholders vote FOR the amendment to the 2003 stock option plan.

Factors considered by our Boards. You should also refer to the factors and reasons that our respective boards of directors considered in reaching their decision to approve the merger, as explained starting on page 22.

Financial Advisor Gives Opinion That Merger Is Fair (Page 24 and Appendix B)

Cuyamaca’s financial advisor, Hoefer & Arnett, Inc., has provided opinions to Cuyamaca’s board of directors dated as of June 16, 2004 that subject to and based on the considerations referred to in its opinions, the merger was fair to the Cuyamaca shareholders from a financial point of view. The full text of Hoefer & Arnett’s opinion dated June 16, 2004 is attached as Appendix B to this joint proxy statement – prospectus. Cuyamaca urges its shareholders to read that opinion in its entirety.

Cuyamaca Shareholders Should Make a Timely Election (Page 31)

Cuyamaca shareholders may elect to receive Community shares, cash or a combination in exchange for the Cuyamaca shares they own as of a record date approximately 35 days before the closing date of the merger. The record date for making elections is different from the August 10, 2004 record date for determining the Cuyamaca shareholders that are entitled to vote at the Cuyamaca special meeting of shareholders.

If you do not make a timely election, you may not receive the form of consideration which you want. The merger agreement requires that 70% of the total consideration paid in the merger must be in Community shares. If elections to receive Community shares are not made for exactly 70% of the total consideration paid in the merger, an allocation procedure will be applied until the necessary level has been achieved. The first shares to which the allocation procedures will be applied will be those shares for which a timely and valid election have not been made. If, after allocating the undesignated shares, an additional allocation is necessary, there will be a proration procedure applied.

Because the price of Community common stock fluctuates, and because of the allocation procedures, you will not know when you vote and when you make your election either the amount of cash or the value of the shares of Community common stock which you will receive in the merger. The market value of Community shares at the time of the merger could be higher or lower than the current market value.

Cuyamaca and Community to hold Special Meeting (Pages 19–20)

Cuyamaca’s Special Meeting. Cuyamaca’s special meeting of shareholders will be held at 3:00 p.m. on Wednesday, September 22, 2004, at Cuyamaca Bank, 9955 Mission Gorge Road, Santee, CA, 92071. At the meeting, you will be asked to approve the merger.

Community’s Special Meeting. Community’s special meeting of shareholders will be held at 9:00 a.m. on Wednesday, September 22, 2004, at 900 Canterbry Place, Suite 300, Escondido, CA, 92025. At the meeting, you will be asked to approve amendments to Community’s 2003 stock option plan to increase by 500,000 the shares of Community common stock available for grant under such plan and to clarify the exercise of substitute options.

Record Date; Shareholder Votes Required (Pages 19)

Cuyamaca’s Special Meeting. You are entitled to vote at the special meeting if you owned Cuyamaca common stock as of the record date, August 10, 2004. As of that date, there were 929,441 shares of Cuyamaca outstanding, held by approximately 338 shareholders of record. Each holder of Cuyamaca common stock is entitled to one vote per share on all matters that may properly come before the meeting. Approval of the merger requires the affirmative vote of not less than two-thirds of the outstanding shares of Cuyamaca common stock.

Community’s Special Meeting. You are entitled to vote at the special meeting if you owned Community common stock as of the record date, August 10, 2004. As of that date, there were 4,400,417 shares of Community outstanding, held by approximately 365 shareholders of record. Each holder of Community common stock is entitled to one vote per share on all matters that may properly come before the meeting. Approval of the amendment to the stock option plan requires the affirmative vote of a majority of the outstanding shares of Community common stock.

Certain Shareholders Have Agreed to Vote in Favor of the Merger (Page 38)

As of the record date for the meeting, the directors of Cuyamaca held voting power with respect to 26% of the outstanding shares of Cuyamaca common stock. The directors of Cuyamaca have signed contracts agreeing to vote their shares in favor of the merger agreement and the merger.

The directors entered into these agreements in order to induce Community to enter into the merger agreement. The director agreements could discourage other companies from trying to acquire Cuyamaca.

Dissenters’ Rights (Page 36 and Appendix C)

Shareholders of Cuyamaca will have dissenters’ rights in the merger. If you follow certain procedures, you may choose to receive the fair market value of your shares in cash when the merger is completed. The procedures which you must follow to exercise your dissenters’ rights are in 12 USC Section 215a(b). We have attached Section 215a(b) as Appendix C.

Accounting Treatment (Page 35)

Community will account for the merger as a “purchase” for financial reporting purposes.

Benefits to Certain Officers and Directors in the Merger (Page 37)

When considering the recommendation of the Cuyamaca board of directors, you should be aware that some Cuyamaca directors and officers have interests in the merger that differ from the interests of other Cuyamaca shareholders. These interests include:

•	certain officers and directors have stock options which are exercisable in full prior to the merger;

•	two directors of Cuyamaca will be added to the Board of Directors of Community at the effective time of the merger.

•	Bruce Ives, the President of Cuyamaca, has entered into a termination/consulting agreement which will be effective upon the closing of the merger; and

•	directors and officers have continuing liability insurance protection and indemnification protections.

The Cuyamaca board of directors was aware of these interests and considered them before approving the merger agreement. Subsequent to the execution of the merger agreement, Thomas A. Page and M. Faye Wilson were selected as the two directors from Cuyamaca who will become directors of Community at the effective time of the merger.

Things We Must Do for the Merger to Occur (Page 39)

Completion of the merger is subject to various conditions, including:

•	approval of the merger agreement and the merger by the Cuyamaca shareholders;

•	receipt of all governmental and other consents and approvals that are necessary to permit completion of the merger; and

•	other usual conditions.

Certain of these customary conditions to the merger may be waived by Community or Cuyamaca, as applicable.

Regulatory Approvals Needed (Page 33)

We cannot complete the merger unless it is approved by the Office of the Comptroller of the Currency and an application has been filed. We have requested and received a confirmation from the Board of Governors of the Federal Reserve System that its approval of the merger is not required pursuant to the Bank Holding Company Act.

Although we do not know of any reason why we cannot obtain this regulatory approval in a timely manner, we cannot be certain when or if it will be obtained.

When the Merger Will Occur (Page 38)

The merger will occur shortly after all of the conditions to its completion have been satisfied. We currently anticipate that it will close in early October of 2004.

Termination of the Merger Agreement (Page 40)

The merger agreement may be terminated prior to the effective time of the merger for a variety of reasons, including either party may terminate the agreement if all significant conditions are not met by December 31, 2004 or if the other party breaches the agreement or by Community if its stock price falls below $16.50 per share.

Termination Fees Between Cuyamaca and Community (Page 40)

Certain cash payments may be made under the merger agreement in the event a party terminates the merger agreement in certain situations, including a payment by Cuyamaca to Community if the Cuyamaca shareholders fail to approve the merger and its merger agreement.

SELECTED HISTORICAL AND UNAUDITED PRO-FORMA FINANCIAL DATA

We are providing the following information to aid you in your analysis of the financial effects of the merger. The historical selected financial data in the following tables shows financial results actually achieved by Cuyamaca and by Community for the periods presented. These are historical figures.

Cuyamaca Historical Selected Financial Data

The following selected financial data with respect to Cuyamaca for the years ended December 31, 2003, 2002, 2001, 2000 and 1999 have been derived from its audited financial statements. The selected financial data for the six months ended June 30, 2004 and 2003 comes from the unaudited financial statements of Cuyamaca. Such interim financial statements include all adjustments that are, in the opinion of management, necessary to present fairly Cuyamaca’s financial information for the interim periods presented.

Selected Historical Financial Data of Cuyamaca

	Six months ended June 30,		Years ended December 31,
	2004	2003	2003	2002	2001	2000	1999
	(dollars in thousands, except per share data)
Summary Statements of Operations Data:
Interest income	$3,085	$2,881	$5,840	$5,328	$5,299	$4,732	$3,914
Interest expense	385	428	811	864	1,425	1,861	1,450

Net interest income	2,700	2,453	5,029	4,464	3,874	2,871	2,464
Provision for loan losses	95	93	218	180	85	38	30

Net interest income after provision for loan losses	2,605	2,360	4,811	4,284	3,789	2,833	2,434
Other operating income	641	541	1,152	802	747	735	786
Other operating expense	2,536	2,381	4,821	4,290	4,132	3,213	3,127

Income before income taxes	710	520	1,142	796	404	355	93
Income taxes	268	194	405	294	141	115	40

Net income	$442	$326	$737	$502	$263	$240	$53

Per Share Data:
Basic earnings per share	$0.48	$0.38	$0.85	$0.59	$0.32	$0.43	$0.10
Diluted earnings per share	$0.46	$0.35	$0.81	$0.56	$0.31	$0.42	$0.09
Cash dividends declared per common share	None	None	None	None	None	None	None
Average basic common shares outstanding:	920,501	869,325	871,329	853,762	833,816	552,596	550,951
Average diluted common shares outstanding:	964,913	918,992	912,293	889,320	852,420	565,680	562,177

Selected Historical Financial Data of Cuyamaca (continued)

	Six months ended June 30,		Years ended December 31,
	2004	2003	2003	2002	2001	2000	1999
	(dollars in thousands, except per share amounts)
Summary Statement of Financial Condition:
Cash and cash equivalents	$3,724	$4,173	$3,168	$3,429	$2,689	$2,858	$4,765
Federal funds sold	$7,197	$7,555	$9,110	$3,960	$8,795	$1,990	$3,850
Investments and other securities	$12,459	$12,611	$17,020	$16,735	$14,221	$22,940	$16,292
Net loans	$88,638	$74,262	$71,129	$63,607	$47,339	$36,555	$29,435
Total assets	$116,751	$102,125	$104,028	$90,368	$74,366	$67,015	$57,665
Total deposits	$102,310	$92,098	$92,187	$82,134	$66,595	$61,205	$53,522
Total liabilities	$107,608	$94,303	$95,601	$82,852	$67,551	$61,747	$54,111
Total stockholders’ equity	$9,143	$7,822	$8,427	$7,516	$6,815	$5,268	$3,554

Average Balances
Average net loans	$81,724	$67,864	$70,506	$54,446	$43,011	$31,335	$27,202
Average investment securities	$12,224	$13,387	$12,257	$13,193	$17,094	$19,292	$15,643
Average total assets	$111,256	$95,311	$98,906	$81,355	$73,127	$63,193	$56,031
Average deposits	$97,744	$86,578	$89,126	$73,588	$66,094	$58,805	$51,845
Average equity	$8,935	$7,678	$7,854	$7,146	$6,526	$3,812	$3,748

Performance Ratios
Return on average assets	0.79%	0.68%	0.75%	0.62%	0.36%	0.38%	0.09%
Return on average equity	9.89%	8.49%	9.38%	7.02%	4.03%	6.30%	1.41%
Net interest margin	5.27%	5.57%	5.47%	5.87%	5.77%	5.05%	5.08%
Dividend payout ratio	0.00%	0.00%	0.00%	0.00%	0.00%	0.00%	0.00%
Average equity to average assets	8.03%	8.06%	7.94%	8.78%	8.92%	6.03%	6.69%

Capital Ratios
Leverage capital ratio	7.86%	7.71%	8.05%	8.32%	9.10%	7.82%	6.30%
Tier 1 risk-based capital ratio	9.43%	10.11%	9.91%	11.07%	12.71%	12.99%	11.23%
Total risk-based capital ratio	10.33%	10.99%	10.84%	12.05%	13.58%	13.96%	12.29%

Asset Quality Ratios
Allowance for loan losses to total gross loans	0.97%	0.88%	1.07%	1.00%	0.96%	1.06%	1.21%
Net charge-offs to average total loans	0.00%	0.15%	0.13%	-0.01%	0.04%	0.02%	-0.04%
Non-performing assets to total assets	0.00%	0.19%	0.00%	0.00%	0.00%	0.00%	0.08%

Community Historical Selected Financial Data

The following selected consolidated financial data with respect to Community for the years ended December 31, 2003, 2002, 2001, 2000 and 1999 have been derived from its audited financial statements. The selected consolidated financial data for the six months ended June 30, 2004 and 2003 comes from the unaudited financial statement of Community. Such interim financial statements include all adjustments that are, in the opinion of management, necessary to present fairly Community’s financial information for the interim periods presented.

Selected Historical Financial Data of Community

	Six months ended June 30		Years ended December 31,
	2004	2003	2003	2002	2001	2000	1999
	(dollars in thousands, except per share data)
Summary Statements of Operations Data:
Interest income	$14,631	$13,051	$26,786	$24,815	$25,205	$21,176	$12,825
Interest expense	2,567	3,406	6,170	8,695	12,481	9,806	4,281

Net interest income	12,064	9,645	20,616	16,120	12,724	11,370	8,544
Provision for loan losses	513	721	1,639	1,561	1,470	965	385

Net interest income after provision for loan losses	11,551	8,924	18,977	14,559	11,254	10,405	8,159
Other operating income	4,384	3,566	7,691	6,501	2,946	2,178	5,576
Other operating expense	9,771	8,357	17,177	15,921	12,315	10,930	11,284

Income before income taxes	6,164	4,133	9,491	5,139	1,885	1,653	2,451
Income taxes	2,317	1,646	3,595	2,133	783	652	900

Net income	$3,847	$2,487	$5,896	$3,006	$1,102	$1,001	$1,551

Per Share Data:
Basic earnings per share	$0.88	$0.69	$1.51	$0.86	$0.36	$0.36	$0.56
Diluted earnings per share	$0.82	$0.66	$1.42	$0.84	$0.35	$0.35	$0.55
Cash dividends declared per common share	$0.10	None	None	None	None	None	None
Average basic common shares outstanding:	4,376,951	3,582,301	3,900,350	3,491,028	3,041,191	2,809,670	2,779,609
Average diluted common shares outstanding:	4,674,925	3,776,485	4,144,666	3,599,086	3,122,974	2,861,683	2,842,589

Selected Historical Financial Data of Community (continued)

	Six months ended June 30,		Years ended December 31,
	2004	2003	2003	2002	2001	2000	1999
	(dollars in thousands, except per share data)
Summary Statement of Financial Condition:
Cash and cash equivalents	$17,716	$18,087	$17,940	$11,814	$10,856	$6,833	$8,499
Federal funds sold	$28,990	$10,705	$17,925	$9,690	$28,090	$10,997	$6,877
Investments and other securities	$22,758	$24,933	$27,106	$39,029	$12,287	$8,034	$7,763
Net loans	$441,330	$368,130	$394,212	$339,471	$305,686	$245,437	$144,194
Total assets	$531,852	$438,804	$476,698	$415,698	$370,223	$280,696	$175,981
Total deposits	$446,117	$373,058	$393,126	$363,952	$333,334	$252,697	$157,392
Total liabilities	$491,327	$415,340	$439,617	$395,125	$353,722	$268,460	$164,436
Total stockholders’ equity	$40,525	$23,464	$37,081	$20,573	$16,501	$12,236	$11,337

Average Balances
Average net loans	$416,669	$356,037	$369,056	$324,627	$271,433	$197,938	$121,926
Average investment securities	$25,873	$32,090	$29,749	$25,417	$7,937	$7,865	$5,327
Average total assets	$493,027	$424,362	$441,118	$392,034	$322,753	$235,084	$152,798
Average deposits	$418,790	$363,425	$376,720	$344,487	$291,685	$211,008	$138,343
Average equity	$39,288	$22,012	$27,634	$18,792	$14,143	$11,609	$10,126

Performance Ratios
Return on average assets	1.56%	1.17%	1.34%	0.77%	0.34%	0.43%	1.02%
Return on average equity	19.58%	22.60%	21.34%	16.00%	7.79%	8.62%	15.32%
Net interest margin	5.30%	4.89%	5.00%	4.40%	4.18%	5.20%	6.23%
Dividend payout ratio	11.39%	0.00%	0.00%	0.00%	0.00%	0.00%	0.00%
Average equity to average assets	7.97%	5.19%	6.26%	4.79%	4.38%	4.94%	6.63%

Capital Ratios
Leverage capital ratio	10.70%	7.19%	10.67%	6.80%	6.18%	5.88%	6.67%
Tier 1 risk-based capital ratio	11.26%	8.04%	11.88%	7.88%	7.65%	7.12%	7.78%
Total risk-based capital ratio	12.81%	9.84%	13.77%	9.99%	10.30%	10.68%	8.71%

Asset Quality Ratios
Allowance for loan losses to total gross loans	1.27%	1.21%	1.30%	1.14%	0.90%	0.80%	0.77%
Net charge-offs to average total loans	0.00%	0.07%	0.09%	0.16%	0.23%	0.03%	0.04%
Non-performing assets to total assets	0.40%	0.76%	0.30%	0.54%	1.38%	0.02%	1.03%

Selected Unaudited Pro-Forma Combined Financial Information

The accompanying unaudited pro forma combined statement of financial condition data assumes the merger took place as of June 30, 2004. The unaudited pro forma consolidated statement of financial condition data combines the unaudited consolidated balance sheet data of Community as of June 30, 2004 and the unaudited balance sheet data of Cuyamaca as of June 30, 2004.

The accompanying unaudited pro forma combined statement of operations data presents the unaudited consolidated statement of operations data of Community for the six months ended June 30, 2004 and the audited consolidated statement of operations data for the year ended December 31, 2003 combined, respectively, with Cuyamaca’s unaudited statement of operations data for the six months ended June 30, 2004 and audited statement of operations data for the year ended December 31, 2003. The unaudited pro forma combined statement of operations data gives effect to the merger as if it has occurred as of January 1, 2003.

You should not assume that the combined company would have achieved the pro forma combined results if they had actually been combined during the periods presented. For purposes of illustration, the pro forma combined figures have been calculated assuming that (i) the transaction is accounted for using the purchase method of accounting, (ii) 70% of Cuyamaca’s common stock is exchanged for Community stock with the remaining 30% of Cuyamaca’s common stock exchanged for cash and (iii) the average closing price of Community stock is $23.47 resulting in value to Cuyamaca shareholders of $24.50 per share. The price of $23.47 per share was selected as the average closing price for purposes of the tables and pro formas, since it is the midpoint of the collar. As of June 30, 2004, there were 928,916 Cuyamaca shares outstanding. The initial exchange ratio of 1.0439 was used to determine the number of shares of Community common stock to be issued. In addition, subject to shareholder approval, Community will issue 175,232 options to purchase Community common stock in exchange for 167,863 options to purchase Cuyamaca common stock.

The pro forma financial information includes purchase accounting adjustments to record the assets and liabilities of Cuyamaca at their estimated fair values and is subject to further adjustments as additional information becomes available and as additional analyses are performed. The pro forma financial information is presented for illustrative purposes only and does not indicate the financial results of the combined company had the impact of business integration costs, possible revenue enhancements and expense efficiencies, among other factors, been considered.

The unaudited pro forma financial information presented below should be read together with the historical financial statements of Community and Cuyamaca, including the related notes and the other unaudited pro forma financial information, including the related notes, appearing elsewhere in this document. See “UNAUDITED PRO FORMA COMBINED FINANCIAL STATEMENTS” beginning on page 44. The unaudited pro forma financial data is not necessarily indicative of results that actually would have occurred had the merger been completed on the dates indicated or that may be obtained in the future.

	Six Months Ended June 30, 2004	Year Ended December 31, 2003
	(Unaudited)	(Unaudited)
	(In thousands)
Summary Statements of Operations Data:
Interest income	$17,725	$32,636
Interest expense	2,980	6,906

Net interest income before provisions for loan losses	14,754	25,729
Provision for loan losses	608	1,857

Net interest income after provisions for loan losses	14,137	23,872
Non-interest income	5,025	8,843
Non-interest expense	12,511	22,406

Income before income taxes	6,651	10,309
Income tax provision	2,494	3,867

Net income	$4,157	$6,442

June 30, 2004
(In thousands)
Summary Statement of Financial Condition:
Cash and cash equivalents	$21,440
Total investment securities	31,889
Net loans	529,353
Total assets	659,040
Total deposits	548,557
Total liabilities	600,138
Total stockholders’ equity	58,902

Unaudited Comparative Per Share Data

The following table sets forth for Community common stock and Cuyamaca common stock certain historical, unaudited pro forma combined and unaudited pro forma equivalent per share financial information. The unaudited pro forma combined and unaudited pro forma equivalent per share information gives effect to the merger as if the merger had been effective at the beginning of the periods presented; the book value data presented gives effect to the merger as if the merger had been effective at the date of the statement of financial condition. The unaudited pro forma data in the following table assume that the merger is accounted for using the purchase method of accounting. The information in the following table is based on, and should be read together with, the unaudited pro forma combined financial information that appears elsewhere in this document and the historical financial information of Cuyamaca and Community. See “UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS” on page 44 and “WHERE YOU CAN FIND MORE INFORMATION” on page 65.

The unaudited pro forma financial information is not necessarily indicative of results that actually would have occurred had the merger been completed on the dates indicated or that may be obtained in the future.

	Six Months Ended June 30, 2004	Year Ended December 31, 2003
Community historical per share data:
Basic earnings per share	$0.88	$1.51
Diluted earnings per share	$0.82	$1.42
Book value per share	$9.24	$8.50

	Six Months Ended June 30, 2004	Year Ended December 31, 2003
Cuyamaca historical per share data:
Basic earnings per share	$0.48	$0.85
Diluted earnings per share	$0.46	$0.81
Book value per share	$9.84	$9.43

	Six Months Ended June 30, 2004	Year Ended December 31, 2003
Unaudited pro forma per share data:
Combined earnings per Community share (1)
Basic	$0.82	$1.41
Diluted	$0.77	$1.32
Basic and diluted earnings per equivalent Cuyamaca share (2)
Basic	$0.86	$1.47
Diluted	$0.80	$1.37
Book value per Community share	$11.63	$10.97
Book value per equivalent Cuyamaca share (3)	$12.14	$11.45
Cash Dividends per share	$0.05	$0.00

(1)	The unaudited pro forma earnings per share amounts are calculated by totaling the historical net income (after giving effect to pro forma adjustments) of Community and Cuyamaca and dividing the resulting amount by the average pro forma shares of Community giving effect to the merger using an implied exchange ratio of 1.0439 (the middle of the collar) and inclusive of 678,787 shares of Community stock to be issued in exchange for 70% of Cuyamaca’s common shares outstanding of 928,916. Diluted average pro forma shares also include the effect of the 175,232 Community options to be issued in exchange for the 167,863 Cuyamaca options outstanding, utilizing the treasury stock method.
(2)	Per equivalent Cuyamaca share data is calculated by taking the product of the unaudited combined pro forma per share data combined and an implied exchange ratio of 1.0439 (the middle of the collar).
(3)	Pro forma book value per common share is based on the pro forma total stockholders’ equity of the combined entity divided by the total pro forma common shares of the combined entity giving effect to the merger using an implied exchange ratio of 1.0439 which would result in the issuance of 678,787 shares of Community common stock.

FORWARD LOOKING STATEMENTS

Certain statements contained in this joint proxy statement - prospectus or in documents contained as Appendices, including, without limitation, statements containing the words “believes,” “anticipates,” “intends,” “expects” and words of similar import, constitute “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Such forward looking statements, including among others those found in “SUMMARY” and “THE MERGER,” involve known and unknown risks, uncertainties and other factors that may cause the actual results, performance or achievements of the combined companies to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements.

In particular, we have made statements in this document regarding expected cost savings to result from the merger, the anticipated accretive effect to earnings of the merger, an improved ability to compete with larger competitors, restructuring charges expected to be incurred in connection with the merger, and the operation of the combined companies. With respect to estimated cost savings, we have made assumptions about the anticipated overlap between the costs of the two banks for operations, the amount of general and administrative expenses, the size of anticipated reductions in fixed labor costs, the amount of severance costs, the effort involved in aligning accounting policies and the transactional costs of the merger. The realization of the anticipated cost savings is subject to the risk of possible inaccuracy of the foregoing assumptions.

In addition to the risks discussed in “RISK FACTORS,” the following factors may also affect the accuracy of forward looking statements in this joint proxy statement - prospectus:

•	demographic changes;

•	changes in business strategy or development plans;

•	the availability of capital to fund the expansion of the combined business; and

•	other factors referenced in this joint proxy statement - prospectus or the documents incorporated herein by reference.

Given these uncertainties, you are cautioned not to place undue reliance on such forward-looking statements. Community and Cuyamaca disclaim any obligation to update any such factors or to publicly announce the results of any revisions to any of the forward-looking statements contained herein to reflect future events or developments.

RISK FACTORS

The merger involves a high degree of risk. Because a substantial portion of the merger consideration consists of Community common stock, most Cuyamaca shareholders will become Community shareholders after the merger. An investment in the combined companies will include different risks than an investment in either of the constituent companies. In deciding how to vote your shares of Cuyamaca stock at the special meeting, Cuyamaca shareholders should carefully consider the following factors, in addition to the information and other matters set forth in this joint proxy statement - prospectus.

Community May Be Unable to Integrate Operations Successfully or to Achieve Expected Cost Savings. The earnings, financial condition and prospects of Community after the merger will depend in part on Community’s ability to integrate the operations and management of Cuyamaca and to continue to implement its own business plan. We cannot assure you that Community will be able to do so. Among the issues which Community could face are:

•	unexpected problems with operations, personnel, technology or credit;

•	loss of customers and employees of Cuyamaca;

•	difficulty in working with Cuyamaca’s employees and customers;

•	the assimilation of Cuyamaca’s operations, sites and personnel;

•	new offices acquired in the merger may not generate enough revenue to offset acquisition costs; and

•	instituting and maintaining uniform standards, controls, procedures and policies.

Further, although the boards of directors of both parties anticipate cost savings as a result of the merger, Community may not be fully able to realize those savings. Any cost savings which are realized may be offset by losses in revenues or other charges to earnings.

Community Expects to Incur Significant Costs Associated with the Merger. Community estimates that it has incurred or will incur transaction costs totaling approximately $1.4 million associated with the merger, a portion of which will be incurred whether or not the merger closes. Community believes the combined company may incur charges to operations, which are not currently reasonably estimable, in the quarter in which the merger is completed or subsequent quarters, to reflect costs associated with integrating the two banks. There is no assurance that the combined company will not incur additional material charges in subsequent quarters to reflect additional costs associated with the merger, including charges associated with the impairment of any goodwill booked in connection with the merger.

The Loan Portfolios May Not Perform as Expected. Community’s performance and prospects after the merger will be dependent to a significant extent on the performance of the combined loan portfolios of Cuyamaca and Community National Bank, and ultimately on the financial condition of their respective borrowers and other customers. The existing loan portfolios of the two banks differ to some extent in the types of borrowers, industries and credits represented. In addition, there are differences in the documentation, classifications, credit ratings and management of the portfolios. As a result, Community’s overall loan portfolio after the merger will have a different risk profile than the loan portfolio of either Cuyamaca or Community National Bank before the merger. The performance of the two loan portfolios will be adversely affected if any of such factors is worse than currently anticipated. In addition, to the extent that present customers are not retained by Cuyamaca or additional expenses are incurred in retaining them, there could be adverse effects on future consolidated results of operations of Community following the merger. Realization of improvement in profitability is dependent, in part, on the extent to which the revenues of Cuyamaca are maintained and enhanced.

A Downturn in the Real Estate Market Could Negatively Impact Community’s Business. As of June 30, 2004, approximately 88% of the value of Community National Bank’s loan portfolio and 73% of the value of Cuyamaca’s loan portfolio consisted of loans secured by various types of real estate. If real estate values decline significantly in the areas served by Community, higher default rates and reduced selling prices on foreclosed property held for resale would reduce the net income of the combined companies.

The Market Price of Community Common Stock Is Uncertain. The shares of Community common stock which will be issued to Cuyamaca shareholders in the merger are based on a fixed exchange ratio subject to certain possible adjustments. The price of Community common stock before the merger will effect the value of the merger consideration to be received by Cuyamaca shareholders. Because the price of Community common stock fluctuates, you will not know when you vote and when you make your election either the amount of cash or the value of the shares of Community common stock which you will receive in the merger. The market value of Community shares at the time of the merger could be higher or lower than the current market value.

The market price of Community common stock on or after consummation of the merger may not approximate the prices of Community prior to the merger.

Stock price changes, whether before or after the merger, may result from a variety of factors including general market and economic conditions, changes in our businesses, operations and prospects and regulatory considerations.

Cuyamaca Shareholders May Not Receive the Form of Merger Consideration that they Elect. The merger agreement is designed to ensure that 70% of the total consideration that will be paid to Cuyamaca shareholders in the merger will be paid in common stock of Community. Cuyamaca shareholders may elect to receive cash, Community common stock or a combination as their merger consideration, but their election may not be fully honored. See “THE MERGER – Election Procedures.” If an election is not fully honored, a Cuyamaca shareholder will incur tax consequences that differ from those that would have resulted had he or she received the form of consideration elected. See “THE MERGER – Material Federal Income Tax Consequences.”

Shares Available for Future Sale May Dilute Value and Have Possible Anti-Takeover Effect. Shares of Community common stock eligible for future sale, including issuance in future acquisitions, could dilute the market value of Community common stock. The certificate of incorporation of Community authorized 10,000,000 shares of common stock, of which 4,385,257 shares were outstanding at June 30, 2004. Community’s certificate of incorporation also authorizes the issuance of 1,000,000 shares of preferred stock of which none are currently outstanding. Any new series of preferred stock could have rights, preferences and privileges senior to those of Community common stock.

Community may have opportunities in the future to further develop its franchise, through the acquisition of financial institutions. Such acquisitions may entail the payment by Community of consideration in excess of the book value of the underlying net assets acquired, may result in the issuance of additional shares of Community stock and/or the incurring of indebtedness by Community, and may dilute the per share earnings or book value of Community common stock. Future acquisitions may also result in significant front-end charges against earnings.

The shares of Community common and preferred stock were authorized in these amounts to provide Community’s board of directors with as much flexibility as possible to effect, among other things, additional merger transactions, financings, acquisitions, stock dividends, stock splits and the exercise of employee stock options. However, these additional authorized shares may also be used by the board of directors consistent with its fiduciary duty to deter future attempts to gain control of Community.

Changing Interest Rates May Reduce Net Interest Income. Banking companies’ earnings depend largely on the relationship between the cost of funds, primarily deposits, and the yield on earning assets, primarily loans and investments. This relationship, known as the interest rate margin, is subject to fluctuation and is affected by economic and competitive factors which influence interest rates, the volume and mix of interest-earning assets and interest-bearing liabilities, and the level of nonperforming assets. Fluctuations in interest rates will affect the demand of customers for the products and services of the combined banks after the merger. Community National Bank and Cuyamaca are subject to interest rate risk to the degree that their interest-bearing liabilities reprice or mature more slowly or more rapidly or on a different basis than their interest-earning assets. Given the banks’ current volume and mix of interest-bearing liabilities and interest-earning assets, their interest rate spread could be expected to increase during times of rising interest rates and, conversely, to decline during times of falling interest rates. Therefore, significant fluctuations in interest rates may have an adverse effect on Community’s consolidated results of operations.

Geographic Concentration in One Market May Unfavorably Impact Community. The operations of Community and Cuyamaca are located principally in San Diego County, California. This geographic concentration makes the combined companies depend largely upon economic conditions in this area. A deterioration in economic conditions in this market area could:

•	increase loan delinquencies,

•	increase problem assets and foreclosures,

•	increase claims and lawsuits,

•	decrease the demand for the Bank’s products and services, and

•	decrease the value of collateral for loans, especially real estate, in turn reducing customers’ borrowing power, the value of assets associated with problem loans and collateral coverage.

Changes in Government Regulation and Monetary Policy May Unfavorably Impact Community. The banking industry is subject to extensive federal and state supervision and regulation. Such regulation limits the manner in which Community, Community National Bank and Cuyamaca conduct their respective businesses, undertake new investments and activities and obtain financing. This regulation is designed primarily for the protection of the deposit insurance funds and consumers, and not to benefit holders of Community’s or Cuyamaca’s common stocks. Financial institution regulation has been the subject of significant legislation in recent years, and may be the subject of further significant legislation in the future, none of which is in the control of Community, Community National Bank or Cuyamaca. Significant new laws or changes in, or repeal of, existing laws may cause Community’s consolidated results to differ materially. Further, federal monetary policy, particularly as implemented through the Federal Reserve System, significantly affects credit conditions for financial institutions, primarily through open market operations in United States government securities, the discount rate for bank borrowings and bank reserve requirements. Any material change in these conditions would be likely to have a material impact on Community’s consolidated results of operations.

Intense Competition Exists for Loans and Deposits. The banking and financial services business in California generally, and specifically in the market area that will be served by the combined banks, is highly competitive. Competitive pressure is increasing as a result of changes in regulation, changes in technology and product delivery systems and the accelerating pace of consolidation among financial services providers. Cuyamaca and Community compete for loans, deposits and customers with other commercial banks, savings and loan associations, securities and brokerage companies, mortgage companies, insurance companies, finance companies, money market funds, credit unions and other nonbank financial service providers. Many of these competitors are much larger in total assets and capitalization, have greater access to capital markets and offer a broader array of financial services than Cuyamaca or Community. There can be no assurance that Community will be able to compete effectively in its market, and the consolidated results of operations of Community could be adversely affected if circumstances affecting the nature or level of competition change.

Lending Risk May Lead to Losses and Impaired Credit Quality. A significant source of risk for financial institutions such as Cuyamaca and Community arises from the possibility that more than the expected number of borrowers, guarantors and related parties may fail to perform in accordance with the terms of their loans. Community National Bank and Cuyamaca have both adopted underwriting and credit monitoring procedures and credit policies, including the establishment and review of the allowance for credit losses, that each company’s respective management believes are appropriate to minimize this risk by assessing the likelihood of nonperformance, tracking loan performance and diversifying the respective credit portfolios. Such policies and procedures, however, may not prevent unexpected losses that could materially adversely affect the results of operations after the merger.

THE SPECIAL MEETINGS

Joint Proxy Statement – Prospectus

This joint proxy statement – prospectus is being furnished to you in connection with the solicitations of proxies by each of our boards of directors in connection with our respective special meetings of shareholders.

This joint proxy statement – prospectus is first being furnished to our respective shareholders on or about August 18, 2004.

Date, Time and Place of the Special Meetings

The special meetings are scheduled to be held as follows:

For Community Shareholders:	For Cuyamaca Shareholders:
at 9:00 AM Pacific	at 3:00 PM Pacific
September 22, 2004 at	September 22, 2004
900 Canterbury Place, Suite 300	9955 Mission Gorge Rd.
Escondido, CA 92025	Santee, CA 92071

Record Date; Solicitation of Proxies

We have each selected the close of business on August 10, 2004 as the record date for the determination of shareholders entitled to notice of, and to vote at, the special meetings. At that date, there were 929,441 outstanding shares of Cuyamaca common stock entitled to vote at that special meeting and 4,400,417 outstanding shares of Community common stock entitled to vote at that special meeting.

In addition to soliciting proxies by mail, our respective officers, directors and employees, without receiving any additional compensation, may solicit proxies by telephone or fax, in person or by other means. Arrangements will also be made with brokerage firms and other custodians, nominees and fiduciaries to forward proxy solicitation materials to the beneficial owners of our respective common stocks held of record by such persons, and such brokerage firms, custodians, nominees and fiduciaries will be reimbursed for reasonable out-of pocket expenses incurred by them in connection therewith. Community will pay all expenses related to printing and filing this proxy statement - prospectus, including all filing fees of the Securities and Exchange Commission.

The required quorum for the transaction of business at each of the special meetings is a majority of the shares of our respective common stock entitled to vote at the special meeting. Shares voted on a matter are treated as being present for purposes of establishing a quorum. Abstentions and broker nonvotes will be counted for determining a quorum, but will not be counted for purposes of determining the number of votes cast “FOR” or “AGAINST” any matter.

Revocability of Proxies

Any holder of common stock may revoke a proxy at any time before it is voted by

•	filing with the secretary of Cuyamaca at 9955 Mission Gorge Road, Santee, California 92071 an instrument revoking the proxy, if you are a Cuyamaca shareholder

•	filing with the secretary of Community at 900 Canterbury Place, Suite 300, Escondido, California 92025 an instrument revoking the proxy, if you are a Community shareholder

•	returning a duly executed proxy bearing a later date

•	attending the special meeting and voting in person, provided the shareholder notifies the Secretary before voting begins that the shareholder is revoking his or her proxy and voting in person. Attendance at the special meeting will not by itself constitute revocation of a proxy.

Matters to be Considered at the Meetings

Cuyamaca. At the special meeting, you will be asked to approve the merger and the merger agreement. A vote of not less than two-thirds of the outstanding shares of Cuyamaca common stock entitled to be cast at the special meeting is required to approve the merger.

Community. At the special meeting, you will be asked to approve an amendment to Community’s 2003 stock option plan to increase the number of shares available under such plan by 500,000 for the grant of stock options. A vote of a majority of the outstanding shares of Community common stock entitled to be cast at the special meeting is required to approve the amendment to the stock option plan.

Community shareholders are not required under applicable law and regulation to vote on the merger. Approval of the amendment to the 2003 stock option plan by the Community shareholders is not a condition to the merger.

PROPOSAL 1 FOR CUYAMACA:

THE MERGER

General

As used in this section, the term “the merger” means the merger of Cuyamaca with and into Community National Bank. The merger is governed by the Agreement to Merge and Plan of Reorganization dated as of June 28, 2004 (the “merger agreement”). Shareholders of Cuyamaca will have the election to receive shares of common stock of Community, cash or a combination in exchange for their shares of Cuyamaca.

This section of the joint proxy statement - prospectus describes certain aspects of the merger, including the background of the merger and Cuyamaca’s reasons for the merger.

Background of the Merger

Cuyamaca, headquartered in Santee, California has been providing banking services to individuals and small to medium-sized businesses in eastern and north coastal San Diego County since January 4, 1984. After 14 years of operation as a state-chartered bank, Cuyamaca converted to a national banking association on June 5, 1998.

Several financial institutions have, from time to time, expressed interest in acquiring Cuyamaca, though never upon terms the board found acceptable. However, the board and senior management determined that Cuyamaca would and should be receptive to offers that would maximize shareholder value consistent with its fiduciary duties while at the same time continuing to build a successful and profitable banking franchise.

While the discussions with Community, as described below, were ongoing, Cuyamaca received two other proposals to be acquired. Both of the proposals were for a price per share which was below the price initially proposed, and subsequently increased, by Community. Additionally, in the judgment of Cuyamaca’s board, neither of these proposals represented the same opportunities for appreciation as did Community’s common stock nor for enhanced services to customers and other constituencies. Cuyamaca’s board decided to focus its attention on the proposal from Community and notified the other two parties that Cuyamaca was not interested in pursuing discussions at the price being proposed by the parties. Both parties declined to increase their respective offers which were subsequently either withdrawn or allowed to expire.

Community and Cuyamaca first discussed the opportunity of a merger on February 27, 2004, when Gary W. Deems, Chairman of Community, Mark Baker, a director of Community and Michael J. Perdue, President and CEO of Community met with Rick Levenson, a director of Cuyamaca, to discuss potential acquisition opportunities. At that meeting it was determined that Community might be interested in pursuing a discussion concerning an acquisition of Cuyamaca. Mr. Levenson indicated he would share Community’s interest with Mr. Tom Page, Chairman of Cuyamaca, and the rest of the Board.

After several telephone conversations between Mr. Levenson, Mr. Perdue, and Mr. Baker a luncheon meeting on April 2 was arranged with Mr. Page, Mr. Levenson and Ms. Faye Wilson from Cuyamaca and Mr. Deems, Mr. Baker and Mr. Perdue from Community. Prior to the lunch meeting, Community sent a proposal dated April 2, 2004 to Cuyamaca with a proposed price of $22.00 per share, subject to a full due diligence review. The letter proposed a 70% stock and 30% cash consideration mix and an expiration date of April 13th. At the luncheon, a possible merger of Cuyamaca with Community was discussed but Cuyamaca’s representatives indicated that it might be premature due to the improving performance of Cuyamaca. They expressed a level of interest in Community, its management, its growth and its strategic plan but indicated that they would rather entertain an offer at a later date when Cuyamaca had more fully realized its financial goals.

Subsequent to the luncheon meeting, Mr. Perdue was contacted by Ms. Faye Wilson who indicated that Cuyamaca had discussed the potential merger further and would like to pursue discussions and exchange financial information. Community and Cuyamaca executed Confidentiality and Non-Disclosure Agreements on April 9, 2004. On Wednesday, April 14th, the parties met to exchange financial information. Cuyamaca’ board also indicated that they could not meet the deadline of the original proposal due to an upcoming Board meeting and the fact that they had other inquiries to address.

Community formally engaged Keefe Bruyette and Woods on April 27, 2004 to continue to provide advice and assist with the transaction including modeling the transaction to determine an appropriate and fair price to be paid to Cuyamaca based upon the proposed terms and the new financial information provided.

After exchanging financial information which was analyzed and included in the financial modeling, another meeting was arranged. On May 10, 2004, the parties met including Mr. Page, Ms. Wilson and Mr. Bruce Ives, President and CEO of Cuyamaca, and Mr. Deems, Mr. Baker and Mr. Perdue from Community to further discuss the potential strategic combination of the two institutions. In a revised proposal dated May 12, 2004, Community increased its proposal to $24.50 per share, based upon the information provided including the Cuyamaca pro-forma financial budgets. The revised proposal was subject to a full due diligence review and with an expiration date of May 18, 2004.

On May 25, 2004, Community issued a letter that extended the proposal made in their May 12, 2004 letter until Friday, June 4, 2004 and also attached an Exclusivity Agreement to be reviewed and executed if Cuyamaca decided to move forward.

On May 28, 2004, the parties met to discuss the transaction and Cuyamaca agreed to execute the Exclusivity Agreement which covered the period of time between May 28, 2004 and July 19th, 2004, giving the parties time to make reasonable efforts to enter into a definitive agreement and conduct due diligence.

After completing due diligence and after several more meetings and numerous discussions, the merger agreement was negotiated and the transaction was approved by both boards of directors on June 16, 2004. However, Cuyamaca and Community could not agree upon the potential impact of a lawsuit involving Cuyamaca which Community had identified in the course of its due diligence review. Community was unwilling to proceed with the execution of the merger agreement unless the litigation matter was resolved or insurance coverage acknowledged.

Subsequently, the litigation matter was resolved and Cuyamaca was released from any potential liability. The definitive agreement was executed on June 28, 2004 by both parties and the transaction was publicly announced.

Recommendation of, and Factors Considered by, Cuyamaca’s Board of Directors

The Cuyamaca board believes that the terms of the merger are fair, and are in the best interests of Cuyamaca and it shareholders and recommends that the shareholders of Cuyamaca vote FOR approval of the merger.

At a meeting of Cuyamaca’s board of directors on June 16, 2004, after due consideration, the board:

•	determined that the merger agreement and the merger are fair and in the bests interest of Cuyamaca and its shareholders; and

•	approved the merger agreement.

In reaching its conclusion to proceed with the merger, Cuyamaca’s board of directors considered information and advice from several specialists, including investment bankers and legal advisors. All material factors considered by Cuyamaca’s board of directors have been disclosed. In approving the merger agreement, the board of directors considered a number of factors, including the following, without assigning any specific or relative weights to the factors:

•	The consideration provided for in the merger agreement represents fair consideration.

•	The terms of the merger agreement and other documents to be executed in connection with the merger, including the closing conditions and termination rights, are fair.

•	The capital of the consolidated institutions will provide an excellent opportunity to expand and leverage the overall expense structure of the consolidated company.

•	The current and prospective economic environment and increasing regulatory and competitive burdens and constraints facing financial institutions generally.

•	The consolidation occurring in the banking industry and the increased competition from other financial institutions in California.

•	The similarity of cultures and other attributes of Cuyamaca and Community.

•	The liquidity of Community common stock.

•	The opportunity for Cuyamaca shareholders to participate in the potential future growth in value of the combined company as Community shareholders following the merger.

•	The board of director’s review, with its legal and financial advisors, of alternatives to the merger, the range and possible value to Cuyamaca’s shareholders obtainable through such alternatives and the timing and likelihood of the alternative.

•	Presentations by members of Cuyamaca’s senior management.

•	The expertise of Community’s management, its competitive position in the geographic markets and the proximity and overlap of the geographic markets served by Community and Cuyamaca.

•	The capacities of Community and Cuyamaca for enhanced operating efficiencies.

•	The financial analysis and presentation of Cuyamaca’s investment banking firm and its opinion that the consideration to be received is fair, from a financial point of view, to Cuyamaca’s shareholders.

•	The terms and conditions of the merger agreement, including the fact that the exchange ratio is fixed by a specified collar.

The Cuyamaca board of directors also identified and considered a number of risks and uncertainties in its deliberations concerning the merger, including the following:

•	The possible disruption to Cuyamaca’s business that may result from the announcement of the transaction and the resulting distraction of its management’s attention from the day-to-day operations of Cuyamaca’s business.

•	The difficulty inherent in integrating two businesses and the risk that the cost efficiencies, synergies and other benefits expected to be obtained in the transaction may not be fully realized.

•	The restrictions contained in the merger agreement on the operation of Cuyamaca’s business during the period between the signing of the merger agreement and completion of the merger.

•	The termination fee to be paid to Community if the merger agreement is terminated under certain circumstances.

•	The possibility that the merger might not be completed and the effect of the resulting public announcement of termination of the merger agreement on, among other things, the market price of Cuyamaca’s common stock and Cuyamaca’s operating results, particularly in light of the costs incurred in connection with the transaction.

We do not intend the foregoing discussion of the factors considered by the board of directors of Cuyamaca to be exhaustive, but we do believe it includes the material factors considered. The board of directors of Cuyamaca did not attempt to analyze the fairness of the exchange ratio in isolation from its consideration of the businesses of Cuyamaca and Community, the strategic merits of the merger or the other considerations referred to above.

Factors Considered by Community’s Board of Directors

At a meeting of Community’s board of directors on June 16, 2004, after due consideration, the board:

•	determined that the merger agreement and the merger are fair to and in the best interest of Community and its shareholders;

•	approved the merger agreement; and

•	determined to recommend that the shareholders of Community approve an increase of 500,000 in the number of shares of common stock allocated to the 2003 stock option plan.

The board of directors of Community regularly evaluates its strategic growth opportunities. In the current financial services environment, the board believed that de novo branching or a merger would support Community’s strategic objective of remaining a preeminent independent financial services provider in San Diego and Riverside Counties, while strengthening management, growth opportunities and profitability. Furthermore, it is believed that Community, as a larger independent bank, will be able to compete with major banks in the communities served, providing superior products and services to the marketplace.

Community’s board of directors focused on establishing a presence in the growing eastern San Diego County area and the natural market fit between Community’s current operations and those of Cuyamaca.

Management of Community also anticipates that the merger will provide the potential to benefit from revenue enhancement opportunities. These opportunities result from, among other factors:

•	the enhanced ability to better serve the marketplace;

•	the ability to generate increased loan and fee income by providing higher lending limits;

•	the potential to increase overall market share in the communities served;

•	the opportunity to increase the consolidated loan portfolio; and

•	the ability to create more efficiencies through staff reductions, and centralized back office loan and operating functions, thereby reducing overall operating costs.

In reaching its conclusion to proceed with the merger, Community’s board of directors considered information and advice from several specialists including investment bankers and legal advisors. It was important that the terms of the merger agreement and the structure of the transaction allowed Community to issue no more than 70% of the total consideration in shares of Community common stock. It was also deemed important that the current directors of Cuyamaca have some representation on the board of Community, solidifying the approval of the transaction, and reinforcing the local ownership and commitment.

The board of directors of Community believes that the terms of the merger are fair to and in the best interests of Community and its shareholders. All material factors considered by the Community’s board of directors have been disclosed. In addition to the considerations already described, in approving the merger agreement, the board of directors considered a number of factors, including the following, without assigning any specific or relative weights to the factors:

•	The board of directors believes that the consideration provided for in the merger agreement represents fair consideration.

•	It is anticipated that the merger will increase the liquidity of Community’s stock by expanding the size of the shareholder base.

•	The capital of the consolidated institutions will provide an excellent opportunity to expand and leverage the overall expense structure of the consolidated company.

•	The current developments and trends in the financial service industry.

•	Presentations by members of Community’s senior management as to the results of their due diligence review of Cuyamaca’s business and operations.

•	The financial analysis and presentation of Community’s investment banking firm and its opinion that the consideration to be paid was fair, from a financial point of view, to Community’s shareholders.

•	The terms and conditions of the merger agreement, including (i) the fact that the exchange ratio is fixed within specified “collars” and (ii) the provisions restricting the ability of Cuyamaca to entertain third party acquisition proposals and providing for the payment of termination fees.

•	The likelihood that the merger will be completed on a timely basis, including the likelihood that all necessary approvals will be obtained.

Fairness Opinion

At the request of Cuyamaca, Hoefer & Arnett has provided to Cuyamaca’s board of directors a written opinion to the effect that, subject to the qualifications, limitations and assumptions set forth in the opinion, as of the date Cuyamaca entered into the merger agreement the consideration to be received by the holders of Cuyamaca common stock as provided in the merger agreement was fair to such holders from a financial point of view.

Hoefer & Arnett was retained by the board of directors of Cuyamaca to provide a fairness opinion to Cuyamaca. Hoefer & Arnett is an investment banking firm that provides a broad range of financial services, and, as part of its investment banking activities, is regularly engaged in the valuation of businesses and securities in connection with merger transactions and other types of acquisitions, underwritings, private placements, secondary distributions and valuations for corporate, estate and other purposes. No limitations were imposed by the board of directors upon Hoefer & Arnett with respect to the investigation made or procedures followed by it in rendering its opinion.

The full text of Hoefer & Arnett’s written opinion to Cuyamaca’s board of directors, which sets forth the procedures followed, assumptions made, matters considered, and qualifications and limitations of the review undertaken by Hoefer & Arnett, is attached as Appendix B to this joint proxy statement-prospectus and is incorporated by reference. The following summary of Hoefer & Arnett’s opinion is qualified in its entirety by reference to the full text of the opinion, and shareholders of Cuyamaca are urged to read the opinion in its entirety in connection with their consideration of the proposed merger.

For purposes of Hoefer & Arnett’s opinion and in connection with its review of the merger and the merger agreement, Hoefer & Arnett, among other things:

•	reviewed the merger agreement;

•	reviewed certain publicly available business and financial information relating to Cuyamaca and Community that Hoefer & Arnett deemed to be relevant;

•	reviewed certain internal information, primarily financial in nature, including financial projections and other financial and operating data, furnished to Hoefer & Arnett by Cuyamaca and Community;

•	reviewed certain publicly available and other information concerning the reported prices and trading history of, and the trading market for, the common stock of Cuyamaca and Community;

•	reviewed certain publicly available information with respect to other companies that Hoefer & Arnett believed to be comparable in certain respects to Cuyamaca and Community;

•	considered the financial terms, to the extent publicly available, of selected recent business combinations of companies in banking industry which Hoefer & Arnett deemed to be comparable, in whole or in part, to the merger;

•	made inquiries regarding and discussed the merger and the merger agreement and other related matters with Cuyamaca’s counsel.

In addition, Hoefer & Arnett held discussions with the managements of Cuyamaca and Community concerning their views as to the financial and other information described above and the potential cost savings, operating synergies, revenue enhancements and strategic benefits expected to result from the merger. Hoefer & Arnett also conducted such other analyses and examinations and considered such other financial, economic and market criteria as it deemed appropriate to arrive at its opinion. It did not, however, make or review any independent evaluations or appraisals of any of the assets, properties, liabilities or securities, or make any physical inspection of the properties or assets of Cuyamaca. It assumed the adequacy of allowances for losses in loan portfolios, and did not undertake to review any individual credit files, for Cuyamaca or Community.

In delivering its opinion to the board of directors of Cuyamaca, Hoefer & Arnett prepared and delivered to the board written materials containing various analyses and other information. Subject to the provisions of the merger agreement, each share of Cuyamaca common stock issued and outstanding immediately prior to the effective time of the merger shall be converted into the right to receive consideration equal to 1.0439 shares of Community, subject to a collar. Cuyamaca shareholders may elect to receive stock, cash or a combination of the two, subject to the aggregate deal consideration being paid in 70% stock and 30% cash. Options to purchase Cuyamaca’s common stock that remain unexercised at the time of transaction close will be cashed out or converted to Community shares and the value of each option will be equal to the fully diluted per share purchase price, as defined in the merger agreement, minus the exercise price of the option. The fully diluted per share purchase price as of the date of the fairness opinion was $25.05 and as of the date of the merger agreement was $25.29. Subject to the structure and collars as fully described in the merger agreement, the transaction could be consummated under prices ranging from $20.83 to $28.18 per fully diluted Cuyamaca share. For purposes of the fairness opinion, Hoefer & Arnett assumed 928,916 shares of Cuyamaca common stock outstanding and 167,864 options to purchase Cuyamaca common stock outstanding at a weighted average exercise price of $12.64 per share.

The following are summaries of the analyses contained in the materials delivered to Cuyamaca board of directors:

Market Trading Analysis of Cuyamaca. Hoefer & Arnett reviewed the stock trading history of Cuyamaca common stock. As of June 9, 2004, the market value of Cuyamaca common stock was $17.50 per share and ranged from $14.76 to $19.00 over the preceding 52-week period. The transaction price per fully diluted share as of the date of the merger agreement of $25.29 represents a premium of $7.79, or 44.5% over Cuyamaca’s market price as of this date. The minimum and maximum transaction prices per fully diluted share of $20.83 and $28.18, respectively, represent premiums of $3.33 and $10.68, respectively, of 19.0% and 61.0%, respectively, over Cuyamaca’s market price as of this date.

Market Trading Analysis of Community. The market trading price of Community as of the date of the fairness opinion and the date of the merger agreement was $24.00 and $24.23, respectively and ranged from $14.10 to $24.42 over the preceding 52-week period.

Public Comparable Company Analysis. This method applies the comparative public market information of comparable companies to Cuyamaca and Community. The methodology assumes companies in the same industry share similar markets, and the potential for revenue and earnings growth is usually dependent upon the characteristics of the growth rates of these markets, and companies that operate within the same industry or line of business experience similar operating characteristics and business opportunities and risks. The underlying component in the comparable company analysis assumes the companies are ongoing concerns.

Using publicly available information, Hoefer & Arnett compared selected financial data of Cuyamaca with similar data of selected publicly-traded companies engaged in commercial banking considered by Hoefer & Arnett to be comparable to those of Cuyamaca. In this regard, Hoefer & Arnett noted that although such companies were considered similar, none of the companies has the same management, makeup, size or combination of business as Cuyamaca, as the case may be. Hoefer & Arnett reviewed and analyzed the following publicly-traded companies, which Hoefer & Arnett deemed to be comparable companies (collectively, the “Cuyamaca Comparison Companies”) — 1st Pacific Bank, Bank of Amador, Chino Commercial Bank, Coast Bancorp, First Commerce Bancorp, First Mountain Bank, Mission Oaks National Bank, Norcal Community Bancorp, Santa Lucia Bank, Service 1st Bancorp, Summit Bancshares, Valley Commerce Bancorp, and Valley Community Bank. This group was selected from companies that are commercial banks or bank holding companies which are headquartered and operate in California and have assets between $50 million and $200 million and earned returns on assets of between 0.50% and 2.00% over the trailing twelve-month period.

We analyzed the following financial data for each of the Cuyamaca Comparison Companies and then applied the average and median trading metrics of the Cuyamaca Comparison Companies to Cuyamaca: the closing price of the common stock on June 9, 2004 as a multiple or percent, as the case may be, of (i) net income for the latest twelve months (four most recent fiscal quarters) for which income has been publicly reported (“LTM”) (ii) tangible book value per share, and (iii) total assets.

CUYA COMPARABLE COMPANY ANALYSIS - TRADING METRICS

	Current					YTD Price Change (%)	Average Weekly Volume (%)
	Price/ TBV (%)	Price/ LTM EPS (x)	Price/ Assets (%)	Dividend Yield (%)	Market Value ($M)
Average	217.94	21.48	19.15	0.69	24.98	8.96	0.31
Median	192.90	20.15	17.80	—	27.10	8.75	0.31
High	324.70	31.40	30.56	4.13	37.50	32.61	0.61
Low	145.50	16.50	11.61	—	13.60	(10.49)	0.08

CUYA	181.33	20.35	14.41	—	16.26	8.09	0.17

Similarly, Hoefer & Arnett compared selected financial data of Community, using publicly available data, with similar data of selected publicly-traded companies engaged in commercial banking considered by Hoefer & Arnett to be comparable to those of Community. In this regard, Hoefer & Arnett noted that although such companies were considered similar, none of the companies has the same management, makeup, size or combination of business as Community, as the case may be. Hoefer & Arnett reviewed and analyzed the following publicly-traded companies, which Hoefer & Arnett deemed to be comparable companies (collectively, the “Community Comparison Companies”) — Alliance Bancshares California, American River Bankshares, Bank of Marin, Bridge Bank, Central Valley Bancorp, Community Valley Bancorp, Desert Community Bank, First Northern Community Bancorp, Foothill Independent Bancorp, Heritage Oaks Bancorp, Redwood Empire Bancorp, Southwest Community Bancorp, Sunwest Bank, and United Security Bancshares. This group was selected from companies that are commercial banks or bank holding companies which are headquartered and operate in California and have assets between $250 million and $750 million.

We analyzed the following financial data for each of the Community Comparison Companies and then applied the average and median trading metrics of the Community Comparison Companies to Community: the closing price of the common stock on June 9, 2004 as a multiple or percent, as the case may be, of (i) net income for the latest twelve months (four most recent fiscal quarters) for which income has been publicly reported (“LTM”) (ii) tangible book value per share, and (iii) total assets.

CMBC COMPARABLE COMPANY ANALYSIS - TRADING METRICS

	Current					YTD Price Change (%)	Average Weekly Volume (%)
	Price/ TBV (%)	Price/ LTM EPS (x)	Price/ Assets (%)	Dividend Yield (%)	Market Value ($M)
Average	258.19	19.07	19.66	0.96	88.79	6.19	0.38
Median	242.00	18.30	19.87	—	82.50	5.54	0.40
High	422.00	27.60	24.29	3.60	143.70	42.86	0.95
Low	162.60	16.10	14.57	—	42.50	(17.49)	0.12

CMBC	269.76	15.81	20.90	0.83	105.00	23.58	0.63

Merger and Acquisition Transaction Analysis. Hoefer & Arnett reviewed certain publicly available information regarding 15 selected merger and acquisition transactions (the “Cuyamaca Comparable Transactions”) from January 1, 2002 to June 15, 2004 involving commercial banks and bank holding companies, in which the sellers (i) were headquartered and operated their banking business in California, and (ii) had total assets at the time of transaction announcement greater than $50 million and less than $300 million.

For each transaction, Hoefer & Arnett analyzed data illustrating, among other things, the multiple of purchase price to LTM earnings, the multiple of purchase price to tangible book value, and the ratio of the premium (i.e., purchase price in excess of tangible book value) to core deposits.

A summary of the average and median multiples and ratios for the Comparable Transactions Group in the analysis follows:

CUYA TRANSACTION GROUP ANALYSIS

Comparable Metric / Transaction	Target Assets ($000)	Deal Value ($M)	Price to		Prem Core (%)
			TBV (%)	LTM Earnings (x)
Comparable Transaction Group Average	171,870	32.3	222.9	22.4	14.6
Comparable Transaction Group Median	167,827	27.0	230.9	19.7	15.2
Comparable Transaction Group High Value	288,509	66.7	299.2	40.2	20.8
Comparable Transaction Group Low Value	101,601	18.6	162.6	13.6	9.2
Community / Cuyamaca (at the Low Collar)	112,783	20.7	229.4	25.9	13.6
Community / Cuyamaca (at the Date of Fairness Opinion)	112,783	25.4	281.5	31.8	19.1
Community / Cuyamaca (at the Date of Agreement)	112,783	25.6	283.7	32.0	19.4
Community / Cuyamaca (at the High Collar)	112,783	28.8	319.2	36.0	23.1

Hoefer & Arnett also attempted to review the historical acquisitions made by Community. However, Community has not been involved as a buyer in a whole-bank transaction.

An analysis of the results of the foregoing necessarily involves complex considerations and judgments concerning differences in financial and operating characteristics of Cuyamaca and the companies included in the selected merger transactions and other factors that could affect the acquisition value of the companies to which it is being compared. Mathematical analyses such as determining the median or average is not in itself a meaningful method of using comparable transaction data.

Discounted Cash Flow Analysis. In performing the Discounted Cash Flow analysis, Hoefer & Arnett estimated the future cash earnings of Cuyamaca, and then discounted those values back to the present using discount rates of 12.0%, 13.5%, and 15.0%. This analysis indicates that the present value of Cuyamaca’s future cash flows ranged from $16.33 to $21.67 per share compared to the value of Community’s stock and cash offer of between $20.83 and $28.18 per share, and equal to $25.29 per share as of the date of the merger agreement.

Present Value Analysis. In performing the Present Value analysis, Hoefer & Arnett applied an estimated price-to-earnings multiple ranging from 13.0x to 17.0x to Cuyamaca’s projected future earnings per share, resulting in an implied projected stock price range. The projected stock price was discounted to the present using discount rates of 12.0%, 13.5%, and 15.0%. This analysis indicates that the present value of Cuyamaca’s future stock price ranged from $11.39 to $25.29 per share compared to the value of Community’s offer of between $20.83 and $28.18 per share, and equal to $25.29 per share as of the date of the merger agreement.

Dividend Pick-Up Analysis. In performing the Dividend Pick-Up analysis, Hoefer & Arnett estimated the future cash dividends of Community and calculated the amount of cash dividends that a shareholder of Cuyamaca common stock would receive following a transaction. Due to the ability of Cuyamaca shareholders to elect different forms of consideration, this analysis computes the cash dividends that a Cuyamaca shareholder would receive under (i) 100% stock and (ii) 50% stock / 50% cash stock election scenarios. This analysis further assumes that any cash received in the transaction is not reinvested in Community common stock. This analysis showed that holders of Cuyamaca common stock would receive, subject to the structure and collars as fully described under the merger agreement and under the above described consideration election scenarios, an annual cash dividend ranging from $0.10 to $0.25 per share compared to no current cash dividend of Cuyamaca common stock.

In performing this analysis, Hoefer & Arnett did not undertake any independent verification of Community’s ability to continue to pay cash dividends in the future, nor did it validate Community’s future capital plan as it pertains to Community’s ability to continue to increase its dividends as it has done in the past. Community’s ability to pay cash dividends, as well as its dividend policy, may change and could be significantly different than its past ability to pay cash dividends and/or its past dividend policy.

Accretion Analysis. Hoefer & Arnett analyzed the projected 2004 through 2008 earnings per share for one original share of Cuyamaca common stock, adjusted for the exchange ratio assuming 100% stock conversion. We compared the projected earnings per share for the holders of Cuyamaca common stock on a stand-alone basis and on a combined pro forma basis for Cuyamaca and Community. The following table summarizes the stand-alone and pro forma earnings per share resulting from this analysis and the percentage accretion to the holders of Cuyamaca common stock.

CUYA ACCRETION

CUYA EPS ACCRETION (DILUTION) – INCL. PICK-UP ON CASH RECEIVED	(per Share Actual)
Fully-Diluted EPS	2004	2005	2006	2007	2008
Pre-Transaction Fully-Diluted EPS	0.85	1.08	1.37	1.74	2.21
Post-Transaction Fully-Diluted EPS	1.22	1.51	1.74	1.97	2.21
Accretion (Dilution)	43.60%	39.89%	27.09%	12.94%	0.13%

This analysis suggests that there are substantially higher potential earnings per share and therefore higher potential value per share for the holders of Cuyamaca common stock if the merger is completed.

This analysis relies on financial projections for Cuyamaca and Community, which projections may be significantly different from actual results. Therefore, the accretion experienced by Cuyamaca and/or Community may be significantly different than projected.

While the foregoing summaries describe several analyses and examinations that Hoefer & Arnett deemed material in its opinion, it is not a comprehensive description of all analyses and examinations actually conducted by Hoefer & Arnett. The preparation of a fairness opinion necessarily involves various determinations of the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances, and, therefore, is not susceptible to partial analysis or summary description. Each of the analyses conducted by Hoefer & Arnett was carried out in order to provide a different perspective on the transaction and to add to the total mix of information available. Hoefer & Arnett did not form a conclusion as to whether any individual analysis, considered alone, supported or failed to support an opinion as to fairness from a financial point of view. Rather, in reaching its conclusion, Hoefer & Arnett considered the results of the analyses as a whole and did not place particular reliance or weight on any individual factor. Therefore, selecting portions of the analyses and factors considered, without considering all such analyses and factors, would create an incomplete or misleading view of the process underlying the analysis. The range of valuations resulting from any particular analysis should not be taken to be Hoefer & Arnett’s view of the actual value or predicted future value of Cuyamaca’s common stock.

In performing its analyses, Hoefer & Arnett made numerous assumptions with respect to industry performance and general business and economic conditions such as industry growth, inflation, interest rates and many other matters, many of which are beyond the control of Cuyamaca, Community and Hoefer & Arnett. Any estimates contained in Hoefer & Arnett’s analyses are not necessarily indicative of actual values or future results, which may be significantly more or less favorable than suggested by the analyses. Additionally, estimates of the values of the business and securities do not purport to be appraisals of the assets or market value of Cuyamaca and Community or their securities, nor do they necessarily reflect the prices at which transactions may actually be consummated.

In arriving at its opinion, Hoefer & Arnett assumed and relied upon the accuracy and completeness of all financial and other information provided to or reviewed by Hoefer & Arnett, including publicly available information, and Hoefer & Arnett did not assume any responsibility for independent verification of any such information. With respect to financial projections and other information provided to or reviewed by Hoefer &

Arnett, Hoefer & Arnett was advised by the managements of Cuyamaca and Community that such projections and other information were reasonably prepared on bases reflecting the best currently available estimates and judgments of the respective managements of Cuyamaca and Community as to the expected future financial performance of Cuyamaca and Community, and Hoefer & Arnett assumed that, after the merger, Cuyamaca and Community and its subsidiaries will perform substantially in accordance with such projections. Hoefer & Arnett’s opinion does not address the underlying business decision of Cuyamaca to enter into the merger agreement or complete the merger.

Pursuant to the terms of an engagement letter with Cuyamaca, Hoefer & Arnett will receive a fee from Cuyamaca. Cuyamaca has also agreed to reimburse Hoefer & Arnett for its expenses incurred in connection with its engagement and to indemnify Hoefer & Arnett against certain liabilities.

In the ordinary course of its business, Hoefer & Arnett and its affiliates may actively trade the common stock of Cuyamaca and Community for its own account and for the accounts of its customers and, accordingly, Hoefer & Arnett may at any time hold a long or short position in the common stock of Cuyamaca or Community.

Hoefer & Arnett’s opinion is for the benefit and use of the members of the board of directors of Cuyamaca in connection with their evaluation of the merger and does not constitute a recommendation to any holder of Cuyamaca common stock as to how such holder should vote with respect to the merger.

Exchange Ratio

The value of Community shares and/or cash you will receive in exchange for your Cuyamaca stock is dependent on the exchange ratio. The exchange ratio is initially fixed at 1.0439 shares of Community for each share of Cuyamaca stock. Under certain circumstances, the exchange ratio will change depending on the average closing price of Community common stock shortly before the closing date. “Average closing price” means the average daily closing price of Community common stock during the 20 trading days ending on the fifth trading day immediately before the effective day of the merger.

•	If the average closing price is not more than $26.99 nor less than $19.95, the exchange ratio will remain at 1.0439.

•	If the average closing price is more than $26.99, the exchange ratio will be calculated by dividing $28.18 by the average closing price.

•	If the average closing price is less than $19.95, the exchange ratio will be calculated by dividing $20.83 by the average closing price.

The following table illustrates the effective exchange ratio and resulting value of Community common stock to be received as a function of several possible average closing prices, assuming no cash is selected:

Average Price of Community stock	Number of Community Shares to be Received for Each Cuyamaca Share	Per Share Value of Community Shares to be Received
$17.50	1.1902	$20.83
18.50	1.1259	20.83
19.50	1.0682	20.83
20.50	1.0439	21.40
22.50	1.0439	23.49
24.50	1.0439	25.58
26.50	1.0439	27.66
27.50	1.0247	28.18
28.50	0.9887	28.18
29.50	0.9552	28.18
30.50	0.9239	28.18

The following table sets forth, for the periods indicated, the high and low sale prices per share of Community common stock and Cuyamaca common stock:

Calendar Quarter	Community Common Stock		Cuyamaca Common Stock (1)
	High	Low	High	Low
2002
First Quarter	$7.619	$6.190	$12.238	$10.876
Second Quarter	7.857	6.905	13.600	11.790
Third Quarter	9.190	7.476	15.419	12.695
Fourth Quarter	8.343	6.562	14.286	12.619
2003
First Quarter	$10.750	$7.620	$15.238	$13.095
Second Quarter	15.240	9.210	16.190	14.048
Third Quarter	19.120	14.110	16.190	15.476
Fourth Quarter	21.000	18.500	16.648	15.714
2004
First Quarter	$24.000	$18.070	$16.476	$15.714
Second Quarter	25.000	21.180	24.500	16.190
Third Quarter (thru August 10, 2004)	25.350	23.060	24.600	23.850

(1)	Prices have been adjusted for the two 5% stock dividends paid on October 22, 2002 and May 18, 2004.

Cash Election

As a shareholder of Cuyamaca, you may elect to receive all cash or a portion of cash and Community common stock for the Cuyamaca shares you own.

If you receive cash, the amount you receive per share will be equal to the “average closing price” multiplied by the exchange ratio. For example, if the average closing price was $23.47 and the exchange ratio was 1.0439, you would receive $24.50 per share in cash for your Cuyamaca shares upon the closing of the merger. As of August 10, 2004, the closing price of Community shares was $25.17.

Election Procedure

In order to make a valid election, a shareholder of Cuyamaca must complete a form transmittal letter that will be mailed by Community’s exchange agent, U.S. Stock Transfer, at least 35 days prior to the anticipated closing date of the merger to each holder of record of Cuyamaca common stock as of 5 business days prior to the mailing date. Such transmittal letter will allow holders of Cuyamaca stock to select either shares of Community common stock, cash or a combination of the foregoing. If you do not make a valid and timely election, you will receive whatever form of consideration (Community common shares or cash) as may be necessary to satisfy the proration provisions discussed below.

A valid election will be properly made and effective only if the exchange agent actually receives a properly completed letter of transmittal by 5:00 p.m. on or before the 30th day after the letter of transmittal is first mailed. A letter of transmittal will be deemed properly completed only if an election is indicated for each share of Cuyamaca common stock and accompanied by one or more certificates, or customary affidavits and indemnity for lost certificates, representing all shares of Cuyamaca common stock covered by such letter of transmittal. An election may be revoked or changed at any time prior to the election deadline.

CUYAMACA SHAREHOLDERS SHOULD NOT SEND IN THEIR STOCK

CERTIFICATES UNTIL THEY RECEIVE THE ELECTION FORMS AND

INSTRUCTIONS FROM THE EXCHANGE AGENT.

The number of Cuyamaca shares with respect to which a stock or cash or combination election is effective may be reduced under certain circumstances. By the terms of the merger agreement, 70% of the total consideration in the merger must be Community shares.

If, after taking into account all valid stock elections, less than 70% of the total consideration would be Community shares, the exchange agent will deliver Community stock instead of cash first to shareholders who failed to make a valid election and then, if necessary, to Cuyamaca shareholders even though they made a valid cash election. As a result, the Cuyamaca shareholders that made a valid cash election could be subject to a proration process which will result in the holder receiving a different mix of consideration than originally requested.

On the other hand, if after taking into account all valid stock elections, more than 70% of the total consideration would be Community shares, the exchange agent will deliver cash instead of Community shares first to shareholders who failed to make a valid election and then, if necessary, to Cuyamaca shareholders even though they made a valid stock election. As a result, the Cuyamaca shareholders that made a valid stock election will be subject to a proration process which will result in the holder receiving a different mix of consideration than originally requested.

For details on the proration provisions, please refer to the merger agreement, attached as Appendix A to this joint proxy statement - prospectus.

Because the price of Community common stock fluctuates, you will not know, when you vote or make your election, either the exact value of the shares of Community common stock, or the amount of cash, which you will receive in the merger. The market value of Community shares at the time of the merger and afterwards could be substantially higher or lower than the current market value. You are urged to obtain current market quotations for both Community and Cuyamaca stock, and to consult with your financial advisors before you vote. In addition, please review the “Risk Factors” section of this joint proxy statement - prospectus before deciding how to vote or making an election.

As soon as practicable following the closing date of the merger, and after the proration procedures described above are completed, each holder of Cuyamaca common stock who submitted a properly completed letter of transmittal will be issued a certificate representing the number of shares of Community common stock to which such holder is entitled, if any (and, if applicable, a check for the amount to be paid in lieu of fractional shares of Community common stock), and/or an amount of cash to which such holder is entitled, if any.

Surrender of Cuyamaca Stock Certificates after the Merger

Holders of Cuyamaca common stock who do not submit a letter of transmittal prior to the election deadline must nevertheless submit a properly completed letter of transmittal (other than the section pertaining to the election) and the certificate representing Cuyamaca common stock to the exchange agent in order to receive your consideration.

No dividends or other distributions that are declared on Community common stock will be paid to persons otherwise entitled to receive the same until the Cuyamaca certificates for their shares have been surrendered in exchange for the Community certificates, but upon such surrender, such dividends or other distributions, from and after the effective time of the merger, will be paid to such persons in accordance with the terms of Community common stock. No interest will be paid to the Cuyamaca shareholders on the cash or the Community common stock into which their shares of Cuyamaca common stock will be exchanged.

Regulatory Approvals Required

Bank holding companies, such as Community, and banks, such as Community National Bank and Cuyamaca, are heavily regulated institutions with numerous federal and state laws and regulations governing their activities. Among these laws and regulations are requirements of prior approval by applicable government regulatory authorities in connection with acquisition and merger transactions such as the merger. In addition, these institutions are subject to ongoing supervision, regulation and periodic examination by various federal and state financial institution regulatory agencies.

Consummation of the merger is subject to various conditions, including, among others, receipt of the prior approvals of the Office of the Comptroller of the Currency and the Board of Governors of the Federal Reserve System, if necessary.

The merger agreement provides that the obligations of the parties to consummate the merger are conditioned upon all regulatory approvals having been granted by December 31, 2004, without the imposition of conditions which, in the opinion of Community, would materially adversely effect the financial condition or operations of any party or otherwise be burdensome.

Application for regulatory review and approval of the merger and the related transactions has been filed with the Office of the Comptroller of the Currency. We have requested and received a confirmation from the Board of Governors of the Federal Reserve System that its approval of the merger is not required pursuant to the Bank Holding Company Act. There can be no assurance that the Office of the Comptroller of the Currency will approve or take other required action with respect to the merger and the related transactions or as to the date of such approval or action.

Management and Operations after the Merger

Management. Thomas A. Page and M. Faye Wilson, current directors of Cuyamaca, will be named to serve as members of the Board of Directors of Community and Community National Bank following consummation of the merger. Otherwise, the directors and the principal executive officers of Community and Community National Bank immediately prior to the effective time of the merger will continue as the directors and the principal executive officers following the merger.

Operations. Although we cannot assure you that any specific level of cost savings will be achieved, Community currently expects cost reductions attributable to the merger to approximate $350,000 for the remainder of 2004 and $1.5 million for the calendar year 2005. Savings in salaries and benefits will provide approximately $300,000 of this total for 2004 and $1.3 million of the total for 2005. The remaining cost savings identified by management reflect expected reductions in operating expenses in the areas of marketing, accounting, insurance and directors’ fees.

It is also estimated that one-time, merger-related restructuring charges will total approximately $1.4 million. Approximately $800,000 of the total pre-tax charges will relate to severance and benefits of displaced employees, $100,000 for termination of contracts and other fees, and another $500,000 to investment banking fees, attorneys’ fee, accountants’ charges and filing fees. Community expects the transaction to be accretive to earnings in 2005.

In addition to the above transaction costs, Community expects to incur integration costs of approximately $300,000 before taxes (approximately $177,000 after taxes), substantially all of which are expected to be capitalized and amortized over an average useful life of 3 to 7 years.

This information should be read in conjunction with the historical consolidated financial statements of Cuyamaca and Community, including the respective notes thereto, attached to this joint proxy statement – prospectus or incorporated herein by reference, and in conjunction with the combined condensed historical selected financial data and other pro forma combined financial information appearing elsewhere in this joint proxy statement - prospectus.

The statements contained in this section constitute “forward looking statements.” Actual results, which are dependent on a number of factors, many of which are beyond the control of Community and Cuyamaca, may differ materially. See “FORWARD LOOKING STATEMENTS.” The cost savings and restructuring charges reflected above and in this joint proxy statement - prospectus may not be indicative of the results that may be achieved in the future. Assuming consummation of the merger, the actual cost savings and restructuring charges that may be realized in the merger may differ, perhaps significantly, from the amounts described above and elsewhere in this joint proxy statement - prospectus.

Nasdaq Listing

The shares of Community common stock to be issued in the merger will be listed on the Nasdaq National Market.

Resales of Community Common Stock

The shares of Community common stock to be issued to shareholders of Cuyamaca in the merger have been registered under the Securities Act of 1933. Such shares will be freely transferable under such Act, except for shares issued to any person who may be deemed to be an “affiliate” of Cuyamaca within the meaning of Rule 145 under the Securities Act of 1933.

Material Federal Income Tax Consequences

In the opinion of Katten Muchin Zavis Rosenman, special tax counsel to Community, the following are the material federal income tax consequences of the merger for Cuyamaca and its shareholders. This discussion relies upon certain representations made by Community, Community National Bank and Cuyamaca, and is based upon the Internal Revenue Code of 1986, as amended (the “Code”), Treasury Regulations, judicial authorities, published positions of the Internal Revenue Service (the “IRS”) and other applicable authorities, all as in effect on the date of this document and all of which are subject to change or differing interpretations (possibly with retroactive effect). This discussion is limited to United States residents and citizens that hold their Cuyamaca shares as capital assets for U.S. federal income tax purposes (generally, assets held for investment). This discussion does not address all of the tax consequences that may be relevant to a particular shareholder or to a shareholder that is subject to special treatment under U.S. federal income tax laws. An opinion of legal counsel is not binding on the IRS or the courts, and therefore no assurance can be given that the IRS will not assert, or that a court will not sustain, a position contrary to any of the tax consequences set forth below.

CUYAMACA SHAREHOLDERS ARE ENCOURAGED TO CONSULT THEIR TAX ADVISORS AS TO THE U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER, AS WELL AS THE EFFECTS OF STATE, LOCAL AND NON-U.S. TAX LAWS.

The merger will be treated as a “reorganization” within the meaning of Section 368(a) of the Code. As such a “reorganization,” no gain or loss will be recognized by Cuyamaca in the merger, and the material U.S. federal income tax consequences of the merger for Cuyamaca shareholders are summarized as follows:

Cuyamaca Shareholders Who Elect to Receive Only Community Shares. If you elect to receive solely Community shares, then you will not recognize gain or loss for U.S. federal income tax purposes in the merger, except that any Cuyamaca shareholder who receives cash proceeds in lieu of a fractional Community share will recognize capital gain or capital loss equal to the difference between such proceeds and the tax basis allocated to the fractional share. The tax basis of the Community shares (including any fractional shares deemed received and exchanged for a cash payment) received by you in exchange for your Cuyamaca common stock will be the same as your tax basis in your Cuyamaca common stock. Your holding period in the Community shares (including any fractional shares deemed received and exchanged for a cash payment) received by you will include your holding period in your Cuyamaca common stock. Your capital gain or loss on cash proceeds received by you in lieu of a fractional Community share will be long-term capital gain or loss if you have held your shares of Cuyamaca common stock for more than one year at the effective time of the merger.

Cuyamaca Shareholders Who Receive Only Cash. If you exchange all of your shares of Cuyamaca common stock for cash in the merger, you will recognize capital gain or capital loss for U.S. federal income tax purposes to the extent the amount of cash received by you in the merger exceeds or is less than your tax basis in your Cuyamaca common stock. Your capital gain or loss will be long-term capital gain or loss if you have held your shares of Cuyamaca common stock for more than one year at the effective time of the merger. Long-term capital gain of a non-corporate U.S. shareholder generally qualifies for a maximum regular U.S. federal income tax rate of 15 percent.

Cuyamaca Shareholders Who Receive Both Community Shares and Cash. If you elect to receive both Community shares and cash in exchange for your Cuyamaca common stock, you will recognize gain, but not loss, for U.S. federal income tax purposes in an amount equal to the lesser of (1) the amount of cash received by you in merger and (2) an amount equal to the excess, if any, of (a) the sum of the amount of cash plus the fair market value of the Community shares received by you in the merger, over (b) your tax basis in your Cuyamaca common stock. (The preceding sentence does not apply to any cash you receive in lieu of fractional Community shares, the tax consequences of which are discussed above under the subheading “Cuyamaca Shareholders Who Elect to Receive Only Community Shares.”) Your recognized gain will be capital gain unless your receipt of cash has the effect of a distribution of a dividend, in which case your gain will be treated as ordinary dividend income to the extent of your ratable share of Cuyamaca’s accumulated earnings and profits as calculated for U.S. federal income tax purposes. For purposes of determining whether your receipt of cash has the effect of a distribution of a dividend, you will be treated as if you first exchanged all of your Cuyamaca common stock solely for Community shares and then Community immediately redeemed a portion of the shares for the cash that you actually received in the merger. The IRS has indicated in rulings that any reduction in the interest of a minority stockholder that owns a small number of shares in a publicly and widely held corporation and that exercises no control over corporate affairs would receive capital gain (as opposed to dividend) treatment. In determining whether your receipt of cash has the effect of a distribution of a dividend, certain constructive ownership rules must be taken into account. Your capital gain will be long-term capital gain if your holding period for your Cuyamaca common stock is more than one year. Long-term capital gain and certain dividend income of a non-corporate U.S. shareholder generally qualify for a maximum regular U.S. federal income tax rate of 15 percent.

Your aggregate tax basis in the Community shares received by you in the merger will equal your aggregate tax basis in your Cuyamaca common stock, (1) reduced by (a) the portion of your tax basis in your Cuyamaca common stock that is allocable to a fractional share of Community common stock for which cash is received and (b) the amount of cash received by you in the merger, and (2) increased by the amount of gain (including any portion of such gain that is treated as a dividend as described above), if any, recognized by you in the merger (other than any gain recognized upon your receipt of cash in lieu of a fractional Community share). Your holding period for the Community shares received by you in the merger will include your holding period for your Cuyamaca common stock.

The foregoing discussion is not intended to be a complete analysis or description of all potential federal income tax consequences of the merger. In addition, the discussion does not address tax consequences which may vary with, or are contingent on, your individual circumstances. Moreover, the discussion does not address any non-income tax or any foreign, state or local tax consequences of the merger. Accordingly, you are strongly urged to consult with your tax advisor to determine the particular federal, state, local or foreign income or other tax consequences to you of the merger.

Accounting Treatment

It is anticipated that the merger will be accounted for as a purchase transaction under generally accepted accounting principles.

Dissenters’ Rights

Dissenters’ rights will be available to the Cuyamaca shareholders in accordance with Section 215a(b) of Title 12 of the United States Code. The required procedure set forth in Section 215a(b) of the United States Code must be followed exactly or any dissenters’ rights may be lost.

The information set forth below is a general summary of dissenters’ rights as they apply to Cuyamaca shareholders and is qualified in its entirety by reference to Section 215a(b) of Title 12 of the United States Code which is attached to this joint proxy statement-prospectus as Appendix C.

Fair Market Value of Shares. If the merger is approved, Cuyamaca shareholders who dissent from the merger by complying with the procedures set forth in Section 215a(b) of Title 12 of the United States Code will be entitled to receive an amount equal to the fair market value of their shares as of the effective date of the merger.

Voting Procedure. In order to be entitled to exercise dissenters’ rights, the shares of Cuyamaca common stock which are outstanding and are entitled to be voted at the special shareholders’ meeting must be voted “AGAINST” the merger by the holder of such shares, or the holder of such shares must give written notice to Cuyamaca at or prior to the special meeting of shareholders that such shareholder dissents from the merger agreement. Thus, any Cuyamaca shareholder who wishes to dissent and executes and returns a proxy in the accompanying form or votes at the special shareholders’ meeting must vote “AGAINST” the merger. If the shareholder does not return a proxy or provide written notice of dissent, or returns a proxy without voting instructions or with instructions to vote “FOR” or “ABSTAIN” with respect to the merger, or votes in person or by proxy at the special shareholders’ meeting “FOR” the merger, his or her shares will be counted as votes in favor of the merger and the shareholder will lose any dissenters’ rights.

Written Demand. Furthermore, in order to preserve his or her dissenters’ rights, a Cuyamaca shareholder must make a written demand upon Community National Bank for the purchase of dissenting shares and payment to the shareholder of their fair market value, specifying the number of shares held of record by the shareholder and a statement of what the shareholder claims to be the fair market value of those shares as of the effective date of the merger. The demand must be addressed to Community National Bank, 900 Canterbury Place, Escondido, California 92025; Attention: Michael J. Perdue, and the demand must be received by Community National Bank not later than 30 days after the date of completion of the merger. A vote “AGAINST” the merger does not constitute the written demand.

Surrender of Certificates. Within 30 days after the date of completion of the merger, the dissenting shareholder must surrender to Community National Bank, both the written demand and the certificates representing the dissenting shares to be stamped or endorsed with a statement that they are dissenting shares or to be exchanged for certificates of appropriate denomination so stamped or endorsed. Any shares of Cuyamaca common stock that are transferred prior to their submission for endorsement lose their status as dissenting shares.

Valuation of Shares and Payment. The value of the shares of Cuyamaca common stock will be determined by a committee of three persons, one to be selected by the majority vote of the dissenting shareholders entitled to receive the value of their shares, one by the directors of Community National Bank and the third by the two so chosen. The valuation agreed upon by any two of the three appraisers shall be the value used for payment to the dissenters.

Disagreement on Price and Comptroller Determination. If the value decided by the appraisers is not satisfactory to a dissenting shareholder who has requested payment, such shareholder may within five days after being notified of the appraised value of his or her shares appeal to the Comptroller of the Currency, who shall cause a reappraisal to be made, which shall be final and binding as to the value of the shares. If within ninety days form the date of completion of the merger, for any reason one or more of the appraisers is not selected as provided above, or the appraisers fail to determine the value of the shares, the Comptroller shall upon written request of any interested party, cause an appraisal to be made, which shall be final and binding on all parties.

Withdrawal of Demand. A dissenting shareholder may not withdraw his or her dissent or demand for payment unless Cuyamaca consents to the withdrawal.

Interests of Certain Persons in the Merger

As a condition of the merger, each of the directors of Cuyamaca, except for Mr. Ives, has entered into an agreement whereby each has agreed to (i) vote his or her shares of Cuyamaca stock that he or she owns or controls in favor of approving the principal terms of the merger and any other matter contemplated by the merger agreement; (ii) subject to their fiduciary obligations, recommend to Cuyamaca’s shareholders to vote in favor of the merger agreement; (iii) cooperate fully with Community in connection with the merger; (iv) for a period of one year from the effective date of the merger, he or she shall not directly or indirectly be competitive with the business of Cuyamaca, Community or Community National Bank in a specified geographic area, as an employee, agent, independent contractor, 5% or more owner of an entity, director or other business representatives; and (v) for that same one-year period, (A) the director shall not solicit or market financial services to any customer with whom Cuyamaca, Community or Community National Bank has done business during the one year period preceding the date of the agreement, nor (B) solicit or offer employment to any person employed by Cuyamaca on the date of the agreement.

Most of the officers and employees of Cuyamaca will become at the effective time officers and employees of Community National Bank, and as such will be entitled to participate in all employee benefits and benefit programs of Community on the same basis as similarly situated employees of Community Bank. Community has adopted a severance policy by which all employees of Cuyamaca who were not offered employment following the effective time of the merger, will receive certain severance benefits.

Mr. Bruce Ives, the president of Cuyamaca, has entered into a termination/consulting agreement which will be effective at the closing of the merger. Such agreement provides for the termination of Mr. Ives’ existing employment agreement with Cuyamaca as well as his salary continuation agreement. Mr. Ives will receive a payment of approximately $373,000 at the effective time of the merger as well as the continuing of certain benefits. He has also agreed to act as a consultant to Community National Bank for a two year period with quarterly payments of $62,500. Mr. Ives has agreed not to compete with Community and Community National Bank during the term of such consulting period in certain markets and as to certain matters as well as to not solicit customers and employees of Cuyamaca. He also has the right to terminate the agreement after one year at which time the non-compete and non-solicitation provisions would also terminate.

At the effective time of the merger and subject to its shareholders approving an amendment to its 2003 stock option plan, Community will grant substitute stock options under its stock option plan as discussed in “Treatment of Stock Options” subsection herein.

The discovery period for Cuyamaca policy of directors and officers liability insurance will be extended for 36 months with respect to all matters arising from facts or events which occurred before the effective time of the merger for which Cuyamaca would have an obligation to indemnify its directors and officers.

The directors, officers and employees of Cuyamaca will be entitled to certain indemnification by Community on claims made after the consummation of the merger.

Thomas A. Page and M. Faye Wilson, current directors of Cuyamaca, will be named to serve as members of the Board of Directors of Community and Community National Bank following consummation of the merger.

The Merger Agreement

Structure of the Merger. Cuyamaca will merge with and into Community National Bank and will cease to exist. The merger is governed by the merger agreement. Shareholders of Cuyamaca will have the election to receive shares of common stock of Community, cash or a combination in exchange for their shares of Cuyamaca.

Effective Time. The merger will become effective upon the last to occur of the following events: (1) receipt of all necessary regulatory approvals with the expiration of any applicable regulatory waiting periods; and (2) satisfaction of the other conditions precedent set forth in the merger agreement. We currently anticipate that the merger will occur in early October of 2004.

Additional Agreements. As a condition to the merger, each of the directors of Cuyamaca, except for Mr. Ives, has entered into an agreement with Community whereby each has agreed:

•	to vote his or her shares of Cuyamaca stock in favor of the merger and all transactions contemplated thereby;

•	to recommend, subject to his or her fiduciary duty, that Cuyamaca shareholders vote in favor of the merger;

•	subject to certain exceptions, to keep his or her shares of Cuyamaca stock;

•	for a one-year period not to compete with Community or solicit anyone who was a customer of Community, Community National Bank or Cuyamaca during the last year; and

•	to cooperate fully with Community in connection with the merger.

The directors of Cuyamaca have also entered into other agreements restricting their ability to sell shares of Community common stock which they acquire in connection with the merger.

Under these agreements the directors of Cuyamaca have agreed to vote their shares (approximately 26.0% of the outstanding shares Cuyamaca common stock) to approve the merger, increasing the likelihood that the merger will be approved.

Treatment of Stock Options. At the effective time of the merger, the Cuyamaca stock option plan will terminate and Community’s 2003 stock option plan will continue in effect.

Community will grant substitute stock options pursuant to its stock option plan to each person who, at the effective time of the merger, holds an option to purchase shares of Cuyamaca common stock. Each substitute stock option so granted by Community pursuant to its stock option plan to replace a Cuyamaca stock option will be 100% “vested” and will be exercisable for the remaining term of the option for which it was replaced. The same exchange ratio that is used for the conversion of Cuyamaca shares to Community shares will apply to the conversion of Cuyamaca options to Community options. That ratio will be applied directly to determine the number shares covered by the option. The exercise price of all options will also be adjusted according to the exchange ratio; this will be done by dividing the former exercise price immediately prior to the merger by the exchange ratio. Amendments to Community’s stock option plan are required to grant the substitute options. See “PROPOSAL 1 FOR COMMUNITY: AMENDMENT TO 2003 STOCK OPTION PLAN.”

A holder of a Cuyamaca stock option may also elect to receive the cash value of his or her stock option which will be equal to the per share cash consideration in the merger less the exercise price per share of the option multiplied by the number of shares of Cuyamaca stock for which the option applies. If the Community shareholders fail to approve the amendment to the 2003 stock option plan, holders of Cuyamaca stock options will only be eligible to receive the cash value of their options.

Conditions to the Merger. The obligations of Community and Cuyamaca to consummate the merger are subject to the satisfaction or waiver on or before the effective time of the merger of, among other things, the following conditions:

•	the merger agreement and the transactions contemplated thereby will have received all requisite approvals of the boards of directors of Community, Community National Bank, Cuyamaca, and of the shareholders of Cuyamaca;

•	no judgment, decree, injunction, order or proceeding will be outstanding or threatened by any governmental entity which prohibits or restricts the effectuation of, or threatens to invalidate or set aside the merger substantially in the form contemplated by the merger agreement, unless a favorable opinion is given by legal counsel that such judgment, decree, injunction, order or proceeding is without merit;

•	by December 31, 2004, all approvals or consents of all applicable governmental agencies will have been obtained or granted for the merger and all the transactions contemplated by the merger agreement, and the applicable waiting period under all laws will have expired;

•	no rule has will have been adopted or proposed by any government agency which would prohibit or substantially restrict the merger or the business carried on by the parties to the merger;

•	Community’s registration statement shall have been declared effective by the Securities and Exchange Commission and shall not be the subject of any stop order or proceedings seeking or threatening a stop order;

•	Community shall have received all state securities permits and other authorizations necessary to issue the Community common stock to consummate the merger;

•	Community and Cuyamaca will have received a favorable opinion from Katten Muchin Zavis Rosenman as to federal tax effects of the merger (see “ —Federal Income Tax Consequences”); and

•	all third party consents necessary to permit the parties to consummate the merger will have been obtained.

The obligations of Cuyamaca to consummate the merger are also subject to fulfillment of certain other conditions, including that there will not have occurred, between June 28, 2004 and the effective time of the merger, any materially adverse change in the business, financial condition, prospects, results of operations or properties of Community.

The obligations of Community to consummate the merger are also subject to the fulfillment of certain other conditions, including that there will not have occurred, between June 28, 2004 and the effective time of the merger, any material adverse change in the business, financial condition, prospects, results of operations or properties of Cuyamaca.

Additionally, the consummation of the merger is subject to the performance of covenants, the execution and delivery of certain ancillary documents, the accuracy of representations and warranties and the receipt of various third-party consents, officers’ certificates and other documents.

If these and other conditions are not satisfied or waived, the merger agreement may be terminated. The merger agreement may also be terminated upon the occurrence of certain other events. See “—Termination.”

Nonsolicitation. Under the terms of the merger agreement, Cuyamaca has agreed not to solicit, initiate or encourage any “competing transaction.” In addition, it has agreed (unless it determines, with advice of counsel, that its fiduciary duty requires otherwise) not to participate in any negotiations or discussions regarding, or furnish any information with respect to, or otherwise cooperate in any way in connection with, any effort or attempt to effect any competing transaction with or involving any person other than with Community, unless Cuyamaca receives a bona fide offer from a person other than the parties to the merger agreement and subject to the fiduciary obligations of the Cuyamaca board of directors. Cuyamaca has agreed to promptly notify Community of the terms of any proposal which it may receive in respect of any competing transaction. The term “competing transaction” means any of the following involving Cuyamaca:

•	a merger, consolidation, share exchange or other business combination;

•	a sale, lease, exchange, mortgage, pledge, transfer or other disposition of assets representing 25% or more of Cuyamaca’s assets;

•	a sale of shares of capital stock (or securities convertible or exchangeable into or otherwise evidencing, or any agreement or instrument evidencing, the right to acquire capital stock), representing 25% or more of the voting power of Cuyamaca;

•	a tender offer or exchange offer for at least 25% of the outstanding shares of Cuyamaca;

•	a solicitation of proxies in opposition to approval of the merger by Cuyamaca’s shareholders; or

•	a public announcement of an unsolicited bona fide proposal, plan or intention to do any of the foregoing.

Any violation of these agreements by Cuyamaca will result in Community having the right to terminate the merger agreement.

Expenses. If the merger agreement is terminated by Cuyamaca because Community materially fails to satisfy its obligations or breaches its representations under the merger agreement, Community will be obligated to pay Cuyamaca $250,000 plus all of Cuyamaca’s expenses incurred in connection with the merger transaction, provided that the aggregate of such payments will not exceed $400,000.

If the merger agreement is terminated by Community because Cuyamaca materially fails to satisfy its obligations or breaches its representations under the merger agreement or because Cuyamaca shareholders do not approve the merger, Cuyamaca will be obligated to pay Community $250,000 plus all of Community’s expenses incurred in connection with the merger transaction, provided the aggregate of such payments will not exceed $400,000.

In the event that (i) the board of directors of Cuyamaca fails to recommend approval of the merger agreement and the merger to the shareholders of Cuyamaca or effects a “change in recommendation” (as defined in the merger agreement), and the merger agreement and the merger are not approved by the shareholders of Cuyamaca by the requisite vote at the special meeting, or (ii) a “competing transaction” (as defined above) occurs between June 28, 2004 and the time of the special meeting and the shareholders of Cuyamaca fail to approve the merger agreement and the merger under circumstances where the board of directors of Cuyamaca continuously maintained its favorable recommendation of the merger agreement and the merger and if a definitive agreement relating to a competing transaction is executed by Cuyamaca, or a competing transaction is consummated, in either case within 12 months after the termination of the merger agreement, then Cuyamaca shall promptly pay Community $500,000 plus all its expenses; provided that the aggregate of such payments shall not exceed $650,000.

Termination. The merger agreement may be terminated prior to the effective time of the merger:

•	by mutual consent of Community and Cuyamaca;

•	by Community or Cuyamaca if any material breach or default by the other party is not cured within 20 business days after notice thereof;

•	by Community or Cuyamaca if any governmental or regulatory consent is not obtained by December 31, 2004 or if any governmental or regulatory authority denies or refuses to grant any approval, consent or authorization required to be obtained to consummate the transactions contemplated by the merger agreement unless, within 20 business days after such denial or refusal, all parties agree to resubmit the application to the regulatory authority that has denied or refused to grant the approval, consent or qualification requested;

•	by Cuyamaca if any of the conditions to its performance of the merger agreement shall not have been met, or by Community if any of the conditions to its performance of the merger agreement shall not have been met, by December 31, 2004 or such earlier time as it becomes apparent that such conditions shall not be met;

•	by Community, if the shareholders of Cuyamaca fail to approve the merger and the merger agreement by the requisite vote at the special meeting; or

•	by Community, if Community’s “average closing price” is less than $16.50.

Representations and Warranties. The merger agreement contains customary mutual representations and warranties by each party relating to, among other things: (1) incorporation, standing and power; (2) capitalization; (3) subsidiaries; (4) financial statements; (5) corporate authority; (6) litigation; (7) compliance with laws and regulations; (8) brokers and finders; (9) absence of material changes; (10) environmental matters; (11) Community Reinvestment Act; (12) governmental reports; (13) regulatory approvals; (14) performance of obligations; (15) licenses and permits; (16) undisclosed liabilities; (17) accounting records; (18) Bank Secrecy Act; (19) taxes; (20) insurance; (21) loan portfolio; and (22) operating losses.

In the merger agreement, Cuyamaca makes additional representations and warranties relating to: (1) title to assets; (2) real estate; (3) employees; (4) employee benefit plans; (5) corporate records; (6) offices and ATMs; (7) power of attorney; (8) derivatives; (9) material contracts; (10) trust administration; (11) intellectual property; (12) indemnification; (13) investment securities and (14) certain interests.

The representations and warranties of the parties terminate as of the effective time of the merger.

Covenants; Conduct of Business Prior to Effective Time. The merger agreement provides that, during the period from June 28, 2004 until the effective time of the merger, Cuyamaca will conduct its business only in the normal and customary manner and in accordance with sound banking practices and will not, without the prior written consent of Community, which will not be unreasonably withheld, take any of the following actions, among others:

•	issue any security except pursuant to the exercise of options outstanding as of the date of the merger agreement;

•	declare, set aside or pay any dividend or make any other distribution upon, or purchase or redeem any shares of its stock;

•	amend its articles of association or its bylaws;

•	grant any general or uniform increase in the rate of pay of employees or employee benefits except in the ordinary course of business and consistent with past practice;

•	grant any promotions or increases on the pay rate of any employee, incentive compensation or employee benefits or pay any bonus, severance or similar payment to any person;

•	make any capital expenditure in excess of $10,000, except for ordinary repairs, renewals and replacements;

•	compromise, settle or adjust any assertion or claim of a deficiency in taxes (or interest thereon or penalties in connection therewith), extend the statute of limitations with any tax authority or file any pleading in court on any tax litigation or any appeal from an asserted deficiency, or file or amend any federal, foreign, state or local tax return, or make any tax election;

•	grant, renew or commit to grant or renew any extension of credit or amend the terms of any such credit outstanding on the date hereof to any executive officer, director or principal shareholder, or to any corporation, partnership, trust or other entity controlled by any such person, except under certain circumstances and in amounts not exceeding $50,000 per person;

•	enter into or consent to any new employment agreement or other benefit arrangement, or amend or modify any employment agreement or other benefit arrangement in effect on the date of the merger agreement;

•	grant any person a power of attorney or similar authority;

•	make any material investment by purchase of stock or securities, contributions to capital, property transfers or otherwise in any other company, except for investments made in the ordinary course of business consistent with past practice;

•	amend, modify or terminate, except in accordance with its terms, any material contract or enter into any material agreement or contract;

•	sell, encumber or otherwise dispose of any assets or release any claims, except in the ordinary course of business consistent with past practice;

•	take or cause to be taken any action which would prevent the transactions contemplated hereby from qualifying as tax free reorganizations under Section 368 of the Internal Revenue Code;

•	sell any investment security prior to maturity, except in the ordinary course of business;

•	change any of its basic policies and practices with respect to liquidity management and cash flow planning, marketing, deposit origination, lending, budgeting, tax planning, personnel practices or other material aspects of its business;

•	settle any litigation or claim involving any material liability for damages, or take any action with respect to any material pending litigation disclosed as such under the merger agreement, without the advice and consent of Community;

•	incur any new indebtedness or give any guaranties or endorsements except short-term borrowings and routine banking transactions in the ordinary course of business; or

•	grant, renew or commit to grant or renew any extension of credit if such extension of credit, together with all other credit then outstanding to the same person and all affiliated persons, would exceed $250,000 on an unsecured basis and $500,000 on a secured basis subject to certain exceptions.

The merger agreement further provides that, during the period from June 28, 2004 until the effective time of the merger, Community will conduct its business only in the normal and customary manner and in accordance with sound banking practices and will not, without the prior written consent of Cuyamaca, which will not be unreasonably withheld, take any of the following actions, among others:

•	amend its certificate of incorporation or bylaws;

•	take or cause to be taken any action which would prevent the transactions contemplated hereby from qualifying as tax free reorganizations under Section 368 of the Internal Revenue Code; or

•	enter into or complete any transaction for (i) the acquisition, merger or consolidation of Community or Community National Bank where Community or Community National Bank, as the case may be, is not the surviving entity or (ii) the sale of all or substantially all of the assets of Community or Community National Bank, without making necessary and appropriate provision in the documents for such an acquisition, merger, consolidation or sale of assets for the consummation of the merger with Cuyamaca and the other transactions contemplated by the merger agreement; provided, however, the public or private sale of securities for cash consideration, the acquisition or disposition of loans or loan participations, investment securities and related activities in the ordinary course of the banking business shall not be prohibited by this provision.

The merger agreement also provides that each party will (1) use its best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate the transactions contemplated by the merger agreement as promptly as practical; and (2) obtain the consent of the other party before it issues any press release or makes any public statement with respect to the merger agreement or the transactions contemplated hereby.

The merger agreement also provides that each party will:

•	duly and timely file all required governmental reports;

•	periodically furnish to the other party certain information, loan reports and updates of information previously provided;

•	promptly notify the other party of certain communications from tax authorities, material litigation and any event which has had or may reasonably be expected to have a materially adverse effect on the financial condition, operations, business or properties;

•	provide access to the other party of certain information; and

•	use its reasonable efforts between the date of the merger agreement and the effective time of the merger to take all actions necessary or desirable, including the filing of any regulatory applications.

Amendment and Waiver. Subject to applicable law: (1) the merger agreement may be amended at any time by the action of the boards of directors of Community and Cuyamaca without action by their shareholders pursuant to a writing signed by all parties to the merger agreement; and (2) the parties, by action of their respective boards of directors, may, at any time prior to the effective time, extend the performance of any obligation or action required by the merger agreement, waive inaccuracies in representations and warranties and waive compliance with any agreements or conditions for their respective benefit contained in the merger agreement.

UNAUDITED PRO FORMA COMBINED FINANCIAL STATEMENTS

These pro forma combined figures are arithmetical combinations of Community’s and Cuyamaca’s separate financial results modified to reflect certain merger-related adjustments. These presentations include an unaudited pro forma combined statement of financial condition as of June 30, 2004 prepared under the assumptions that (i) the transaction is accounted for using the purchase method of accounting, (ii) 70% of Cuyamaca’s common stock is exchanged for Community stock with the remaining 30% of Cuyamaca’s common stock exchanged for cash and (iii) the average closing price of Community stock is $23.47 resulting in value to Cuyamaca shareholders of $24.50 per share. Unaudited pro forma combined statements of operations are also presented for the six months ended June 30, 2004 and the twelve months ended December 31, 2003. The unaudited pro forma combined statement of financial condition assumes the merger took place on June 30, 2004. The unaudited pro forma combined statements of income give effect to the merger as if it had occurred as of January 1, 2003. Certain assumptions associated with these statements are shown as footnotes to these pro forma financial statements.

The unaudited pro forma combined financial statements are presented for information purposes only and you should not assume that the combined company would have achieved the pro forma combined results if they had actually been combined on the date or at the beginning of the periods presented. For purposes of illustration, the pro forma combined figures have been calculated using an exchange ratio of 1.0439 shares of Community common stock for each share of Cuyamaca common stock.

We anticipate that the merger will provide the combined company with financial benefits that include reduced operating expenses. The unaudited pro forma combined financial statements, while helpful in illustrating the financial characteristics of the combined company under one set of assumptions, do not reflect the benefits of expected cost savings or opportunities to earn additional revenue, nor do they reflect business integration costs which Community expects to incur and, accordingly, do not attempt to predict or suggest future results.

Community currently expects to consummate the merger in early October of 2004, subject to the receipt of all required regulatory approvals and approval of stockholders of Community and Cuyamaca.

UNAUDITED PRO FORMA COMBINED

STATEMENT OF FINANCIAL CONDITION

As of June 30, 2004

	Community Bancorp Inc.	Cuyamaca Bank, N.A.	Pro Forma Adjustments		Pro Forma Combined
	(dollars in thousands, except per share data)
ASSETS:
Cash and cash equivalents	$17,716	$3,724	$—		$21,440
Interest bearing deposits in financial institutions	201	1,675	—		1,876
Federal funds sold	28,990	7,197	(8,228	)(a)	27,959
Investments:
Held-to-maturity at amortized cost;	4,951	3,256	23	(b)	8,230
Available-for-sale, at estimated fair value	13,364	6,953	—		20,317
Federal Reserve Bank & Federal Home Loan Bank stock, at cost	2,767	575	—		3,342
Loans held for investment	354,230	89,507	(615	)(c)	443,122
Less allowance for loan losses	(5,715)	(869)	—		(6,584)

Net loans held for investment	348,515	88,638	(615)		436,538
Loans held for sale	92,815	—	—		92,815
Premises and equipment, net	3,684	2,259	—		5,943
Other real estate owned and repossessed assets	450	—	—		450
Affordable housing investments	1,475	—	—		1,475
Accrued interest	1,664	365	—		2,029
Other assets	6,543	1,534	—		8,077
			14,588	(d)
Excess of purchase over book value of net assets acquired			1,178	(d)	15,766
Core deposit intangible assets	—	—	3,491	(d)	3,491
Income tax receivable	288	—	—		288
Deferred tax asset, net	3,618	464	—		4,082
Servicing assets, net	3,499	70	—		3,569
Interest-only strips, at fair value	1,312	41	—		1,353

Total assets	$531,852	$116,751	$10,437		$659,040

LIABILITIES AND STOCKHOLDERS’ EQUITY
Deposits
Interest bearing	$363,676	$65,586	$130	(e)	$429,392
Non-interest bearing	82,441	36,724	—		119,165

Total deposits	446,117	102,310	130		548,557
Short term borrowing	24,000	4,540	(105	)(f)	28,435
Long term debt	14,406	—	—		14,406
Accrued expenses and other liabilities	6,804	758	1,178	(g)	8,740

Total liabilities	491,327	107,608	1,203		600,138

Stockholders’ equity
Common stock, $0.625 par value; authorized 10,000,000 shares	2,741	4,644	(4,644	)(h)
			424	(i)	3,165
Additional paid-in capital	21,001	3,804	(3,804	)(h)	—
			17,953	(i)	38,954
Accumulated other comprehensive income	(147)	21	(21	)(h)	(147)
Retained earnings	16,930	674	(674	)(h)	16,930

Total stockholders’ equity	40,525	9,143	9,234		58,902

Total liabilities and stockholders’ equity	$531,852	$116,751	$10,437		$659,040

See Accompanying Notes to Unaudited Pro Forma Combined Financial Information

UNAUDITED PRO FORMA COMBINED

STATEMENT OF OPERATIONS

For the Six Months Ended June 30, 2004

	Historical
	Community Bancorp Inc.	Cuyamaca Bank, N.A.	Pro Forma Adjustments		Pro Forma Combined
	(dollars in thousands, except per share data)
Interest Income:
Interest on loans	$14,063	$2,787	$50	(j)	$16,900
Interest on fed funds sold	72	30	(39	)(k)	63
Interest on interest bearing deposits in financial institutions	2	27	—		29
Interest on other investments	494	241	(2	)(l)	733

Total interest income	14,631	3,085	9		17,725
Interest Expense:
Deposits	2,040	349	—		2,389
Short term borrowing	75	36	28	(m)	139
Long term debt	452	—	—		452

Total interest expense	2,567	385	28		2,980

Net interest income before provision for loan losses	12,064	2,700	(19)		14,745
Provision for loan losses	513	95	—		608

Net interest income after provision for loan losses	11,551	2,605	(19)		14,137
Other operating income:
Net gain on sale of loans	2,986	187	—		3,173
Loan servicing fees, net	393	12	—		405
Customer service charges	384	354	—		738
Other fee income	621	88	—		709

Total other operating income	4,384	641	—		5,025
Other operating expenses:
Salaries and employee benefits	5,218	1,472	—		6,690
Occupancy	693	232	—		925
Professional services	1,084	114	—		1,198
Depreciation and amortization	376	111	—		487
Data processing	417	143	—		560
Office expenses	328	39	—		367
Other expenses	1,655	425	204	(n)	2,284

Total other operating expenses	9,771	2,536	204		12,511

Income before taxes	6,164	710	(223)		6,651
Income taxes	2,317	268	(91	)(o)	2,494

Net income	3,847	442	(132)		4,157
Other comprehensive income - unrealized gain on available for sale securities	(73)	(82)	—		(155)
Comprehensive income	$3,774	$360	$(132)		$4,002

Basic earnings per share	$0.88	$0.48	$(0.19)		$0.82

Diluted earnings per share	$0.82	$0.46	$(0.18)		$0.77

Average shares outstanding for basic earnings per share	4,376,951	920,501	678,787	(p)	5,055,738
Average shares outstanding for diluted earnings per share	4,674,925	965,367	747,219	(p)	5,422,144

See Accompanying Notes to Unaudited Pro Forma Combined Financial Information

UNAUDITED PRO FORMA COMBINED

STATEMENT OF OPERATIONS

For the Year Ended December 31, 2003

	Historical
	Community Bancorp Inc.	Cuyamaca Bank, N.A.	Pro Forma Adjustments		Pro Forma Combined
	(dollars in thousands, except per share data)
Interest Income:
Interest on loans	$25,580	$5,224	$100	(j)	$30,904
Interest on fed funds sold	143	80	(86	)(k)	137
Interest on interest bearing deposits in financial institutions	5	63	—		68
Interest on trading securities	181	—	—		181
Interest on other investments	877	473	(5	)(l)	1,345

Total interest income	26,786	5,840	9		32,635
Interest Expense:
Deposits	5,100	797	(130	)(q)	5,767
Short term borrowing	313	14	55	(m)	382
Long term debt	757	—	—		757

Total interest expense	6,170	811	(75)		6,906

Net interest income before provision for loan losses	20,616	5,029	84		25,729
Provision for loan losses	1,639	218	—		1,857

Net interest income after provision for loan losses	18,977	4,811	84		23,872
Other operating income:
Net gain on sale of loans	5,161	425	—		5,586
Loan servicing fees, net	666	16	—		682
Customer service charges	735	683	—		1,418
Gain/ (loss) on repossessed assets	61	—	—		61
Other fee income	1,068	28	—		1,096

Total other operating income	7,691	1,152	—		8,843
Other operating expenses:
Salaries and employee benefits	9,608	2,806	—		12,414
Occupancy	1,319	425	—		1,744
Professional services	1,074	270	—		1,344
Depreciation and amortization	799	217	—		1,016
Data processing	756	200	—		956
Office expenses	663	161	—		824
Other expenses	2,958	742	408	(n)	4,108

Total other operating expenses	17,177	4,821	408		22,406

Income before taxes	9,491	1,142	(324)		10,309
Income taxes	3,595	405	(133	)(o)	3,867

Net income	5,896	737	(191)		6,442
Other comprehensive income - unrealized gain on available for sale securities	(75)	—	—		(75)
Comprehensive income	$5,821	$737	$(191)		$6,367

Basic earnings per share	$1.51	$0.85	$(0.28)		$1.41

Diluted earnings per share	$1.42	$0.81	$(0.26)		$1.32

Average shares outstanding for basic earnings per share	3,900,350	871,329	678,787	(p)	4,579,137
Average shares outstanding for diluted earnings per share	4,144,666	912,293	747,219	(p)	4,891,885

See Accompanying Notes to Unaudited Pro Forma Combined Financial Information

NOTES TO UNAUDITED PRO FORMA COMBINED FINANCIAL STATEMENTS

June 30, 2004 and December 31, 2003

(Dollars in thousands, except per share amounts)

Note 1 – Basis of Presentation

The merger will be accounted for using the purchase method of accounting.

Statement of Financial Accounting Standards (“SFAS”) No. 141, “Business Combinations,” requires the purchase method of accounting for business combinations. SFAS No. 142, “Goodwill and Other Intangible Assets” establishes standards for goodwill acquired in a business combination and sets forth methods to periodically evaluate goodwill for impairment at least annually. The purchase method of accounting for business combinations requires that the assets acquired and liabilities assumed are recorded at their respective estimated fair market values as of the closing date. The excess of the total acquisition cost over the sum of the assigned fair values of the tangible and identifiable intangible assets acquired, less liabilities assumed, should be recorded as goodwill and evaluated for impairment thereafter at least annually. Financial statements of Community issued after the consummation of the merger are required to reflect those values, as well as the results of operations of the combined company beginning after the closing date of the merger. Financial statements of Community issued prior to the consummation of the merger will not be restated to reflect Cuyamaca’s historical financial condition or results of operations.

The unaudited pro forma combined statements of operations for the six months ended June 30, 2004 and for the year ended December 31, 2003 give effect to the merger as if the merger had occurred on January 1, 2003.

The unaudited pro forma combined statement of financial condition as of June 30, 2004 gives effect to the merger as if the merger had occurred at June 30, 2004.

The unaudited pro forma financial data is based on preliminary estimates and various assumptions that Community management and Cuyamaca management believe are reasonable in these circumstances. The unaudited pro forma adjustments reflect transaction-related items only and are based on currently available information. Purchase price allocations and related amortization, accretion and depreciation periods will be based on final appraisals, evaluations and estimates of fair values. As a result, actual asset and liability values established and related operating results, including actual amortization and accretion, could differ materially from those reflected in the unaudited pro forma combined financial statements. No estimates of business integration costs or anticipated cost savings, potential revenue enhancements or synergies that Community or Cuyamaca expect to realize in connection with the merger have been reflected in the unaudited pro forma combined financial statements. The unaudited pro forma combined financial statements do not reflect the impact of conforming Cuyamaca’s accounting policies to those of Community’s, as the impact, if any, has not yet been determined.

Note 2 – Merger Consideration

Under the terms of the merger agreement, Community expects to issue approximately 678,787 shares of common stock and an aggregate $6.8 million in cash for the 928,916 outstanding shares of Cuyamaca common stock. In addition, subject to shareholder approval, Community expects to issue approximately 175,232 vested stock options to acquire Community common stock in exchange for 167,863 stock options to acquire Cuyamaca common stock held by Cuyamaca management and directors. Based on an initial exchange ratio of 1.0439 shares (as of June 30, 2004) of Community stock, it is contemplated that the transaction will be comprised of 30.0 percent cash and 70.0 percent stock, and will qualify as a tax-deferred reorganization. Based upon the price of $23.47 of Community’s common stock (the midpoint of the collar as described on page 30), the total fair value of the merger consideration at that date was approximately $25.2 million, as set forth in Note 3 below.

NOTES TO UNAUDITED PRO FORMA COMBINED FINANCIAL STATEMENTS—(Continued)

June 30, 2004 and December 31, 2003

(Dollars in thousands, except per share amounts)

Note 3 – Purchase Price and Acquisition Costs

Community has estimated the relative fair value of Cuyamaca’s net assets in order to determine a preliminary allocation of the purchase price to the net assets to be acquired. For purposes of the accompanying unaudited pro forma combined financial statements, the excess of the purchase price over the book value of net assets to be acquired has been estimated as follows:

Estimated fair value of approximately 678,787 shares of Community common stock expected to be issued:	$15,931	70.0%
Cash	6,828	30.0%

Subtotal	22,759	100.0%
Estimated fair value of 175,232 substituted options	2,446

Total merger consideration	25,205
Estimated Community acquisition costs:
Merger-related compensation and severance	800
Professional services	500
Other Merger-related expenses	100

Total acquisition costs	1,400

Estimated total purchase price	26,605
Less book value of Cuyamaca net assets to be acquired	9,143

Preliminary excess of purchase price over book value of net assets to be acquired	$17,462

The pro forma purchase price calculation shown above is subject to change between August 10, 2004 and the closing date of the merger as a result of the following items:

•	the possible change in the price of Community stock,

•	the actual acquisition costs incurred by Community, and

•	final appraisals, evaluations and estimates of fair value.

The appraisal and purchase price allocation are expected to be finalized within one year after completion of the merger.

In connection with this purchase transaction, Community will obtain appraisals or use other appropriate valuation methodologies to determine the fair value of the assets acquired and liabilities assumed. Such valuations are currently in process; however, for purposes of theses unaudited pro forma combined financial statements, based on preliminary calculations, approximately 10% will be assigned to tangible and identifiable intangible assets and liabilities, such as: loans receivable, interest-bearing deposits, short-term borrowings, securities held to maturity, core deposit intangible and related deferred income tax effects. It is further expected that the deferred income tax assets and liabilities will reverse during the periods of, and in proportion to, the amortization or accretion of the related purchase accounting adjustments to identifiable tangible and intangible assets and liabilities. The estimated amortization of such adjustments in the attached pro forma combined financial statements uses the straight-line method and assumes a weighted average life of approximately 7.0 years.

In the event that final appraisals determine that other material amortizable intangibles exist, actual amortization could significantly differ from the amounts presented in the unaudited pro forma combined

NOTES TO UNAUDITED PRO FORMA COMBINED FINANCIAL STATEMENTS—(Continued)

June 30, 2004 and December 31, 2003

(Dollars in thousands, except per share amounts)

statements of income. In addition, the values estimated for held-to-maturity securities, loans held for investment, interest-bearing deposits and short-term borrowing and their related amortization of the fair value adjustments could differ materially from their final appraised values.

Community anticipates, based on preliminary plans and estimates, that approximately $1.4 million in costs will be incurred in connection with the merger and will be included as part of the purchase price of the merger, as set forth above.

In addition to the above transaction costs, Community expects to incur integration costs of approximately $300,000 before taxes (approximately $177,000 after taxes), substantially all of which are expected to be capitalized and amortized over an average useful life of 3 to 7 years. These estimated costs are primarily comprised of information technology conversion costs and upgrades and branch improvements. These amounts are not reflected in the pro forma combined statements of operations. Such costs will be included in Community’s reported results of operations subsequent to the closing date of the merger.

Note 4 – Pro Forma Adjustments

(a) To reflect the cash portion of the purchase price and estimated transaction and merger related costs of approximately $6.8 million and approximately $1.4 million, respectively, as set forth in Note 3 above.

(b) To reflect the purchase accounting (fair value adjustments at merger date) adjustments to the held to maturity securities portfolio of Cuyamaca.

(c) To reflect the purchase accounting adjustments to the loans held-for-investment portfolio of Cuyamaca.

(d) To reflect the goodwill and core deposit intangible to be recognized as a result of the merger of $14.6 million and $3.5 million, respectively, and the net deferred income tax liability related to pro forma adjustments to the unaudited pro forma combined statement of financial condition other than goodwill, $1.1 million.

(e) To reflect the purchase accounting adjustments to the certificate of deposit portfolio of Cuyamaca.

(f) To reflect the purchase accounting adjustments to the FHLB advance portfolio of Cuyamaca.

(g) To reflect the net deferred income tax liability described in (d) above.

(h) To reflect the elimination of Cuyamaca equity components.

(i) To reflect the (1) fair value of approximately 678,787 shares of Community common stock to be issued in exchange for a portion of the shares of Cuyamaca stock at an initial exchange ratio of 1.0439 based on a price of $23.47 (the midpoint of the collar, further described on page 30) and (2) the fair value of 175,232 vested options to acquire stock of Community to be issued in substitution for 167,863 options to acquire shares of Cuyamaca stock held by directors and employees of Cuyamaca who will continue as directors and employees following the merger, subject to Community shareholder approval.

(j) To reflect in interest on loans the amortization of purchase accounting adjustments on loans receivable utilizing a straight line amortization method over a period of 6.1 years.

(k) To reflect the estimated reduction in interest income assuming federal funds sold were utilized for the cash portion of the merger consideration and acquisition costs.

NOTES TO UNAUDITED PRO FORMA COMBINED FINANCIAL STATEMENTS—(Continued)

June 30, 2004 and December 31, 2003

(Dollars in thousands, except per share amounts)

(l) To reflect in interest on other investments the amortization of purchase accounting adjustments on the held to maturity portfolio of Cuyamaca utilizing the straight-line method over the average life of the securities of 4.7 years.

(m) To reflect in interest expense the amortization of purchase accounting adjustments on the short-term borrowings of Cuyamaca using the straight-line amortization method over a period of 1.9 years.

(n) To reflect the amortization of the core deposit intangible in other operating expense amortized utilizing the straight-line method assuming an estimated life of approximately 8.6 years.

(o) To reflect the impact of income taxes associated with these pro forma adjustments to operating results at a 41% combined effective income tax rate.

(p) Pro forma basic earnings per share were calculated using Community’s historical shares outstanding for the periods presented and the expected issuance of 678,787 shares of Community common stock in the merger. Proforma diluted earnings per share also includes 68,432 incremental shares upon the assumed exercise of 175,232 options described in note (i) above using the treasury stock method to determine the dilutive effect of the options. The calculations assume that the additional shares are issued on January 1, 2003.

(q) To reflect the amortization in interest expense of the purchase accounting adjustments to certificates of deposits of Cuyamaca, utilizing the straight-line method over a period of 6 months.

COMMUNITY STOCK

Community is authorized by its certificate of incorporation to issue 10,000,000 shares of $0.625 par value common stock and 1,000,000 shares of preferred stock. As of June 30, 2004, 4,385,257 shares of common stock were issued and outstanding and no shares of preferred stock were issued and outstanding. Holders of our common stock are entitled to one vote, in person or by proxy, for each share of stock held of record in the shareholder’s name on our books as of the record date on any matter submitted to the vote of the shareholders. Our shares of common stock may be voted cumulatively in connection with the election of directors.

Each of our shares of common stock has the same rights, privileges and preferences as every other share, and will share equally in our net assets upon liquidation or dissolution. Our stock has no preemptive, conversion or redemption rights or sinking fund provisions, and all of the issued and outstanding shares of common stock are fully paid and nonassessable.

Our shareholders are entitled to dividends when, as and if declared by the board of directors out of funds legally available therefore and after satisfaction of the prior rights of holders of outstanding preferred stock, if any (subject to certain restrictions on payment of dividends imposed by the laws of Delaware). The Delaware Corporation Law provides that a corporation may dividend out of any surplus, and, if it has no surplus, out of any net profits for the fiscal year in which the dividend was declared or for the preceding fiscal year (provided that the payment will not reduce capital below the amount of capital represented by all classes of shares having a preference upon the distribution of assets).

The transfer agent and registrar for our common stock is U.S. Stock Transfer.

In connection with the 1,000,000 shares of preferred stock authorized in the certificate of incorporation, our board of directors has sole authority to determine the terms of any one or more series of preferred stock, including voting rights, conversion rates, and liquidation preferences.

Anti-Takeover Provisions in Community’s Certificate of Incorporation and Bylaws

Community’s certificate of incorporation and bylaws contain certain provisions that deal with matters of corporate governance and certain rights of shareholders which might be deemed to have a potential “anti-takeover” effect. These provisions may have the effect of discouraging a future takeover attempt which is not approved by the board of directors but which individual shareholders may deem to be in their best interest, or in which shareholders may receive a substantial premium for their shares over then current market prices. As a result, shareholders who might desire to participate in such a transaction may not have an opportunity to do so. Such provisions will also render the removal of an incumbent board of directors or management more difficult.

The following description of certain of the provisions of our certificate of incorporation and bylaws is necessarily general, and reference should be made in each case to such documents, which are contained as exhibits to our previous filings with the Securities and Exchange Commission. See “WHERE YOU CAN FIND MORE INFORMATION” to learn how to obtain a copy of these documents.

Directors. Certain provisions of our certificate of incorporation and bylaws will impede changes in majority control of the board of directors. Our certificate of incorporation and/or bylaws provides that:

•	our board is divided into three classes so that approximately one-third of the total number of directors are elected each year. This “classified” board of directors is intended to provide for continuity of the board of directors and to make it more difficult and time consuming for a shareholder group to use its voting power to gain control of the board of directors without consent of the incumbent board of directors;

•	the size of the board of directors may be increased or decreased only by a majority vote of the whole board;

•	any vacancy occurring in the board of directors, including a vacancy created by an increase in the number of directors, shall be filled for the remainder of the unexpired term by a majority vote of the directors then in office;

•	a director, in general, may only be removed by the affirmative vote of a majority of the shares eligible to vote; and

•	a procedure for the nomination of directors.

Restrictions on Call of Special Meetings. The certificate of incorporation provides that a special meeting of shareholders may be called only by the board of directors, the president or by holders of 25% or more of our voting stock.

Action Without a Meeting of Shareholders. The certificate of incorporation provides that shareholders may not consent in writing, without a meeting, to the taking of any action unless all shareholders consent.

Procedures for Certain Business Combinations. The certificate of incorporation requires that certain business combinations (such as mergers or the sale of substantial assets, including the stock of a subsidiary) involving Community either (i) be approved by a vote of not less than 66 2/3% of all outstanding voting shares of Community, or (ii) be approved by not less than 66 2/3% of the board of directors and any vote of the outstanding voting shares as may be required by applicable law, rule or regulation.

Amendment to Certificate of Incorporation and Bylaws. Amendment to the provisions relating to “business combinations” in the certificate of incorporation requires the approval of not less than 66 2/3% of the outstanding shares.

Authorized Shares. Community’s certificate of incorporation authorizes the issuance of 10,000,000 shares of common stock and 1,000,000 shares of preferred stock. The shares of common stock and preferred stock were authorized to provide our board of directors with as much flexibility as possible to effect, among other transactions, financings, acquisitions, stock dividends, and the exercise of employee stock options. However, these additional authorized shares may also be used by the board of directors, to the extent consistent with its fiduciary duty, to deter future attempts to gain control of Community. As a result of the ability to fix voting rights for a series of preferred stock and to issue additional shares of common stock, the board has the power to issue stock to persons friendly to management in order to attempt to block a tender offer, merger or other transaction by which a third party seeks control of Community, and thereby allow members of management to retain their positions.

Delaware Anti-Takeover Statute. The Delaware General Corporation Law provides that buyers who acquire more than 15% of the outstanding stock of a Delaware corporation, such as Community, are prohibited from completing a hostile takeover of such corporation for three years. However, the takeover can be completed if (i) the buyer, while acquiring the 15% interest, acquires at least 85% of the corporation’s outstanding stock (the 85% requirement excludes shares held by directors who are also officers and certain shares held under employee stock plans), or (ii) the takeover is approved by the target corporation’s board of directors and two-thirds of the shares of outstanding stock of the corporation (excluding shares held by the bidder). The foregoing provisions of the Delaware General Corporation Law do not apply to Delaware corporations which do not have a class of voting stock listed on a national exchange, authorized for quotation on an inter-dealer quotation system of a registered national securities association or held of record by more than 2,000 shareholders. Community has not exempted itself from the requirements of the statute by adopting an amendment to its certificate of incorporation or bylaws electing not to be governed by this provision.

Purpose and Takeover Defensive Effects of Community’s Certificate of Incorporation and Bylaws

Our board believes that the provisions described above are prudent and will reduce our vulnerability to takeover attempts and certain other transactions which have not been negotiated with and approved by its board of directors. The board of directors believes these provisions are in the best interest of Community and its shareholders. In the judgment of the board of directors, our board will be in the best position to determine the true value of Community and to negotiate more effectively for terms that will be in the best interest of its shareholders. Accordingly, the board of directors believes that it is in the best interest of Community and its shareholders to encourage a potential acquirer to negotiate directly with the board of directors, and that these provisions will encourage such negotiations and discourage hostile takeover attempts. It is also the view of the board of directors that these provisions should not discourage persons from proposing a merger or other transaction at a price reflective of the true value of Community and otherwise in the best interest of all shareholders.

Attempts to acquire control of financial institutions have become relatively common. Takeover attempts which have not been negotiated with and approved by the board of directors present to shareholders the risks of a takeover on terms which may be less favorable than might otherwise be available. A transaction which is negotiated and approved by the board of directors, on the other hand, can be carefully planned and undertaken at an opportune time in order to obtain maximum value for Community and its shareholders, with due consideration given to matters such as the management and business of the acquiring corporation and maximum strategic development of Community’s assets.

An unsolicited takeover proposal can seriously disrupt the business and management of a corporation and cause it to incur great expense. Although a tender offer or other takeover attempt may be made at a price substantially above the current market prices, such offers are sometimes made for less than all of the outstanding shares of a target company. As a result, shareholders may be presented with the alternative of partially liquidating their investment at a time that may be disadvantageous, or retaining their investment in an enterprise which is under different management and whose objectives may not be similar to those of the remaining shareholders. The concentration of control which could result from a tender offer or other takeover attempt could also deprive Community’s remaining shareholders of benefits of certain protective provisions of the Securities Exchange Act of 1934, if the number of beneficial owners became less than the 300, thereby allowing for Exchange Act deregistration.

Despite the belief of Community as to the benefits to shareholders of these provisions of Community’s certificate of incorporation and bylaws, these provisions may also have the effect of discouraging a future takeover attempt which would not be approved by Community’s board of directors, but pursuant to which shareholders may receive a substantial premium for their shares over then current market prices. As a result, shareholders who might desire to participate in such a transaction may not have any opportunity to do so. Such provisions will also render the removal of Community’s board of directors and management more difficult. The board of directors of Community, however, has concluded that the potential benefits outweigh the possible disadvantages.

COMPARISON OF COMMUNITY COMMON STOCK

AND CUYAMACA COMMON STOCK

As a result of the merger, the holders of Cuyamaca common stock will become shareholders of Community, a Delaware corporation. As a holder of Community common stock, you will have similar (but not identical) rights to those that you currently have with your shares of Cuyamaca common stock.

The discussion below is a summary of various rights of shareholders, it is not intended to be a complete statement of all rights. The discussion is qualified in its entirety by reference to the certificate of incorporation of Community and the articles of association of the Cuyamaca as well as the provisions of Delaware and federal law.

Authorized Capital Stock

Cuyamaca’s articles of association provide for 2,000,000 authorized shares of common stock with a par value of $5.00 per share. At June 30, 2004, there were 928,916 shares of such stock outstanding, as adjusted for the 5% stock dividend paid in May. The Cuyamaca’s articles of association do not provide for another class of stock.

Community’s certificate of incorporation provides for 10,000,000 shares of authorized common stock with a par value of $0.625 per share of which, at June 30, 2004, there were 4,385,257 shares outstanding, as well as 1,000,000 shares of preferred stock of which none are outstanding.

Issuance of Common Stock

Under Community’s certificate of incorporation and Cuyamaca’s articles of association, shares of common stock may be issued from time to time by their boards of directors without the approval of the shareholders.

Liquidation Rights

In the event of liquidation, holders of common stock of Community and Cuyamaca are entitled to similar rights to assets distributable to shareholders on a pro rata basis after satisfaction of liabilities.

Redemption Rights

Cuyamaca has limited ability to buy its outstanding shares from its shareholders. Community is empowered by Delaware law to buy its shares of stock from its shareholders at the mutual accord of the shareholder and Community.

Preemptive Rights

Neither Community’s certificate of incorporation nor Cuyamaca’s articles of association provide for preemptive rights.

Voting Rights

Each share of Cuyamaca common stock and each share of Community common stock is entitled to one vote per share. Cuyamaca’s articles of association provide for cumulative voting in the election of directors. Community’s certificate of incorporation also permits cumulative voting in the election of directors.

Cumulative voting entitles a shareholder to vote as many votes as equals the number of shares the shareholder owns multiplied by the number of directors to be elected. A shareholder may cast all his votes for a single candidate or distribute such votes among any or all of the candidates.

Shareholder Action without a Meeting

Cuyamaca’s articles of association and bylaws make no provision for written consent signed by the shareholders in lieu of holding an annual or special meeting of shareholders.

Community’s certificate of incorporation permits only unanimous shareholder action by written consent.

Shareholder Vote on Business Combinations

In general, approval of a business combination (a merger or sale of assets) involving Cuyamaca requires the approval of a majority of the board of directors as well as a favorable vote of not less than 66 2/3% of the outstanding shares.

Under Community’s certificate of incorporation, a business combination requires the approval of not less than 66 2/3% of the board of directors as well as any favorable vote of the shareholders as may be required by Delaware law or other rule or regulation. However, if less than 66 2/3% of the board of directors approves the business combination, it must be approved by a favorable vote of not less than 66 2/3% of the outstanding shares.

Special Meetings of Shareholders

Cuyamaca’s articles of association provide that a special meeting of the shareholders may be called by, among others, a holder or holders of 10% or more of the outstanding voting shares.

Community’s certificate of incorporation provides for a higher percentage (25% or more) of the outstanding voting shares.

Dividends

A national banking association, such as Cuyamaca, may not declare a dividend without the approval of the Comptroller of the Currency, if the total of dividends declared by that bank in a calendar year exceeds the total of profits for that year combined with its retained profits of the preceding two years. The Comptroller of the Currency may also restrict the payment of dividends under its general supervisory and enforcement powers.

Under Delaware law, a corporation (such as Community) may pay dividends out of surplus or, in the event that no surplus exists, out of net profits for the fiscal year in which the dividend is declared or its net profits for the preceding fiscal year, subject to certain limitation for the benefit of preference shares, if any.

Amendment to Charter and Bylaws

In general, Cuyamaca’s articles of association and bylaws may be amended by a favorable vote of the majority of the outstanding voting stock. Under most circumstances, the bylaws of a national bank may also be amended by the board of directors.

Amendments to Community’s certificate of incorporation requires the approval of a majority vote of Community’s board of directors and also by a majority of the outstanding shares of Community’s voting stock, provided, however, that approval by at least 66 2/3% of the outstanding voting stock is generally required to amend the provision relating to “business combinations.” Community’s bylaws may be amended by a majority vote of the board of directors or the affirmative vote of a majority of the total votes eligible to be voted at a duly constituted meeting of shareholders.

Board of Directors

Cuyamaca’s articles of association provide that the number of directors shall not be less than 5 nor more than 25 with the exact number fixed by a resolution of the board or shareholders. The number of directors has been fixed at 10.

Community’s certificate of incorporation provides that the number of directors shall be not less than 3 nor more than 25 with the exact number of directors fixed by a resolution of the board. The number of directors has been fixed at 10.

Directors of Cuyamaca are elected annually for a one year term.

Community has a “classified” board of directors. A “classified” board means that the directors are divided into three classes of approximately equal size with staggered terms. Only one of the three classes is elected at each annual meeting to a term of three years. At subsequent annual meeting, a number of directors will be elected equal to the number of directors with terms expiring at that annual meeting.

In general, the removal of a director in a national bank or the removal of a director of Community requires a vote of a majority of the shareholders at a meeting.

Nomination to the Board of Directors

Cuyamaca’s articles of association require shareholders to comply with certain prior notice provisions in connection with the nomination of persons to become directors of Cuyamaca. Failure to comply with these provisions may result in the nomination being disregarded.

Community’s certificate of incorporation contains similar prior notice provisions. Failure to comply with these provisions will result in the nomination being disregarded.

Dissenters’ Rights

Shareholders of a national bank which will not survive a merger or consolidation are entitled to dissenters’ rights substantially in the form described in “THE MERGER – Dissenters’ Rights.”

Under Delaware law, appraisal rights are generally available for shares of any class or series of a corporation in a merger or consolidation; provided that, except in certain circumstances, no such rights are available for the shares of any class or series of stock which, at the record date for the meeting held to approve such transaction, were either (1) listed on a national securities exchange or (2) held of record by more than 2,000 shareholders; and further provided that no rights are available to shareholders of the surviving corporation if the merger did not require their approval.

Limitation of Personal Liability of Directors and Officers

Delaware law provides that a corporation may include in its certificate of incorporation a provision limiting or eliminating the liability of its directors to the corporation and its shareholders for monetary damages arising from a breach of fiduciary duty, except:

•	A breach of the duty of loyalty to the corporation or its shareholders;

•	Acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;

•	Payment of a dividend or the repurchase or redemption of stock in violation of Delaware law; or

•	Any transaction from which the director derived an improper personal benefit.

Community’s certificate of incorporation provides for such a provision.

Cuyamaca’s articles of association also provide for a limitation on director and officer liability which is based on a similar California statute.

INFORMATION ABOUT COMMUNITY AND COMMUNITY NATIONAL BANK

General

Community Bancorp Inc. is a Delaware corporation and is registered as a bank holding company under the Bank Holding Company Act of 1956, as amended. As a bank holding company, Community is allowed to acquire or invest in the securities of companies that are engaged in banking or in activities closely related to banking as authorized by the Board of Governors of the Federal Reserve System.

Community’s principal asset is its wholly owned subsidiary, Community National Bank. At June 30, 2004, Community had total consolidated assets of $531.9 million, consolidated deposits of $446.1 million, and consolidated stockholders’ equity of $40.5 million.

Community National Bank

Community National Bank (formerly named Fallbrook National Bank) was licensed by the Comptroller of the Currency (the “Comptroller”) on September 5, 1985 and commenced operation as a national banking association on the same day. As a national banking association, Community National Bank is subject to primary supervision, examination and regulation by the Comptroller. Community National Bank is also subject to certain other federal laws and regulations. In addition, Community National Bank is subject to applicable provisions of California law insofar as such provisions do not conflict with or are not preempted by federal banking laws. The deposits of Community National Bank are insured by the Federal Deposit Insurance Corporation up to the applicable limits thereof, and like all national banks, Community National Bank is a member of the Federal Reserve System. Community National Bank presently has no subsidiaries.

The Bank provides traditional commercial banking services to small and medium-sized businesses and individuals in the communities along the I-15 corridor in northern San Diego County and southwest Riverside County. San Diego and Riverside Counties, according to U.S. census data, were among the top ten fastest growing counties in the United States measured by numerical population growth from April 2000 to July 2003. The Bank has five full service branches serving the communities of Bonsall, Escondido, Fallbrook, Temecula, Vista, and additional SBA loan production offices which originate loans in California, Arizona, Nevada and Oregon. According to June 30, 2003 FDIC data, our five branches have an 8.1% combined deposit market share within the five cities we serve, which would rank us first among community banks and fourth among all banks and thrifts.

Additional Information Concerning Community

Information concerning:

•	directors and executive officers,

•	executive compensation,

•	principal stockholders,

•	certain relationships and related transactions,

•	and other related matters concerning Community

is included or incorporated by reference in its annual report on Form 10-K for the year ended December 31, 2003. Additionally, financial statements and information as well as management’s discussion and analysis thereof are included in the Form 10-K and in its Form 10-Q for the quarter ended June 30, 2004. These reports are incorporated by reference into this joint proxy statement-prospectus. If you want to obtain copies of these documents or other information concerning Community, please see “WHERE YOU CAN FIND MORE INFORMATION” at page 65.

INFORMATION ABOUT CUYAMACA BANK, N.A.

General

Cuyamaca is a commercial bank that was originally organized under the laws of the State of California and commenced operations on January 4, 1984. After fourteen years of operation as a state-charted bank, Cuyamaca converted to a national banking association on June 5, 1998. Currently, Cuyamaca operates three branch offices in eastern San Diego County, located in El Cajon, La Mesa and Santee and one branch office in north coastal San Diego County, located in Encinitas. As of June 30, 2004, Cuyamaca had total assets, deposits and stockholders’ equity of approximately $116.8 million, $102.3 million and $9.1 million, respectively.

Cuyamaca’s current market area is eastern and north coastal San Diego County and the adjacent communities. These market areas include the cities of Santee, La Mesa and El Cajon, in eastern San Diego County, Encinitas in north coastal San Diego County, and the adjacent incorporated and unincorporated areas of San Diego County and portions of the City of San Diego. Cuyamaca markets a wide range of banking services through the personal efforts of its directors, officers and employees. Cuyamaca believes that the personal contacts and relationships between its bankers and its customers are Cuyamaca’s most reliable resources for the development and retention of business.

Like most other banks, Cuyamaca’s principal business is to accept demand, savings and time deposits, and to make real estate, commercial and consumer loans and other investments. Cuyamaca offers a broad range of banking products and services, including many types of business and personal savings and checking accounts and other consumer banking services.

Cuyamaca originates several types of loans, including secured and unsecured commercial and consumer loans, such as automobile and boat loans, business loans, equipment loans, home improvement loans, mobile home loans, professional loans, commercial and residential real estate mortgage loans, commercial and residential construction loans and Small Business Administration loans. Currently, Cuyamaca makes loans that are primarily short-term and/or adjustable rate. Cuyamaca also invests in certificates of deposits from other banks and in securities issued by the U.S. government and its agencies, including mortgage-backed securities, and by state agencies and municipalities. Cuyamaca does not have trust powers, but it arranges for trust services through correspondent banks and other entities.

As a national banking association, Cuyamaca is a member of the Federal Reserve System and is subject to regulation, supervision and examination by the Office of the Comptroller of the Currency, and to applicable laws and regulations under federal banking laws. Deposits of the Bank are insured up to the maximum limits (presently $100,000 per account) allowed by the FDIC. As a result of this deposit insurance function, the FDIC has certain supervisory authority and powers over FDIC insured institutions. Cuyamaca also is subject to applicable provisions of California law if not in conflict with or preempted by federal legislation. Various requirements and restrictions under federal and state laws affect the operation of Cuyamaca. Federal regulations address several areas including loans, investments, mergers and acquisitions, borrowings, dividends, and the number and locations of branch offices.

Financial Information Concerning Cuyamaca

Cuyamaca’s reports on Form 10-KSB for the year ended December 31, 2003 and on Form 10-QSB for the quarter ended June 30, 2004 are included in this joint proxy statement - prospectus as Appendices D and E, respectively. Such reports contain financial statements and data concerning Cuyamaca and its operation as well as management’s discussion and analysis of financial condition and results of operations.

Additional Information Concerning Cuyamaca

Information concerning:

•	directors and executive officers,

•	executive compensation,

•	principal stockholders,

•	certain relationships and related transactions,

•	and other related matters concerning Cuyamaca

is included in Cuyamaca’s Form 10-KSB which is attached as Appendix D to this joint proxy statement - prospectus.

PROPOSAL 1 FOR COMMUNITY:

AMENDMENTS TO 2003 STOCK OPTION PLAN

Introduction

Community’s 2003 Stock Option Plan presently provides for the issuance of up to 125,000 shares of common stock upon the exercise of options granted under the 2003 Plan. At June 30, 2004, Community had options outstanding pursuant to the 2003 Plan to purchase a total of 98,800 shares and only 26,200 shares available for future grants.

Community shareholders are being asked to approve amendments to the 2003 Plan (A) to increase the maximum number of shares of Community’s common stock which are reserved under the 2003 Plan by 500,000 shares and (B) to clarify the exercise of substitute stock options. In an effort to (i) provide substitute stock options to directors, officers and employees of Cuyamaca pursuant to the merger and (ii) continue to attract and maintain high quality persons to serve as directors, officers and key employees of Community, the board of directors adopted the amendments to the 2003 Plan at its June 16, 2004 meeting, subject to shareholder approval.

If the Community shareholders approve the amendments, Community could grant substitute stock options pursuant to the merger agreement to officers, directors and employees of Cuyamaca for up to approximately 177,940 Community shares of common stock. The substitute stock options are discussed in “THE MERGER – The Merger Agreement – Treatment of Stock Options” and in “ - Substitute Options” (below). Approval of Community shareholders of the amendments to the 2003 Plan is not a condition to the merger. If Community shareholders fail to approve the amendments to the 2003 Plan, holders of Cuyamaca stock options will have the alternatives of (i) exercising their options and becoming Cuyamaca shareholders or (ii) receiving cash for the difference between the exercise price of their stock options and the per share cash consideration to be paid in the merger multiplied by the number of shares of Cuyamaca stock to which the option relates.

Community’s board of directors believes it is advisable for the shareholders to approve the proposed amendments to the 2003 Plan in order (i) to grant the substitute options contemplated in the merger with Cuyamaca and (ii) to have options available to encourage directors, officers and key employees to remain with Community and to attract new, qualified officers, key employees and directors in today’s competitive market.

As proposed, the first sentence of Section 4 of the 2003 Plan would be amended to read:

“Except as otherwise required by the provisions of Section 10 hereof, the aggregate number of Shares deliverable pursuant to all Awards shall not exceed Six Hundred and Twenty-Five Thousand (625,000) Shares.”

Additionally, a new sentence would be added to Section 9 (Substitute Options) of the 2003 Plan to read:

“Any substitute option granted to a director of the other corporation will not terminate as a result of such person not being a director of the Company, but rather will continue to be exercisable during the entire remaining term of the option for which the substitute option was granted unless the substitute option is sooner terminated pursuant to Section 10(b) of this Plan.”

If the proposed amendments to the 2003 Plan are approved, the total shares available pursuant to all earlier stock options and the 2003 Plan would be approximately 26.1% of the total shares outstanding at June 30, 2004 (22.6% on a pro forma basis following the merger). The 2003 Plan has not been amended in any other respect, and remains in full force and effect.

Summary of 2003 Plan

The following is a summary of the 2003 Plan. This summary does not purport to be complete and is qualified in its entirety by reference to the complete text of the 2003 Plan which is available for inspection at the administrative office of Community. Additionally, Community has filed a registration statement on form S-8 in connection with the 2003 Plan and the 2003 Plan is an exhibit to such registration statement. Copies of such registration statements can be obtained from the Securities and Exchange Commission. See, “WHERE YOU CAN FIND MORE INFORMATION.”

Adoption of the 2003 Plan and Purpose

On April 16, 2003, Community’s board of directors adopted and approved, subject to shareholder approval, the 2003 Plan to provide that employees and officers (“Employees”), employee directors (“Employee Directors”) and non-employee directors (“Non-Employee Directors”) will be eligible to receive options to purchase shares of the Common Stock of Community. The 2003 Plan did not supersede Community’s 1990 Stock Option Plan nor effect any of the stock options granted under such Plan. The shareholders of Community approved the 2003 Plan on May 28, 2003.

Purpose

The purpose of the 2003 Plan is to strengthen Community by providing to participating Employees, Employee Directors and Non-Employee Directors added incentive for high performance and to encourage stock ownership in Community. The 2003 Plan seeks to accomplish these goals by a means whereby such Employees, Employee Directors and Non-Employee Directors of Community may be given an opportunity to purchase, by way of option, common stock of Community. The 2003 Plan is also intended to enable Community to compete effectively for and retain the services of such persons and to provide incentives for such persons to exert maximum efforts for the success of Community.

Community intends that the options issued under the 2003 Plan shall, in the discretion of the committee which administers the 2003 Plan, be either incentive stock options (“Incentive Stock Options”) as that term is used in Section 422A of the Internal Revenue Code of 1986, as amended (the “Code”), or any successor thereto, or options which do not qualify as incentive stock options (“Non-Qualified Stock Options”).

Administration

A committee of directors, appointed by the board of directors and composed of not less than three “Non-Employee Directors,” administers the 2003 Plan (the “Committee”). The Committee shall have full power and authority in its discretion to take any and all action required or permitted to be taken under the 2003 Plan, including the selection of participants to whom stock options may be granted, the determination of the number of shares which may be covered by stock options, the purchase price, and other terms and conditions thereof.

Regardless of whether a Committee is selected, the board of directors of Community may act as the Committee and any action taken by said board as such shall be deemed to be taken by the Committee.

Shares Reserved

There are currently 125,000 shares of Common Stock remaining reserved for issuance upon exercise of options granted under the 2003 Plan. The proposed amendment to the 2003 Plan would increase the number of shares reserved under the 2003 Plan to 625,000 shares. If any option granted under the 2003 Plan shall for any reason expire, be canceled or otherwise terminate without having been exercised in full, the shares not purchased under such option shall again become available for the 2003 Plan.

Eligibility

All Employees, Employee Directors and Non-Employee Directors are eligible to participate in the 2003 Plan and Employees and Employee Directors are eligible to receive Incentive and Non-Qualified Stock Options. Non-Employee Directors are only eligible to receive Non-Qualified Stock Options. Community may issue Incentive Stock Options provided that the aggregate fair market value (determined at the time the Incentive Stock Option is granted) of the stock with respect to which Incentive Stock Options are exercisable for the first time by the optionee during any calendar year shall not exceed $100,000. Should it be determined that any Incentive Stock Option granted pursuant to the 2003 Plan exceeds such maximum, such Incentive Stock Option shall be considered to be a Non-Qualified Stock Option and not qualify for treatment as an Incentive Stock Option under Section 422A of the Code to the extent, but only to the extent, of such excess.

Option Price

The exercise price of each option shall be determined by the Committee and shall not be less than the fair market value of the stock subject to the option on the date the option is granted; provided, however, that the purchase price of the stock subject to an Incentive Stock Option may not be less than 110% of such fair market value where the optionee owns (or is deemed to own pursuant to the Code) shares of stock representing more than 10% of total combined voting power of all classes of stock of Community.

Substitute Options

Section 9 of the 2003 Plan authorizes the grant of substitute options when the outstanding shares of another corporation are changed into or exchanged for shares of Community common stock such as in a merger, consolidation or similar transaction. In such event, options pursuant to the 2003 Plan may be granted in exchange for unexercised, unexpired options of the other corporation and the exercise of such substitute options may be fixed at less than 100% of the fair market value of a share of Community common stock. The exercise price of and the number of shares of the other corporation to which the option pertains are adjusted in accordance with the exchange ratio for the transaction.

One of the proposed amendments to the 2003 Plan clarifies Section 9 by making clear that any substitute option granted to a director of any acquired company will not terminate if such person does not become a director of Community. Any such substitute options will continue to be exercisable for the entire term of the original option for which the substitute option was granted unless all options under the 2003 Plan are terminated as a result of the liquidation, dissolution or change of control of Community.

Adjustments Upon Changes In Stock

If the outstanding shares of Community common stock are increased, decreased, or changed into, or exchanged for a different number or kind of shares or securities of Community without receipt of consideration by Community, through reorganization, merger, recapitalization, reclassification, stock split, stock dividend, stock consolidation, or otherwise, an appropriate and proportionate adjustment shall be made in the number and kind of shares as to which options may be granted. A corresponding adjustment changing the number or kind of shares and the exercise price per share allocated to unexercised options, or portions thereof, which shall have been granted prior to any such change shall likewise be made. Any such adjustment, however, in an outstanding option shall be made without change in the total price applicable to the unexercised portion of the option but with a corresponding adjustment in the price for each share subject to the option adjustments being made by the Committee whose determination as to what adjustments shall be made, and the extent thereof, shall be final and conclusive. No fractional shares of stock shall be issued under the 2003 Plan on account of any such adjustment.

Expiration, Termination and Transfer of Options

No option under the 2003 Plan may extend more than ten (10) years from the date of grant. Notwithstanding the foregoing, any Incentive Stock Option granted to an optionee who owns (or is deemed to own pursuant to the Code) shares of stock representing more than ten percent (10%) of the total combined voting power of all classes of stock of Community or any of its affiliates shall expire not later than five (5) years from the date of grant.

Except in the event of termination of employment due to death, disability or termination for cause, options will terminate 30 days after an Employee or Employee Director optionee ceases to be employed by Community or its subsidiaries or a Non-Employee Director optionee ceases to serve as a director of Community or its subsidiaries unless the options by their terms were scheduled to terminate earlier. During that 30 day period after the Employee or Employee Director optionee ceases to be employed by Community or its subsidiaries, or a Non-Employee Director optionee ceases to serve as a director of Community or its subsidiaries, such options shall be exercisable only as to those shares with respect to which installments, if any, had accrued as of the date on which the optionee ceased to be employed by Community or its subsidiaries or ceased to serve as director of Community or its subsidiaries. If such termination was due to such optionee’s disability (as defined in the 2003 Plan), or such optionee’s death, the option, by its terms, may be exercisable for one year after such termination of employment or cessation of directorship unless the option by its terms was scheduled to terminate earlier. In the event of disability or death, such options shall be exercisable only as to those shares with respect to which installments, if any, had accrued as of the date of death or disability. If an optionee’s employment is terminated for “cause” (as defined in the 2003 Plan), the option terminates immediately subject to reinstatement by the Committee in its sole discretion. An option by its terms may only be transferred by will or by laws of descent and distribution upon the death of the optionee, and shall be exercisable during the lifetime of the person to whom the option is granted only by such person.

Termination and Amendment of the 2003 Plan

The 2003 Plan and the options granted thereunder will terminate upon the occurrence of a terminating event, including, but not limited to, liquidation, reorganization, merger or consolidation of Community with another company in which Community is not the surviving entity, or a sale of substantially all the assets of Community to another person (a “Terminating Event”) unless provision is made in connection with such transaction for assumption of options theretofore granted, or substitution for such options with new options covering stock of a successor employer, solely in the discretion of such successor, with appropriate adjustment as to the number and kind of shares and prices. The Committee shall notify each optionee of the pendency of a Terminating Event. Upon the delivery of such notice, any option outstanding shall, notwithstanding any vesting schedule contained in an option agreement, become fully exercisable within the time period established by the Committee. The board of directors may also suspend or terminate the 2003 Plan at any time. Unless sooner terminated, the 2003 Plan shall terminate ten (10) years from the effective date of the 2003 Plan or May 28, 2013. No options may be granted under the 2003 Plan while it is suspended or after it is terminated. Rights and obligations under any option granted pursuant to the 2003 Plan while it is in effect shall not be altered or impaired by suspension or termination of the 2003 Plan, other than pursuant to the terms thereof, except with the consent of the person to whom the stock option was granted.

The 2003 Plan may be amended by the Board of Directors at any time, and from time to time. However, except as otherwise provided in the 2003 Plan relating to adjustments upon changes in stock (e.g., stock splits or stock dividends), no amendment shall be effective unless approved by the affirmative vote of a majority of the outstanding shares of Community present and voting, if the amendment will, among other things: (a) increase the number of shares reserved for options under the 2003 Plan; (b) modify the requirements as to eligibility for participation in the 2003 Plan; or (c) increase the maximum term of options provided for in the Plan.

Federal Income Tax Consequences

Generally under present law, when an option qualifies as an Incentive Stock Option under Section 422A of the Code: (a) an Employee will not realize taxable income either upon the grant or the exercise of the option, (b) any gain or loss upon a qualifying disposition of the shares acquired by the exercise of the option will be treated as capital gain or loss, and (c) no deduction will be allowed to Community for federal income tax purposes in connection with the grant or exercise of an Incentive Stock Option or a qualifying disposition of the shares. A disposition by an Employee of stock acquired upon exercise of an Incentive Stock Option will constitute a qualifying disposition if it occurs more than two years after the grant of the option, and one year after the transfer of the shares to the Employee. Gain or loss recognized upon a qualifying disposition of such stock will be measured by the difference between the amount realized on the disposition and the exercise price paid therefor, and will be treated as long-term capital gain or loss (provided such stock is held as a capital asset). If such stock is disposed of by the Employee before the expiration of those time limits, the transfer would be a “disqualifying disposition” and the Employee, in general, will recognize ordinary income equal to the lesser of (a) the aggregate fair market value of the shares as of the date of exercise less the option price, or (b) the amount realized on the disqualifying disposition less the option price. Ordinary income from a disqualifying disposition will constitute compensation to the Employee.

Upon the exercise of an Incentive Stock Option, the difference between the fair market value of stock on the date of exercise and the option price generally is treated as a “tax preference” item in that taxable year for alternative minimum tax purposes, as are a number of other items specified by the Code. Such tax preference items (with adjustments) form the basis for the alternative minimum tax, which may apply depending on the amount of the computed “regular tax” of the employee for that year. Under certain circumstances the amount of alternative minimum tax is allowed as a carry forward credit against regular tax liability in subsequent years.

In the case of stock options which do not qualify as an Incentive Stock Option (Non-Qualified Stock Options), no income generally is recognized by the optionee at the time of the grant of the option. Under present law the optionee generally will recognize ordinary income at the time the Non-Qualified Stock Option is exercised equal to the aggregate fair market value of the shares acquired less the option price. Notwithstanding the foregoing, if the shares received upon exercising a Non-Qualified Stock Option are subject to certain restrictions, the taxable event is postponed until the restrictions lapse.

Shares acquired upon exercise of Non-Qualified Stock Option will have a tax basis equal to their market value on the exercise date or other relevant date on which ordinary income is recognized and the holding period for the shares generally will begin on the date of exercise or such other relevant date. Upon subsequent disposition of the shares, the optionee generally will recognize capital gain or loss provided the shares are held by the optionee for more than one year prior to disposition.

Community generally will be entitled to a deduction equal to the ordinary income recognized by the optionee in the case of a disqualifying disposition of an Incentive Stock Option or in connection with the exercise of a Non-Qualified Stock Option.

APPROVAL OF THE AMENDMENTS TO THE 2003 PLAN REQUIRES THE APPROVAL OF THE HOLDERS OF A MAJORITY OF THE OUTSTANDING SHARES OF COMMUNITY’S COMMON STOCK.

THE BOARD OF DIRECTORS OF COMMUNITY RECOMMENDS A VOTE OF “FOR” THIS PROPOSAL.

WHERE YOU CAN FIND MORE INFORMATION

Community files annual, quarterly and current reports, proxy statements and other information with the Securities and Exchange Commission. You may read and copy any reports, statements or other information that Community files at the Commission’s public reference rooms in Washington, D.C., New York, New York and Chicago, Illinois. Please call the Commission at (800) SEC-0330 for further information on the public reference rooms. The Commission also maintains an Internet World Wide Web site at “http://www.sec.gov” at which reports, proxy and information statements and other information regarding Community are available.

Community has filed with the Securities and Exchange Commission a registration statement on Form S-4 under the Securities Act of 1933 relating to the shares of Community common stock to be issued in connection with the merger. This joint proxy statement - prospectus also constitutes the prospectus of Community filed as part of the registration statement but does not contain all the information set forth in the registration statement and exhibits thereto. You may copy and read the registration statement and its exhibits at the public reference facilities maintained by the Securities and Exchange Commission at the address set forth above.

The Securities and Exchange Commission allows Community to “incorporate by reference” information into this joint proxy statement-prospectus, which means that Community can disclose important information to you by referring you to another document filed separately with the Commission. The information incorporated by reference is deemed to be part of this joint proxy statement-prospectus, except for any information superseded by information contained directly in this joint proxy statement-prospectus. This joint proxy statement-prospectus incorporates by reference the documents set forth below that Community has previously filed with the Commission. These documents contain important information about Community and its financial condition.

Community Commission Filings (File No. 000-26505)	Period
Annual Report on Form 10-K	Year ended December 31, 2003
Quarterly Report on Form 10-Q	Quarter ended June 30, 2004
Proxy Statement for Annual Meeting of Shareholders	Dated: April 26, 2004
Current Reports on Form 8-K	Dated: May 25, June 7, June 28, July 22, and July 29, 2004

Community incorporates by reference any additional documents that it may file with the Commission between the date of this joint statement-prospectus and the date of the meeting. These include periodic reports, such as annual reports on Form 10-K, quarterly reports on Form 10-Q and current reports on Form 8-K, as well as proxy statements.

This joint proxy statement-prospectus incorporates by reference documents relating to Community which are not presented in this joint proxy statement-prospectus or delivered herewith. Those documents are available from Community without charge, excluding all exhibits unless specifically incorporated by reference in this joint proxy statement-prospectus, by requesting them in writing or by telephone from:

Mr. L. Bruce Mills, Jr.

Chief Financial Officer

Community Bancorp Inc.

900 Canterbury Place, Suite 300

Escondido, California 92025

(760) 432-1130

Cuyamaca files annual, quarterly and current reports, proxy statements and other information with the Office of the Comptroller of the Currency. Pursuant to the rules and regulations of the Office of the Comptroller of the Currency, copies of any reports, statements of other information that Cuyamaca files with the Office of the Comptroller of the Currency will be furnished upon a shareholder’s written request to Paul Cable, Chief Financial Officer, Cuyamaca Bank, N.A., 9955 Mission George Road, Santee, California 92071 or by calling Cuyamaca at (619) 562-6400. Attached hereto as Appendix D, and Appendix E are copies of Cuyamaca’s Report of Form 10-KSB for the year ended December 31, 2003 and Report of Form 10-QSB for the quarter ending June 30, 2004.

Community has supplied all information contained in the joint proxy statement - prospectus relating to Community and Cuyamaca has supplied all such information relating to Cuyamaca.

In deciding how to vote, you should rely only on the information contained in this joint proxy statement – prospectus or incorporated herein by reference. Neither Community nor Cuyamaca has authorized any person to provide you with any information that is different from what is contained in this joint proxy statement - prospectus. This joint proxy statement - prospectus is dated August 11, 2004. You should not assume that the information contained in this joint proxy statement - prospectus is accurate as of any date other than such date, and neither the mailing to you of this joint proxy statement - prospectus nor the issuance to you of shares of Community common stock will create any implication to the contrary. This joint proxy statement - prospectus does not constitute an offer to sell or a solicitation of any offer to buy any securities, or the solicitation of a proxy in any jurisdiction in which, or to any person to whom, it is unlawful.

LEGAL MATTERS

Certain legal matters with respect to Community, including the validity of the shares of Community common stock to be issued in connection with the merger, will be passed upon for Community by Reitner & Stuart, San Luis Obispo, California. As of the date of this joint proxy statement - prospectus, members of Reitner & Stuart owned an aggregate of approximately 5,925 shares of Community common stock.

EXPERTS

The consolidated financial statements incorporated in this prospectus by reference from the Community Bancorp Inc.’s Annual Report on Form 10-K for the year ended December 31, 2003 have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their report, which is incorporated herein by reference, and have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

The financial statements of Cuyamaca Bank, N.A. as of and for the years ended December 31, 2003 and 2002 included in Appendix D of this joint-proxy statement - prospectus have been audited by J.H. Cohn LLP, independent registered public accounting firm, as stated in their report dated January 21, 2004 (except as noted therein), which is also included in Appendix D, and have been so incorporated in reliance upon the authority of such firm given as experts in accounting and auditing.

OTHER BUSINESS

We are not aware of any business to come before either of the special meetings other than those matters described in this joint proxy statement - prospectus. However, if any other matters should properly come before either of such meetings, it is intended that the proxies solicited hereby will be voted with respect to those other matters in accordance with the judgment of the persons voting the proxies.

APPENDIX A

AGREEMENT TO MERGE

AND PLAN OF REORGANIZATION

dated as of June 28, 2004

APPENDIX A

AGREEMENT TO MERGE

AND PLAN OF REORGANIZATION

dated as of June 28, 2004

by and among

Community Bancorp Inc.

Community National Bank

and

Cuyamaca Bank, N.A.

AGREEMENT TO MERGE

AND PLAN OF REORGANIZATION

THIS AGREEMENT TO MERGE AND PLAN OF REORGANIZATION (“Agreement”) is entered into as of June 28, 2004, among Community National Bank, a national banking association organized under the laws of the United States (“Bank”), being located in Escondido, California, Community Bancorp Inc., a corporation and registered bank holding company organized under the laws of Delaware (“Company”) located in Escondido, California, and Cuyamaca Bank, N.A., a national banking association organized under the laws of the United States (“Seller”), located in Santee, California.

RECITALS:

A. Bank is a wholly owned subsidiary of Company.

B. Company and Seller believe that it would be in their respective best interests and in the best interests of their respective shareholders for Seller to merge with and into Bank (the “Bank Merger”), all in accordance with the terms set forth in this Agreement and applicable law.

C. The respective Boards of Directors of Company, Bank, and Seller have adopted by at least majority vote resolutions approving and authorizing the Bank Merger, this Agreement and the transactions contemplated herein.

D. Company, Bank, and Seller desire to make certain representations, warranties, covenants and agreements in connection with the transactions contemplated by this Agreement.

E. It is the intention of the parties to this Agreement that the business combination contemplated hereby be treated as a “reorganization” under Section 368 of the Internal Revenue Code, as amended (the “Code”).

AGREEMENT

IN CONSIDERATION of the premises and mutual covenants hereinafter contained, Company, Bank, and Seller agree as follows:

ARTICLE 1

DEFINITIONS AND DETERMINATIONS

1.1 Definitions. Capitalized terms used in this Agreement shall have the meanings set forth below:

“Agreement of Bank Merger” means the Agreement of Merger substantially in the form attached as Exhibit A.

“Affiliate” means a person that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, the person specified.

“Average Closing Price” means the average of the daily closing price of a share of Company’s Stock reported over NASDAQ National Market during the twenty (20) consecutive trading days ending at the end of the fifth trading day immediately preceding the Effective Day.

“Bank” shall have the meaning given such term in the introductory clause.

“Bank Merger” shall have the meaning given such term in the Recitals.

“Bank Stock” means the common stock, $ 0.625 par value, of Bank.

“Benefit Arrangement” means any plan or arrangement maintained or contributed to by a Party, including an “employee benefit plan” within the meaning of ERISA, (but exclusive of base salary and base wages) which provides for any form of current or deferred compensation, bonus, stock option, profit sharing, benefit, retirement, incentive, group health or insurance, welfare or similar plan or arrangement for the benefit of any employee, officer or director or class of employee, officer or director, whether active or retired, of a Party.

“BHC Act” means the Bank Holding Company Act of 1956, as amended.

“Business Day” means any day other than a Saturday, Sunday or day on which commercial banks in California are authorized or required to be closed.

“Cash Election” shall have the meaning given such term in Section 2.7(a).

“Cash Proration Factor” shall have the meaning given such term in Section 2.7(d).

“Certificates” shall have the meaning given such term in Section 2.5(b).

“Change in Recommendation” shall have the meaning given such term in Section 6.6.

“Charter Documents” means, with respect to any business organization, any certificate of incorporation, articles of incorporation or articles of association and any bylaws, each as amended to date, that regulate the basic organization of the business organization and its internal relations.

“Closing” means the consummation of the Bank Merger on the Effective Day at the main office of Company or at such other place as may be agreed upon by the Parties.

“Code” shall have the meaning given such term in the Recitals.

“Combination Cash Election” shall have the meaning given such term in Section 2.7(a).

“Combination Stock Election” shall have the meaning given such term in Section 2.7(a).

“Company” shall have the meaning given such term in the introductory clause.

“Company Benefit Arrangement” means the Benefit Arrangements maintained or otherwise contributed to by Company or Bank.

“Company Property” shall have the meaning given such term in Section 3.24.

“Company Stock” means the common stock, $0.625 par value, of Company.

“Company Stock Option” means any option issued pursuant to the Company Stock Option Plans.

“Company Shareholders’ Meeting” shall have the meaning given such term in Section 5.10.

“Company Stock Option Plans” means the Company’s 1985, 1993 and 2003 Stock Option Plans, as amended.

“Competing Transaction” shall have the meaning given such term in Section 6.12.

“Confidential Information” means all information exchanged heretofore or hereafter between Seller and its affiliates and agents, on the one hand, and Company and Bank, their affiliates and agents, on the other hand, which is information related to the business, financial position or operations of the Person responsible for furnishing the information or an Affiliate of such Person (such information to include, by way of example only and not of limitation, client lists, company manuals, internal memoranda, strategic plans, budgets, forecasts/ projections, computer models, marketing plans, files relating to loans originated by such Person, loans and loan participations purchased by such Person from others, investments, deposits, leases, contracts, employment records, minutes of board of directors meetings (and committees thereof) and stockholder meetings, legal proceedings, reports of examination by any Governmental Entity, and such other records or documents such Person may supply to the other Party pursuant to the terms of this Agreement or as contemplated hereby). Notwithstanding the foregoing, “Confidential Information” shall not include any information that (i) at the time of disclosure or thereafter is generally available to and known by the public (other than as a result of a disclosure directly or indirectly by the recipients or any of their officers, directors, employees or other representatives or agents), (ii) was available to the recipients on a nonconfidential basis from a source other than Persons responsible for furnishing the information, provided that such source is not and was not bound by a confidentiality agreement with respect to the information, or (iii) has been independently acquired or developed by the recipients without violating any obligations under this Agreement.

“Consents” means every required consent, approval, absence of disapproval, waiver or authorization from, or notice to, or registration or filing with, any Person.

“Directors’ Agreement” shall mean an agreement substantially in the form attached as Exhibit 2.6.

“Disclosure Letter” means a disclosure letter from the Party making the disclosure and delivered to the other Party.

“DPC Property” means voting securities, other personal property and real property acquired by foreclosure or otherwise, in the ordinary course of collecting a debt previously contracted for in good faith, retained with the object of sale for any applicable statutory holding period, and recorded in the holder’s business records as such.

“Effective Day” means the day on which the Effective Time occurs.

“Effective Time” shall have the meaning given such term in Section 2.2.

“Election” shall have the meaning given such term in Section 2.7(a).

“Election Deadline” shall have the meaning given such term in Section 2.7(b).

“Election Form” shall have the meaning given such term in Section 2.7(a).

“Election Form Record Date” shall have the meaning given such term in Section 2.7(a).

“Encumbrances” means any option, pledge, security interest, lien, charge, encumbrance, mortgage, assessment, claim or restriction (whether on voting, disposition or otherwise), whether imposed by agreement, understanding, law or otherwise.

“Environmental Laws” shall have the meaning given such term in Section 4.25.

“Equity Securities” means capital stock or any options, rights, warrants or other rights to subscribe for or purchase capital stock, or any plans, contracts or commitments that are exercisable in such capital stock or that provide for the issuance of, or grant the right to acquire, or are convertible into, or exchangeable for, such capital stock.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and all regulations thereunder.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Exchange Agent” means U.S. Stock Transfer Corporation or such other financial institution appointed by Company to reflect the exchange contemplated by Section 2.5 hereof.

“Exchange Fund” shall have the meaning given such term in Section 2.5.

“Exchange Ratio” means the number of shares of Company Stock into which a share of Seller Stock shall be converted which shall be equal to the amount (to the nearest ten thousandth) as set forth herein below:

(i) If the Average Closing Price is not less than $19.95 and is not more than $26.99, the Exchange Ratio shall be 1.0439;

(ii) If the Average Closing Price is more than $26.99, the Exchange Ratio shall be calculated by dividing $28.18 by the Average Closing Price; and

(iii) If the Average Closing Price is less than $19.95, the Exchange Ratio shall be calculated by dividing $20.83 by the Average Closing Price.

“Expenses” shall have the meaning given such term in Section 11.1.

“Executive Officer” means with respect to any company a natural Person who participates or has the authority to participate (other than solely in the capacity of a director) in major policy making functions of the company, whether or not such Person has a title or is serving with salary or compensation and, in the case of Seller, shall mean Seller’s Chief Executive Officer and Chief Financial Officer.

“FDIC” means the Federal Deposit Insurance Corporation.

“Financial Statements of Company” means the audited consolidated financial statements (balance sheets, statements of income, statements of cash flow and statements of changes in financial position) and notes thereto of Company and the related opinions thereon for the years ended December 31, 2001, 2002 and 2003 and the unaudited consolidated statements of financial condition and statements of operations and cash flow of Company for the three months ended March 31, 2004.

“Financial Statements of Seller” means the audited financial statements (balance sheets, statements of income, statements of cash flow and statements of changes in financial position) and notes thereto of Seller and the related opinions thereon for the years ended December 31, 2001, 2002 and 2003 and the unaudited statements of financial condition and statements of operations and cash flow of Seller for the three months ended March 31, 2004.

“FRB” shall mean the Board of Governors of the Federal Reserve System.

“GAAP” means generally accepted accounting principles accepted in the United States of America.

“Governmental Entity” means any court or tribunal in any jurisdiction or any United States federal, state, district, domestic, or other administrative agency, department, commission, board, bureau or other governmental authority or instrumentality.

“Hazardous Materials” shall have the meaning given such term in Section 4.25.

“Immediate Family” shall mean a Person’s spouse, parents, in-laws, children and siblings.

“Insurance Amount” shall have the meaning given such term in Section 5.8.

“IRS” shall mean the Internal Revenue Service.

“Investment Securities” means any equity security or debt security as defined in Statement of Financial Accounting Standard No. 115.

“Mailing Date” shall have the meaning given such term in Section 2.7(a).

“OCC” means the Office of the Comptroller of the Currency.

“Operating Loss” shall have the meaning given such term in Section 4.24.

“Party” means Company/Bank or Seller.

“Per Share Cash Consideration” is an amount of cash equal to the Exchange Ratio multiplied by the Average Closing Price.

“Permit” means any United States federal, foreign, state, local or other license, permit, franchise, and certificate of authority, order of approval necessary or appropriate under applicable Rules.

“Person” means any natural person, corporation, trust, association, unincorporated body, partnership, joint venture, Governmental Entity, statutorily or regulatory sanctioned unit or any other person or organization.

“Proxy Statement” means the proxy statement that is included as part of the S-4 and used to solicit proxies for the Seller Shareholders’ Meeting, to solicit proxies for the Company Shareholders’ Meeting and to offer and sell the shares of Company Stock to be issued in connection with the Bank Merger.

“Related Group of Persons” means Affiliates, members of an Immediate Family or Persons the obligation of whom would be attributed to another Person pursuant to the regulations promulgated by the SEC.

“Required Stock Amount” shall have the meaning given such term in Section 2.7(c).

“Rule” means any statute or law or any judgment, decree, injunction, order, regulation or rule of any Governmental Entity.

“S-4” means the registration statement on Form S-4, and such amendments thereto, that is filed with the SEC to register the shares of Company Stock to be issued in the Bank Merger under the Securities Act and includes the Proxy Statement that will be used to solicit proxies for the Seller, and Company Shareholders’ Meetings.

“SEC” means the Securities and Exchange Commission.

“SEC Reports” mean all reports filed by a Party hereto pursuant to the Exchange Act with the SEC or other Governmental Entity.

“Securities Act” means the Securities Act of 1933, as amended.

“Seller” shall have the meaning given such term in the introductory clause.

“Seller Benefit Arrangement” shall have the meaning given such term in Section 4.18.

“Seller Dissenting Shares” means shares of Seller Stock held by dissenting shareholders pursuant to 12 USC 215a(b).

“Seller Perfected Dissenting Shares” means Dissenting Shares, which the holders thereof have not withdrawn or caused to lose their status as Seller Dissenting Shares.

“Seller Property” shall have the meaning given such term in Section 4.25.

“Seller Scheduled Contracts” shall have the meaning given such term in Section 4.29.

“Seller Shareholders’ Meeting” shall have the meaning given such term in Section 6.6.

“Seller Stock” means the common stock, $5.00 par value of Seller.

“Seller Stock Option Plans” means Seller’s 1998 and 2003 Stock Option Plans.

“Seller Stock Options” means the stock options issued pursuant to Seller Stock Option Plans and as listed on Seller’s Disclosure Letter pursuant to Section 4.2.

“Stock Designated Shares” shall have the meaning given such term in Section 2.7(d).

“Stock Election” shall have the meaning given such term in Section 2.7(a).

“Stock Proration Factor” shall have the meaning given such term in Section 2.7(d).

“Surviving Bank” means the Bank as the national banking association surviving the Bank Merger of Seller with and into Bank.

“Tank” shall have the meaning given such term in Section 4.25.

“Third Party Consent” shall have the meaning given such term in subsection (b) of Section 5.6.

“To the knowledge” shall have the meaning given such term in Section 11.13.

“Total Consideration” shall have the meaning given such term in Section 2.7(c).

“Undesignated Shares” shall have the meaning given such term in Section 2.7(a).

ARTICLE 2

CONSUMMATION OF THE BANK MERGER

2.1 The Bank Merger; Plan of Reorganization.

(a) Subject to the terms and conditions of this Agreement and the Agreement of Bank Merger, at the Effective Time, Seller will be merged into Bank in accordance with the procedures specified in 12 USC 215a. Bank will be the Surviving Bank in the Bank Merger. The Surviving Bank will continue operations as a national banking association retaining the use of Bank’s name. The main office of the Surviving Bank will be 900 Canterbury Place, Escondido, California and it will maintain offices at the legally established offices of Bank and Seller prior to the Bank Merger.

(b) The Charter Documents of Bank as in effect immediately prior to the Effective Time shall continue in effect after the Bank Merger until thereafter amended in accordance with applicable law and the members of the Board of Directors and the Executive Officers of Bank immediately prior to the Bank Merger shall continue in their respective positions after the Bank Merger and be the Board of Directors and Executive Officers of the Surviving Bank; provided, however, that Bank shall have taken prior to the Effective Time all necessary steps so that at the Effective Time (i) the number of directors of Bank shall be increased by two and (ii) two of the current directors of Seller (who shall be acceptable to Company) shall be added to the Board of Directors of Bank and shall serve until the earlier of their resignation or until their respective successors are duly elected and qualified.

(c) The Charter Documents of Company as in effect immediately prior to the Effective Time shall continue in effect after the Bank Merger until thereafter amended in accordance with applicable law, the members of the Board of Directors and the Executive Officers of Company immediately prior to the Bank Merger shall continue in their respective positions after the Bank Merger and be the Board of Directors and Executive Officers of Company and the operations of Company shall continue in effect after the Bank Merger; provided, however, that Company shall have taken prior to the Effective Time all necessary steps so that at the Effective Time (i) the number of directors of Company shall be increased by two and (ii) two of the current directors of Seller (who shall be acceptable to Company) shall be added to the Board of Directors of Company and shall serve until the earlier of their resignation or until their respective successors are duly elected and qualified.

(d) At the Effective Time, the corporate existence of Seller shall be merged and continued in Bank under Bank’s certificate of authority. All assets, rights, franchises, titles and interests of Seller and Bank, in and to every type of property (real, personal and mixed, including all the right, title and interest to Seller’s names, trade names, service marks and the like) and choses in action shall be transferred to and vested in Surviving Bank by virtue of the Bank Merger without any deed or other transfer, and Bank, without order or action on the part of any court or otherwise, shall hold and enjoy all rights of property, franchises and interests in the same manner and to the same extent that such rights, franchises and interests were held by Seller and Bank at the Effective Time. At the Effective Time, the Surviving Bank shall be liable for all liabilities of Seller and Bank, and all debts, liabilities, obligations and contracts of Seller and Bank, whether matured or unmatured, accrued, absolute, contingent or otherwise, and whether or not reflected or reserved against on balance sheets, books of accounts or records of Seller and Bank, shall be those of Surviving Bank; and all rights of creditors or other obligees and all liens on property of Seller and Bank shall be preserved unimpaired.

2.2 Effective Time. The Closing shall take place as soon as practicable following (i) the satisfaction or waiver of the conditions set forth in Sections 8.1, 8.2 and 8.3, (ii) receipt of approval of all required Governmental Entities for the Bank Merger, and (iii) the expiration of all required waiting periods, or such other time and date as to which the Parties may agree. The Merger shall be effective at the date and time specified in a merger approval issued by the OCC. Such time is referred to herein as the “Effective Time.”

2.3 Conversion of Shares. At the Effective Time and pursuant to the Agreement of Bank Merger:

(a) Subject to the exceptions and limitations in Section 2.4, each outstanding share of Seller Stock shall, by virtue of the Bank Merger, be converted into the right to receive, at the election of the holder thereof as provided in Section 2.7, either:

(1) shares of Company Stock in accordance with the Exchange Ratio; or

(2) cash in the amount of the Per Share Cash Consideration.

(b) Each outstanding share of Company Stock shall remain outstanding and shall not be converted or otherwise affected by the Bank Merger.

2.4 Certain Exceptions and Limitations. (A) Any shares of Seller Stock held by Company or any subsidiary of Company (other than shares held in a fiduciary capacity or as DPC Property) will be canceled at the Effective Time; (B) Seller Perfected Dissenting Shares shall not be converted, but shall, after the Effective Time, be entitled only to such rights as are granted them by 12 USC 215a(b) (each dissenting shareholder who is entitled to payment for his shares of Seller Stock shall receive such payment in an amount as determined pursuant to 12 USC 215a(b)), and (C) no fractional shares of Company Stock shall be issued in the Bank Merger and, in lieu thereof, each holder of Seller Stock who would otherwise be entitled to receive a fractional share shall receive an amount in cash equal to the product (calculated to the nearest hundredth) obtained by multiplying such fractional share interest by the Per Share Cash Consideration.

2.5 Exchange Procedures.

(a) As of the Effective Time, Company shall have deposited with the Exchange Agent for the benefit of the holders of shares of Seller Stock, for exchange in accordance with this Section 2.5 through the Exchange Agent, certificates representing the shares of Company Stock issuable pursuant to Section 2.3 and funds in an amount not less than the amount of cash payable pursuant to Elections (as hereinafter defined) and to fractional shares of Company Stock which would otherwise be payable in connection with Section 2.3 hereof, but for the operation of Section 2.4 of this Agreement (collectively, the “Exchange Fund”).

(b) Company shall direct the Exchange Agent to mail on the Mailing Date (as hereinafter defined) to each holder of record of a certificate or certificates (the “Certificates”): (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Exchange Agent), (ii) an Election Form (as hereinafter defined), and (iii) instructions for use in effecting the surrender of the Certificates. Upon surrendering of a Certificate for cancellation to the Exchange Agent or to such other agent or agents as may be appointed by Company, together with such letters of transmittal, duly executed, the holder of such Certificate shall be entitled to receive in exchange therefor the consideration provided herein (subject to the provisions of Section 2.7), and the Certificate so surrendered shall forthwith be canceled. In the event a Certificate is surrendered representing Seller Stock, the transfer of ownership which is not registered in the transfer records of Seller, the consideration provided herein will be paid if the Certificate representing such Seller Stock is presented to the Exchange Agent, accompanied by all documents required to evidence and effect such transfer and by evidence that any applicable stock transfer taxes have been paid. Until surrendered as contemplated by this Section 2.5 and except as provided in subsection (g) hereof, each Certificate shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender the consideration provided herein. Notwithstanding anything to the contrary set forth herein, if any holder of shares of Seller should be unable to surrender the Certificates for such shares, because they have been lost or destroyed, such holder may deliver in lieu thereof, in the discretion of Company, such bond in form and substance and with surety reasonably satisfactory to Company and thereafter shall be entitled to receive the consideration provided herein. No interest shall be paid on the Per Share Cash Consideration (as hereinafter defined).

(c) No dividends or other distributions declared or made after the Effective Time with respect to Company Stock with a record date after the Effective Time shall be paid to the holder of any unsurrendered Certificate who is to receive Company Stock pursuant to the provisions hereof until the holder of record of such Certificate shall surrender such Certificate. Subject to the effect of applicable laws, following surrender of any such Certificate by a holder receiving Company Stock pursuant to the provisions hereof, there shall be paid to the record holder of the certificates representing whole shares of Company Stock issued in exchange therefore, without interest, (i) at the time of such surrender, the amount of any cash payable in lieu of a fractional share of Company Stock to which such holder is entitled pursuant to Section 2.4 and the amount of dividends or other distributions with a record date after the Effective Time theretofore paid with respect to such whole shares of Company Stock, and (ii) at the appropriate payment date, the amount of dividends or other distributions with a record date after the Effective Time but prior to surrender and a payment date subsequent to surrender payable with respect to such whole shares of Company Stock.

(d) There shall be no further registration of transfers on the stock transfer books of Seller or Company of the shares of Seller Stock, which were outstanding immediately prior to the Effective Time. If after the Effective Time, Certificates are presented to Company for any reason, they shall be canceled and exchanged as provided in this Agreement.

(e) Any portion of the Exchange Fund which remains undistributed to the shareholders of Seller following the passage of six months after the Effective Time shall be delivered to Company, upon demand, and any shareholders of Seller who have not theretofore complied with this Section 2.5 shall thereafter look only to Company for payment of their claim for the consideration provided herein.

(f) Neither Company nor Seller shall be liable to any holder of shares of Seller Stock for such shares (or dividends or distributions with respect thereto) or cash from the Exchange Fund delivered to a public official pursuant to any applicable abandoned property, escheat or similar law.

(g) The Exchange Agent shall not be entitled to vote or exercise any rights of ownership with respect to the shares of Company Stock held by it from time to time hereunder, except that it shall receive and hold all dividends or other distributions paid or distributed with respect to such shares of Company Stock for the account of the Persons entitled thereto. Former shareholders of record of Seller who are to receive shares of Company Stock pursuant to the provisions hereof shall be entitled to vote after the Effective Time at any meeting of Company shareholders the number of whole shares of Company Stock into which their respective shares of Seller Stock are converted, regardless of whether such holders have exchanged their Certificates for certificates representing Company Stock in accordance with the provisions of this Agreement.

2.6 Directors’ Agreements. Concurrently with the execution of this Agreement, Seller shall cause each of its directors (except for Seller’s chief executive officer) to enter into a Directors’ Agreement.

2.7 Election and Proration Procedures.

(a) An election form and other appropriate and customary transmittal materials (which shall specify that delivery shall be effected, and risk of loss and title to the certificates theretofore representing Seller Stock shall pass only upon delivery of such certificates to the Exchange Agent) in such form as Company and Seller shall mutually agree (“Election Form”) shall be mailed no less than 35 days prior to the anticipated Effective Time or on such other date as Seller and Company shall mutually agree (“Mailing Date”) to each holder of record of Seller Stock as of five Business Days prior to the Mailing Date (“Election Form Record Date”). Company shall make available one or more Election Forms as may be reasonably requested by all persons who become holders (or beneficial owners) of Seller Stock after the Election Form Record Date and prior to the Election Deadline (as defined below), and Seller shall provide to the Exchange Agent all information reasonably necessary for it to perform its obligations as specified herein. Each Election Form shall permit the holder (or the beneficial owner through appropriate and customary documentation and instructions) to elect (an “Election”) to receive either

(i) Company Stock (a “Stock Election”) with respect to all of such holder’s Seller Stock, (ii) cash (a “Cash Election”) with respect to all of such holder’s Seller Stock, or (iii) a specified number of shares of Seller Stock to receive Company Stock (a “Combination Stock Election”) and a specified number of shares of Seller Stock to receive cash (a “Combination Cash Election”), subject to the provisions contained in this Agreement. Any Seller Stock (other than Seller Dissenting Shares) with respect to which the holder (or the beneficial owner, as the case may be) shall not have submitted to the Exchange Agent, an effective, properly completed Election Form received prior to the Election Deadline shall be deemed to be “Undesignated Shares” hereunder.

(b) Any Election shall have been properly made and effective only if the Exchange Agent shall have actually received a properly completed Election Form by 5:00 P.M. California time on or before the 30th day following the Mailing Date, or such other time and date as Company and Seller may mutually agree (the “Election Deadline”). An Election Form shall be deemed properly completed only if an Election is indicated for each share of Seller Stock covered by such Election Form and if accompanied by one or more certificates (or customary affidavits and indemnification regarding the loss or destruction of such certificates or the guaranteed delivery of such certificates) representing all shares of Seller Stock covered by such Election Form, together with duly executed transmittal materials included in or required by the Election Form. Any Election Form may be revoked or changed by the person submitting such Election Form at or prior to the Election Deadline. In the event an Election Form is revoked prior to the Election Deadline, the shares of Seller Stock represented by such Election Form shall automatically become Undesignated Shares unless and until a new Election is properly completed and made with respect to such shares on or before the Election Deadline, and Company shall cause the certificates representing such shares of Seller Stock to be promptly returned without charge to the person submitting the revoked Election Form upon written request to that effect from the holder who submitted such Election Form. Subject to the terms of this Agreement and of the Election Form, the Exchange Agent shall have reasonable discretion to determine whether any election, revocation or change has been properly or timely made and to disregard immaterial defects in the Election Forms, and any decisions of Company and Seller required by the Exchange Agent and made in good faith in determining such matters shall be binding and conclusive. Neither Company nor the Exchange Agent shall be under any obligation to notify any person of any defect in an Election Form.

(c) For purposes of this Section 2.7, the following definitions shall apply:

(i) “Total Consideration” shall mean the sum of (A) the product of (1) the Average Closing Price and (2) the number of shares of Company Stock actually issued to holders of Seller Stock in the Bank Merger pursuant to Stock Elections, Combination Stock Elections or as a Stock Proration Factor (as hereinafter defined), (B) the amount of cash actually issued to holders of Seller Stock in the Bank Merger pursuant to Cash Elections, Combination Cash Elections or as the Cash Proration Factor (as hereinafter defined), (C) the amount of cash actually issued to holders of Seller Stock in the Bank Merger in lieu of fractional shares of Company Stock, (D) an amount equal to the number of shares of Seller Dissenting Shares (as to which the holder’s demand to exercise dissenter’s rights shall not have been withdrawn as of the Effective Time) multiplied by the Per Share Cash Consideration and (E) the amount of cash issued to holders of Seller Stock Options pursuant to Section 2.8. The term “Total Consideration” shall not include, nor shall any effect be given to, substitute options granted pursuant to Section 9.2.

(ii) “Required Stock Amount” shall mean the lowest whole number of shares of Company Stock, which, if multiplied by the Average Closing Price, results in a dollar amount equal to 70 percent of the Total Consideration.

(d) Company shall use its best efforts to cause the Exchange Agent to effect the allocation among the holders of Seller Stock of rights to receive Company Stock or cash in the Bank Merger as follows:

(i) If the conversion of shares of Seller Stock for which Cash Election and Combination Cash Elections shall have effectively been made would result in a number of shares of Company Stock being issued that is greater than the Required Stock Amount (which shall be determined for this purpose on the assumption that all shares of Seller Stock [other than those for which Cash Elections or Combination Cash Elections have been made] would be entitled to receive Company Stock,) then, to the extent necessary so that the number of shares of Company Stock to be issued in the Bank Merger shall be equal to the Required Stock Amount, the Exchange Agent shall make the following allocations and adjustments in the following order:

(1) shares of Seller Stock for which effective Cash Elections or Combination Cash Elections have been made shall be converted into the right to receive cash in an amount equal to the Per Share Cash Consideration;

(2) the Exchange Agent shall select by lot such number of holders of Undesignated Shares to receive the Per Share Cash Consideration as shall be necessary so that the shares of Company Stock to be received by other holders of Undesignated Shares, when combined with the number of shares of Company Stock for which Stock Elections or Combination Stock Elections have been made shall be equal to the Required Stock Amount. If all Undesignated Shares are converted into the right to receive the Per Share Cash Consideration and the shares for which Stock Election and Combination Stock Elections are still greater than the Required Stock Amount, then;

(3) a stock proration factor (the “Stock Proration Factor”) shall be determined by dividing (x) the Required Stock Amount by (y) the product of the total number of shares of Seller Stock with respect to which effective Stock Elections and Combination Stock Elections were made multiplied by (z) the Exchange Ratio. Each holder of Seller Stock who made an effective Stock Election or Combination Stock Election shall be entitled to:

(a) the number of shares of Company Stock equal to the product of (x) the Exchange Ratio, multiplied by (y) the number of shares of Seller Stock covered by such Stock Election or Combination Stock Election, multiplied by (z) the Stock Proration Factor; and

(b) cash in an amount equal to the product of (x) the Per Share Cash Consideration, multiplied by (y) the number of shares Seller Stock covered by such Stock Election or Combination Stock Election, multiplied by (z) one minus the Stock Proration Factor.

(ii) If the conversion of the shares of Seller Stock for which Stock Elections and Combination Stock Elections shall have effectively been made (based upon the Exchange Ratio) would result in a number of shares of Company Stock being issued that is less than the Required Stock Amount (which shall be determined for this purpose on the assumption that all shares of Seller Stock [other than those for which Stock Elections or Combination Stock Elections have been made] would be entitled to receive the Per Share Cash Consideration), then, to the extent necessary so that the number of shares of Company Stock to be issued in the Bank Merger shall be equal to the Required Stock Amount, the Exchange Agent shall make the following allocations and adjustments in the following order:

(1) each holder of Seller Stock who made an effective Stock Election or Combination Stock Election shall receive the number of shares of Company Stock equal to the product of the Exchange Ratio multiplied by the number of shares of Seller Stock covered by such Stock Election or Combination Stock Election;

(2) the Exchange Agent shall select by lot such number of holders of Undesignated Shares to receive Company Stock as shall be necessary so that the shares of Company Stock to be received by those holders, when combined with the number of shares of Company Stock for which a Stock Election or Combination Stock Election has been made shall be equal to at least the Required Stock Amount. If all Undesignated Shares plus all shares as to which Stock Elections and Combination Stock Elections have been made together are still less than the Required Stock Amount, then;

(3) a cash proration factor (the “Cash Proration Factor”) shall be determined by dividing (x) the Required Stock Amount (less the shares for which an effective Stock Election and Combination Stock Election has been made, plus all the Undesignated Shares) by (y) the product of (i) the sum of the total number of shares of Seller Stock with respect to which effective Cash Elections and Combination Cash

Elections were made multiplied by (ii) the Exchange Ratio. Each holder of Seller Stock who made an effective Cash Election or Combination Cash Election shall be entitled to:

(a) cash equal to the product of (x) the Per Share Cash Consideration, multiplied by (y) the number of shares of Seller Stock covered by such Cash Election or Combination Cash Election, multiplied by (z) one minus the Cash Proration Factor; and

(b) the number of shares of Company Stock equal to the product of (x) the Exchange Ratio, multiplied by (y) the number of shares of Seller Stock covered by such Cash Election or Combination Cash Election, multiplied by (z) the Cash Proration Factor.

(iii) If the aggregate number of shares of Seller Stock for which Stock Elections and Combination Stock Elections shall have effectively been made would result in a number of shares of Company Stock being issued that is equal to the Required Stock Amount,

(1) the shares of Seller Stock for which effective Stock Elections and Combination Stock Elections have been made shall be converted into the right to receive Company Stock equal to the product of the Exchange Ratio multiplied by the number of shares of Seller Stock covered by such Stock Elections and Combination of Stock Elections;

(2) the shares of Seller Stock for which effective Cash Elections and Combination Cash Elections have been made shall be converted into the right to receive the Per Share Cash Consideration; and

(3) the Undesignated Shares shall be converted into the right to receive the Per Share Cash Consideration.

(iv) Notwithstanding any other provision of this Agreement, if, after applying the allocation rules set forth in the preceding subsections of this Section 2.7(d), the aggregate value of the shares of Company Stock that would be issued pursuant to the Bank Merger (valued at the Average Closing Price) is less than the Required Stock Amount or more than the Required Stock Amount, Company shall be authorized to reallocate shares of Company Stock and cash among the holders of the Seller Stock in good faith and in such a manner as Company reasonably determines to be fair and equitable, or to vary the number of shares of Company Stock to be issued in the Bank Merger, in a manner such that the number of shares of Company Stock to be issued in the Bank Merger shall be equal to the Required Stock Amount.

(v) Notwithstanding any other provision of this Agreement (other than Section 2.7(d)(iv) hereof), if any share of Seller Dissenting Shares fails to become Seller Perfected Dissenting Shares, such Seller Dissenting Shares shall automatically be converted into and represent the right to receive the consideration for such shares provided in this Agreement, without interest thereon. The consideration payable for any such shares of Seller Dissenting Stock shall be payable in cash, in shares of Company Stock, or in such combination of cash and Company Stock as shall be determined by Company as being necessary or appropriate to preserve the status of the Bank Merger as a “reorganization” within the meaning of section 368(a) of the Code.

(e) The calculations required by Section 2.7(d) shall be prepared by Company prior to the Effective Time and shall be set forth in a certificate executed by the Chief Financial Officer of Company and furnished to Seller at least two Business Days prior to the Effective Time showing the manner of calculation in reasonable detail. Any calculation of a portion of a share of Company Stock shall be rounded to the nearest ten-thousandth of a share, and any cash payment shall be rounded to the nearest cent.

2.8 Stock Options. Subject to the terms of the Seller Stock Option Plans, each person who holds one or more options to purchase Seller Stock shall be permitted to exercise any options granted under the Seller Stock Option Plans, prior to the Effective Time of the Bank Merger, in accordance with the terms of the Seller Stock Option Plans. Seller will facilitate the exercise of those options by allowing those options to be exercised and taxes paid by Seller or holder as permitted by applicable law. For any options not exercised prior to the Effective Time of the Bank Merger, each optionee shall receive, at his election, (i) cash, in consideration of the termination of such option, equal to the difference between the Per Share Cash Consideration and the exercise price of the Seller

Stock Option, or (ii) subject to the approval by the shareholders of Company of an amendment increasing the number of shares allocated to the most recent Company Stock Option Plan, a substitute stock option in accordance with the provisions of Section 9.2.

ARTICLE 3

REPRESENTATIONS AND WARRANTIES OF COMPANY AND BANK

Company and Bank represent and warrant to Seller as follows:

3.1 Incorporation, Standing and Power. Company has been duly incorporated and is validly existing as a corporation in good standing under the laws of the State of Delaware and is registered as a bank holding company under the BHC Act. Bank has been duly incorporated and is validly existing as a national banking association under the laws of the United States and is authorized by the OCC to conduct a general banking business. Bank’s deposits are insured by the FDIC in the manner and to the extent provided by law. Company and Bank have all requisite corporate power and authority to own, lease and operate their respective properties and assets and to carry on their respective businesses as presently conducted. Neither the scope of the business of Company or Bank nor the location of any of their respective properties requires that Company or Bank be licensed to do business in any jurisdiction other than in California where the failure to be so licensed would, individually or in the aggregate, have a materially adverse effect on the financial condition, results of operation or business of Company on a consolidated basis.

3.2 Capitalization. As of April 21, 2004, the authorized capital stock of Company consisted of (i) 10,000,000 shares of Company Stock, of which 4,374,864 shares were outstanding and (ii) 1,000,000 shares of $0.001 par value preferred stock of which no shares were outstanding. As of the date of this Agreement, the authorized capital stock of Bank consists of 40,000,000 shares of Bank Stock, of which 2,407,065 shares are outstanding and are owned by Company without Encumbrance. All the outstanding shares of Company Stock and Bank Stock are duly authorized, validly issued, fully paid, nonassessable (except in the case of Bank to the extent provided in 12 USC 55) and without preemptive rights. Except for Company Stock Options covering shares of Company Stock granted pursuant to the Company Stock Option Plans and except as set forth in Company’s Disclosure Letter, there are no outstanding options, warrants or other rights in or with respect to the unissued shares of Company Stock or Bank Stock or any other securities convertible into such stock, and neither Company nor Bank is obligated to issue any additional shares of its capital stock or any options, warrants or other rights in or with respect to the unissued shares of its capital stock or any other securities convertible into such stock.

3.3 Subsidiaries. Except as set forth in Company’s Disclosure Letter, neither Company nor Bank own, directly or indirectly, any outstanding stock, Equity Securities or other voting interest in any corporation, partnership, joint venture or other entity or Person, other than DPC Property.

3.4 Financial Statements. Company has previously furnished to Seller a copy of the Financial Statements of Company. The Financial Statements of Company: (a) present fairly the consolidated financial condition of Company as of the respective dates indicated and its consolidated results of operations for the respective periods indicated; and (b) have been prepared in accordance with GAAP. The audits of Company have been conducted in accordance with generally accepted auditing standards. The books and records of Company and Bank are being maintained in material compliance with applicable legal and accounting requirements. Except to the extent (i) reflected in the Financial Statements of Company and (ii) of liabilities incurred since December 31, 2003 in the ordinary course of business and consistent with past practice, neither Company nor Bank has any liabilities, whether absolute, accrued, contingent or otherwise.

3.5 Authority of Company and Bank. The execution and delivery by Company and Bank of this Agreement and, subject to the requisite approval of Company as the sole shareholder of Bank and to the approval by the shareholders of Company of an amendment increasing the number of shares allocated to the most recent

Company Stock Option Plan, the consummation of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action on the part of Company and Bank, and this Agreement is a valid and binding obligation of Company and Bank enforceable in accordance with its terms, except as the enforceability thereof may be limited by bankruptcy, liquidation, receivership, conservatorship, insolvency, moratorium or other similar laws affecting the rights of creditors generally and by general equitable principles and by Section 8(b)(6)(D) of the Federal Deposit Insurance Act, 12 USC 1818(b)(6)(D). Neither the execution and delivery by Company and Bank of this Agreement, the consummation of the Bank Merger or the transactions contemplated herein, nor compliance by Company and Bank with any of the provisions hereof, will: (a) violate any provision of their respective Charter Documents; (b) constitute a breach of or result in a default (or give rise to any rights of termination, cancellation or acceleration, or any right to acquire any securities or assets) under any of the terms, conditions or provisions of any note, bond, mortgage, indenture, franchise, license, permit, agreement, Encumbrances or other instrument or obligation to which Company or Bank is a party, or by which Company or Bank or any of their respective properties or assets is bound, if in any such circumstances, such event could have consequences materially adverse to Company on a consolidated basis; or (c) violate any Rule applicable to Company or Bank or any of their respective properties or assets. No Consent of any Governmental Entity having jurisdiction over any aspect of the business or assets of Company or Bank, and no Consent of any Person or shareholder approval, is required in connection with the execution and delivery by Company and Bank of this Agreement or the consummation by Company and Bank of the Bank Merger and the transactions contemplated hereby, except (i) the approval of this Agreement and the transactions contemplated hereby by Company as the sole shareholder of Bank; (ii) such approvals or notices as may be required by the FRB and the OCC; (iii) the declaring effective of the S-4 by the SEC and the approvals of all necessary blue sky administrators; (iv) the approval by the Company’s shareholders of an amendment increasing the number of shares allocated to the most recent Company Stock Option Plan; and (v) as otherwise set forth in Company’s Disclosure Letter.

3.6 Litigation. Except as set forth in Company’s Disclosure Letter, there is no private or governmental suit, claim, action, investigation or proceeding pending, nor to Company’s and Bank’s knowledge threatened, against Company, Bank or against any of their directors, officers or employees relating to the performance of their duties in such capacities or against or affecting any properties of Company or Bank. There are no judgments, decrees, stipulations or orders against Company enjoining it or any of its directors, officers or employees in respect of, or the effect of which is to prohibit, any business practice or the acquisition of any property or the conduct of business in any area of Company or Bank. To the knowledge of Company and Bank, neither Company nor Bank is not a party to any pending or, to the knowledge of any of its officers, threatened legal, administrative or other claim, action, suit, investigation, arbitration or proceeding challenging the validity or propriety of any of the transactions contemplated by this Agreement.

3.7 Compliance with Laws and Regulations. Except as set forth in Company’s Disclosure Letter, neither Company nor Bank is in default under or in breach of any provision of its Charter Documents or any Rule promulgated by any Governmental Entity having authority over it or any agreement with any Governmental Entity, where such default or breach would have a material adverse effect on the business, financial condition or results of operations of Company or Bank.

3.8 Absence of Material Change. Since December 31, 2003, the businesses of Company and Bank have been conducted only in the ordinary course, in substantially the same manner as theretofore conducted, and, except as set forth in Company’s Disclosure Letter, there has not occurred since December 31, 2003 any event that has had or may reasonably be expected to have a material adverse effect on the business, prospects, financial condition or results of operation of Company or Bank.

3.9 Community Reinvestment Act. Bank received a rating of “satisfactory” or better in its most recent examination or interim review with respect to the Community Reinvestment Act. Neither Company nor Bank has been advised of any concerns regarding compliance with the Community Reinvestment Act by any Governmental Entity or by any other Person.

3.10 SEC Reports. As of the respective dates, since December 31, 2001, Company has filed all SEC Reports required to be filed by it and none of Company’s SEC Reports contained at the time of filing any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstance under which they were made, not misleading.

3.11 Regulatory Approvals. To the knowledge of Company and Bank, Company and Bank have no reason to believe that they would not receive all required approvals from any Governmental Entity of any application to consummate the transactions contemplated by this Agreement without the imposition of a materially burdensome condition in connection with the approval of any such application.

3.12 Performance of Obligations. Company and Bank has each performed all of the obligations required to be performed by it to date and is not in material default under or in breach of any term or provision of any material contract, and no event has occurred that, with the giving of notice or the passage of time or both, would constitute such default or breach. To Company and Bank’s knowledge, no party with whom either has an agreement that is material to its business is in default thereunder.

3.13 Licenses and Permits. Each of Company and Bank has all licenses and permits that are necessary for the conduct of its businesses, and such licenses are in full force and effect, except for any failure to be in full force and effect that would not, individually or in the aggregate, have a material adverse effect on the business, financial condition or results of operations of Company. The properties and operations of Company and Bank are and have been maintained and conducted, in all material respects, in compliance with all applicable Rules.

3.14 Undisclosed Liabilities. Except as set forth in Company’s Disclosure Letter neither Company nor Bank has any liabilities or obligations, either accrued or contingent, that are material to it and that have not been: (a) reflected or disclosed in the Financial Statements of Company or (b) incurred subsequent to December 31, 2003 in the ordinary course of business. Neither Company nor Bank knows of any basis for the assertion against it of any liability, obligation or claim (including, without limitation, that of any Governmental Entity) that is likely to result in or cause a material adverse change in the business, financial condition or results of operations of Company that is not fairly reflected in the Financial Statements of Company or otherwise disclosed in this Agreement.

3.15 Accounting Records. Each of Company and Bank maintains accounting records which fairly and validly reflect, in all material respects, its transactions and accounting controls sufficient to provide reasonable assurances that such transactions are (i) executed in accordance with its management’s general or specific authorization, and (ii) recorded as necessary to permit the preparation of financial statements in conformity with GAAP. Such records, to the extent they contain material information pertaining to Company or Bank which is not easily and readily available elsewhere, have been duplicated, and such duplicates are stored safely and securely.

3.16 Absence of Adverse Agreements. Neither Company nor any of its subsidiaries is a party to any agreement or instrument, nor is Company or any such subsidiary subject to any judgment, order, decree, rule or regulation of any court or other governmental agency or authority which materially and adversely affects or in the future may materially and adversely affect the financial condition, results of operations, business or prospects of Company or any subsidiary of Company.

3.17 Disclosure. Neither the Company Financial Statements nor any representation or warranty contained herein, nor any information delivered or to be delivered by Company pursuant to this Agreement, contains or shall contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

3.18 Bank Secrecy Act. Neither Company nor Bank has been advised of any supervisory concerns regarding their compliance with the Bank Secrecy Act (31 USC 5322, et seq.) or related state or federal anti-money laundering laws, regulations and guidelines, including without limitation those provisions of federal regulations requiring (a) the filing of reports, such as Currency Transaction Reports and Suspicious Activity Reports, (b) the maintenance of records and (c) the exercise of due diligence in identifying customers.

3.19 Brokers and Finders. Except as provided in Company’s Disclosure Letter with copies of any such written agreements attached, neither Company nor Bank is a party to or obligated under any agreement with any broker or finder relating to the transactions contemplated hereby, and neither the execution of this Agreement nor the consummation of the transactions provided for herein or therein will result in any liability by Company or Bank to any broker or finder.

3.20 Insurance. Company and Bank have policies of insurance and bonds covering their assets and businesses against such casualties and contingencies and in such amounts, types and forms as are customary in the banking industry for their business, operations, properties and assets. All such insurance policies and bonds are in full force and effect. Except as set forth in Company’s Disclosure Letter, neither Company nor Bank has received notice from any insurer that any such policy or bond has canceled or indicating an intention to cancel or not to renew any such policy or bond or generally disclaiming liability thereunder. Except as set forth in Company’s Disclosure Letter, neither Company nor Bank is in default under any such policy or bond and all material claims thereunder have been filed in a timely fashion. The existing insurance carried by Company and Bank are sufficient for compliance by them with all material requirements of law and regulations and agreements to which they are subject or are a party.

3.21 Taxes. Except as set forth in Company’s Disclosure Letter, Company and Bank have filed all federal and foreign income tax returns, all state and local franchise and income tax, real and personal property tax, sales and use tax, premium tax, excise tax and other tax returns of every character required to be filed by them and have paid all taxes, together with any interest and penalties owing in connection therewith, shown on such returns to be due in respect of the periods covered by such returns, other than taxes which are being contested in good faith and for which adequate reserves have been established. Except as set forth in Company’s Disclosure Letter, Company and Bank have filed all required payroll tax returns, have fulfilled all tax withholding obligations and have paid over to the appropriate governmental authorities the proper amounts with respect to the foregoing. The tax and audit positions taken by Company and Bank in connection with the tax returns described in the preceding sentences were reasonable and asserted in good faith. Adequate provision has been made in the books and records of Company or Bank and, to the extent required by GAAP, reflected in the Financial Statements of Company, for all tax liabilities, including interest or penalties, whether or not due and payable and whether or not disputed, with respect to any and all federal, foreign, state, local and other taxes for the periods covered by such financial statements and for all prior periods. To the knowledge of Company and Bank, neither the IRS nor any foreign, state, local or other taxing authority is now asserting or threatening to assert any deficiency or claim for additional taxes (or interest thereon or penalties in connection therewith) except as set forth in Company’s Disclosure Letter.

3.22 Loan Portfolio. Company’s Disclosure Letter sets forth a description of: (a) by type and classification, all loans, leases, other extensions and commitments to extend credit of Bank of $100,000 or more, that have been classified by itself, any external loan reviewer or grader, its bank examiners or auditors (external or internal) as “Watch List,” “Substandard,” “Doubtful,” “Loss” or any comparable classification; and (b) all loans due to Bank as to which any payment of principal, interest or any other amount is 30 days or more past due. Bank’s allowance for loan losses is and will be at the Effective Time in accordance with GAAP in all materials respects and in accordance with all applicable regulatory requirements of any Governmental Entity.

3.23 Operating Losses. Company’s Disclosure Letter sets forth any Operating Loss (as hereinafter defined), which has occurred at Company or Bank during the period after December 31, 2003. To the knowledge of Company and Bank, no action has been taken or omitted to be taken by an employee of Company or Bank that has resulted in the incurrence by Company or Bank of an Operating Loss or that might reasonably be expected to result in an Operating Loss after December 31, 2003, which, net of any insurance proceeds payable in respect thereof, would exceed $100,000.

3.24 Environmental Matters. Except as set forth in Company’s Disclosure Letter, to the knowledge of Company and Bank, (i) Company and Bank are in compliance with all Environmental Laws (as hereinafter defined); (ii) there are no Tanks (as hereinafter defined) on or about any Company Property; (iii) there are no Hazardous Materials (as hereinafter defined) on, below or above the surface of, or migrating to or from Company Property; (iv) Bank does not have loans outstanding secured by real property that is not in compliance with Environmental Laws or which has a leaking Tank or upon which there are Hazardous Materials on or migrating to or from; and (v) without limiting the foregoing representations and warranties contained in clauses (i) through (iv), as of the date of this Agreement, to the knowledge of Company and Bank, there is no claim, action, suit, or proceeding or notice thereof before any Governmental Entity pending against Company or Bank or concerning property securing Bank’s loans and there is no outstanding judgment, order, writ, injunction, decree, or award against or affecting Company Property or property securing Bank’s loans, relating to the foregoing representations (i)—(iv), in each case the noncompliance with which, or the presence of which would have a material adverse effect on the business, financial condition, results of operations or prospects of Company on a consolidated basis. “Company Property” shall mean real estate currently owned, leased, or otherwise used by Company or Bank, or in which either has an investment or security interest by mortgage, deed of trust, sale and lease-back or otherwise, including without limitation, properties under foreclosure and properties held by Bank in its capacity as a trustee or otherwise. For purposes of this Section only, “knowledge” shall mean the actual knowledge of Company or Bank without the imposition of any duty of inquiry beyond that required in Bank’s lending policies.

3.25 Financial Resources. Company has the financial resources and liquidity to complete the transactions contemplated by this Agreement, including the payment of a dividend by the Bank to the Company. Bank is legally able to pay such a dividend and there are no legal, regulatory or other restrictions of any kind which will adversely effect its ability to pay such a dividend.

ARTICLE 4

REPRESENTATIONS AND WARRANTIES OF SELLER

Seller represents and warrants to Company and Bank as follows:

4.1 Incorporation, Standing and Power. Seller has been duly incorporated and is validly existing as a national banking association under the laws of the United States and is authorized by the OCC to conduct a general banking business. Seller’s deposits are insured by the FDIC in the manner and to the extent provided by law. Seller has all requisite corporate power and authority to own, lease and operate Seller’s properties and assets and to carry on Seller’s business as presently conducted. Neither the scope of the business of Seller nor the location of any of Seller’s properties requires that Seller be licensed to do business in any jurisdiction other than in California where the failure to be so licensed would have a materially adverse effect on the financial condition, results of operation or business of Seller.

4.2 Capitalization. As of the date of this Agreement, the authorized capital stock of Seller consists of 2,000,000 shares, of which 928,916 shares are outstanding. All the outstanding shares of Seller Stock are duly authorized, validly issued, fully paid, nonassessable (except to the extent provided in 12 USC 55) and without preemptive rights. Except as set forth in Seller’s Disclosure Letter, there are no outstanding options, warrants or other rights in or with respect to the unissued shares of Seller Stock or any other securities convertible into such stock, and Seller is not obligated to issue any additional shares of its capital stock or any options, warrants or other rights in or with respect to the unissued shares of its capital stock or any other securities convertible into such stock. Seller’s Disclosure Letter sets forth a list of all Seller Stock Options, including the name of the optionee, the number of shares of Seller Stock to be issued pursuant to the option and the exercise price of the option. Seller’s Disclosure Letter will include the 22,500 Seller Options all of which have been priced prior to signing of this Agreement.

4.3 Subsidiaries. Except as set forth in Seller’s Disclosure Letter, Seller does not own, directly or indirectly, any outstanding stock, Equity Securities or other voting interest in any corporation, partnership, joint venture or other entity or Person.

4.4 Financial Statements. Seller has previously furnished to Company a copy of the Financial Statements of Seller. The Financial Statements of Seller: (a) present fairly the financial condition of Seller as of the respective dates indicated and its results of operations and cash flow for the respective periods indicated; and (b) have been prepared in accordance with GAAP. The audits of Seller have been conducted in accordance with generally accepted auditing standards. The books and records of Seller are being maintained in material compliance with applicable legal and accounting requirements. Except to the extent (i) reflected in the Financial Statements of Seller and (ii) of liabilities incurred since December 31, 2003 in the ordinary course of business and consistent with past practice, Seller does not have any liabilities, whether absolute, accrued, contingent or otherwise.

4.5 Authority of Seller. The execution and delivery by Seller of this Agreement and, subject to the requisite approval of the shareholders of Seller, the consummation of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action on the part of Seller, and this Agreement is a valid and binding obligation of Seller enforceable in accordance with its terms, except as the enforce ability thereof may be limited by bankruptcy, liquidation, receivership, conservatorship, insolvency, moratorium or other similar laws affecting the rights of creditors generally and by general equitable principles and by Section 8(b)(6)(D) of the Federal Deposit Insurance Act, 12 USC 1818(b)(6)(D). Except as set forth in Seller’s Disclosure Letter, neither the execution and delivery by Seller of this Agreement, the consummation of the Bank Merger or the transactions contemplated herein, nor compliance by Seller with any of the provisions hereof, will: (a) violate any provision of Seller’s Charter Documents; (b) constitute a breach of or result in a default (or give rise to any rights of termination, cancellation or acceleration, or any right to acquire any securities or assets) under any of the terms, conditions or provisions of any note, bond, mortgage, indenture, franchise, license, permit, agreement, Encumbrances or other instrument or obligation to which Seller is a party, or by which Seller or any of Seller’s properties or assets is bound, if in any such circumstances, such event could have consequences materially adverse to Seller; or (c) violate any Rule applicable to Seller or any of Seller’s properties or assets. No Consent of any Governmental Entity having jurisdiction over any aspect of the business or assets of Seller, and no Consent of any Person, is required in connection with the execution and delivery by Seller of this Agreement or the consummation by Seller of the Bank Merger and the transactions contemplated hereby, except (i) the approval of this Agreement and the transactions contemplated hereby by the shareholders of Seller; (ii) such approvals or notices as may be required by the FRB and the OCC; (iii) the declaring effective of the S-4 by the SEC and the approvals of all necessary blue sky administrators; and (iv) as otherwise set forth in Seller’s Disclosure Letter.

4.6 Insurance. Seller has policies of insurance and bonds covering Seller’s assets and businesses against such casualties and contingencies and in such amounts, types and forms as are customary in the banking industry for Seller’s business, operations, properties and assets. All such insurance policies and bonds are in full force and effect. Except as set forth in Seller’s Disclosure Letter, Seller has not received notice from any insurer that any such policy or bond has canceled or indicating an intention to cancel or not to renew any such policy or bond or generally disclaiming liability thereunder. Except as set forth in Seller’s Disclosure Letter, Seller is not in default under any such policy or bond and all material claims thereunder have been filed in a timely fashion. Seller’s Disclosure Letter sets forth a list of all policies of insurance carried and owned by Seller, showing the name of the insurance company, the nature of the coverage, the policy limit, the annual premiums and the expiration dates. The existing insurance carried by Seller is sufficient for compliance by Seller with all material requirements of law and regulations and agreements to which Seller is subject or is a party.

4.7 Title to Assets. Seller’s Disclosure Letter sets forth a summary of all items of personal property and equipment with a book value of $50,000 or more, or having an annual lease payment of $25,000 or more, owned or leased by Seller. Seller has good and marketable title to all of Seller’s properties and assets, free and clear of all Encumbrances except: (a) as set forth in the Financial Statements of Seller; (b) Encumbrances for current taxes not yet due; (c) Encumbrances incurred in the ordinary course of business, if any, that, to the knowledge of Seller, (i) are not substantial in character, amount or extent, (ii) do not materially detract from the value, (iii) do not interfere with present use, of the property subject thereto or affected thereby, and (iv) do not otherwise materially impair the conduct of business of Seller; or (d) as set forth in Seller’s Disclosure Letter.

4.8 Real Estate. Seller’s Disclosure Letter sets forth a list of all real property, including leaseholds, owned by Seller, together with (i) a description of the locations thereof, (ii) a description of each real property lease, sublease, installment purchase, or similar arrangement to which Seller is a party, and (iii) a description of each contract for the purchase, sale or development of real estate to which Seller is a party. Seller has good and marketable title to the real property, and valid leasehold interests in the leaseholds, set forth in Seller’s Disclosure Letter, free and clear of all Encumbrances, except (a) for rights of lessors, co-lessees or subleases in such matters that are reflected in the lease; (b) Encumbrances for current taxes not yet due and payable; (c) Encumbrances incurred in the ordinary course of business, if any, that, to the knowledge of Seller, (i) are not substantial in character, amount or extent, (ii) do not materially detract from the value, (iii) do not interfere with present use, of the property subject thereto or affected thereby, and (iv) do not otherwise materially impair the conduct of business of Seller; or (d) as set forth in Seller’s Disclosure Letter. Seller, as lessee, has the right under valid and subsisting leases to occupy, use and possess all property leased by Seller, as identified in Seller’s Disclosure Letter, and, to the knowledge of Seller, there has not occurred under any such lease any breach, violation or default. Except as set forth in Seller’s Disclosure Letter and except with respect to deductibles under insurance policies set forth in Seller’s Disclosure Letter, Seller has not experienced any uninsured damage or destruction with respect to the properties identified in Seller’s Disclosure Letter. To the knowledge of Seller, all properties and assets used by Seller are in good operating condition and repair, suitable for the purposes for which they are currently utilized, and comply with all applicable Rules related thereto. Seller enjoys peaceful and undisturbed possession under all leases for the use of real or personal property under which Seller is the lessee, and, to the knowledge of Seller, all leases to which Seller is a party are valid and enforceable in all material respects in accordance with the terms thereof except as may be limited by bankruptcy, insolvency, moratorium or other similar laws affecting creditors’ rights and except as may be limited by the exercise of judicial discretion in applying principles of equity. Seller is not in default with respect to any such lease, and to the knowledge of the officers of Seller no event has occurred which with the lapse of time or the giving of notice, or both, would constitute a default under any such lease. Copies of each such lease are attached to Seller’s Disclosure Letter.

4.9 Litigation. Except as set forth in Seller’s Disclosure Letter, to the knowledge of Seller there is no private or governmental suit, claim, action, investigation or proceeding pending, nor to Seller’s knowledge is one threatened, against Seller or against any of Seller’s directors, officers or employees relating to the performance of their duties in such capacities or against or affecting any properties of Seller. There are no judgments, decrees, stipulations or orders against Seller enjoining Seller or any of Seller’s directors, officers or employees in respect of, or the effect of which is to prohibit, any business practice or the acquisition of any property or the conduct of business in any area of Seller. To the knowledge of Seller, Seller is not a party to any pending or, to the knowledge of any of its Executive Officers, threatened legal, administrative or other claim, action, suit, investigation, arbitration or proceeding challenging the validity or propriety of any of the transactions contemplated by this Agreement.

4.10 Taxes. Except as set forth in Seller’s Disclosure Letter, Seller has filed all federal and foreign income tax returns, all state and local franchise and income tax, real and personal property tax, sales and use tax, premium tax, excise tax and other tax returns of every character required to be filed by Seller and has paid all taxes, together with any interest and penalties owing in connection therewith, shown on such returns to be due in respect of the periods covered by such returns, other than taxes which are being contested in good faith and for which adequate reserves have been established. Except as set forth in Seller’s Disclosure Letter, Seller has filed all required payroll tax returns, has fulfilled all tax withholding obligations and has paid over to the appropriate governmental authorities the proper amounts with respect to the foregoing. The tax and audit positions taken by Seller in connection with the tax returns described in the preceding sentences were reasonable and asserted in good faith. Adequate provision has been made in the books and records of Seller and, to the extent required by

GAAP, reflected in the Financial Statements of Seller, for all tax liabilities, including interest or penalties, whether or not due and payable and whether or not disputed, with respect to any and all federal, foreign, state, local and other taxes for the periods covered by such financial statements and for all prior periods. Seller’s Disclosure Letter sets forth (i) the date or dates through which the IRS has examined the federal tax returns of Seller and the date or dates through which any foreign, state, local or other taxing authority has examined any other tax returns of Seller; (ii) a complete list of each year for which any federal, state, local or foreign tax authority has obtained or has requested an extension of the statute of limitations from Seller and lists each tax case of Seller currently pending in audit, at the administrative appeals level or in litigation; and (iii) the date and issuing authority of each statutory notice of deficiency, notice of proposed assessment and revenue agent’s report issued to Seller within the last twelve (12) months. Except as set forth in Seller’s Disclosure Letter, to the knowledge of Seller, neither the IRS nor any foreign, state, local or other taxing authority has, during the past three years, examined or is in the process of examining any federal, foreign, state, local or other tax returns of Seller. To the knowledge of Seller, neither the IRS nor any foreign, state, local or other taxing authority is now asserting or threatening to assert any deficiency or claim for additional taxes (or interest thereon or penalties in connection therewith) except as set forth in Seller’s Disclosure Letter.

4.11 Compliance with Laws and Regulations. Except as set forth in Seller’s Disclosure Letter, Seller is not in default under or in breach of any provision of its Charter Documents or any Rule promulgated by any Governmental Entity having authority over it, where such default or breach would have a material adverse effect on the business, financial condition or results of operations of Seller.

4.12 Performance of Obligations. Seller has performed all of the obligations required to be performed by it to date and is not in material default under or in breach of any term or provision of any material contract, and no event has occurred that, with the giving of notice or the passage of time or both, would constitute such default or breach. To Seller’s knowledge, no party with whom Seller has an agreement that is material to its business is in default thereunder.

4.13 Employees. There are no controversies pending or threatened between Seller and any of Seller’s employees that are likely to have a material adverse effect on Seller’s business, financial condition or results of operation of Seller. Seller is not a party to any collective bargaining agreement with respect to any of its employees or any labor organization to which its employees or any of them belong.

4.14 Brokers and Finders. Except as provided in Seller’s Disclosure Letter with copies of any such agreements attached, Seller is not a party to or obligated under any agreement with any broker or finder relating to the transactions contemplated hereby, and, except as provided in Seller’s Disclosure Letter, neither the execution of this Agreement nor the consummation of the transactions provided for herein or therein will result in any liability to any broker or finder.

4.15 Absence of Material Change. Since December 31, 2003, the business of Seller has been conducted only in the ordinary course, in substantially the same manner as theretofore conducted, and, except as set forth in Seller’s Disclosure Letter, there has not occurred since December 31, 2002 any event that has had or may reasonably be expected to have a material adverse effect on the business, prospects, financial condition or results of operation of Seller.

4.16 Licenses and Permits. Seller has all licenses and permits necessary for the conduct of its business, and such licenses are in full force and effect, except for any failure to be in full force and effect that would not, individually or in the aggregate, have a material adverse effect on the business, financial condition or results of operations of Seller. The properties and operations of Seller are and have been maintained and conducted, in all material respects, in compliance with all applicable Rules.

4.17 Undisclosed Liabilities. Except as set forth in Seller’s Disclosure Letter Seller does not have any liabilities or obligations, either accrued or contingent, that are material to it and that have not been: (a) reflected or disclosed in the Financial Statements of Seller or (b) incurred subsequent to December 31, 2003 in the ordinary course of business. Seller does not know of any basis for the assertion against it of any liability, obligation or claim (including, without limitation, that of any Governmental Entity) that is likely to result in or cause a material adverse change in the business, prospects, financial condition or results of operations of Seller that is not fairly reflected in the Financial Statements of Seller or otherwise disclosed in this Agreement.

4.18 Employee Benefit Plans.

(a) Except as set forth in Seller’s Disclosure Letter, Seller does not have any “employee benefit plan,” as defined in Section 3(3) of ERISA, any “multiemployer plan” as defined in Section 3(37) of ERISA, any “defined benefit pension plan” within the meaning of Section 3(35) of ERISA nor has Seller ever sponsored or maintained any such plan.

(b) Seller’s Disclosure Letter sets forth copies and descriptions of each Benefit Arrangement maintained or otherwise contributed to by Seller (such plans and arrangements being collectively referred to herein as “Seller Benefit Arrangements”). Except as set forth in Seller’s Disclosure Letter, there has been no material amendment thereof or increase in the cost thereof or benefits payable thereunder since December 31, 2003. Except as set forth in Seller’s Disclosure Letter, there has been no material increase in the compensation of or benefits payable to any senior executive employee of Seller since December 31, 2003, nor any employment, severance or similar contract entered into with any such employee, nor any amendment to any such contract, since December 31, 2003. Except as set forth in Seller’s Disclosure Letter, there is no contract, agreement or benefit arrangement covering any employee of Seller which individually or collectively could give rise to the payment of any amount which would constitute an “excess parachute payment,” as such term is defined in Section 280(G) of the Code.

(c) With respect to all Seller Benefit Arrangements, Seller is in substantial compliance (other than noncompliance the cost or liability for which is not material) with the requirements prescribed by any and all statutes, governmental or court orders, or governmental rules or regulations currently in effect, applicable to such plans or arrangements.

(d) Except for the contracts set forth in Seller’s Disclosure Letter, each Seller Benefit Arrangement and each personal services contract, fringe benefit, consulting contract or similar arrangement with or for the benefit of any officer, director, employee or other person can be terminated by Seller within a period of 30 days following the Effective Time of the Bank Merger, without payment of any amount as a penalty, bonus, premium, severance pay or other compensation for such termination.

(e) Notwithstanding any statement or indication in this Agreement to the contrary, except as set forth on Seller’s Disclosure Letter, there are no Seller Benefit Arrangements as to which Seller or Company/Bank will be required to make any contribution or to make any other payments, whether on behalf of any of the current employees, directors or officers of Seller or on behalf of any other person after the Closing. Seller has no formal plan or commitment, whether legally binding or not, to create any additional Benefit Arrangement, or to modify or change any existing Seller Benefit Arrangement.

(f) None of the Seller Benefit Arrangements nor any trust created thereunder has ever incurred any “accumulated funding deficiency” as such term is defined in Section 412 of the Code, whether or not waived. Furthermore, Seller has no unfunded liability under ERISA in respect of any of the Benefit Arrangements. Seller has made all contributions and paid all amounts due and owing under all of the Seller Benefit Arrangements. Each of the Seller Benefit Arrangements that is intended to be a qualified plan under Section 401(a) of the Code has received a favorable determination letter that it is so qualified from the Internal Revenue Service and Seller does not know of any fact, which could adversely affect the qualified status of any such Benefit Arrangement. All amendments required to bring all of the Seller Benefit Arrangements into conformity with all of the applicable provisions of ERISA, the Code, COBRA, HIPAA and all other applicable laws have been made. All contributions required to be made to each of the Seller Benefit Arrangements under the terms of the Benefit

Arrangement, ERISA, the Code or any other applicable laws have been timely made. The Financial Statements of Seller properly reflect all amounts required to be accrued as liabilities to date under each of the Seller Benefit Arrangements.

(g) There has not occurred and there does not exist (i) any pending litigation or controversy against any of the Seller Benefit Arrangements or against Seller as the “Employer” or “Sponsor” under the Benefit Arrangements or against the trustee, fiduciaries or administrators of any of the Benefit Arrangements or (ii) any pending or threatened investigation, proceeding, lawsuit, dispute, action or controversies involving any of the Seller Benefit Arrangements, the administrator or trustee of any of the Benefit Arrangements with any of the Internal Revenue Service, Department of Labor, Pension Benefit Guaranty Corporation, any participant in the Benefit Arrangements, any service provider to any of the Benefit Arrangements or any other person whatsoever.

(h) Seller has not used the services of (i) workers who have been provided by a third party contract labor supplier for more than six months or who may otherwise be eligible to participate in any of the Seller Benefit Arrangements or to an extent that would reasonably be expected to result in the disqualification or loss of preferred tax status of any of the Seller Benefit Arrangements or the imposition of penalties or excise taxes with respect to the Internal Revenue Service, Department of Labor, Pension Benefit Guaranty Corporation or any other governmental entity; (ii) temporary employees who have worked for more than six months or who may otherwise be eligible to participate in any of the Seller Benefit Arrangements or to an extent that would reasonably be expected to result in the disqualification or loss of preferred tax status of any of the Seller Benefit Arrangements or the imposition of penalties or excise taxes with respect to the Internal Revenue Service, Department of Labor, Pension Benefit Guaranty Corporation or any other governmental entity; (iii) individuals who have provided services to Seller as independent contractors for more than six months or who may otherwise be eligible to participate in any of the Seller Benefit Arrangements or to an extent that would reasonably be expected to result in the disqualification or loss of preferred tax status of any of the Seller Benefit Arrangement or the imposition of penalties or excise taxes with respect to the Internal Revenue Service, Department of Labor, Pension Benefit Guaranty Corporation or any other governmental entity or (iv) leased employees, as that term is defined in section 414(n) of the Code.

4.19 Corporate Records. The Charter Documents of Seller and all amendments thereto to the date hereof (true, correct and complete copies of which are set forth in Seller’s Disclosure Letter) are in full force and effect as of the date of this Agreement. The minute books of Seller, together with the documents and other materials incorporated therein by reference, reflect all meetings held and contain complete and accurate records of all corporate actions taken by the board of directors of Seller (or any committees thereof) and stockholders. Except as reflected in such minute books, there are no minutes of meetings or consents in lieu of meetings of the board of directors (or any committees thereof) or of the stockholders of Seller.

4.20 Accounting Records. Seller maintains accounting records which fairly and validly reflect, in all material respects, its transactions and accounting controls sufficient to provide reasonable assurances that such transactions are (i) executed in accordance with its management’s general or specific authorization, and (ii) recorded as necessary to permit the preparation of financial statements in conformity with GAAP. Such records, to the extent they contain material information pertaining to Seller, which is not easily, and readily available elsewhere, have been duplicated, and such duplicates are stored safely and securely.

4.21 Offices and ATMs. Set forth in Seller’s Disclosure Letter is a list of the headquarters of Seller (identified as such) and each of the offices and automated teller machines (“ATMs”) maintained and operated (or to be maintained and operated) by Seller (including, without limitation, representative and loan production offices and operations centers) and the location thereof. Except as set forth in Seller’s Disclosure Letter, Seller maintains no other office or ATM and conducts business at no other location, and Seller has not applied for nor received permission to open any additional branch nor operate at any other location.

4.22 Loan Portfolio. Seller’s Disclosure Letter sets forth a description of: (a) by type and classification, all loans, leases, other extensions and commitments to extend credit of Seller of $25,000 or more, that have been classified by itself, any external loan reviewer or grader, its bank examiners or auditors (external or internal) as “Watch List,” “Substandard,” “Doubtful,” “Loss” or any comparable classification; and (b) all loans due to Seller as to which any payment of principal, interest or any other amount is 30 days or more past due. Seller’s allowance for loan losses is and will be at the Effective Time in accordance with GAAP in all materials respects and in accordance with all applicable regulatory requirements of any Governmental Entity.

4.23 Power of Attorney. Except as set forth in Seller’s Disclosure Letter, Seller has not granted any Person a power of attorney or similar authorization that is presently in effect or outstanding.

4.24 Operating Losses. Seller’s Disclosure Letter sets forth any Operating Loss, which has occurred at Seller during the period after December 31, 2003. To the knowledge of Seller, no action has been taken or omitted to be taken by an employee of Seller that has resulted in the incurrence by Seller of an Operating Loss or that might reasonably be expected to result in an Operating Loss after December 31, 2003, which, net of any insurance proceeds payable in respect thereof, would exceed $25,000. “Operating Loss” means any loss resulting from cash shortages, lost or misposted items, disputed clerical and accounting errors, forged checks, payment of checks over stop payment orders, counterfeit money, wire transfers made in error, theft, robberies, defalcations, check kiting, fraudulent use of credit cards or electronic teller machines or other similar acts or occurrences.

4.25 Environmental Matters. Except as set forth in Seller’s Disclosure Letter, to the knowledge of Seller, (i) Seller is in compliance with all Environmental Laws; (ii) there are no Tanks on or about Seller Property; (iii) there are no Hazardous Materials on, below or above the surface of, or migrating to or from Seller Property; (iv) Seller does not have loans outstanding secured by real property that is not in compliance with Environmental Laws or which has a leaking Tank or upon which there are Hazardous Materials on or migrating to or from; and (v) without limiting the foregoing representations and warranties contained in clauses (i) through (iv), as of the date of this Agreement, to the knowledge of Seller, there is no claim, action, suit, or proceeding or notice thereof before any Governmental Entity pending against Seller or concerning property securing Seller loans and there is no outstanding judgment, order, writ, injunction, decree, or award against or affecting Seller Property or property securing Seller loans, relating to the foregoing representations (i)—(iv), in each case the noncompliance with which, or the presence of which would have a material adverse effect on the business, financial condition, results of operations or prospects of Seller. “Seller Property” shall mean real estate currently owned, leased, or otherwise used by Seller, or in which Seller has an investment or security interest by mortgage, deed of trust, sale and lease-back or otherwise, including without limitation, properties under foreclosure and properties held by Seller in its capacity as a trustee or otherwise. For purposes of this Agreement, the term “Environmental Laws” shall mean all applicable statutes, regulations, rules, ordinances, codes, licenses, permits, orders, approvals, plans, authorizations, concessions, franchises, and similar items of all Governmental Entities and all applicable judicial, administrative, and regulatory decrees, judgments, and orders relating to the protection of human health or the environment, including, without limitation: all requirements, including, but not limited to those pertaining to reporting, licensing, permitting, investigation, and remediation of emissions, discharges, releases, or threatened releases of Hazardous Materials, chemical substances, pollutants, contaminants, or hazardous or toxic substances, materials or wastes whether solid, liquid, or gaseous in nature, into the air, surface water, groundwater, or land, or relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport, or handling of chemical substances, pollutants, contaminates, or hazardous or toxic substances, materials, or wastes, whether solid, liquid, or gaseous in nature and all requirements pertaining to the protection of the health and safety of employees or the public. “Tank” shall mean treatment or storage Tanks, sumps, or water, gas or oil wells and associated piping transportation devices. “Hazardous Materials” shall mean any substance the presence of which requires investigation or remediation under any federal, state, or local statute, regulation, ordinance, order, action, policy or common law, or which is or becomes defined as a hazardous waste, hazardous substance, hazardous material, used oil, pollutant or contaminant under any federal, state or local statute, regulation, rule or ordinance or amendments thereto including without limitation, the Comprehensive Environmental Response; Compensation and Liability Act (42 USC 9601, et seq.); the Resource Conservation and Recovery Act (42 USC 6901, et seq.); the Clean Air Act, as amended (42 USC 7401, et seq.); the Federal Water Pollution Control Act, as amended (33 USC 1251, et seq.); the Toxic Substances Control Act, as amended

(15 USC 2601, et seq.); the Occupational Safety and Health Act, as amended (29 USC 65); the Emergency Planning and Community Right-to-Know Act of 1986 (42 USC 11001, et seq.); the Mine Safety and Health Act of 1977, as amended (30 USC 801, et seq.); the Safe Drinking Water Act (42 USC 300f, et seq.); and all comparable state and local laws, including without limitation, the Carpenter-Presley-Tanner Hazardous Substance Account Act (State Superfund), the Porter-Cologne Water Quality Control Action, Section 25140, 25501(j) and (k); 25501.1.25281 and 25250.1 of the California Health and Safety Code and/or Article I of Title 22 of the California Code of Regulations, Division 4, Chapter 30; laws of other jurisdictions or orders and regulations; or the presence of which causes or threatens to cause a nuisance, trespass or other common law tort upon real property or adjacent properties or poses or threatens to pose a hazard to the health or safety of persons or without limitation, which contains gasoline, diesel fuel or other petroleum hydrocarbons; polychlorinated biphenyls (PCB’s), asbestos or urea formaldehyde foam insulation. For purposes of this Section only, “knowledge” shall mean the actual knowledge of Seller without the imposition of any duty of inquiry beyond that required in Seller’s lending policies.

4.26 Community Reinvestment Act. Seller received a rating of “satisfactory” or better in its most recent examination or interim review with respect to the Community Reinvestment Act. Seller has not been advised of any concerns regarding Seller’s compliance with the Community Reinvestment Act by any Governmental Entity or by any other Person.

4.27 Derivatives. Seller is not a party to or has agreed to enter into an exchange traded or over-the-counter equity, interest rate, foreign exchange or other swap, forward, future, option, cap, floor or collar or any other contract that is not included on the balance sheet and is a derivative contract (including various combinations thereof) or owns securities that are referred to generically as “structured notes,” “high risk mortgage derivatives,” “capped floating rate notes,” or “capped floating rate mortgage derivatives.”

4.28 SEC Reports. As of the respective dates, since December 31, 2001, Seller has filed all SEC Reports required to be filed and none of Seller’s SEC Reports contained at the time of filing any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstance under which they were made, not misleading.

4.29 Material Contracts. Except as set forth in Seller’s Disclosure Letter (all items listed or required to be listed in Seller’s Disclosure Letter as a result of this Section being referred to herein as “Seller Scheduled Contracts”), Seller is not a party or otherwise subject to:

(a) any employment, deferred compensation, bonus or consulting contract;

(b) any advertising, brokerage, licensing, dealership, representative or agency relationship or contract;

(c) any contract or agreement that would restrict Company or the Surviving Bank after the Effective Time from competing in any line of business with any Person or using or employing the services of any Person;

(d) any collective bargaining agreement or other such contract or agreement with any labor organization;

(e) any lease of real or personal property providing for annual lease payments by or to Seller in excess of $25,000 per annum other than financing leases entered into in the ordinary course of business in which Seller is lessor and leases of real property presently used by Seller as banking offices.

(f) any mortgage, pledge, conditional sales contract, security agreement, option, or any other similar agreement with respect to any interest of Seller (other than as mortgagor or pledgor in the ordinary course of their banking business or as mortgagee, secured party or deed of trust beneficiary in the ordinary course of Seller’s business) in personal property having a value of $25,000 or more;

(g) any stock purchase, stock option, stock bonus, stock ownership, profit sharing, group insurance, bonus, deferred compensation, severance pay, pension, retirement, savings or other incentive, welfare or employment plan or material agreement providing benefits to any present or former employees, officers or directors of Seller;

(h) any agreement to acquire equipment or any commitment to make capital expenditures of $10,000 or more;

(i) any agreement for the sale of any property or assets in which Seller has an ownership interest or for the grant of any preferential right to purchase any such property or asset;

(j) any agreement for the borrowing of any money (other than liabilities or interbank borrowings made in the ordinary course of their banking business and reflected in the financial records of Seller);

(k) any restrictive covenant contained in any deed to or lease of real property owned or leased by Seller (as lessee) that materially restricts the use, transferability or value of such property;

(l) any guarantee or indemnification which involves the sum of $25,000 or more, other than letters of credit or loan commitments issued in the normal course of business;

(m) any supply, maintenance or landscape contracts not terminable by Seller without penalty on 30 days or less notice and which provides for payments in excess of $25,000 per annum;

(n) other than as disclosed with reference to subparagraph (k) of this Section 4.29, any agreement which would be terminable other than by Seller or as a result of the consummation of the transactions contemplated by this Agreement;

(o) any contract of participation with any other bank in any loan entered into by Seller subsequent to December 31, 2003 in excess of $25,000, or any sales of assets of Seller with recourse of any kind to Seller, or any agreement providing for the sale or servicing of any loan or other asset which constitutes a “recourse arrangement” under applicable regulation or policy promulgated by a Governmental Entity (except for agreements for the sale of guaranteed portions of loans guaranteed in part by the U.S. Small Business Administration and related servicing agreements);

(p) any other agreement of any other kind, including for data processing and similar services, which involves future payments or receipts or performances of services or delivery of items requiring aggregate payment of $10,000 or more to or by Seller other than payments made under or pursuant to loan agreements, participation agreements and other agreements for the extension of credit in the ordinary course of Seller’s business;

(q) any material agreement, arrangement or understanding not made in the ordinary course of business;

(r) any agreement, arrangement or understanding relating to the employment, election, retention in office or severance of any present or former director, officer or employee of Seller;

(s) any agreement, arrangement or understanding pursuant to which any payment (whether severance pay or otherwise) became or may become due to any director, officer or employee of Seller upon execution of this Agreement or upon or following consummation of the transactions contemplated hereby (either alone or in connection with the occurrence of any additional acts or events); or

(t) any written agreement, supervisory agreement, resolution, memorandum of understanding, consent order, cease and desist order, capital order, or condition of any regulatory order or decree with or by the OCC, FDIC, FRB or any other regulatory agency.

True copies of all Seller Scheduled Contracts, including all amendments and supplements thereto, are attached to Seller’s Disclosure Letter.

4.30 Trust Administration. Seller does not presently exercise trust powers, including, but not limited to, trust administration, and has not exercised such trust powers for a period of at least 3 years prior to the date hereof. The term “trusts” as used in this Section 4.30 includes (i) any and all common law or other trusts between an individual, corporation or other entities and Seller, as trustee or co-trustee, including, without limitation, pension or other qualified or nonqualified employee benefit plans, compensation, testamentary, inter vivos, charitable trust indentures; (ii) any and all decedents’ estates where Seller is serving or has served as a co-executor or sole executor, personal representative or administrator, administrator de bonis non, administrator de bonis non with will annexed, or in any similar fiduciary capacity; (iii) any and all guardianships, conservatorships or similar positions where Seller is serving or has served as a co-grantor or a sole grantor or a conservator or a co-conservator of the estate, or any similar fiduciary capacity; and (iv) any and all agency and/or custodial accounts and/or similar arrangements, including plan administrator for employee benefit accounts, under which Seller is serving or has served as an agent or custodian for the owner or other party establishing the account with or without investment authority.

4.31 Regulatory Approvals. To the knowledge of Seller, except as described in Seller’s Disclosure Letter, Seller has no reason to believe that all required approvals from any Governmental Entity of any application to consummate the transactions contemplated by this Agreement would not be received without the imposition of a materially burdensome condition in connection with the approval of any such application.

4.32 Indemnification. Seller is not a party to any indemnification agreement with any of its present officers, directors, employees, agents or other persons who serve or served in any capacity with any other enterprise at the request of Seller, and to the knowledge of Seller, there are no claims for which any of such persons would be entitled to indemnification by Seller if such provisions were deemed in effect, except as set forth in Seller’s Disclosure Letter.

4.33 Intellectual Property. Except as set forth in Seller’s Disclosure Letter, Seller owns or possesses valid and binding licenses and other rights to use without payment all material patents, copyrights, trade secrets, trade names, service marks and trademarks used in Seller’s business; and Seller has not received any notice with respect thereto that asserts the rights of others. Seller has in all material respects performed all the obligations required to be performed by Seller, and is not in default in any material respect under any license, contract, agreement, arrangement or commitment relating to any of the foregoing.

4.34 Investment Securities. Seller has set forth on its Disclosure Letter a list of each Investment Security held by Seller on March 31, 2003. Such list sets forth, with respect to each such Investment Security: (i) the issuer thereof; (ii) the outstanding balance or number of shares; (iii) the maturity, if applicable; (iv) the title of issue; and (v) the classification under SFAS No. 115.

4.35 Certain Interests. Seller’s Disclosure Letter sets forth a description of each instance in which an officer or director of Seller (a) has any material interest in any property, real or personal, tangible or intangible, used by or in connection with the business of Seller; (b) is indebted to Seller except for normal business expense advances; or (c) is a creditor (other than as a deposit holder) of Seller except for amounts due under normal salary and related benefits or reimbursement of ordinary business expenses. Except as set forth in the Seller’s Disclosure Letter, all such arrangements are arm’s length transactions pursuant to normal commercial terms and conditions and comply with all Rules.

4.36 Bank Secrecy Act. Except as set forth in Seller’s Disclosure Letter, Seller has not been advised of any supervisory concerns regarding its compliance with the Bank Secrecy Act (31 USC 5322, et seq.) or related state or federal anti-money laundering laws, regulations and guidelines, including without limitation those provisions of federal regulations requiring (a) the filing of reports, such as Currency Transaction Reports and Suspicious Activity Reports, (b) the maintenance of records and (c) the exercise of due diligence in identifying customers.

ARTICLE 5

AGREEMENTS WITH RESPECT TO CONDUCT OF

COMPANY AND BANK AFTER THE DATE HEREOF

Company and Bank covenant and agree with Seller as follows:

5.1 Material Adverse Changes; Reports; Financial Statements; Filings.

(a) Company and Bank will promptly notify Seller (i) of any event of which Company or Bank obtains knowledge which may materially and adversely affect the business, financial condition, prospects or results of operations of either Company or Bank; or (ii) in the event Company or Bank determine that it is possible that the conditions to the performance of Seller set forth in Sections 8.1 and 8.3 may not be satisfied.

(b) Company and Bank will furnish to Seller, as provided in Section 11.12 of this Agreement, as soon as practicable, and in any event within 5 Business Days after it is prepared or becomes available to either Company or Bank, (i) quarterly unaudited consolidated balance sheets and statements of operations, and changes in stockholders’ equity for Company and Bank; (ii) monthly unaudited consolidated balance sheets and statements of operations for Company and Bank; (iii) as soon as available, all letters and communications sent by Company to its shareholders and all reports filed by Company or Bank with the SEC, the FRB, the OCC and any other Person; and (iv) all regulatory applications relating to the transactions contemplated by this Agreement and all correspondence relating thereto.

(c) Each of the financial statements delivered pursuant to subsection (b) shall be (i) prepared in accordance with GAAP on a basis consistent with that of the Financial Statements of Company, except that such financial statements may omit statements of cash flows and footnote disclosures required by GAAP; and (ii) accompanied by a certificate of the chief financial officer to the effect that such consolidated financial statements fairly present the financial condition and results of operations of Company and Bank for the period covered, and reflect all adjustments (which consist only of normal recurring adjustments) necessary for a fair presentation.

5.2 Conduct of Business.

(a) Between the date hereof and the Effective Time, except as contemplated by this Agreement and subject to requirements of law and regulation generally applicable to bank holding companies and banks, Company or Bank shall not, without prior written consent of Seller (which consent shall not be unreasonably withheld and which consent shall be deemed granted if within five (5) Business Days of Seller’s receipt of written notice of a request for prior written consent, written notice of objection is not received by Company and Bank):

(1) amend, modify, terminate or fail to renew or preserve their material Permits;

(2) amend or modify its Charter Documents except as contemplated hereby;

(3) agree or make any commitment to take any actions prohibited by this Section 5.2;

(4) take any action which would or is reasonably likely to (i) adversely affect the ability of Company or Bank to obtain any necessary approval of any Governmental Entity required for the transactions contemplated hereby; (ii) adversely affect Company’s or Bank’s ability to perform their covenants and agreements under this Agreement; or (iii) result in any of the conditions to the performance of Company’s or Bank’s obligations hereunder, as set forth in Article 8 herein not being satisfied;

(5) knowingly take or cause to be taken any action, which would disqualify the Bank Merger as a “reorganization” within the meaning of Section 368 of the Code; and

(6) enter into or complete any transaction for (i) the acquisition, merger or consolidation of the Company or the Bank where the Company or the Bank, as the case may be, is not the surviving entity or (ii) the sale of all or substantially all of the assets of the Company or the Bank, without making necessary and appropriate provision in the documents for such an acquisition, merger, consolidation or sale of assets for the consummation of the Bank Merger and the other transactions contemplated by this Agreement; provided, however, the public or private sale of securities for cash consideration, the acquisition or disposition of loans or loan participations, investment securities and related activities in the ordinary course of the banking business shall not be prohibited by this provision.

(b) Between the date hereof and the Effective Time, Company and Bank shall:

(1) duly observe and conform in all material respects to all lawful requirements applicable to its business; and

(2) maintain their assets and properties in good condition and repair, normal wear and tear excepted.

5.3 Disclosure Letter. Promptly in the case of material matters, and not less than monthly in the case of all other matters, Company and Bank shall amend or supplement the Company Disclosure Letter provided for herein pertaining to Company and Bank as necessary so that the information contained therein accurately reflects the then current status of Company and Bank and shall transmit copies of such amendments or supplements to Seller in accordance with Section 11.12 of this Agreement.

5.4 Bank Shareholder Approval. Bank will promptly take action necessary in accordance with applicable law and its Charter Documents to obtain the approval of its shareholder of the Bank Merger, this Agreement and related matters. Company shall vote all shares of Bank Stock which it owns in favor of the Bank Merger, this Agreement and related matters.

5.5 Consents and Approvals.

(a) Company and Bank will cooperate with Seller in the preparation of all filings, applications, notices and requests for waiver for Consents necessary or desirable for the transactions contemplated in this Agreement. Company’s and Bank’s cooperation hereunder shall include, but not be limited to, providing all information concerning Company or Bank and their respective shareholders as may be required for such filings, applications, notices and requests for Consents and signing, to the extent required, all such filings, applications, notices and requests.

(b) To the extent that the consent of a third party (“Third Party Consent”) with respect to any contract, agreement, license, franchise, lease, commitment, arrangement, Permit or release that is material to the business of Company or Bank or that is contemplated in this Agreement is required in connection with the transactions contemplated in this Agreement, Company and Bank shall use its best efforts to obtain such consent prior to the Effective Time.

5.6 Compliance with Rules. Company and Bank shall comply with the requirements of all applicable Rules, the noncompliance with which would materially and adversely affect the assets, liabilities, business, financial condition or results of operations or prospects of Company or Bank.

5.7 Agreement of Bank Merger. As soon as practicable, Bank shall execute the Agreement of Bank Merger.

5.8 Insurance and Indemnification.

(a) Company and Bank shall permit Seller to use commercially reasonable efforts to extend the discovery period of its directors’ and officers’ liability insurance for a period of up to 36 months with respect to all matters arising from facts or events which occurred before the Effective Time for which Seller would have had an obligation to indemnify its directors and officers; provided, however, that the total costs to Seller, Company and Bank of the premiums for such coverage shall not exceed an annual amount which exceeds 125% of the current annual amount expended by Seller (the “Insurance Amount”). If Company is unable to maintain or obtain the insurance called for by this Section 5.8 as a result of the preceding provision, Company shall use commercially reasonable efforts to obtain as much comparable insurance as is available for the Insurance Amount with respect to acts or omissions occurring prior to the Effective Time of the Merger by such directors and officers in their capacities as such. If Company shall consolidate with or merge into any other entity and shall not be the continuing or surviving entity of such consolidation or merger or shall transfer all or substantially all of its assets to any other entity, then and in each case, proper provision shall be made so that the successors and assigns of Company shall assume the obligations set forth in this Section 5.8.

(b) For a period of 36 months after the Effective Time, Company shall, and shall cause its subsidiaries to, maintain and preserve the rights to indemnification of officers and directors provided for in the Charter Documents of Seller as in effect on the date hereof with respect to indemnification for liabilities and claims arising out of acts, omissions, events, matters or circumstances occurring or existing prior to the Effective Time, including, without limitation, the Bank Merger and the other transactions contemplated by this Agreement, to the extent such rights to indemnification are not in excess of that permitted by applicable state or federal laws or regulatory authorities.

(c) The provisions of this Section are intended to be for the benefit of, and shall be enforceable by, each director or officer of Seller and his or her heirs and representatives. There shall be no duplication of benefits pursuant to Section 5.8 (a) and (b).

5.9 Rule 144 Compliance. From and after the Effective Time, Company shall file all reports with the SEC necessary to permit the shareholders of Seller who may be deemed “underwriters” (within the meaning of Rule 145 under the Securities Act) of the Seller Stock to sell Company Stock received by them in connection with the Bank Merger pursuant to Rules 144 and 145(d) under the 1933 Act if they would otherwise be so entitled; provided, however, that Company is otherwise required by Rule to file such reports with the SEC.

5.10 Shareholder Approval. Company will promptly take action necessary in accordance with applicable law and its Charter Documents to convene a meeting of its shareholders for the purpose of amending its most recent Company Stock Option Plan to increase the number of shares allocated to such Plan by an amount at least sufficient so that the Company may meet its obligations hereunder (the “Company Shareholders’ Meeting”).

5.11 Access. Company and Bank will authorize and permit Seller, its representatives, accountants and counsel, to have access during normal business hours, on notice and in such manner as will not unreasonably interfere with the conduct of the businesses of Company and Bank, to all properties, books, records, branch operating reports, branch audit reports, operating instructions and procedures, tax returns, tax settlement letters, contracts and documents, and all other information with respect to their business affairs, financial condition, assets and liabilities as Seller may from time to time reasonably request. Company and Bank shall permit Seller, its representatives, accountants and counsel to make copies of such books, records and other documents and to discuss the business affairs, condition (financial and otherwise), assets and liabilities of Company and Bank with such third Persons, including, without limitation, its directors, officers, employees, accountants, counsel and creditors, as Seller considers necessary or appropriate for the purposes of familiarizing itself with the businesses and operations of Company and Bank, obtaining any necessary orders, consents or approvals of the transactions contemplated by this Agreement by any Governmental Entity and conducting an evaluation of the assets and liabilities of Seller. Company and Bank will cause Deloitte & Touche LLP to make available to Seller, its accountants, counsel and other agents, such personnel, work papers and other documentation of such firm relating to its work papers and its audits of the books and records of Company and Bank as may be requested by Seller in connection with its review of the foregoing matters.

5.12 Certain Loans and Other Extensions of Company. Company will promptly inform Seller of the amounts and categories of any loans, leases or other extensions of credit that have been classified by any Governmental Entity or by any internal or external loan reviewer of Bank as “Watch List,” “Substandard,” “Doubtful,” “Loss” or any comparable classification. Company will furnish to Seller, as soon as practicable, and in any event within 10 days after the end of each calendar month, schedules including a listing of the following:

(a) classified credits, showing with respect to each such credit in amount equal to or exceeding $100,000, the classification category, credit type, and office, and with respect to all other such credits, by credit type and office, the aggregate dollar amount;

(b) nonaccrual credits, showing with respect to each such credit in amount equal to or exceeding $100,000, the credit type and office, and with respect to all other such credits, by credit type and office, the aggregate dollar amount;

(c) accrual exception credits that are delinquent 90 or more days and have not been placed on nonaccrual status, showing with respect to each such credit in amount equal to or exceeding $100,000, the credit type and office, and with respect to all other such credits, by credit type and office, the aggregate dollar amount;

(d) delinquent credits showing with respect to each such credit in amount equal to or exceeding $100,000, the credit type, office and an aging schedule broken down into 30-59, 60-89, 90 + day categories, and with respect to all other such credits, by credit type, office and by aging category, the aggregate dollar amount;

(e) loan and lease participations, stating, with respect to each, whether it is purchased or sold, the loan or lease type, and the office;

(f) loans or leases (including any commitments) by Bank to any director, officer, or employee of Company or Bank, or any shareholder holding 5% or more of the capital stock of Company, including with respect to each such loan or lease, the identity and, to the best knowledge of Company, the relation of the borrower to Company or Bank, the loan or lease type and the outstanding and undrawn amounts;

(g) letters of credit, showing with respect to each letter of credit in an amount equal to or exceeding $100,000, the credit type and office, and showing with respect to all other such letters of credit, by credit type and office, the aggregate dollar amount;

(h) loans or leases charged off during the previous month, showing with respect to each such loan or lease, the credit type and office;

(i) loans or leases written down during the previous month, including with respect to each the original amount, the write-off amount, credit type and office;

(j) other real estate or assets owned, stating with respect to each its credit type;

(k) a reconciliation of the allowance for loan and lease losses, identifying specifically the amount and sources of all additions and reductions to the allowance (which may be by reference to specific portions of another schedule furnished pursuant to this Section, and, in the case of unallocated adjustments, shall disclose the methodology and calculations through which the amount of such adjustment was determined);

(l) extensions of credit whether unsecured or secured in amount equal to or exceeding $1,000,000, originated on or after the date of the schedule previously provided to Seller (or if it is the first such schedule, the date of this Agreement) and before the date of the schedule in which reported, showing with respect to each, the credit type and the office; and

(m) renewals or extensions of maturity of outstanding extensions of credit whether unsecured or secured in amount equal to or exceeding $1,000,000, showing with respect to each, the credit type and the office.

ARTICLE 6

AGREEMENTS WITH RESPECT TO

CONDUCT OF SELLER AFTER THE DATE HEREOF

Seller covenants and agrees with Company and Bank as follows:

6.1 Access. (a) Seller will authorize and permit Company, its representatives, accountants and counsel, to have access during normal business hours, on notice and in such manner as will not unreasonably interfere with the conduct of the businesses of Seller, to all properties, books, records, branch operating reports, branch audit reports, operating instructions and procedures, tax returns, tax settlement letters, contracts and documents, and all other information with respect to its business affairs, financial condition, assets and liabilities as Company may from time to time reasonably request. Seller shall permit Company, its representatives, accountants and counsel to make copies of such books, records and other documents and to discuss the business affairs, condition (financial and otherwise), assets and liabilities of Seller with such third Persons, including, without limitation, its directors, officers, employees, accountants, counsel and creditors, as Company considers necessary or appropriate for the purposes of familiarizing itself with the businesses and operations of Seller, obtaining any necessary orders, consents or approvals of the transactions contemplated by this Agreement by any Governmental Entity and conducting an evaluation of the assets and liabilities of Seller. Seller will cause Vavrinek, Trine, Day & Co., LLP to make available to Company, its accountants, counsel and other agents, such personnel, work papers and other documentation of such firm relating to its work papers and its audits of the books and records of Seller as may be requested by Company in connection with its review of the foregoing matters.

(b) The Chairman of the Board or President of Company, or in their absence another representative of Company shall be invited by Seller to attend all regular and special Board of Directors and committee meetings of Seller from the date hereof until the Effective Time. Seller shall inform Company of all such Board meetings at least 5 Business Days in advance of each such meeting; provided, however, that the attendance of such representative of Company shall not be permitted at any meeting, or portion thereof, for the sole purpose of discussing the transaction contemplated by this Agreement or the obligations of Seller under this Agreement.

6.2 Material Adverse Changes; Reports; Financial Statements; Filings.

(a) Seller will promptly notify Company (i) of any event of which Seller obtains knowledge which may materially and adversely affect the business, financial condition, prospects or results of operations of Seller; (ii) in the event Seller determines that it is possible that the conditions to the performance of Company set forth in Sections 8.1 and 8.2 may not be satisfied; or (iii) any event, development or circumstance other than the transactions contemplated by this Agreement that, to the best knowledge of Seller, will or, with the passage of time or the giving of notice or both, is reasonably expected to result in the loss to Seller of the services of any Executive Officer of Seller.

(b) Seller will furnish to Company, as provided in Section 11.12 of this Agreement, as soon as practicable, and in any event within 5 Business Days after it is prepared or becomes available to Seller, (i) a copy of any report submitted to the board of directors of Seller and access to the working papers related thereto and copies of other operating or financial reports prepared for management of any of its businesses and access to the working papers related thereto provided, however, that Seller need not furnish Company any privileged communications of or memoranda prepared by its legal counsel in connection with the transactions contemplated by, and the rights and obligations of Seller under this Agreement; (ii) quarterly unaudited balance sheets and statements of operations, and changes in stockholders’ equity for Seller; (iii) monthly unaudited balance sheets and statements of operations for Seller; (iv) as soon as available, all letters and communications sent by Seller to its shareholders and all reports filed by Seller with the OCC and any other Person; and (v) such other reports as Company may reasonably request relating to Seller.

(c) Each of the financial statements delivered pursuant to subsection (b) shall be (i) prepared in accordance with GAAP on a basis consistent with that of the Financial Statements of Seller, except that such financial statements may omit statements of cash flows and footnote disclosures required by GAAP; and (ii) accompanied by a certificate of the chief financial officer to the effect that such financial statements fairly present the financial condition and results of operations of Seller for the period covered, and reflect all adjustments (which consist only of normal recurring adjustments) necessary for a fair presentation.

6.3 Conduct of Business.

(a) Between the date hereof and the Effective Time, except as contemplated by this Agreement, and subject to requirements of law and regulation generally applicable to banks, Seller shall not, without prior written consent of Company (which consent shall not be unreasonably withheld and which consent [except with respect to subparagraph (29) of this Section 6.3(a)] shall be deemed granted if within five (5) Business Days of Company’s receipt of written notice of a request for prior written consent, written notice of objection is not received by Seller):

(1) amend, modify, terminate or fail to renew or preserve its material Permits;

(2) amend or modify in any material respect, or, except as they may expire in accordance with their terms, terminate any Seller Scheduled Contract or any other material contract or agreement to which Seller is a party, or materially default in the performance of any of its obligations under any such contract or agreement;

(3) enter into any agreement or contract that would be required to be included as a Seller Scheduled Contract;

(4) terminate or unilaterally fail to renew any existing insurance coverage or bonds;

(5) make any loan or other extension of credit, or enter into any commitment to make any loan or other extension of credit to any director, officer, employee or shareholder holding 5% or more of the outstanding shares of Seller Stock except for any loan, extension of credit or commitment made after the date hereof not exceeding $50,000, to any such person; provided, however, that the aggregate of all loans, extensions of credit or commitments made after the date hereof to any such person shall not exceed $100,000;

(6) grant any general or uniform increase in the rate of pay to any employee or employee benefit or profit sharing plan or increase the salary, bonus or employee benefits of any non-exempt employee or agent except (i) in the ordinary course of business and consistent with past practice or established practices; or (ii) payment of bonuses on a pro-rated basis pursuant to Seller’s 2002 Incentive Compensation Plan Senior Management; or pay any severance or similar payment to any Person;

(7) grant any promotion or any increase in the rate of pay to any employee or pursuant to any profit sharing plan or increase in any employee benefits or pay any bonus, severance or similar payment to any employee except (i) in the ordinary course of business and consistent with past practice or established practices; or (ii) payment of bonuses on a pro-rated basis pursuant to Seller’s 2002 Incentive Compensation Plan Senior Management; or pay any severance or similar payment to any Person;

(8) sell, transfer, mortgage, encumber or otherwise dispose of any assets or release or waive any claim, except in the ordinary course of business and consistent with past practice or as required by any existing contract or for ordinary repairs, renewals or replacements or as contemplated in this Agreement;

(9) except for the exercise of Seller Stock Options outstanding on the date hereof, issue, sell, or grant any Equity Securities of Seller, any other securities (including long term debt), or any rights, options or securities to acquire any stock of Seller Stock, or any Equity Securities of Seller, or any other securities (including long term debt) of Seller;

(10) declare, issue or pay any dividend or other distribution of assets, whether consisting of money, other personal property, real property or other things of value, to the shareholders of Seller, or split, combine or reclassify any shares of its capital stock or other Equity Securities;

(11) purchase, redeem or otherwise acquire any Equity Securities, or other securities of Seller or any rights, options, or securities to acquire any Equity Securities of Seller;

(12) amend or modify its Charter Documents;

(13) make its credit underwriting policies, standards or practices relating to the making of loans and other extensions of credit, or commitments to make loans and other extensions of credit, less stringent than those in effect as of the date hereof;

(14) make any capital expenditures, or commitments with respect thereto, in excess of $10,000;

(15) make extraordinary payments to any Person other than as contemplated, or as disclosed, in this Agreement;

(16) make any investment by purchase of stock or securities (including an Investment Security), contributions to capital, property transfers or otherwise in any other Person, except for federal funds or obligations of the United States Treasury, or in the ordinary course of business and consistent with past or established practices;

(17) compromise or otherwise settle or adjust any assertion or claim of a deficiency in taxes (or interest thereon or penalties in connection therewith); file any appeal from an asserted deficiency except in a form previously approved by Company in writing; file or amend any United States federal, foreign, state or local tax return without Company’s prior written approval, which approval shall not be unreasonably withheld; or make any tax election or change any method or period of accounting unless required by GAAP or applicable law;

(18) enter into or consent to any new employment agreement or other Benefit Arrangement, or amend or modify any employment agreement or other Seller Benefit Arrangement in effect on the date of this Agreement to which Seller is a party or bound;

(19) grant any Person a power of attorney or similar authority except in accordance with a written policy previously disclosed to Company;

(20) agree or make any commitment to take any actions prohibited by this Section 6.3;

(21) change any of Seller’s basic policies and practices with respect to liquidity management and cash flow planning, marketing, deposit origination, lending, budgeting, profit and tax planning, personnel practices or any other material aspect of Seller’s business or operations, except such changes as may be required in the opinion of management to respond to economic or market conditions or as may be required by any Governmental Entity;

(22) take any action which would or is reasonably likely to (i) adversely affect the ability to obtain any necessary approval of any Governmental Entity required for the transactions contemplated hereby; (ii) adversely affect Seller’s ability to perform their covenants and agreements under this Agreement; or (iii) result in any of the conditions as set forth in Article 8 herein not being satisfied;

(23) reclassify any Investment Security from hold-to-maturity or available for sale to trading;

(24) sell any Investment Security prior to maturity, except in the ordinary course of business;

(25) knowingly take or cause to be taken any action which would disqualify the Bank Merger as a “reorganization” within the meaning of Section 368 of the Code;

(26) settle any claim, action or proceeding involving any material liability for monetary damages or enter into any settlement agreement containing material obligations;

(27) make, acquire a participation in, or reacquire an interest in a participation sold of, any loan that is not in compliance with its normal credit underwriting standards, policies and procedures as in effect as of the date of this Agreement; or renew, extend the maturity of, or alter any of the material terms of any such loan for a period of greater than six months;

(28) incur any indebtedness for borrowed money or assume, guaranty, endorse or otherwise as an accommodation become responsible for the obligations of any other Person, except for (i) in connection with banking transactions with banking customers in the ordinary course of business, or (ii) short-term borrowings (30 days or less) made at prevailing market rates and terms; and

(29) grant, renew or commit to grant or renew any extension of credit if such extension of credit, together with all other credit then outstanding to the same Person and all Affiliated Persons, would exceed

$250,000 on an unsecured basis or $500,000 on a secured basis. Consent shall be deemed granted if within one Business Day of written notice delivered to Bank’s Chief Credit Officer, written notice of objection is not received by Seller.

(b) Between the date hereof and the Effective Time, Seller shall:

(1) duly observe and conform in all material respects to all lawful requirements applicable Seller’s business and conduct Seller’s business in the ordinary course in substantially the manner heretofore conducted and in accordance with sound banking practice;

(2) use its reasonable best efforts to maintain its assets and properties in good condition and repair, normal wear and tear excepted;

(3) promptly upon learning of such information, advise Company in writing of any event or any other transaction within its knowledge whereby any Person or Related Group of Persons acquires, directly or indirectly, record or beneficial ownership or control (as defined in Rule 13d-3 promulgated by the SEC under the Exchange Act) of five percent (5%) or more of the outstanding Seller Stock prior to the record date fixed for the Seller Shareholders’ Meeting or any adjourned meeting thereof to approve this Agreement and the transaction contemplated herein;

(4) promptly notify Company regarding receipt from any tax authority of any notification of the commencement of an audit, any request to extend the statute of limitations, any statutory notice of deficiency, any revenue agent’s report, any notice of proposed assessment, or any other similar notification of potential adjustments to the tax liabilities of Seller, or any actual or threatened collection enforcement activity by any tax authority with respect to tax liabilities of Seller; and

(5) maintain an allowance for loan and lease losses consistent with practices and methodology as in effect on the date of the execution of this Agreement, and shall not, notwithstanding any recoveries received with respect to loans previously charged off, reduce the allowance for loan and lease losses below the amount in effect on the date of the execution of this Agreement.

6.4 Certain Loans and Other Extensions of Seller. Seller will promptly inform Company of the amounts and categories of any loans, leases or other extensions of credit that have been classified by any Governmental Entity or by any internal or external loan reviewer of Seller as “Watch List,” “Substandard,” “Doubtful,” “Loss” or any comparable classification. Seller will furnish to Company, as soon as practicable, and in any event within 10 days after the end of each calendar month, schedules including a listing of the following:

(a) classified credits, showing with respect to each such credit in amount equal to or exceeding $25,000, the classification category, credit type, and office, and with respect to all other such credits, by credit type and office, the aggregate dollar amount;

(b) nonaccrual credits, showing with respect to each such credit in amount equal to or exceeding $25,000, the credit type and office, and with respect to all other such credits, by credit type and office, the aggregate dollar amount;

(c) accrual exception credits that are delinquent 90 or more days and have not been placed on nonaccrual status, showing with respect to each such credit in amount equal to or exceeding $25,000, the credit type and office, and with respect to all other such credits, by credit type and office, the aggregate dollar amount;

(d) delinquent credits showing with respect to each such credit in amount equal to or exceeding $25,000, the credit type, office and an aging schedule broken down into 30-59, 60-89, 90 + day categories, and with respect to all other such credits, by credit type, office and by aging category, the aggregate dollar amount;

(e) loan and lease participations, stating, with respect to each, whether it is purchased or sold, the loan or lease type, and the office;

(f) loans or leases (including any commitments) by Seller to any director, officer, or employee of Seller, or any shareholder holding 5% or more of the capital stock of Seller, including with respect to each such loan or lease, the identity and, to the best knowledge of Seller, the relation of the borrower to Seller, the loan or lease type and the outstanding and undrawn amounts;

(g) letters of credit, showing with respect to each letter of credit in an amount equal to or exceeding $25,000, the credit type and office, and showing with respect to all other such letters of credit, by credit type and office, the aggregate dollar amount;

(h) loans or leases charged off during the previous month, showing with respect to each such loan or lease, the credit type and office;

(i) loans or leases written down during the previous month, including with respect to each the original amount, the write-off amount, credit type and office;

(j) other real estate or assets owned, stating with respect to each its credit type;

(k) a reconciliation of the allowance for loan and lease losses, identifying specifically the amount and sources of all additions and reductions to the allowance (which may be by reference to specific portions of another schedule furnished pursuant to this Section 6.4 and, in the case of unallocated adjustments, shall disclose the methodology and calculations through which the amount of such adjustment was determined);

(l) extensions of credit whether unsecured or secured in amount equal to or exceeding $100,000, originated on or after the date of the schedule previously provided to Company (or if it is the first such schedule, the date of this Agreement) and before the date of the schedule in which reported, showing with respect to each, the credit type and the office; and

(m) renewals or extensions of maturity of outstanding extensions of credit whether unsecured or secured in amount equal to or exceeding $100,000, showing with respect to each, the credit type and the office.

6.5 Disclosure Letter. Promptly in the case of material matters, and not less than monthly in the case of all other matters, Seller shall amend or supplement the Seller Disclosure Letter provided for herein pertaining to Seller as necessary so that the information contained therein accurately reflects the then current status of Seller and shall transmit copies of such amendments or supplements to Company in accordance with Section 11.12 of this Agreement.

6.6 Shareholder Approval. Seller will promptly take action necessary in accordance with applicable law and its Charter Documents to convene a meeting of its shareholders (the “Seller Shareholders’ Meeting”) to be held as soon as practicable, for the purpose of voting on this Agreement and the Bank Merger. In connection with the Seller Shareholders’ Meeting, (i) the Board of Directors of Seller shall, subject to the Board’s fiduciary duties, recommend shareholder approval of the Bank Merger, this Agreement and related matters; and (ii) Seller shall use its reasonable best efforts to obtain such shareholder approval by the largest possible percentage and (iii) Seller shall use its reasonable best efforts to cause the number of Seller perfected dissenting shares to be the least possible number. The board of directors of Seller shall not, in a manner adverse to Company, (x) withdraw, modify or qualify, or propose to withdraw, modify or qualify, such recommendation, (y) take any action or make any statement in connection with the Seller Shareholders’ Meeting inconsistent with such recommendation or (z) recommend any Competing Transaction (as defined in Section 6.12) (any action referred to in clause (x), (y) or (z) being a “Change in Recommendation”). Notwithstanding the foregoing, the board of directors of Seller shall be permitted to take the actions described in clauses (x) through (z) above if Seller has complied in all material respects with Section 6.12.

6.7 Consents and Approvals.

(a) Seller will cooperate with Company in the preparation of all filings, applications, notices and requests for waiver for Consents necessary or desirable for the consummation of the transactions contemplated in this Agreement. Seller’s cooperation hereunder shall include, but not be limited to, providing all information concerning Seller and its shareholders as may be required for such filings, applications, notices and requests for Consents and signing, to the extent required, all such filings, applications, notices and requests.

(b) To the extent that a Third Party Consent with respect to any contract, agreement, license, franchise, lease, commitment, arrangement, Permit or release that is material to the business of Seller or that is contemplated in this Agreement is required in connection with the transactions contemplated in this Agreement, Seller shall obtain such consent prior to the Effective Time.

6.8 Preservation of Employment Relations Prior to Effective Time. Seller will use its reasonable best efforts consistent with current employment practices and policies to maintain the services of the officers and employees of Seller through the Effective Time.

6.9 Compliance with Rules. Seller shall comply with the requirements of all applicable Rules, the noncompliance with which would materially and adversely affect the assets, liabilities, business, financial condition or results of operations or prospects of Seller.

6.10 Seller Benefit Arrangements. Seller and any effected officers, directors or employees shall mutually terminate all Seller Benefit Arrangements, without the imposition of any liability therefor to Company, Bank or any other Party.

6.11 Agreement of Merger. As soon as practicable, Seller shall execute the Agreement of Bank Merger.

6.12 No Shop. Seller shall not, on or before the earlier of the Effective Time or the date of termination of this Agreement, initiate, solicit or encourage (including by way of furnishing information or assistance), or take any other action to facilitate, any inquiries or the making of any proposal which constitutes, or may reasonably be expected to lead to any Competing Transaction (as such term is defined below), or negotiate with any Person in furtherance of such inquiries or to obtain a Competing Transaction, or agree to or endorse any Competing Transaction, or authorize any of its officers, directors or employees or any investment banker, financial advisor, attorney, accountant or any other representative retained by it or any of its Affiliates to take any such action, (with written direction to such foregoing Persons not to take any of such actions), and Seller shall promptly notify Company (orally and in writing) of all of the relevant details relating to all inquiries and proposals which they may receive relating to any of such matters. For purposes of this Agreement, “Competing Transaction” shall mean any of the following involving Seller: any merger, consolidation, share exchange or other business combination; a sale, lease, exchange, mortgage, pledge, transfer or other disposition of assets representing twenty-five percent (25%) or more of the assets of Seller; a sale of shares of capital stock (or securities convertible or exchangeable into or otherwise evidencing, or any agreement or instrument evidencing, the right to acquire capital stock) or other Equity Security, representing twenty-five percent (25%) or more of the voting power of Seller; a tender offer or exchange offer for at least twenty-five percent (25%) of the outstanding shares of Seller Stock; a solicitation of proxies in opposition to approval of the Bank Merger by Seller shareholders; or a public announcement by another Person (besides the Company or Bank) of an unsolicited bona fide proposal, plan, or intention to do any of the foregoing. Notwithstanding any other provision in this Section 6.12 or elsewhere in this Agreement, nothing shall prevent Seller from (i) engaging in any discussions or negotiations with, or providing any information to, any Person in response to an unsolicited bona fide written proposal concerning a Competing Transaction by such Person or (ii) recommending such an unsolicited bona fide written proposal concerning a Competing Transaction to the holders of Seller Stock if and only if, prior to participating in any of the foregoing, (A) the Board of Directors of Seller concludes in good faith that the Competing Transaction, if consummated, would result in a transaction more favorable to holders of Seller Stock than the transaction contemplated by this Agreement; (B) the Board of Directors of Seller determines in good faith based upon the written advice of outside counsel that participating in any such action is necessary or advisable for it to act in a manner not inconsistent with its fiduciary duties under applicable law; and (C) at least 48 hours prior to providing any information or data to any Person or entering into discussion or negotiations with any Person, the Board of Directors of Seller notifies Company of such inquiries, proposals or offers received by, any information requested from, or any such discussion or negotiations sought to be initiated or continued with Seller.

6.13 Affiliates. Within fifteen (15) days of the execution of this Agreement, (a) Seller shall deliver to Company a letter identifying all persons who are then “affiliates” of Seller for purposes of Rule 145 under the Securities Act and (b) Seller shall advise the persons identified in such letter of the resale restrictions imposed by applicable securities laws and shall use reasonable efforts to obtain from each person identified in such letter a written agreement substantially in the form attached hereto as Exhibit 6.13. Seller shall use reasonable efforts to obtain from any person who becomes an affiliate of Seller after Seller’s delivery of the letter referred to above, and on or prior to the date of the Seller Shareholders’ Meeting to approve this Agreement, a written agreement substantially in the form attached as Exhibit 6.13 hereto as soon as practicable after obtaining such status.

6.14 Access to Operations. Within thirty (30) Business Days prior to the Effective Day, Seller shall afford to Company and its authorized agents and representatives, access, during normal business hours, to the operations, books, and other information relating to Seller for the sole purpose of assuring an orderly transition of operations, including any data processing conversion, in the Bank Merger. Company shall give reasonable notice for access to Seller, and the date and time of such access will then be mutually agreed to by Company and Seller. Company’s access shall be conducted in a manner which does not unreasonably interfere with Seller’s normal operations, customers and employee relations and which does not interfere with the ability of Seller to consummate the transactions contemplated by this Agreement.

6.15 Access to Employees. Company shall have the right, but not the obligation, within thirty (30) Business Days prior to the Effective Day, to provide training to employees of Seller who will become employees of Company. Such training shall be at the expense of Company and shall be conducted during normal business hours, or, if the foregoing is not possible, after business hours at a location reasonably requested by Company. At the request of Company, Company shall compensate employees, in accordance with Seller’s customary policies and practices, for the employee’s time being trained by Company. Seller shall cooperate with Company to make such employees available for such training prior to Closing. Training shall not exceed 40 hours per employee. All travel and other reimbursable expense incurred by the employee for training are Company’s responsibility. Nothing in this Section is intended, nor shall it be construed, to confer any rights or benefits upon any persons other than Company, Bank or Seller.

6.16 Stock Options. Prior to the Effective Time, Seller shall (a) use its best efforts to cause each holder of Seller Stock Options, as listed in its Disclosure Letter, who has not exercised their option or elected to receive a substitute option, to enter into an agreement providing for the cancellation and termination of any unexercised options prior to the Effective Time in exchange for the cash consideration set forth in Section 2.8 and (b) take all actions necessary to terminate the Seller Stock Option Plans, such termination to be effective at the Effective Time. Each holder of such canceled Seller Stock Option shall acknowledge that upon payment of such amount set forth in Section 2.8, no further liability shall accrue to Seller or any successor thereto.

ARTICLE 7

FURTHER COVENANTS OF COMPANY AND SELLER

7.1 S-4 and Proxy Statement.

(a) As promptly as practicable, Company and Seller shall cooperate with each other and exercise their best efforts to prepare and file with the SEC the S-4, in which the Proxy Statement will be included as a prospectus. The Parties hereto agree to provide the information necessary for inclusion in the Proxy Statement and S-4. Each of the parties will use its respective best efforts to have the S-4 declared effective under the Securities Act as promptly as practicable after it is filed. Company shall pay all third party costs (except Seller’s legal and accounting fees) associated with the preparation and filing of the S-4, including the filing fees with the SEC and Blue Sky regulators as well as the costs of printing and mailing the Proxy Statement. At the time the S-4 becomes effective, the S-4 will comply in all material respects with the provisions of Securities Act and the published rules and regulations thereunder, and will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not false or misleading, and at the times of mailing thereof to the Seller’s and the Company’s shareholders, at the times of the Seller and Company Shareholders’ Meetings and at the Effective Time, the prospectus included as part of the S-4, as amended or supplemented by any amendment or supplement filed by Company, will not contain any untrue statement of a material fact or omit to state any material fact necessary to make the statements therein not false or misleading.

(b) After the date of the filing of the S-4 with the SEC, each of the Parties agrees promptly to notify the other of and to correct any information furnished by such Party that shall have become false or misleading in any material respect and to cooperate with the other to take all steps necessary to file with the SEC and have declared effective or cleared by the SEC any amendment or supplement to the S-4 so as to correct such information and to cause the Proxy Statement as so corrected to be disseminated to the shareholders of Seller and Company to the extent required by applicable Rules. All documents that the Parties file with the SEC or any other Governmental Entity in connection with this Agreement will comply as to form in all material respects with the provisions of applicable Rules.

(c) Company shall take all required action with appropriate Governmental Entities under state securities or blue sky laws in connection with the issuance of Company Stock pursuant to this Agreement.

7.2 Filings. Each of the Parties agree that through the Effective Time, each of its reports, registration statements and other filings required to be filed with any applicable Governmental Entity will comply in all material respects with the applicable statutes, rules and regulations enforced or promulgated by the Governmental Entity with which it will be filed and none will contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. Any financial statement contained in any such report, registration statement or other filing that is intended to represent the financial position of the entities or entity to which it relates will fairly present the financial position of such entities or entity and will be prepared in accordance with GAAP consistently applied during the periods involved.

7.3 Applications. No later than 30 days following the execution of this Agreement, Company will promptly prepare and file, or cause to be prepared and filed, any applications or notices to bank regulatory agencies necessary to consummate the transactions contemplated hereby. Company shall afford Seller a reasonable opportunity to review all such applications and all amendments and supplements thereto before the filing thereof as well as all correspondence and comment letters relating to such applications. The Parties covenant and agree that the S-4 and the Proxy Statement and all applications to the appropriate Governmental Entities for approval or consent to the transactions contemplated hereby, with respect to information relating to it, will comply in all material respects with the provisions of applicable law. Company will use its best efforts to obtain all required regulatory approvals or consents and Seller shall cooperate with Company and Bank in such efforts.

7.4 Further Assurances. Company and Seller agree that from time to time, whether before, at or after the Effective Time, they will execute and deliver such further instruments of conveyance and transfer and to take such other action as may be reasonable or necessary to consummate the Bank Merger and the transactions contemplated in this Agreement. Company, Bank, and Seller agree to take such further action as may reasonably be requested to facilitate consummation of the transactions contemplated in this Agreement and that are not inconsistent with the other provisions of this Agreement.

7.5 Listing of Company Stock. Company shall take all reasonable steps to have the shares of Company Stock to be issued in the Bank Merger listed on the NASDAQ National Market as of the Effective Date or as soon thereafter as is practicable.

7.6 Establishment of Accruals. If requested by Company, on the business day immediately prior to the Effective Time, Seller shall, consistent with GAAP, establish such additional accruals and reserves as may be necessary to conform its accounting and credit loss reserve practices and methods to those of Company and Bank (as such practices and methods are to be applied to Seller from and after the Effective Time) and reflect Company’s plans with respect to the conduct of Seller’s business following the Bank Merger and to provide for the costs and expenses relating to the consummation by Seller of the transactions contemplated by this Agreement. The establishment of such accrual and reserves shall not, in and of itself, constitute a breach of any representation or warranty of Seller contained in the Agreement or constitute a material adverse change in the business, operations, prospects or financial condition of Seller.

ARTICLE 8

CONDITIONS TO THE PARTIES’ OBLIGATIONS TO CLOSE

8.1 Conditions to Each Party’s Obligations to Close. The respective obligations of Company and Bank, on the one hand, and Seller, on the other, to consummate the Bank Merger and the other transactions contemplated hereby are subject to the satisfaction or waiver at or prior to the Effective Time of each of the following conditions:

(a) The Agreement and the transactions contemplated hereby shall have received all requisite approvals of the shareholders of Seller.

(b) No judgment, decree, injunction, order or proceeding shall be outstanding or threatened by any Governmental Entity which prohibits or restricts the effectuation of, or threatens to invalidate or set aside, the Bank Merger substantially in the form contemplated by this Agreement, unless counsel to the Party against whom such action or proceeding was instituted or threatened renders to the other Parties hereto a favorable opinion that such judgment, decree, injunction, order or proceeding is without merit.

(c) On or before December 31, 2004, (i) the Parties shall have received any required Consent from the FRB, the OCC and, at or prior to the Effective Time, this Agreement and the transactions contemplated hereby shall have been approved by any other Governmental Entity whose Consent is required for consummation of the transactions contemplated in this Agreement and in each case either unconditionally or without the imposition of conditions or limitations that are applicable to any Party or would become applicable to Company or the Surviving Bank after the Bank Merger that Company reasonably and in good faith concludes would materially adversely affect the financial condition, prospects or operations of any Party or otherwise would be materially burdensome to any Party and all such Consents shall be in effect at the Effective Time, which Consents shall permit the Bank Merger and permit the Surviving Bank to acquire and conduct all direct and indirect activities as previously conducted by Seller, at or prior to the Effective Time, and all required waiting periods shall have expired.

(d) No Rule shall be outstanding or threatened by any Governmental Entity which prohibits or materially restricts the consummation of, or threatens to invalidate or set aside, the Bank Merger substantially in the form contemplated by this Agreement or which would not permit the businesses presently carried on by Seller, Company or Bank to continue materially unimpaired following the Effective Time, unless counsel to the Party or Parties against whom such action or proceeding was instituted or threatened renders to the other Party or Parties hereto a favorable opinion that such Rule is without merit and counsel to the other Party concurs with such opinion.

(e) All Third Party Consents necessary to permit the Parties to consummate the transactions contemplated in the Agreement shall have been obtained prior to the Effective Time, unless the failure to obtain any such Third Party Consent would not have a material adverse effect on the business, financial condition, prospects or results of operations of Company on a consolidated basis.

(f) The S-4 shall have been declared effective by the SEC and shall not be the subject of any stop order or proceedings seeking or threatening a stop order. Company shall have received all state securities or “Blue Sky” permits and other authorizations necessary to issue the Company Stock to consummate the Bank Merger.

(g) Seller and Company shall have received from Katten, Muchin, Zavis & Rosenman, an opinion reasonably satisfactory to each of them to the effect that the Bank Merger shall not result in the recognition of gain or loss for federal income tax purposes to Seller, Company or Bank, nor shall the issuance of Company Stock result in the recognition of gain or loss by the holders of Seller Stock who receive such stock in connection with the Bank Merger, and that such holders will be entitled to carryover the basis of their Seller Stock and tack holding periods relating thereto. Such opinion shall be dated prior to the date of the Proxy Statement is first mailed to the shareholders of Seller and Company and such opinion shall not have been withdrawn or modified in any material respect.

8.2 Additional Conditions to Obligations of Company and Bank to Close. The obligations of Company and Bank to consummate the Bank Merger and the other transactions contemplated hereby are subject to the satisfaction or waiver at or prior to the Effective Time of each of the following conditions:

(a) All actions necessary to authorize the execution, delivery and performance of this Agreement, the consummation of the Bank Merger, and the consummation of the transactions contemplated by this Agreement shall have been duly and validly taken by the board of directors and shareholders of Seller.

(b) The representations and warranties of Seller contained in Article 4 of this Agreement shall have been true and correct in all material respects (i) on the date of this Agreement; and (ii) at and as of the Effective Time as though all such representations and warranties had been made on and as of the Effective Time, except with respect to representations and warranties that, by their terms, speak as of a different time; and Company shall have received a certificate to that effect dated the Effective Time and executed on behalf of Seller by its chief executive officer and chief financial officer.

(c) Each of the covenants and agreements of Seller contained in this Agreement to be performed at or before the Effective Time shall have been so performed in all material respects; and Company shall have received a certificate to that effect dated the Effective Time and executed by the chief executive officer and chief financial officer of Seller.

(d) During the period from the date of this Agreement to the Effective Time, there shall not have occurred any event related to the business, condition (financial or otherwise), prospects, capitalization or properties of Seller that has had or could reasonably be expected to have a material adverse effect on the business, financial condition, prospects or results of operations of Seller, whether or not such event, change or effect is reflected in Seller’s Disclosure Letter to this Agreement, as amended or supplemented, after the date of this Agreement; and Company shall have received a certificate to that effect dated the Effective Time and signed by the chief executive officer and chief financial officer of Seller.

(e) Concurrently with the execution of this Agreement, each director of Seller (except for Seller’s chief executive officer) shall have executed and delivered to Company a Directors’ Agreement substantially in the form of Exhibit 2.6.

(f) Within 30 days of the execution of this Agreement, Company shall have received from each person named in the letter or otherwise referred to in Section 6.13 of this Agreement an executed copy of the agreement required by Section 6.13.

(g) Company shall have received satisfactory evidence that all of Seller’s Benefit Arrangements have been treated as provided in Article 6 of this Agreement.

(h) Company shall have received the written resignation of each director of Seller dated as of the Effective Date.

8.3 Additional Conditions to Obligations of Seller to Close. The obligations of Seller to consummate the Bank Merger and the other transactions contemplated herein are subject to the satisfaction or waiver, at or prior to the Effective Time, of each of the following conditions:

(a) All actions necessary to authorize the execution, delivery and performance of this Agreement, consummation of the Bank Merger and the consummation of the transactions contemplated by this Agreement shall have been duly and validly taken by the respective boards of directors and shareholders of Company and Bank, as the case may be.

(b) The representations and warranties of Company and Bank contained in Article 3 of this Agreement shall be true and correct in all material respects (i) on the date of this Agreement; and (ii) at and as of the Effective Time as though all such representations and warranties had been made at and as of such time, except with respect to representations and warranties that, by their terms, speak as of a different time; and Seller shall have received a certificate to that effect dated the Effective Time and executed on behalf of Company and Bank by their respective chief executive officer and chief financial officer.

(c) The covenants and agreements of Company and Bank to be performed at or before the Effective Time shall have been duly performed in all material respects; and Seller shall have received one or more certificates to that effect dated the Effective Time and executed by the respective chief executive officer and chief financial officer of Company and Bank.

(d) During the period from the date of this Agreement to the Effective Time, there shall not have occurred any event related to the business, condition (financial or otherwise), prospects, capitalization or properties of Company or Bank that has had or could reasonably be expected to have a material adverse effect on the business, financial condition, or results of operations of the Surviving Bank or Company, whether or not such event, change or effect is reflected in Company’s Disclosure Letters to this Agreement, as amended or supplemented, after the date of this Agreement; and Seller shall have received a certificate to that effect dated the Effective Time and signed by the chief executive officer and chief financial officer of Company and Bank.

(e) Prior to or concurrent with the execution of this Agreement, Seller shall have received a fairness opinion from Hoefer & Arnett, Inc. or another investment banking firm acceptable to Seller, to the effect that the Total Consideration is fair to Seller’s shareholders from a financial point of view.

ARTICLE 9

EMPLOYEE BENEFITS

9.1 Employee Benefits. All employees of Seller, at the Effective Time, shall be entitled to participate in the Company Benefit Arrangements on the same basis as other similarly situated employees of Company or Bank. Each of these employees will be credited for eligibility, participation and vesting purposes (provided that no more than the maximum days of sick leave provided in the Company’ sick leave program may be carried over), with such employee’s respective years of past service with Seller (or other prior service so credited by Seller) as though they had been employees of Company. Each employee of Seller (except for the Chief Executive Officer) employed by Seller at the Effective Time who is not offered employment by Bank will have the opportunity to receive severance benefits to be offered by the Bank in accordance with its severance plan.

9.2 Substitute Stock Options. Subject to approval by the Company’s shareholders of an amendment increasing the number of shares allocated to the most recent Company Stock Option Plan, Company shall grant, as of the Effective Time, substitute stock options to each person who has at the Effective Time an outstanding Seller Stock Option and who has not elected to receive cash pursuant to Section 2.8. Each substitute stock option so granted by Company to replace a Seller Stock Option shall be 100% vested and shall be exercisable for that number of whole shares of Company Stock equal to the product of (A) the number of shares of Seller Stock that were purchasable under such Seller Stock Option immediately prior to the Effective Time multiplied by (B) the Exchange Ratio, rounded down to the nearest whole number of shares of Company Stock. Further, each substitute stock option so granted by Company to replace a Seller Stock Option shall provide for a per share exercise price which shall be equal to the quotient determined by dividing (A) the exercise price per share of Seller Stock at which such Seller Stock Option was exercisable immediately prior to the Effective Time by (B) the Exchange Ratio. Each substitute option shall have a duration equal to the remaining duration of the Seller Stock Option for which it is substituted and, in the case when an optionee receives a substitute option for a non-qualified Seller Stock Option, shall not terminate as a result of the holder of the substitute option not being an officer, employee or director of Company and/or Bank.

9.3 Termination/Consulting Agreement. Concurrent with the execution of this Agreement, the Chief Executive Officer of Seller and Bank have initialed a term sheet for a termination/consulting agreement. Within thirty (30) days of the date hereof, the Chief Executive Officer of Seller and Bank shall have documented and executed a termination/consulting agreement based upon such term sheet.

ARTICLE 10

TERMINATION OF AGREEMENT; WAIVER OF CONDITIONS

10.1 Termination of Agreement. Anything herein to the contrary notwithstanding, this Agreement and the transactions contemplated hereby including the Bank Merger may be terminated at any time before the Effective Time, whether before or after approval by the shareholders of Seller as follows, and in no other manner:

(a) By mutual consent of Company and Bank, on the one hand, and Seller, on the other;

(b) By Company or Seller, (i) if any conditions set forth in Section 8.1 shall not have been met by December 31, 2004, or (ii) upon the expiration of 20 Business Days after any Governmental Entity denies or refuses to grant any approval, consent or authorization required to be obtained in order to consummate the transaction contemplated by this Agreement unless, within said 20 Business Day period after such denial or refusal, all Parties hereto agree to resubmit the application to the Governmental Entity that has denied, or refused to grant the approval, consent or authorization requested;

(c) By Company, if any conditions set forth in Section 8.2 shall not have been met, or by Seller, if any conditions set forth in Section 8.3 shall not have been met, by December 31, 2004, or such earlier time as it becomes apparent that such condition cannot be met;

(d) By Company, if Seller should (i) materially breach any of its representations or warranties contained herein or (ii) materially default in the observance or in the due and timely performance of any of its covenants and agreements herein contained, and in either case, such breach and/or default shall not have been fully cured within 20 Business Days from the date of delivery of written notice specifying the alleged breach and/or default;

(e) By Seller, if Company or Bank should (i) materially breach any of its representation or warranties contained herein or (ii) materially default in the observance or in the due and timely performance of any of their covenants and agreements herein contained, and in either case, such breach and/or default shall not have been fully cured within 20 Business Days from the date of delivery of written notice specifying the alleged breach and/or default; or

(f) By Company, if the shareholders of Seller fail to approve this Agreement and the Bank Merger by the requisite vote at the Seller Shareholders’ Meeting; or

(g) By Company, if the Average Closing Price is less than $16.50.

10.2 Effect of Termination. In the event that this Agreement shall be terminated pursuant to Section 10.1 hereof, all further obligations of the Parties hereto under this Agreement shall terminate without further liability of any Party to another; provided, however, that no termination of this Agreement under Section 10.1 for any reason or in any manner shall release, or be construed as so releasing, any Party from its obligations under Sections 11.1, 11.9 or 11.10, hereof and notwithstanding the foregoing if such termination shall result from the willful failure of a Party to fulfill a condition to the performance of the obligations of any other Party or to perform a covenant of such Party in this Agreement, such Party shall, subject to the provision of Section 11.1, be fully liable for any and all damages, costs and expenses (including, but not limited to, reasonable attorneys’ fees sustained or incurred by the other Party or Parties in connection with negotiating and implementing the transactions contemplated in this Agreement).

10.3 Waiver of Conditions. If any of the conditions specified in Section 8.2 have not been satisfied, Company and Bank may nevertheless, at their election, proceed with the transactions contemplated in this Agreement. If any of the conditions specified in Section 8.3 have not been satisfied, Seller may nevertheless, at its election, proceed with the transactions contemplated in this Agreement. If any Party elects to proceed pursuant to the provisions hereof, the conditions that are unsatisfied immediately prior to the Effective Time shall be deemed to be satisfied, as evidence by a certificate delivered by the electing Party.

10.4 Force Majeure. Company and Seller agree that, notwithstanding anything to the contrary in this Agreement, in the event this Agreement is terminated as a result of a failure of a condition, which failure is due to a natural disaster or other act of God, or an act of war or of terror, and provided neither Party has materially failed to observe the obligations of such Party under this Agreement, neither Party shall be obligated to the other Party to this Agreement for any expenses or otherwise be liable hereunder.

ARTICLE 11

GENERAL

11.1 Expenses/Termination_Expenses.

(a) Seller hereby agrees that if this Agreement is terminated by Company pursuant to Section 10.1(d) or Section 10.1(f), Seller shall promptly, and in any event within seven Business Days after such termination, pay Company $250,000 plus all Expenses (as defined below) of Company and Bank; provided that the aggregate of such payments shall not exceed $400,000.

(b) Company and Bank hereby agree that if this Agreement is terminated by Seller pursuant to Section 10.1(e), Company and Bank shall promptly, and in any event within seven Business Days after such termination, pay Seller $250,000 plus all Expenses (as defined below) of Seller; provided that the aggregate of such payments shall not exceed $400,000. The payment obligations of Company and Bank set forth in the preceding sentence shall be deemed to be joint and several.

(c) Seller hereby agrees that (i) in the event that the board of directors of Seller fails to recommend approval of this Agreement and the Bank Merger to the shareholders of Seller or effects a Change in Recommendation, and this Agreement and the Bank Merger are not approved by the shareholders of Seller by the requisite vote at the Seller Shareholders’ Meeting, or (ii) in the event that a Competing Transaction occurs between the date hereof and the time of the Seller Shareholders’ Meeting and the shareholders of Seller fail to approve this Agreement and the Bank Merger under circumstances where the board of directors of Seller continuously maintained its favorable recommendation of this Agreement and the Bank Merger and if a definitive agreement relating to a Competing Transaction is executed by Seller, or a Competing Transaction is consummated, in either case within 12 months after the termination of this Agreement, then, in the case of Subsection (i) upon termination of this Agreement, or in the case of Subsection (ii) upon the happening of such event, Seller shall promptly pay Company $500,000 plus all Expenses of Company; provided that the aggregate of such payments shall not exceed $650,000. There shall be no duplication of remedy under this Section 11.1(a) and 11.1(c).

(d) Except as otherwise provided herein and in Section 7.1, all Expenses incurred by Company/Bank or Seller in connection with or related to the authorization, preparation and execution of this Agreement, the solicitation of shareholder approvals and all other matters related to the closing of the transactions contemplated hereby, including, without limitation of the generality of the foregoing, all fees and expenses of agents, representatives, counsel, and accountants employed by either of the Parties or its affiliates, shall be borne solely and entirely by the Party which has incurred the same.

(e) “Expenses” as used in this Agreement shall include all reasonable out-of-pocket expenses (including all fees and expenses of attorneys, accountants, investment bankers, experts and consultants to the Party and its Affiliates) incurred by the Party or on its behalf in connection with or related to the authorization, preparation and execution of this Agreement, the solicitation of shareholder approvals and all other matters related to the closing of the transactions contemplated hereby.

(f) The amounts set forth in Section 11.1(a), (b) and (c) are in the nature of liquidated damages and do not constitute a penalty. The Parties agree that it would be impracticable or extremely difficult to fix actual damages and the amounts set forth in Section 11.1(a), (b) and (c) are reasonably intended to compensate for expenses incurred in connection with the negotiation of this Agreement and any lost opportunity resulting from the pendency of the transactions contemplated by this Agreement. Upon payment of an amount by a Party pursuant to Section 11.1(a), (b) or (c), the other Party waives any and all rights to any payments, damages, amounts, costs, fees or other expenses, and agrees that it shall not bring any action, suit or proceeding of any kind to recover any amounts in connection with any breach of this Agreement.

11.2 Amendments. To the fullest extent permitted by law, this Agreement may be amended by agreement in writing of the Parties hereto at any time prior to the Effective Time, whether before or after approval of this Agreement by the shareholders of Seller.

11.3 Disclosure Letter; Exhibits; Integration. Each Disclosure Letter and exhibit delivered pursuant to this Agreement shall be in writing and shall constitute a part of the Agreement, although Disclosure Letters need not be attached to each copy of this Agreement. This Agreement, together with such Disclosure Letters, and exhibits constitute the entire agreement between the Parties pertaining to the subject matter hereof and supersedes all prior agreements and understanding of the Parties in connection therewith.

11.4 Best Efforts. Each Party will use its best efforts to cause all conditions to the obligations of the Parties to be satisfied.

11.5 Governing Law. This Agreement and the legal relations between the Parties shall be governed by and construed in accordance with the laws of California except to the extent that the provisions of federal law are mandatorily applicable.

11.6 No Assignment. Neither this Agreement nor any rights, duties or obligations hereunder shall be assignable by Company/Bank or Seller, in whole or in part, without the prior written consent of the other Party. Any attempted assignment in violation of this prohibition shall be null and void. Subject to the foregoing, all of the terms and provisions hereof shall be binding upon, and inure to the benefit of, the successors and assigns of the Parties hereto.

11.7 Headings. The descriptive headings contained in this Agreement are inserted for convenience only and do not constitute a part of this Agreement.

11.8 Counterparts. This Agreement and any exhibit hereto may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each Party hereto and delivered to each Party hereto.

11.9 Publicity and Reports. Company, Bank, and Seller shall coordinate all publicity relating to the transactions contemplated by this Agreement and no Party shall issue any press release, publicity statement or other public notice relating to this Agreement or any of the transactions contemplated hereby without obtaining the prior consent of the other Party, except to the extent that legal counsel to any Party shall deliver a written opinion to the other Party to the effect that a particular action is required by applicable Rules.

11.10 Confidentiality. All Confidential Information disclosed heretofore or hereafter by any Party to this Agreement to any other Party to this Agreement shall be kept confidential by such other Party and shall not be used by such other Party otherwise than as herein contemplated, except to the extent that (a) it is necessary or appropriate to disclose to the OCC, the FRB, the SEC or any other Governmental Entity having jurisdiction over any of the Parties or as may be otherwise be required by Rule (any disclosure of Confidential Information to a Governmental Entity shall be accompanied by a request that such Governmental Entity preserve the confidentiality of such Confidential Information); or (b) to the extent such duty as to confidentiality is waived by the other Party. Such obligation as to confidentiality and non-use shall survive the termination of this Agreement pursuant to Article 10. In the event of such termination and on request of another Party, each Party shall use all reasonable efforts to (1) return to the other Parties all documents (and reproductions thereof) received from such other Parties that contain Confidential Information (and, in the case of reproductions, all such reproductions made by the receiving Party); and (2) destroy the originals and all copies of any analyses, computations, studies or other documents prepared for the internal use of such Party that included Confidential Information.

11.11 Specific Performance. Seller, Bank and Company each acknowledge that, in view of the uniqueness of their respective businesses and the transactions contemplated in this Agreement, each Party would not have an adequate remedy at law for money damages in the event that this Agreement has not been performed in accordance with its terms, and therefore each Party agrees that the other shall be entitled to specific enforcement of the terms hereof in addition to any other remedy to which it may be entitled, at law or in equity.

11.12 Notices. Any notice or communication required or permitted hereunder, including, without limitation, supplemental Disclosure Letters shall be deemed to have been given if in writing and (a) delivered in person, (b) telexed, or (c) telecopied (provided that any notice given pursuant to clauses (b) and (c) is also mailed by certified or registered mail, postage prepaid), as follows:

If to Company or Bank, addressed to:

Michael J. Perdue

President

Community Bancorp Inc.

900 Canterbury Place, Suite 300

Escondido, CA 92025

Fax No. (760) 432-1119

With a copy addressed to:

John F. Stuart, Esq.

Reitner & Stuart

1319 Marsh Street

San Luis Obispo, CA 93401

Fax No. (805) 545-8599

If to Seller, addressed to:

Bruce Ives

President

Cuyamaca Bank, N.A.

9955 Mission Gorge Road

Santee, CA 92071

Fax No. (619) 593-3951

With a copy addressed to:

Robert G. Sbardellati, Esq.

Sheppard, Mullin, Richter & Hampton LLP

501 West Broadway, 19th Floor

San Diego, CA 92101

Fax No. (619) 234-3815

or at such other address and to the attention of such other Person as a Party may notice to the others in accordance with this Section 11.12. Notwithstanding anything to the contrary contained herein, notice and/or delivery to Company shall be deemed notice and/or delivery to Bank.

11.13 Knowledge. Whenever any statement herein or in any Disclosure Letter, certificate or other document delivered to any Party pursuant to this Agreement is made “to the knowledge” or “to the best knowledge” of any Party or other Person such Party or other Person shall make such statement only after conducting an investigation reasonable under the circumstances of the subject matter thereof, and each such statement shall constitute a representation that such investigation has been conducted.

11.14 Severability. If any portion of this Agreement shall be deemed by a court of competent jurisdiction to be unenforceable, the remaining portions shall be valid and enforceable only if, after excluding the portion deemed to be unenforceable, the remaining terms hereof shall provide for the consummation of the transactions contemplated herein in substantially the same manner as originally set forth at the date this Agreement was executed.

11.15 Attorneys’ Fees. In the event any of the parties to this Agreement brings an action or suit against any other party by reason of any breach of any covenant, agreement, representation, warranty or other provision hereof, or any breach of any duty or obligation created hereunder by such other party, the prevailing party, as determined by the court or the body having jurisdiction, shall be entitled to have and recover of and from the losing party, as determined by the court or other party having jurisdiction, all reasonable costs and expenses incurred or sustained by such prevailing party in connection with such prevailing action, including, without limitation, legal fees and court costs (whether or not taxable as such).

11.16 Termination of Representations, Warranties and Covenants. The representations, warranties and covenants of each Party contained herein or in any certificate or other writing delivered by such party pursuant hereto or in connection herewith shall not survive the Effective Time.

WITNESS, the signature of Community Bancorp Inc., as of the 28th day of June, 2004, set by its Chairman of the Board and its Secretary, pursuant to a resolution of its Board of Directors, acting by at least a majority:

COMMUNITY BANCORP INC.

By:	/s/ GARY W. DEEMS	By:	/s/ L. BRUCE MILLS, JR.
	Gary W. Deems Chairman of the Board		L. Bruce Mills, Jr. Secretary

WITNESS, the signature of Community National Bank as of the 28th day of June, 2004, set by its President and Chief Executive Officer and its Secretary, pursuant to a resolution of its Board of Directors, acting by at least a majority:

COMMUNITY NATIONAL BANK

By:	/s/ MICHAEL J. PERDUE	/s/ L. BRUCE MILLS, JR.
	Michael J. Perdue President & Chief Executive Officer	L. Bruce Mills, Jr. Secretary

WITNESS, the signature of Cuyamaca Bank, N.A., as of the 28th day of June, 2004 set by its Chief Executive Officer and its Secretary, pursuant to a resolution of its Board of Directors, acting by at least a majority:

CUYAMACA BANK, N.A.

By:	/s/ BRUCE IVES	By:	/s/ ERNEST W. SHAW, M.D.
	Bruce Ives Chief Executive Officer		Ernest W. Shaw, M.D. Secretary

APPENDIX B

FAIRNESS OPINION OF

HOEFER & ARNETT, INC.

APPENDIX B

June 16, 2004

Board of Directors

Cuyamaca Bank, National Association

9955 Mission Gorge Road

Santee, California 92071

Directors of Cuyamaca Bank:

We understand that Cuyamaca Bank (the “Company”) and Community Bancorp, Inc. (“CMBC”) have entered into an Agreement and Plan of Merger dated as of June 16, 2004 (the “Merger Agreement”), pursuant to which the Company will be merged with and into CMBC and/or a CMBC subsidiary (the “Merger”). Pursuant to the Merger, as more fully described in the Merger Agreement and as further described to us by management of the Company, we understand that, subject to the exercise of dissenters’ rights, each outstanding share of the common stock of the Company (“Company Common Stock”) is to be converted into the right to receive cash and/or CMBC common stock in an amount between $20.83 and $28.18, and currently equal to $25.05. The terms and conditions of the Merger are set forth in more detail in the Merger Agreement.

You have asked us whether, in our opinion, as of the date hereof, the consideration to be received by the holders of Company Common Stock as provided in the Merger Agreement (the “Merger Consideration”) is fair to such holders from a financial point of view.

Hoefer & Arnett, Inc. is an investment banking firm and is regularly engaged as part of its business in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, private placements, secondary distributions of listed and unlisted securities, and valuations for corporate purposes.

For purposes of this opinion and in connection with our review of the Merger, we have, among other things: (1) reviewed the Merger Agreement, (2) reviewed certain publicly available business and financial information relating to the Company and CMBC that we deem to be relevant, (3) reviewed certain internal information, primarily financial in nature, including financial projections and other financial and operating data relating to the strategic implications and operational benefits anticipated to result from the Merger, furnished to us by the Company and CMBC, (4) reviewed certain publicly available and other information concerning the reported prices and trading history of, and the trading market for, the common stock of the Company and CMBC, (5) reviewed certain publicly available information with respect to other companies that we believe to be comparable in certain respects to the Company and CMBC, (6) considered the financial terms, to the extent publicly available, of selected recent business combinations of companies in the banking industry which we deemed to be comparable, in whole or in part, to the Merger, and (7) made inquiries regarding and discussed the Merger and the Merger Agreement and other matters related thereto with the Company’s counsel. In addition to the foregoing, we have conducted such other analyses and examinations and considered such other financial, economic and market criteria as we deem appropriate to arrive at our opinion.

In arriving at our opinion, we have assumed and relied upon the accuracy and completeness of all financial and other information provided to or reviewed by us, whether or not publicly available, and we have not assumed any responsibility for independent verification of any such information. With respect to financial projections and other information provided to or reviewed by us, we have been advised by the management of the Company that such projections and other information were reasonably prepared on bases reflecting the best currently available estimates and judgments of the respective management of the Company as to the expected future financial performance of the Company and the strategic implications and operational benefits anticipated from the Merger. We further relied on the assurances of the management of the Company that they are unaware of any facts that would make the information or projections provided to us incomplete or misleading. We have not made or been

B-1

Board of Directors

Cuyamaca Bank

June 16, 2004

provided with any independent evaluations or appraisals of any of the assets, properties, liabilities or securities, nor have we made any physical inspection of the properties or assets, of the Company. We are not experts in the evaluation of loan portfolios for purposes of assessing the adequacy of the allowances for losses with respect thereto and have assumed that such allowances for the Company are in the aggregate adequate to cover such losses. In addition, we have not assumed responsibility for reviewing any individual credit files relating to the Company or CMBC.

Our opinion does not address the underlying business decision of the Company to enter into the Merger Agreement or complete the Merger.

Our opinion is based on economic, market and other conditions as in effect on, and the information made available to us as of, the date hereof. Events occurring after the date hereof could materially affect the assumptions used in preparing this opinion. We have not undertaken to reaffirm or revise this opinion or otherwise comment upon any events occurring after the date hereof.

We will receive a fee from the Company for our services. In the ordinary course of our business, we and our affiliates may actively trade the common stock of the Company and CMBC for our own account and for the accounts of our customers and, accordingly, we may at any time hold a long or short position in the common stock of the Company or CMBC.

This opinion is for the benefit and use of the members of the Board of Directors of the Company in connection with their evaluation of the Merger and does not constitute a recommendation to any holder of the Company Common Stock as to how such holder should vote with respect to the Merger. This opinion may not be used for any other purpose without our prior written consent.

Based upon and subject to the foregoing, it is our opinion that, as of the date hereof, the Merger Consideration is fair to the holders of Company Common Stock from a financial point of view.

Sincerely,

HOEFER & ARNETT, INC.

B-2

APPENDIX C

12 U.S.C. SECTION 215a(b)

APPENDIX C

215a(b) Dissenting shareholders

If a merger shall be voted for at the called meetings by the necessary majorities of the shareholders of each association or State bank participating in the plan of merger, and thereafter the merger shall be approved by the Comptroller, any shareholder of any association or State bank to be merged into the receiving association who has voted against such merger at the meeting of the association or bank of which he is a stockholder, or has given notice in writing at or prior to such meeting to the presiding officer that he dissents from the plan of merger, shall be entitled to receive the value of the shares so held by him when such merger shall be approved by the Comptroller upon written request made to the receiving association at any time before thirty days after the date of consummation of the merger, accompanied by the surrender of his stock certificates.

215a(c) Valuation of shares

The value of the shares of any dissenting shareholder shall be ascertained, as of the effective date of the merger, by an appraisal made by a committee of three persons, composed of (1) one selected by the vote of the holders of the majority of the stock, the owners of which are entitled to payment in cash; (2) one selected by the directors of the receiving association; and (3) one selected by the two so selected. The valuation agreed upon by any two of the three appraisers shall govern. If the value so fixed shall not be satisfactory to any dissenting shareholder who has requested payment, that shareholder may, within five days after being notified of the appraised value of his shares, appeal to the Comptroller, who shall cause a reappraisal to be made which shall be final and binding as to the value of the shares of the appellant.

215a(d) Application to shareholders of merging associations; appraisal by Comptroller; expenses of receiving association; sale and resale of shares; State appraisal and merger law

If, within ninety days from the date of consummation of the merger, for any reason one or more of the appraisers is not selected as herein provided, or the appraisers fail to determine the value of such shares, the Comptroller shall upon written request of any interested party cause an appraisal to be made which shall be final and binding on all parties. The expenses of the Comptroller in making the reappraisal or the appraisal, as the case may be, shall be paid by the receiving association. The value of the shares ascertained shall be promptly paid to the dissenting shareholders by the receiving association. The shares of stock of the receiving association which would have been delivered to such dissenting shareholders had they not requested payment shall be sold by the receiving association at an advertised public auction, and the receiving association shall have the right to purchase any of such shares at such public auction, if it is the highest bidder therefor, for the purpose of reselling such shares within thirty days thereafter to such person or persons and at such price not less than par as its board of directors by resolution may determine. If the shares are sold at public auction at a price greater than the amount paid to the dissenting shareholders, the excess in such sale price shall be paid to such prescribed by the law of the State in such cases, rather than as provided in this section, if such provision is made in the State law; and no such merger shall be in contravention of the law of the State under which such bank is incorporated. The provisions of this subsection shall apply only to shareholders of (and stock owned by them in) a bank or association being merged into the receiving association.

C-1

APPENDIX D

REPORT ON FORM 10-KSB

OF CUYAMACA BANK, N.A.

FOR THE YEAR ENDED

DECEMBER 31, 2003

APPENDIX D

OFFICE OF THE COMPTROLLER OF THE CURRENCY

Washington, D.C. 20219

Form 10-KSB

(Mark One)

☒	ANNUAL REPORT UNDER SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

For the fiscal year ended December 31, 2003

☐	TRANSITION REPORT UNDER SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

For the transition period from              to

CUYAMACA BANK, N.A.

(Name of small business issuer in its charter)

National Bank	95-3806454
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

9955 Mission Gorge Road, Santee, California 92071

(Address of principal executive offices) (Zip Code)

Issuer’s telephone number (619) 562-6400

Securities registered under Section 12(b) of the Exchange Act: None

Securities registered under Section 12(g) of the Exchange Act: None

Check whether the issuer (1) filed all reports required to be filed by Section 13 or 15(d) of the Exchange Act during the past 12 months (or for such shorter period that the registrant was required to file such reports), and (2) has been subject to such filing requirements for the past 90 days.    Yes  ☒    No  ☐

Check if there is no disclosure of delinquent filers in response to Item 405 of Regulation S-B contained in this form, and no disclosure will be contained, to the best of registrant’s knowledge, in definitive proxy or information statements incorporated by reference in Part III of this Form 10-KSB or any amendment to this Form 10-KSB.  ☒

The issuer’s net revenue for its most recent fiscal year was $7,031,000.

The aggregate market value of the voting and non-voting common equity held by non-affiliates of the issuer as of the close of business on March 22, 2004 was $11,084,945 based on the reported OTC Bulletin Board® closing price on such date.

The number of shares of common stock outstanding as of the close of business on March 22, 2004 was 884,238.

Documents incorporated by reference: None.

Transitional Small Business Disclosure Format (Check one):    Yes  ☐    No  ☒

CUYAMACA BANK, N.A.

2003 10-KSB ANNUAL REPORT

PART I

ITEM 1. DESCRIPTION OF BUSINESS

GENERAL

Bank Organization

Cuyamaca Bank, N.A. (the “Bank”) is a commercial bank that was originally organized under the laws of the State of California and commenced operations on January 4, 1984. After 14 years of operation as a state-charted bank, the Bank converted to a national banking association on June 5, 1998. Currently, the Bank operates three branch offices in eastern San Diego County, located in El Cajon, La Mesa and Santee and one branch office in north coastal San Diego County, located in Encinitas. In accordance with the Federal Deposit Insurance Act, the Federal Deposit Insurance Corporation (“FDIC”) insures the Bank’s deposit accounts up to the maximum legal limits. As of December 31, 2003, the Bank had total assets, deposits and stockholders’ equity of approximately $104.0 million, $92.2 million and $8.4 million, respectively.

Market Area

The Bank’s current market area is eastern and north coastal San Diego County and the adjacent communities. These market areas include the cities of Santee, La Mesa and El Cajon, in eastern San Diego County, Encinitas in north coastal San Diego County, and the adjacent incorporated and unincorporated areas of San Diego County and portions of the City of San Diego. As the Bank implements its growth strategies, it expects to improve the services and facilities it offers in other areas of San Diego County and to build a foundation for further growth and development. See “Recent Activities and Plans for Expansion,” below.

Services Offered

The Bank markets a wide range of banking services through the personal efforts of its directors, officers and employees. The Bank believes that the personal contacts and relationships between its bankers and its customers are the Bank’s most reliable resources for the development and retention of business.

Like most other banks, the Bank’s principal business is to accept demand, savings and time deposits, and to make real estate, commercial and consumer loans and other investments. The Bank offers a broad range of banking products and services, including many types of business and personal savings and checking accounts and other consumer banking services.

The Bank originates several types of loans, including secured and unsecured commercial and consumer loans, such as automobile and boat loans, business loans, equipment loans, home improvement loans, mobile home loans, professional loans, commercial and residential real estate mortgage loans, commercial and residential construction loans and Small Business Administration (“SBA”) loans. Currently, the Bank makes loans that are primarily short-term and/or adjustable rate. The Bank also invests in certificates of deposits from other banks and in securities issued by the U.S. government and its agencies, including mortgage-backed securities, and by state agencies and municipalities. The Bank does not have trust powers, but it arranges for trust services through correspondent banks and other entities.

Community Involvement

The Bank strives to be an active member in the communities where its branch offices are located. Public relations efforts emphasize the Bank’s service and loyalty to the communities it serves. The Bank encourages its employees to be involved in their communities as a way to nurture relationships with customers. Among other things, the Bank is a member of each of the East County, Santee, Encinitas and Carlsbad Chambers of Commerce and annually sponsors local little league and soccer teams. The Bank’s officers and directors are active in a number of civic and non-profit organizations including the San Diego State Alumni Association, the Grossmont Hospital Foundation, the La Mesa Lions Club, the East County Boys and Girls Club and the Carlsbad Rotary Club.

Recent Activities and Plans for Expansion

Management is committed to the continued expansion of the Bank’s services in eastern and north coastal San Diego County as a foundation for the potential growth of its business. Management also believes that opportunities exist in several other areas of San Diego County, but the Bank has no definitive plans, at this time, to open any new branch office locations. The Bank believes that the key to successful growth lies in the experience and contacts of its staff at the Bank’s various facilities and functions. The restructuring of the Bank’s management over the past few years, combined with the availability of high quality bankers as a result of local bank consolidations, has provided the Bank with the opportunity to take appropriate steps to fulfill its goal of attaining successful growth. The Bank’s long-term goal is to become one of the dominant locally-owned and operated community banks in San Diego County.

The following is a brief synopsis of the Bank’s recent development and expansion activity during 2003:

•	M. Faye Wilson joined the Bank as director. Ms. Wilson was formerly a senior executive with Bank of America, NT&SA and formerly a senior executive and a director of The Home Depot, Inc.

•	Thomas E. Welch, formerly of Scripps Bank, joined the Bank as Vice President and Assistant Manager of the SBA Department.

•	The SBA Department achieved “Preferred Lender” status from the SBA.

•	The Bank reached the milestone of $100 million in total assets.

•	John W. “Jack” Clemmer, formerly of Scripps Bank, joined the Bank as Senior Vice President and Credit Administrator.

•	The Encinitas branch office, which opened in June 2002, grew to $11.6 million in total loans and $6.0 million in total deposits at December 31, 2003.

The Bank believes that the above-mentioned developments have added depth and experience to its Board of Directors and management and have positioned the Bank for future growth. The Bank considers that it has adequate facilities and staff to service additional loans, deposits and customers through its existing network.

Competition

The banking business in California, generally, and in San Diego County, particularly, is highly competitive with respect to virtually all products and services. As a result of mergers and consolidations in recent years, financial institutions have been able to compete across geographic boundaries and provide customers increasing access to meaningful alternatives to banking services in nearly all significant products. The Bank believes these competitive trends are likely to continue.

More specifically, San Diego County’s commercial banking business is dominated by a relatively small number of major banks, most of which have numerous branch offices operating over a wide geographical area. Many of the major banks operating in the Bank’s market area offer certain services that the Bank does not offer directly (but some of which the Bank offers through correspondent institutions). By virtue of their greater total capitalization, such banks have substantially higher lending limits than the Bank, have the ability to finance wide-ranging and effective advertising campaigns and are able to allocate their investment resources to regions of highest yield and demand.

In addition to other banks, competitors include savings and loan institutions, credit unions, and numerous non-banking institutions, such as finance, leasing and insurance companies, brokerage firms, and investment banking firms. In recent years, competition has increased as a result of specialized finance and non-finance companies that offer money market and mutual funds, wholesale finance, credit card, and other consumer finance services, including Internet banking services and personal finance software. Strong competition for deposit and loan products affects the rates of those products, as well as the terms on which they are offered to customers. Mergers between financial institutions resulting in strong competitors entering the San Diego County market have placed additional pressure on banks to streamline operations, reduce expenses, and increase revenues to remain competitive. Competition has also intensified due to recently enacted federal and state interstate banking laws, which allow banking organizations to expand geographically. The California market has been particularly attractive to out-of-state financial institutions.

Technological innovation has also resulted in increased competition in the financial services market. This innovation has, for example, made it possible for non-depository institutions to offer customers automated transfer payment services that previously were considered traditional banking products. In addition, many customers now expect a choice of several delivery systems and channels, including telephone, mail, Internet, ATMs, self-service branches, and in-store branches.

To compete effectively, the Bank aims to provide quality, personalized service and fast, local decision-making, neither of which major bank competitors are generally able to offer. The Bank relies on the contacts of its directors, officers and employees with the residents and businesses in the Bank’s primary service area and the Bank’s involvement in those communities to develop relationships with sources of business and customers. The Bank believes the personal networking of its bankers, combined with community activities and responsive service, provide the Bank’s customers and prospective customers with a level of comfort and attention to their personal and business needs that is difficult for larger, more impersonal competitors to attain.

The Bank’s business is built upon personal and community relationships and, as a result, the Bank believes that if it can offer services similar to those of its competitors, it will be successful in building and retaining business. This is the general reason behind several of the Bank’s recent and proposed actions.

The Bank believes that its Encinitas branch office, which opened in 2002, will enhance the Bank’s north coastal San Diego County branch network. Encinitas, along with the adjacent community of Carlsbad to the north, is the center of the expanding north coastal region of San Diego County.

The Bank’s El Cajon branch office, which opened in 2001, has enhanced the Bank’s eastern San Diego County branch network. Prior to opening this branch office, El Cajon was the only major financial center in eastern San Diego County in which the Bank did not have an office.

The Bank’s SBA lending department, formed during 2001, allows the Bank to compete for profitable, partially government-guaranteed loans. SBA lending has been a growing lending activity for banks during the past several years. By achieving “Preferred Lender” status in 2003, the Bank can make faster decisions and improve its service for small business borrowers. The guaranteed portions of these loans may be sold in a secondary market and the lender can earn fees for servicing loans that are sold in whole or in part.

Like many other government programs, the lending programs of the SBA are federal government programs authorized by legislation and uncertainties surround the SBA programs due to reliance on the United States Congress. The level of funding for the SBA loan programs is subject to the federal budgeting process for each fiscal year. Discontinuation, elimination or a significant reduction of one or more programs in which the Bank participates could adversely affect the Bank’s plans for SBA lending. There can be no assurance that the SBA lending program will continue in its present manner. For instance, in early 2004, the SBA temporarily halted lending under the SBA 7(a) loan guarantee program and ordered its offices to stop taking applications. Although the SBA 7(a) loan program has resumed operations, the loan guarantee amount was reduced to a maximum of $750,000 for new originations in early 2004, which has resulted in lower loan volume under this program.

The Bank utilizes technology and the Internet as a secondary means for servicing customers. The Bank’s Internet banking service allows customers to access their bank accounts remotely and to conduct their banking business from their home or business. Internet banking is highly competitive. To remain competitive, the Bank plans to improve and enhance its Internet banking capabilities as customer expectations and available technologies change. This will include taking steps to protect the security and privacy of Internet and other technology-based operations and services.

The Bank believes that the steps described above will help enhance its competitive posture in San Diego County and to position it for further business development and growth in other areas of the County. However, there can be no assurances that any of the above-mentioned strategies will be successful or profitable.

Employees

Currently, the Bank employs Mr. Ives under a written employment agreement. See “Item 10, Executive Compensation—Employment Agreements,” below. As of December 31, 2003, the Bank employed 43 full-time and 17 part-time employees. None of the Bank’s employees are represented by any collective bargaining agreement. The Bank offers its employees a professional work environment and competitive salaries and benefits, and considers its relations with its employees to be good.

SUPERVISION AND REGULATION

The following discussion of statutes and regulations affecting banks is only a summary and does not purport to be complete. This is qualified in its entirety by reference to such statutes and regulations. No assurance can be given that such statutes and regulations will not change in the future. Moreover, any changes may have a material effect on the business of the Bank.

General

As a national banking association, the Bank is a member of the Federal Reserve System and is subject to regulation, supervision and examination by the Office of the Comptroller of the Currency (the “OCC”), and to applicable laws and regulations under federal banking laws. Deposits of the Bank are insured up to the maximum limits (presently $100,000 per account) allowed by the FDIC. As a result of this deposit insurance function, the FDIC has certain supervisory authority and powers over FDIC insured institutions. The Bank also is subject to applicable provisions of California law if not in conflict with or preempted by federal legislation. Various requirements and restrictions under federal and state laws affect the operation of the Bank. Federal regulations address several areas including loans, investments, mergers and acquisitions, borrowings, dividends, and the number and locations of branch offices.

Impact of Monetary Policies

Banking is a business that depends on rate differentials. In general, the difference between the interest rate paid by the Bank on its deposits and its other borrowings and the interest rate earned by the Bank on loans, securities and other interest-earning assets comprises the major source of the Bank’s earnings. These rates are highly sensitive to many factors that are beyond the control of the Bank and, accordingly, the earnings and growth of the Bank are subject to the influence of economic conditions generally, both domestic and foreign, including inflation, recession, and unemployment, and also to the influence of monetary and fiscal policies of the U.S. government and its agencies, particularly the Federal Reserve Board (the “FRB”). The FRB implements national monetary policy, such as seeking to curb inflation and combat recession, by its open-market dealings in U.S. government securities, by adjusting the required level of reserves for financial institutions subject to reserve requirements, by placing limitations upon savings and time deposit interest rates, and through adjustments to the discount rate applicable to borrowings by banks that are members of the Federal Reserve System. The actions of the FRB in these areas influence the growth of bank loans, investments, and deposits and also affect interest rates. The nature and timing of any future changes in such policies and their impact on the Bank cannot be predicted. Depending on the degree to which the Bank’s interest-earning assets and interest-bearing liabilities are rate sensitive, increases in rates would have the temporary effect of increasing the Bank’s net interest margin, while decreases in interest rates would have the opposite effect. In addition, adverse economic conditions could make a higher provision for loan losses a prudent course and could cause higher loan charge-offs, thus adversely affecting the Bank’s net income.

Recent Legislation

From time to time legislation is proposed or enacted that has the effect of increasing the cost of doing business and changing the competitive balance between banks and other financial and non-financial institutions. These laws have generally had the effect of altering competitive relationships existing among financial institutions, reducing the historical distinctions between the services offered by banks, savings and loan associations and other financial institutions, and increasing the cost of funds to banks and other depository institutions. Certain of the potentially significant changes, which have been enacted in the past several years, are discussed below.

The Sarbanes-Oxley Act. On July 30, 2002, in the wake of numerous corporate scandals and in an attempt to protect investors and help restore investor confidence by improving the accuracy and reliability of corporate disclosures made pursuant to the securities laws, President George W. Bush signed into law the Sarbanes-Oxley Act of 2002 (the “Act”). The Act applies to any issuer, such as the Bank, that has securities registered under, or is otherwise required to file reports under, the Securities Exchange Act of 1934 (the “Exchange Act”). The Act imposes new and unprecedented corporate disclosure and governance mandates on public companies, including national banking associations such as the Bank that are required to file periodic reports with the OCC.

While certain provisions of the Act, such as accelerated filing deadlines for periodic reports, will not apply to the Bank, most of the Act’s provisions are (or upon implementation will be) applicable. Some of these provisions include (i) the requirement for certifications of each annual and quarterly report from the issuer’s principal executive and financial officers, with criminal penalties imposed for knowing or willful violations, (ii) the forfeiture of bonuses or profits received by such officers if accounting restatements are required as a result of misconduct, (iii) disclosure of all material off-balance sheet transactions and relationships that may have a material effect upon the financial status of an issuer and of any “material correcting adjustments” in the issuer’s financials, (iv) disclosure of management’s assessment of internal controls and procedures, (v) disclosure as to whether the issuer has adopted a “code of ethics” for its senior financial officers and, if not, an explanation as to why not, and (vi) prohibitions or limits on loans to officers, directors and other insiders except to the extent such loans comply with Regulation O. The Bank has taken positive steps directed toward implementing the corporate governance practices established by the Act, including providing education opportunities and training to its directors and officers.

The Act also imposes increased requirements on auditors and the auditing procedures of their public clients, including prohibitions on the performing of specified non-audit services contemporaneously with an audit. The Act heightens the requirements for, and the authority of, audit committees. Among other provisions, the Act vests an issuer’s audit committee with direct responsibility for the appointment, compensation and oversight of any registered public accounting firm engaged to perform audit services and with the ability to hire independent outside legal counsel and other advisors.

The Act also requires that each audit committee member be entirely “independent” (meaning that no member may be affiliated with the issuer or may accept (or have recently received) any consulting, advisory or other compensatory fees from the issuer) and be a member of the board of directors and that the committee include a designated “audit committee financial expert.”

Finally, the Act requires that legal counsel for subject companies report any evidence of material violations of securities laws or breaches of fiduciary duty to or by their client and imposes federal criminal penalties, including fines and imprisonment of up to 25 years, upon those convicted of defrauding shareholders of public companies.

While the Bank cannot be certain of the effect of the Act on its business as yet, the Bank has experienced increased costs associated with the increased level of disclosure and compliance required under the Act, which is likely to continue, and this diversion of resources could adversely affect the financial condition and operations of the Bank.

Gramm-Leach-Bliley Act. The Financial Services Act of 1999, known as the Gramm-Leach-Bliley Act (“GLBA”), was signed into law on November 12, 1999 and became effective on March 11, 2000. The GLBA repeals provisions of the Glass-Steagall Act, which had prohibited commercial banks and securities firms from affiliating with each other and engaging in each other’s businesses. Thus, many of the barriers prohibiting affiliations between commercial banks and securities firms have been eliminated.

The Bank Holding Company Act (“BHCA”) was amended by GLBA to allow a new “financial holding company” (“FHC”) to offer banking, insurance, securities and other financial products to consumers. Specifically, the GLBA amended Section 4 of the BHCA in order to provide for a framework for the engagement in new financial activities. A bank holding company (“BHC”) may elect to become a FHC if all its subsidiary depository institutions are well capitalized and well managed.

Under the GLBA, national banks (as well as FDIC-insured state banks, subject to various requirements) are permitted to engage through “financial subsidiaries” in certain financial activities permissible for affiliates of FHCs. However, to be able to engage in such activities the bank must also be well capitalized and well managed and receive at least a “satisfactory” rating in its most recent Community Reinvestment Act examination. In addition, if the bank ranks as one of the top 50 largest insured banks in the U.S., it must have an issue of outstanding long-term debt rated in one of the three highest rating categories by an independent rating agency. If the bank falls within the next group of 50, it must either meet the debt-rating test described above or satisfy a comparable test jointly agreed to by the FRB and the Treasury Department. No debt rating is required for any bank, such as the Bank, not within the top 100 largest insured banks in the U.S.

The Bank cannot be certain of the effect of the foregoing legislation on its business, although there is likely to be consolidation among financial services institutions and increased competition for the Bank.

The Riegle-Neal Act. The Riegle-Neal Interstate Banking and Branching Efficiency Act of 1994 (the “Riegle-Neal Act”), enacted on September 29, 1994, repealed the McFadden Act of 1927, which required states to decide whether national or state banks could enter their state, and allowed banks to open branches across state lines beginning on June 1, 1997. The Riegle-Neal Act also repealed the 1956 Douglas Amendment to the BHCA, which placed the same requirements on BHC. The repeal of the Douglas Amendment now makes it possible for banks to buy out of-state banks in any state and convert them into interstate branches.

The Riegle-Neal Act provides that interstate branching and merging of existing banks is permitted beginning June 1, 1997, provided that the banks are at least “adequately capitalized” and demonstrate good management. Interstate mergers and branch acquisitions are permitted at an earlier time if a state chooses to enact a law allowing such activity. The states are also authorized to enact a law to permit interstate banks to branch de novo.

On September 28, 1995, the California Interstate Banking and Branching Act of 1995 (“CIBBA”) was enacted and signed into law allowing early interstate branching in California. CIBBA authorizes out-of-state banks to enter California by the acquisition of or merger with a California bank that has been in existence for at least five years, unless the California bank is in danger of failing or in certain other emergency situations.

Federal Deposit Insurance Corporation Improvement Act of 1991. The Federal Deposit Insurance Corporation Improvement Act of 1991 (“FDICIA”), was signed into law on December 19, 1991. FDICIA recapitalized the FDIC’s Bank Insurance Fund, granted broad authorization to the FDIC to increase deposit insurance premium assessments and to borrow from other sources, and continued the expansion of regulatory enforcement powers, along with many other significant changes.

FDICIA establishes five categories of capitalization: “well capitalized,” “adequately capitalized,” “undercapitalized,” “significantly undercapitalized,” and “critically undercapitalized.” If a bank falls in the “undercapitalized,” “significantly undercapitalized” or “critically undercapitalized” categories, it will be subject to significant enforcement actions by the OCC. See “Enforcement Powers—Corrective Measures for Capital Deficiencies,” below.

FDICIA also grants the regulatory agencies authority to prescribe standards relating to internal controls, credit underwriting, asset growth and compensation, among others, and requires the regulatory agencies to promulgate regulations prohibiting excessive compensation or fees. Many regulations have been adopted by the regulatory agencies to begin to implement these provisions and subsequent legislation (the Riegle-Neal Act, discussed above) gives the regulatory agencies the option of prescribing the safety and soundness standards as guidelines rather than regulations.

As previously noted, FDICIA places restrictions on activities authorized under state law. FDICIA generally restricts activities through subsidiaries to those permissible for national banks, thereby effectively eliminating real estate investment. Insurance activities are also limited, except to the extent permissible for national banks.

USA Patriot Act. The United and Strengthening America By Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (the “USA Patriot Act”) was signed into law on October 26, 2001. The USA Patriot Act requires financial institutions, such as the Bank, to implement and follow procedures designed to help prevent, detect and prosecute international money laundering and the financing of terrorism. Title III of the USA Patriot Act is the International Money Laundering Abatement and Financial Anti-Terrorism Act of 2001 (“IMLAFATA”). In general, the IMLAFATA amends current law, primarily the Bank Secrecy Act (see “–Bank Secrecy Act,” below), to authorize the Secretary of the Treasury, in consultation with the heads of other government agencies, to adopt special measures applicable to banks, bank holding companies and other financial institutions including enhanced record-keeping and reporting requirements for certain financial transactions that are of primary money laundering concern, due diligence requirements concerning the beneficial ownership of certain types of accounts, and restrictions or prohibitions on certain types of accounts with foreign financial institutions. Among its other provisions, the IMLAFATA requires financial institutions to: (i) establish an anti-money laundering program; (ii) establish due diligence policies, procedures and controls with respect to private banking accounts and correspondent banking accounts involving foreign individuals and certain foreign banks; and (iii) avoid establishing, maintaining, administering or managing correspondent accounts in the U.S. for, or on behalf of, a foreign bank that does not have a physical presence in any country. In addition, the IMLAFATA contains a provision encouraging cooperation among financial institutions, regulatory authorities and law enforcement authorities with respect to individuals, entities and organizations engaged in, or reasonably suspected of engaging in, terrorist acts or money laundering activities. The IMLAFATA expands the circumstances under which deposited funds may be forfeited and requires covered financial institutions to respond under certain circumstances to requests for information from federal banking agencies within 120 hours. The IMLAFATA also amends the BHCA and the Bank Merger Act to require the federal banking agencies to consider the effectiveness of a financial institution’s anti-money laundering activities when reviewing an application under these Acts.

Bank Secrecy Act. The Financial Recordkeeping and Reporting of Currency and Foreign Transactions Act of 1970 (the “Bank Secrecy Act”) is a disclosure law that forms the basis of the U.S. federal government’s framework to prevent and detect money laundering and to deter other criminal enterprises. Following the September 11, 2001 terrorist attacks, an additional purpose was added to the Bank Secrecy Act: “To assist in the conduct of intelligence or counter-intelligence activities, including analysis, to protect against international terrorism.” Under the Bank Secrecy Act, financial institutions such as the Bank are required to maintain certain records and file certain reports regarding domestic currency transactions and cross-border transportations of currency. This, in turn, allows law enforcement officials to create a paper trail for tracing illicit funds that resulted from drug trafficking or other criminal activities. Among other requirements, the Bank Secrecy Act requires financial institutions to report imports and exports of currency in the amount of $10,000 or more and, in general, all cash transactions of $10,000 or more. The Bank has established a Bank Secrecy Act compliance policy under which, among other precautions, the Bank keeps currency transaction reports to document cash transactions in excess of $10,000 or in multiples totaling more than $10,000 during one business day, monitors certain potentially suspicious transactions such as the exchange of a large number of small denomination bills for large denomination bills, and scrutinizes electronic funds transfers for Bank Secrecy Act compliance.

Administrative Actions

Following the September 11, 2001 terrorist attacks on the U.S., President George W. Bush signed an executive order on September 24, 2001 that has a number of consequences for the operations of commercial banks. First, it ordered the freezing of assets of persons on a list included in the order and each financial institution is required to monitor its deposits to determine whether they should be frozen. Second, it makes it illegal to do business with any of the persons or entities named on the list. This means that the Bank is obligated to carefully screen its customers on an ongoing basis to assure that the Bank is permitted to do business with them. These types of administrative orders and similar regulations of bank regulators may increase the cost of operating the Bank and it is possible that further such orders will be made although the Bank is not aware of any at this time.

Restrictions on Transactions With Insiders

Sections 23A and 23B of the Federal Reserve Act regulate transactions between insured institutions and their “affiliates” and transactions by the Bank that benefit affiliates. For these purposes, an “affiliate” is a company under common control with the institution. In general, Section 23A imposes limits on the amount of such transactions, and also requires certain levels of collateral for loans to affiliates. Section 23B generally requires that certain transactions between a bank and its respective affiliates be on terms substantially the same, or at least as favorable to such bank, as those prevailing at the time for comparable transactions with or involving other nonaffiliated persons. At this time the Bank does not have any “affiliates.”

The restrictions on loans to directors, executive officers, principal stockholders and their related interests (collectively referred to herein as “insiders”) contained in the Federal Reserve Act and Regulation O promulgated thereunder apply to all federally insured institutions and their subsidiaries and holding companies. These restrictions include limits on loans to one borrower and conditions that must be met before such a loan can be made. There is also an aggregate limitation on all loans to insiders and their related interests. These loans cannot exceed the institution’s total unimpaired capital and surplus, and the FDIC may determine that a lesser amount is appropriate. Insiders are subject to enforcement actions for knowingly accepting loans in violation of applicable restrictions.

Deposit Insurance Assessments

The FDIC is required to implement a risk-based assessment system in which the insurance premium relates to the probability that the deposit insurance fund will incur a loss. The FDIC sets semiannual assessments in an amount necessary to increase the reserve ratio of the Bank Insurance Fund (the “BIF”) to at least 1.25% of insured deposits or a higher percentage as determined to be justified by the FDIC.

Under the risk-based assessment system adopted by the FDIC, a BIF member institution such as the Bank is categorized into one of three capital categories (well capitalized, adequately capitalized, and undercapitalized) and one of three categories based on supervisory evaluations by its primary federal regulator (in the Bank’s case, the OCC). The three supervisory categories are: financially sound with only a few minor weaknesses (Group A), demonstrates weaknesses that could result in significant deterioration (Group B), and poses a substantial probability of loss (Group C). The capital ratios used by the FDIC to define well-capitalized, adequately capitalized and undercapitalized are the same as in the FDIC’s prompt corrective action regulations, discussed below under “Enforcement Powers.”

As of the date hereof, the Bank was classified 1A, which is the highest classification for well-capitalized banks. The assessment rates are summarized below, expressed in terms of cents per $100 in insured deposits:

	Assessment Rate by Supervisory Group
Capital Group	Group A	Group B	Group C
Well Capitalized	0	3	17
Adequately Capitalized	3	10	24
Undercapitalized	10	24	27

Risk-Based Capital Guidelines

The federal banking agencies have issued risk-based capital guidelines. The risk-based capital guidelines include a definition of capital and a framework for calculating risk weighted assets by assigning assets and off-balance sheet items to broad credit risk categories. A bank’s risk-based capital ratio is calculated by dividing its qualifying total capital (the numerator of the ratio) by its risk-weighted assets (the denominator of the ratio).

A bank’s qualifying total capital will consist of two types of capital components: “core capital elements” (comprising Tier 1 capital) and “supplementary capital elements” (comprising Tier 2 capital). The Tier 1 component of a bank’s qualifying capital must represent at least 50% of qualifying total capital and may consist of the following items that are defined as core capital elements: (i) common stockholders’ equity; (ii) qualifying noncumulative perpetual preferred stock (including related surplus); and (iii) minority interest in the equity accounts of consolidated subsidiaries. The Tier 2 component of a bank’s qualifying total capital may consist of the following items: (i) allowance for loan and lease losses (subject to limitations); (ii) perpetual preferred stock and related surplus (subject to conditions); (iii) hybrid capital instruments (as defined) and mandatory convertible debt securities; and (iv) term subordinated debt and intermediate-term preferred stock, including related surplus (subject to limitations).

Assets and credit equivalent amounts of off-balance sheet items are assigned to one of several broad risk categories, according to the obligor, or, if relevant, the guarantor or the nature of collateral. The aggregate dollar value of the amount in each category is then multiplied by the risk weight associated with that category. The resulting weighted values from each of the risk categories are added together, and this sum is the bank’s total risk weighted assets that comprise the denominator of the risk-based capital ratio.

A two-step process determines risk weights for all off-balance sheet items. First, the “credit equivalent amount” of off-balance sheet items is determined, in most cases by multiplying the off-balance sheet item by a credit conversion factor. Second, the credit equivalent amount is treated like any balance sheet asset and generally is assigned to the appropriate risk category according to the obligor, or, if relevant, the guarantor or the nature of the collateral.

All banks are required to meet a minimum ratio of qualifying total capital to risk weighted assets of 8%, of which at least 4% should be in the form of Tier 1 capital. The Bank’s total capital and Tier 1 capital to risk weighted assets as of December 31, 2003 exceeded these requirements.

The regulatory agencies have adopted leverage requirements that apply in addition to the risk-based capital requirements. Under these requirements, banks are required to maintain core capital of at least 3% of their assets. However, an institution may be required to maintain core capital of at least 4% or 5% or possibly higher, depending upon the activities, risks, rate of growth, and other factors deemed material by regulatory authorities.

Enforcement Powers

Federal regulatory agencies have broad and strong enforcement authority reaching a wider range of persons and entities. Some of these provisions include those which: (i) establish a broad category of persons subject to enforcement under the Federal Deposit Insurance Act; (ii) establish broad authority for the issuance of cease and desist orders and provide for the issuance of temporary cease and desist orders; (iii) provide for the suspension and removal of wrongdoers on an industry-wide basis; (iv) prohibit the participation of persons suspended or removed or convicted of a crime involving dishonesty or breach of trust from serving in another insured institution; (v) require regulatory approval of new directors and senior executive officers in certain cases; (vi) provide protection from retaliation against “whistleblowers” and establishes rewards for “whistleblowers” in certain enforcement actions resulting in the recovery of money; (vii) require the regulators to publicize all final enforcement orders; (viii) require each insured financial institution to provide its independent auditor with its most recent Report of Condition (“Call Report”); (ix) permit the imposition of significant penalties for failure to file accurate and timely Call Reports; and (x) provide for the assessment of significant civil money penalties and the imposition of civil and criminal forfeiture and other civil and criminal fines and penalties.

Crime Control Act of 1990. The Crime Control Act of 1990 further strengthened the authority of federal regulators to enforce capital requirements, increased civil and criminal penalties for financial fraud, and enacted provisions allowing the FDIC to regulate or prohibit certain forms of golden parachute benefits and indemnification payments to officers and directors of financial institutions.

Corrective Measures for Capital Deficiencies. The prompt corrective action regulations, which were promulgated to implement certain provisions of FDICIA, also effectively impose capital requirements on national banks, by subjecting banks with less capital to increasingly stringent supervisory actions. For purposes of the prompt corrective action regulations, a bank is “undercapitalized” if it has a total risk-based capital ratio of less than 8%; a Tier 1 risk-based capital ratio of less than 4%; or a leverage ratio of less than 4% (or less than 3% if the bank has received a composite rating of 1 in its most recent examination report and is not experiencing significant growth). A bank is “adequately capitalized” if it has a total risk-based capital ratio of 8% or higher; a Tier 1 risk-based capital ratio of 4% or higher; a leverage ratio of 4% or higher (3% or higher if the bank was rated a composite 1 in its most recent examination report and is not experiencing significant growth); and does not meet the criteria for a “well capitalized” bank. A bank is “well capitalized” if it has a total risk-based capital ratio of 10% or higher; a Tier 1 risk-based capital ratio of 6% or higher; a leverage ratio of 5% or higher; and is not subject to any written requirement to meet and maintain any higher capital level(s). According to these requirements, the Bank is “well capitalized.” There is no assurance as to what capital ratios the Bank will be able to maintain in the future.

Under the provisions of FDICIA and the prompt corrective action regulations, for example, an “undercapitalized” bank is subject to a limit on the interest it may pay on deposits. Also, an undercapitalized bank cannot make any capital distribution, including paying a dividend (with some exceptions), or pay any management fee (other than compensation to an individual in his or her capacity as an officer or employee of the bank). Such a bank also must submit a capital restoration plan to the OCC for approval, restrict total asset growth and obtain regulatory approval before making any acquisition, opening any new branch office or engaging in any new line of business. Additional broad regulatory authority is granted with respect to “significantly undercapitalized” banks, including forced mergers, ordering new elections for directors, forcing divestiture by its holding company, if any, requiring management changes, and prohibiting the payment of bonuses to senior management. Additional mandatory and discretionary regulatory actions apply to “significantly undercapitalized” and “critically undercapitalized” banks, the latter being a bank with capital at or less than 2%. The OCC may appoint a receiver or conservator for a “critically undercapitalized” bank after 90 days, even if the bank is still solvent. Failure of a bank to maintain the required capital could result in such a bank being declared insolvent and closed.

Community Reinvestment Act and Fair Lending Developments

The Bank is subject to certain fair lending requirements and reporting obligations involving home mortgage lending operations and Community Reinvestment Act (“CRA”) activities. The CRA generally requires the federal banking agencies to evaluate the record of financial institutions in meeting the credit needs of their local communities, including low and moderate income neighborhoods. In addition to substantial penalties and corrective measures that may be required for a violation of certain fair lending laws, the federal banking agencies may take compliance with such laws and CRA into account when regulating and supervising other activities.

The federal banking agencies have adopted regulations that measure a bank’s compliance with its CRA obligations on a performance-based evaluation system. This system bases CRA ratings on an institution’s actual lending service and investment performance rather than the extent to which the institution conducts needs assessments, documents community outreach or complies with other procedural requirements. In March 1994, the Federal Interagency Task Force on Fair Lending issued a policy statement on discrimination in lending. The policy statement describes the three methods that federal agencies will use to prove discrimination: overt evidence of discrimination, evidence of disparate treatment and evidence of disparate impact.

Allowance For Loan and Lease Losses

On December 21, 1993, the OCC and the other federal financial institution regulatory agencies issued an interagency policy statement on the allowance for loan and lease losses (the “Policy Statement”). The Policy Statement requires that federally insured depository institutions maintain an allowance for loan and lease losses (“ALLL”) adequate to absorb credit losses associated with the loan and lease portfolio, including all binding commitments to lend. In addition to the Policy Statement, the federal banking agencies, Securities and Exchange Commission, Internal Revenue Service, and accounting profession groups periodically provide guidance to the banking industry on ALLL methodology.

The Policy Statement defines an adequate ALLL for regulatory purposes as a level that in general is no less than the sum of the following items, given the appropriate facts and circumstances as of the evaluation date: (1) For loans and leases classified as substandard or doubtful, all credit losses over the remaining effective lives of those loans and leases; (2) For those loans and leases that are not classified, all estimated credit losses forecasted for the upcoming twelve months; and (3) Amounts for estimated losses from the transfer risk on international loans. Additionally, an adequate level of ALLL should reflect an additional margin in recognition of the imprecision inherent in most estimates of expected credit losses. The Policy Statement also provides guidance to examiners in evaluating the adequacy of the ALLL. Among other things, the Policy Statement directs examiners to check the reasonableness of ALLL methodology by comparing the reported ALLL against the sum of: 50% of the portfolio classified doubtful, 15% of the portfolio classified substandard, and for portions of the portfolio that have not been classified (including special mention loans), estimated credit losses for the upcoming twelve months given the facts and circumstances as of the evaluation date.

Other Aspects of Federal and State Law

The Bank is also subject to federal and state statutory and regulatory provisions covering, among other things, security procedures, technology and information security and risk assessment, currency and foreign transactions reporting, insider and affiliated party transactions, management interlocks, truth-in-lending, electronic funds transfers, funds availability, truth-in-savings, home mortgage disclosure, and equal credit opportunity. There are also a variety of federal statutes that restrict the acquisition of control of the Bank.

Proposed Legislation

From time to time, various types of federal and state legislation have been proposed that could result in additional regulation of, and restrictions on, the business of the Bank. It cannot be predicted whether any legislation currently being considered will be adopted or how such legislation or any other legislation that might be enacted in the future would affect the business of the Bank.

ITEM 2. DESCRIPTION OF PROPERTY

On December 19, 2001, the Bank sold its headquarters office, located at 9955 Mission Gorge Road in Santee, and leased it back in a sale-and-leaseback transaction. The lease term is ten years, from January 1, 2002 through December 31, 2011, with two options to extend the term for an additional ten years each. This headquarters office, approximately 9,600 square feet, houses the Bank’s administrative and banking offices and includes a drive-up window and an ATM. Rent was $9,250 per month, triple net, for the first two years, and increases by 6% in 2004 and by 3% annually thereafter. The sale-and-leaseback transaction resulted in a net gain of $328,000, which is being amortized over the initial ten-year life of this lease as a reduction of rent expense.

The Bank’s La Mesa branch office is located at 8002 La Mesa Boulevard in La Mesa. This branch office, which also houses the Bank’s SBA department, is approximately 4,737 square feet. It includes a drive-up ATM and shares common parking space with a large shopping center. The initial lease term began on January 1, 1995 and ended on September 30, 2003. For the nine month period ended September 30, 2003 rent was $8,554 per month, triple net. A new lease began October 1, 2003 for an initial term of five years with two five-year options to extend. Under this new lease rent is $6,630 per month plus estimated common area expenses of $1,190 per month. Beginning October 1, 2005, the Bank has the right to terminate this lease early, by providing six months’ prior written notice and a termination payment of $99 for each month remaining in the term.

The Bank’s El Cajon branch office is located at 500 Broadway, Suites B and C in El Cajon. This branch office, approximately 2,084 square feet, with shared common parking, is currently leased for $2,297 per month plus estimated common area expenses of $542 per month. This lease, which began on March 1, 2001, expired on February 28, 2004. However, the Bank remains in this facility on a month to month basis pending the completion of improvements to its new facility at 368 Broadway, El Cajon.

The Bank entered into an agreement dated February 28, 2003 to purchase the land and building at 368 Broadway, El Cajon, for a purchase price of $975,000. The Bank intends to move its El Cajon branch office to this location when improvements are complete, which is expected to be in mid-April 2004. The property includes a building of approximately 5,270 square feet and parking. The Bank estimates that it will spend between $500,000 and $600,000 for improvement and alteration costs.

The Bank’s Encinitas branch office is located at 372 North El Camino Real in Encinitas. This branch office, approximately 1,390 square feet, with shared common parking, is leased for $2,552 per month plus estimated common area expenses of $333 per month. This lease began June 1, 2002 and is for a two-year term, with no option to extend. This facility is considered a temporary location for the Encinitas branch office and the Bank is in the process of finding a suitable long-term location.

The Bank leases the land and owns the building of its facility located at 7753 Mission Gorge Road in Santee. This facility, approximately 1,440 square feet, is used for customer service and item processing operations. The rent for this facility is $3,250 per month and is for a ten-year term, which began in November 1996, with an option to renew for three additional five-year terms.

The Bank sub-leases for $135 per month, on a month-to-month basis, a portion of the premises at 31464 Highway 94 in Campo to operate an ATM machine.

For the year ended December 31, 2003, the Bank incurred total rent expenses of approximately $250,000. Rent expense is offset by $33,000 each year for the amortization of the gain of $328,000 from the sale leaseback arrangement of the Santee office that commenced on January 1, 2001. The Bank currently has no other real estate owned. Management believes that the Bank’s properties are adequately insured.

ITEM 3. LEGAL PROCEEDINGS

In the ordinary course of business, the Bank is subject to claims, counter actions and other litigation that are typical in the business of banking. The Bank is currently party to only one lawsuit. On March 26, 2002, the Bank was served with a complaint filed in Los Angeles County Superior Court, Case Number BC269063, entitled Harbor Pointe, Ltd., et al. v. Harbor Point II, et al. The complaint seeks unspecified damages and other relief relating to the disposition of Harbor Point II, a real estate development venture of which the Bank was a general partner. Under various legal theories, plaintiffs allege that Harbor Point II and the Bank owed obligations to them as a result of the transfer of property by Harbor Point, Ltd. to Harbor Point II and related transactions, and that these obligations were not fulfilled. The matter is scheduled to be tried pursuant to judicial reference, which is expected to begin between late July and late August 2004. The Bank’s litigation counsel believes the lawsuit lacks merit and the Bank intends to defend the lawsuit vigorously.

To the best of the Bank’s knowledge, there are no material proceedings pending as to which any director, officer or affiliate of the Bank, any record or beneficial owner of more than 5% of any class of the Bank’s voting securities or any security holder is either a party adverse to the Bank or has a material interest adverse to the Bank.

ITEM 4. SUBMISSION OF MATTERS TO A VOTE OF SECURITY HOLDERS

No matters were submitted for a vote of security holders during the fourth quarter of 2003.

PART II

ITEM 5. MARKET FOR THE BANK’S COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

Market Information

Trading in the Bank’s common stock has not been extensive and such trades cannot be characterized as constituting an active trading market. The Bank is aware of one broker-dealer, Western Financial Corporation, who handles trades in the Bank’s common stock on a market making basis. Mr. Levenson, a Bank director, is Senior Vice-President of Western Financial Corporation. The Bank’s common stock is not listed on any exchange or quoted by the NASDAQ® Stock Market (“NASDAQ”), although it is quoted on the OTC Bulletin Board® (“OTCBB”) under the ticker symbol “CUYA.” Trades may also occur in unreported private transactions. The OTCBB is a regulated quotation service that displays real-time quotes, last-sale prices and volume information in over-the-counter equity securities. Unlike the NASDAQ, however, the OTCBB does not impose listing standards and does not provide automated trade executions. The Bank believes that it is unlikely that an active trading market for its stock will develop.

The following table sets forth the high and low trading prices and the trading volume of the Bank’s common stock for the last two fiscal years. Trading prices are based on information received from the OTCBB as it appeared on the Yahoo Finance web site and also do not include retail markups, markdowns or commissions. The trading prices reflect inter-dealer prices and may not represent actual transactions. All prices have been adjusted for the two 5% stock dividends paid on October 22, 2002 and May 18, 2004.

	Trading Prices		Volume
	High	Low
2002
First Quarter	$12.24	$10.88	58,700
Second Quarter	$13.60	$11.79	20,300
Third Quarter	$15.42	$12.69	24,300
Fourth Quarter	$14.29	$12.62	39,400

2003
First Quarter	$15.24	$13.10	53,100
Second Quarter	$16.19	$14.05	58,300
Third Quarter	$16.19	$15.48	12,700
Fourth Quarter	$16.65	$15.71	13,489

Stockholders

There were approximately 346 stockholders of record of the Bank’s common stock as of March 22, 2004.

Dividends

The power of the board of directors of a national bank, such as the Bank, to declare a cash dividend is subject to statutory and regulatory restrictions that limit the amount available for cash dividends depending upon the earnings, financial condition and cash needs of the bank, as well as general business conditions. A national bank may not pay dividends out of common capital. Dividends must be paid out of undivided profits. If losses have, at any time, been sustained equal to or exceeding a bank’s undivided profits then on hand, no dividend may be paid. Moreover, even if a national bank’s surplus exceeded its common capital and its undivided profits exceeded its losses, the approval of the OCC would be required for the payment of dividends if the total of all dividends declared by a national bank in any calendar year would exceed the total of its net profits of that year combined with its net profits of the two preceding years, less any required transfers to surplus.

To date, the Bank has not paid any cash dividends. However, the Bank, most recently, did declare and pay 5% stock dividends on each of May 18, 2004, October 1, 2002 and March 16, 2001 to shareholders of record on May 4, 2004, September 14, 2002 and March 16, 2001, respectively. Note, share prices and per share amounts have been adjusted for these 5% stock dividends.

Payment of cash or stock dividends in the future will depend upon the Bank’s earnings and financial condition and other factors deemed relevant by the Board of Directors, as well as the Bank’s legal ability to pay dividends. The Bank intends to follow its strategic plan of retaining earnings to increase capital and provide additional basis for growth. Accordingly, no assurance can be given that any cash or stock dividends will be declared in the foreseeable future.

Equity Compensation Plan Information

See “Item 11, Security Ownership of Certain Beneficial Owners and Management—Securities Authorized for Issuance Under Equity Compensation Plans,” below.

ITEM 6. MANAGEMENT’S DISCUSSION AND ANALYSIS OR PLAN OF OPERATION

Basis of Presentation

The following discussion and analysis is intended to assist in understanding the significant factors that influenced the Bank’s financial condition as of December 31, 2003 as compared to December 31, 2002. The following discussion and analysis should be read in conjunction with the Financial Statements and the Notes thereto included in Item 7.

Forward Looking Statements

This Annual Report on Form 10-KSB contains forward-looking statements concerning the Bank’s beliefs, plans, objectives, goals, expectations, anticipations, estimates, intentions, operations, future results and prospects, including statements that include the words “may,” “could,” “should,” “would,” “believe,” “expect,” “will,” “shall,” “anticipate,” “estimate,” “intend,” “plan” and similar expressions. These forward-looking statements are based upon current expectations and are subject to risk, uncertainties and assumptions, including those described in this Annual Report on Form 10-KSB. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those anticipated, estimated, expected, projected, intended, committed or believed. In connection with the safe harbors created by Section 21E of the Securities Exchange Act and the provisions of the Private Securities Litigation Reform Act of 1995, the Bank provides the following cautionary statement identifying important factors (some of which are beyond the Bank’s control) which could cause the actual results or events to differ materially from those set forth in or implied by the forward-looking statements and related assumptions. Such factors include, without limitation, the following:

•	The effect of changing regional and national economic conditions, especially as they may affect the demand for loans and other banking services or lead to increased loan losses.

•	The effects of trade, monetary and fiscal policies and laws.

•	Increasing or decreasing interest rate environments, or changing interest rate policies of the Fed, that could lead to decreased net interest margin and volatility of rate sensitive loans and deposits.

•	Stock, bond market and monetary fluctuations.

•	Risks of loss of funding of SBA loan programs, or changes in those programs, as occurred in early 2004.

•	Credit risks of commercial, SBA, real estate, consumer and other lending activities, including risks related to changes in the values of real estate and other security for loans.

•	Changes in federal and state banking and financial services laws and regulations.

•	Competitors in the Bank’s market area with greater financial resources than the Bank.

•	Competitors in the Bank’s market area of similar size, with similar business plans and/or offering similar services.

•	The Bank’s ability to develop competitive new products and services and the acceptance of those products and services by targeted customers and, when required, regulators.

•	The Bank’s ability to securely and effectively implement new technology (including Internet services) for both the delivery of services and internal operations.

•	The willingness of customers to substitute competitors’ products and services for those of the Bank and vice versa.

•	Changes in consumer and business spending and savings habits.

•	Unanticipated regulatory or judicial proceedings.

•	The loss of significant customers.

•	The risk and cost resulting from the opening of one or more new offices and adding employees.

•	The loss of executives or key employees.

•	Credit quality deterioration among the Bank’s current or future customers that could cause an increase in the provision for loan losses.

•	Dividend restrictions.

•	The effects of the September 11, 2001 terrorist attacks and their aftermath along with increased political tensions in the Middle East and elsewhere.

•	The war in Iraq that began on March 19, 2003.

•	Increased regulation of the securities markets, including the securities of the Bank, whether pursuant to the Sarbanes-Oxley Act of 2002 or otherwise.

•	Other internal and external developments that could materially impact the Bank’s operational and financial performance.

Readers are cautioned not to place undue reliance on forward-looking statements, which reflect management’s analysis only as of the date of the statement. The Bank undertakes no obligation to revise any forward-looking statement to reflect later events or circumstances.

Critical Accounting Policies

The Bank’s accounting policies are integral to understanding the results reported. Accounting policies are described in detail in Note 1 to the Financial Statements included in Item 7. The Bank’s most complex accounting policies require management’s judgment to make estimates and assumptions that affect reported amounts of assets, liabilities, revenues and expenses, and to determine appropriate disclosures of commitments and contingencies. A variety of factors could affect the ultimate carrying values of assets and liabilities and the amounts of and periods in which revenues and expenses are recognized. In many instances, we use a discount factor to determine the present value of assets and liabilities. A change in the discount factor could increase or decrease the values of those assets and liabilities. That change could result in either a beneficial or adverse impact on our financial results. The Bank has established detailed policies and control procedures that are intended to ensure valuation methods are applied consistently from period to period. In addition, the Bank’s accounting policies and procedures are intended to ensure that the process for changing methodologies occurs in an appropriate manner. The following is a brief description of the Bank’s current accounting policies involving significant management valuation judgments.

Allowance for Loan Losses

The allowance for loan losses represents management’s estimate of losses inherent in the Bank’s existing loan portfolio. The allowance for loan losses is increased by the provision for loan losses charged to expense and reduced by loans charged off, net of recoveries. The allowance for loan losses is determined based on management’s assessment of several factors: reviews and evaluations of specific loans, changes in the nature and volume of the loan portfolio, current economic conditions and the related impact on segments of the loan portfolio, historical loan loss experiences and the level of classified and nonperforming loans. Loans are considered impaired if, based on current information and events, it is probable that the Bank will be unable to collect the scheduled payments of principal or interest when due according to the contractual terms of the loan agreement. The measurement of impaired loans is based on the fair value of the underlying collateral. In measuring the fair value of the collateral, management uses assumptions (e.g., discount rate) and methodologies (e.g., comparison to the recent selling price of similar assets) consistent with those that would be utilized by unrelated third parties. Changes in the financial condition of individual borrowers, economic conditions, historical loss experience, or the condition of the various markets in which collateral may be sold may affect the required level of the allowance for loan losses and the associated provision for loan losses. Should market conditions change, a different amount may be reported for the allowance for loan losses and the associated provision for loan losses.

Recent Accounting Developments

Accounting for the Impairment or Disposal of Long-Lived Assets

In August 2001, the Financial Accounting Standards Board (the “FASB”) issued Statement of Financial Accounting Standards No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets” (“SFAS 144”). Among other things, SFAS 144 provides guidance on the implementation of previous pronouncements related to when and how to measure impairment losses on long-lived assets and how to account for discontinued operations. The Bank adopted SFAS 144 on January 1, 2002. The adoption of SFAS 144 did not have a material impact on the Bank’s financial position or results of operations.

Accounting for Stock-Based Compensation—Transition and Disclosure

In January 2003, the FASB issued Statement of Financial Accounting Standards No. 148, “Accounting for Stock-Based Compensation—Transition and Disclosure” (“SFAS 148”). SFAS 148 amends SFAS No. 123, “Accounting for Stock-Based Compensation” (“SFAS 123”), to provide alternative methods of transition for a voluntary change to the fair value based method of accounting for stock-based employee compensation. In addition, SFAS 148 amends the disclosure requirements of SFAS 123 to require prominent disclosures in both annual and interim financial statements about the method of accounting for stock-based employee compensation and the effect of the method used on reported results. If awards of stock-based employee compensation were outstanding and accounted for under the intrinsic value method of APB Opinion No. 25, “Accounting for Stock Issued to Employees,” certain disclosures have to be made for any period for which an income statement is presented.

The Bank has complied with the disclosure requirements of SFAS 148. The transition requirements of SFAS 148 is effective for financial statements for fiscal years ending after December 15, 2003. The provisions of SFAS 148 did not have a material impact on the Bank’s financial position or results of operations.

The FASB had issued certain other accounting pronouncements as of December 31, 2003 that will become effective in subsequent periods; however, management of the Bank does not believe that any of those pronouncements would have significantly affected the Bank’s financial accounting measurements or disclosures had they been in effect during 2003 or 2002.

Overview

The Bank grew and increased in profitability in 2003 compared to 2002. The Bank intends to continue to grow and increase its profitability in 2004 by continuing to focus on its core business lines and at the same time increasing the variety of the services it offers its customers. There are a number of factors that could prevent the Bank from doing so (see—“Forward Looking Statements,” above). However, if the growth in the Bank’s primary market areas continues, management is optimistic that the Bank’s performance will continue to improve in 2004.

Net income for the year ended December 31, 2003 was $737,000 compared to $502,000 in 2002. Basic and diluted earnings per share in 2003 were $0.85 and $0.81, respectively. In 2002, basic and diluted earnings per share were $0.59 and $0.56, respectively. In 2003, net income increased primarily as a result of higher net interest income due to the Bank’s growth in earning assets, especially loans, reduction in interest costs, and gain on sales of loans. In 2003, total assets grew 15% to $104.0 million, net loans increased 12% to $71.1 million and total deposits grew 12% to $92.2 million. Non-interest income increased 43% to $1.2 million primarily from gain on sales of loans. Non-interest expense increased 12% to $4.9 million largely from increased salaries and benefit costs.

Net income in 2002 also increased from 2001, primarily as a result of higher net interest income from the growth of earning assets, reduction in interest costs, and gain on sales of loans. Total assets grew 21% to $90.4 million in 2002, net loans increased 34% to $63.6 million and total deposits grew 23% to $82.1 million. Non-interest income increased 6% in 2002 primarily from gain on sales of loans. Non-interest expense increased 4% to $4.3 million due to higher salaries and benefit expense and other operating expenses. The opening of the new branch office in Encinitas in June 2002 to expand into the growing north coastal San Diego County contributed to the increase in earning assets, net interest income as well as increased operating expenses.

Earning Assets and Interest Income

In 2003, net interest income increased as a result of the growth of loans and lower interest expense on deposits. Average earning assets grew 21% to $92.0 million in 2003. Average loans increased 29% to $70.5 million. This increase was primarily in commercial real estate and construction lending due to lower interest rates and the increased desire of borrowers to purchase or refinance existing properties or construct new properties Average Federal funds sold increased 3% in 2003 and average deposits with financial institutions increased 59% while average investment securities decreased 7%. Depending on competitive opportunities in the marketplace, the Bank transfers funds between Federal funds and deposits with other financial institutions, which the Bank considers a short-term investment vehicle.

In 2002, net interest income was higher due to loan growth and lower interest expense on deposits, a result of declining interest rates. Average loans increased 27% to $54.4 million, primarily in commercial real estate, commercial and industrial loans. Average Federal funds sold increased 21% in 2002 and average deposits with financial institutions increased 34% while average investment securities decreased 23%. Contributing to the growth of assets in 2002 was the opening of the Encinitas office, which continued its steady growth in 2003.

Table 1 shows the Bank’s average assets and liabilities; the interest earned or paid; and the interest yields and rates for the years ended December 31, 2003 and 2002, respectively.

Table 1

Analysis of Average Rates and Balances

Year Ended December 31,

(Dollars in thousands)

	2003			2002
	Average Balance	Interest Income/ Expense	Interest Yields and Rates	Average Balance	Interest Income/ Expense	Interest Yields and Rates
ASSETS
Loans, net (1)(2)	$70,506	$5,224	7.41%	$54,446	$4,506	8.28%
Investment securities (3)	12,257	473	3.86%	13,193	667	5.06%
Federal funds sold	7,679	80	1.04%	7,491	119	1.59%
Deposits with financial institutions	1,595	63	3.95%	1,002	36	3.59%

Total interest earning assets	$92,037	$5,840	6.35%	$76,132	$5,328	7.00%

Noninterest earning assets	6,869			5,223

Total assets	$98,906			$81,355

LIABILITIES

Time deposits of $100,000 or more	$13,697	$299	2.18%	$7,909	$221	2.79%
All other interest-bearing deposits	46,973	498	1.06%	42,624	643	1.51%
Other borrowed funds	1,129	14	1.24%	—	—	—

Total interest-bearing liabilities	61,799	$811	1.31%	50,533	$864	1.71%

Noninterest-bearing deposits	28,456			23,055
Other liabilities	797			621
Stockholders’ equity	7,854			7,146

Total liabilities and stockholders’ equity	$98,906			$81,355

Interest income/earning assets		$5,840	6.35%		$5,328	7.00%
Interest expense/earning assets		811.88%			864	1.13%

Net interest income		$5,029	5.47%		$4,464	5.87%

(1)	Nonaccrual loans are included in net loans above and in the table entitled Analysis of Volume and Interest Rate Changes, below.
(2)	Loan fees of $475, 000 and $352,000 are included in interest income on loans for 2003 and 2002, respectively.
(3)	Income and yields on investment securities are not adjusted to a fully tax-equivalent basis.

Table 2 shows the changes in interest income and expense over the past two years as a result of changes due to volume and rate. Changes due to both rate and volume are allocated to volume.

Table 2

Analysis of Volume and Interest Rate Changes

Years Ended December 31,

(Dollars in thousands)

	2003 Compared to 2002 Attributable to Change			2002 Compared to 2001 Attributable to Change
	In Volume	In Rate	Total Change	In Volume	In Rate	Total Change
Loans, net	$1,190	$(472)	$718	$946	$(373)	$573
Investment securities	(38)	(135)	(173)	(197)	(264)	(461)
Federal funds sold	2	(41)	(39)	20	(93)	(73)
Deposits with financial institutions	16	(10)	6	9	(19)	(10)

Totals	1,170	(658)	512	778	(749)	29

Time deposits of $100,000 or more	126	(48)	78	78	(63)	15
All other deposits	46	(191)	(145)	23	(599)	(576)
Other borrowed funds	14	—	14	—	—	—

Totals	186	(239)	(53)	101	(662)	(561)

Net interest income	$984	$(419)	$565	$677	$(87)	$590

Management places emphasis on commercial and real estate secured lending to small businesses and professionals, in each case with the goal of building a balanced community loan portfolio. The majority of loan growth in 2003 was in commercial real estate and construction lending, primarily due to lower interest rates and the increased desire of borrowers to purchase or refinance existing properties or construct new properties (see Table 3). Real estate mortgage loans declined because of increased sales of first trust deed, single-family residential (“SFR”) real estate loans. Commercial loans were slightly lower as a result of sales of SBA loans. Consumer loans increased largely from home equity credit lines and mobile home loans.

Lending increased in 2002 primarily as a result of opening the Encinitas branch office, the Bank’s ongoing business development efforts and the efforts of the SBA department. Commercial and industrial loans increased 56% in 2002 and commercial real estate loans increased 55%. Consumer loans, which represent 13% of loans outstanding, increased 41% largely from home equity credit lines and mobile home loans. Real estate mortgage loans increased 7% while real estate construction lending declined.

Interest rates on both interest-earning assets and interest-bearing liabilities declined in both 2003 and 2002. In 2003, however, rates paid on deposits did not decline as much as the yields earned on earning assets, which resulted in a reduction in net interest margin from 5.87% in 2002 to 5.47% in 2003. Management believes this downward trend will, most likely, continue in 2004, as long as interest rates in general do not rise.

The Bank’s loan portfolio, classified by type, for each of the last two years is set forth below:

Table 3

Analysis of Loans

Year Ended December 31,

(Dollars in thousands)

	2003		2002
Loan Category:	Amount	% of Loans	Amount	% of Loans
Real estate-commercial	$30,253	42%	$25,572	40%
Real estate-construction	8,179	11%	2,281	3%
Real estate-mortgage	7,803	11%	11,022	17%
Commercial and industrial	16,965	23%	17,214	27%
Consumer	9,035	13%	8,422	13%

Total loans	72,235	100%	64,511	100%

Less allowance for loan losses	(774)		(646)
Less deferred loan fees	(332)		(258)

Total loans, net	$71,129		$63,607

Table 4 details the maturities of loans outstanding at December 31, 2003 according to contract terms or repricing opportunities. Table 4 does not reflect extensions or rollovers and the Bank does not have a rollover policy.

Table 4

Loan Repricing or Maturing

At December 31, 2003

(Dollars in thousands)

	Repricing or Maturing in
Loan Category:	1 year or less	Over 1 to 5 years	Over 5 Years	Total
Real estate-commercial	$13,775	$7,029	$9,449	$30,253
Real estate-construction	8,179	—	—	8,179
Real estate-mortgage	445	156	7,202	7,803
Commercial and industrial	14,656	1,859	450	16,965
Consumer	584	795	7,656	9,035

Totals	$37,639	$9,839	$24,757	$72,235

	Fixed Rate	Floating Rate	Total
Real estate-commercial	$12,343	$17,910	$30,253
Real estate-construction	—	8,179	8,179
Real estate-mortgage	1,245	6,558	7,803
Commercial and industrial	2,593	14,372	16,965
Consumer	8,658	377	9,035

Totals	$24,839	$47,396	$72,235

During 2003 average investment securities declined to $12.3 million from $13.2 million in 2002 because of maturities and redemptions (see Table 1). Funds from maturities and redemptions were re-invested into loans and the investment portfolio, but at lower current yields. The Bank’s investment portfolio strategy is to invest in securities with an average life of five years or less that provide cash flows to fund loan growth. Accordingly, the Bank increased its investment in mortgage-backed securities in 2003 compared to other categories of investment securities (see Table 5).

The carrying value of the Bank’s securities for each of the past two years is set forth below:

Table 5

Investment Portfolio

Year Ended December 31,

(Dollars in thousands)

	2003	2002
U.S. Treasury and government agency securities	$3,171	$4,854
State and political subdivisions	3,304	4,211
Mortgage-backed securities	5,976	5,943

Total investments	$12,451	$15,008

The Bank had no securities of any one issuer that exceeded 10% of stockholders’ equity.

The maturities at carrying value, in thousands, and weighted average yields of securities at December 31, 2003 are set forth below:

Table 6

Analysis of Investment Yields and Maturities

December 31, 2003

(Dollars in thousands)

	One year or less		Over one year through five years		Over five years through ten years		Over ten years		Total
	Amount	Yield	Amount	Yield	Amount	Yield	Amount	Yield	Amount	Yield
U.S. Treasury and government agency securities	$389	6.77%	$1,033	3.74%	$1,749	3.71%	$—	0.00%	$3,171	4.09%

State and political subdivisions	155	5.73%	1,320	5.49%	1,045	6.07%	784	6.48%	3,304	5.92%

Mortgage-backed securities	10	6.97%	727	3.75%	2,494	4.48%	2,745	4.31%	5,976	4.32%

Totals	$554		$3,080		$5,288		$3,529		$12,451

Yields are stated on a tax-equivalent basis.

Similar to 2003, interest income on investment securities in 2002 was lower due to both lower average volume and yields (see Table 2). Maturities and redemptions totaled $6.3 million in 2002, excluding proceeds from sales of available-for-sale securities. These funds were reinvested into the investment portfolio at generally shorter terms and lower interest rates. Additionally, the Bank sold $1.4 million of available-for-sale investment securities in 2002 to increase earnings and to replace long-term, low yielding securities for securities with shorter terms such as U.S. government agency securities and mortgage-backed securities.

Average Federal funds sold increased in 2003 as a result of the growth of deposits, the maturities and redemptions of investment securities and a slowdown in lending in the fourth quarter of 2003 (see Table 1). Yields on Federal funds sold were lower in 2003 as a result of a one-half percent decrease in November 2002 and a one-quarter percent decrease in June 2003.

Federal funds sold, on average, increased in 2002 from deposit growth and maturities and redemptions of investment securities. Yields on Federal funds sold remained stable until November 2002 when the rate decreased by one-half of one percent. This decline prompted a reduction in Federal Funds sold at the end of the year.

Interest bearing time deposits with other financial institutions increased in 2003 and 2002 as an alternative to Federal funds sold. Generally, the Bank invests in such earning assets for periods of up to two years as an alternative to Federal funds sold and investment securities. Amounts invested do not exceed the FDIC deposit insurance limit of $100,000.

Interest-Bearing Liabilities and Interest Expense

Deposits continue to grow as a result of the Bank’s business development activities, which emphasize relationship banking. In addition, the Encinitas branch office, which opened in June 2002, expanded the Bank’s market area and provided further opportunities for growth. Other factors such as the Bank’s local decision-making and involvement in local community activities have helped attract new customers.

Table 7 shows the average amount of and average rate paid on selected deposit categories as of December 31 for each of the past two years:

Table 7

Analysis of Average Deposits

Year Ended December 31,

(Dollars in thousands)

	2003		2002
	Amount	Rate	Amount	Rate
Noninterest-bearing	$28,456		$23,055
Interest checking	5,985	0.21%	5,681	0.43%
Savings deposits	27,760	0.78%	26,672	1.23%
Time deposits < $100,000	13,228	2.02%	10,271	2.81%
Time deposits > $100,000	13,697	2.18%	7,909	2.79%

Total deposits	$89,126		$73,588

In 2003, interest expense was lower as a result of lower interest rates paid, despite an increase in average deposits. The average rate on interest-bearing liabilities declined from 1.71% in 2002 to 1.31% in 2003 (see Table 1). On the other hand, average deposits increased in 2003, notably noninterest-bearing demand deposits and time deposits of $100,000 or more (see Table 7). Noninterest-bearing demand deposits increased in connection with the Bank’s lending and business development efforts. Time deposits increased as deposits sought higher interest rates that were available compared to money market and other types of deposits.

Interest expense was also significantly lower in 2002 compared to 2001 as a result of lower interest rates paid. Nonetheless, average deposits increased $7.5 million or 11% overall. Average noninterest-bearing demand deposits increased 16%. Average savings deposits, which include money market accounts, increased slightly while the average rate decreased by more than one-half from 2.71% to 1.23%. Average time deposits increased 34% while the average rate declined.

Table 8 summarizes the maturities of time deposits of $100,000 or more:

Table 8

Maturity of Time Deposits of $100,000 or More

As of December 31,

(Dollars in thousands)

	2003	2002
Three months or less	$6,429	$5,705
Over three through six months	4,196	2,587
Over six through 12 months	2,673	2,385
Over 12 months	209	—

Totals	$13,507	$10,677

Provision for Loan Losses

The provision for loan losses is based on management’s assessment of various factors affecting the allowance for loan losses including, but not limited to, current and future economic trends, historical loan losses, delinquencies, underlying collateral values, as well as current and potential risks identified in the loan portfolio.

In 2003 and 2002, favorable local economic conditions and conservative underwriting have resulted in few loan losses (see Table 9). During 2003, the Bank had a $96,000 charge off, representing the non-guaranteed portion of three SBA loans granted to one borrower who filed bankruptcy. At December 31, 2003, there were no non-performing loans (loans that are 90 days or more past due or on non-accrual status) and loans past due 30 to 89 days totaled $30,000. Consequently, the provision for loan losses increased only as a result of loan growth. The allowance for loan losses to total loans ratio increased to 1.07% at December 31, 2003 from 1.00% at December 31, 2002.

The Bank’s loan loss experience for each of the past two years is as follows:

Table 9

Analysis of Allowance for Loan Losses

Year Ended December 31,

	2003	2002
Balance at beginning of year	$646,000	$459,000

Charge-offs:
Real estate-commercial	—	—
Real estate-construction	—	—
Real estate-mortgage	—	—
Commercial and industrial	(96,000)	—
Consumer	—	—

Total charge-offs	(96,000)	—

Recoveries:
Real estate-commercial	—	—
Real estate-construction	—	—
Real estate-mortgage	—	—
Commercial and industrial	6,000	—
Consumer	—	7,000

Total recoveries	6,000	7,000

Net charge-offs	(90,000)	7,000
Provision for loan losses	218,000	180,000

Balance at end of year	$774,000	$646,000

Allowance for loan losses to total loans at end of year	1.07%	1.00%
Net charge-offs to average loans	0.13%	(0.01)%

The Bank’s allocation of the allowance for loan losses as of December 31 for each of the past two years is:

Table 10

Allocation of the Allowance for Loan Losses

(Dollars in thousands)

	2003		2002
	Amount	Percent of loans to total loans	Amount	Percent of loans to total loans
Real estate-commercial	$231	42%	$209	40%
Real estate-construction	68	11%	21	3%
Real estate-mortgage	41	11%	40	17%
Commercial and industrial	148	23%	178	27%
Consumer	47	13%	46	13%
Unallocated	239	N/A	152	N/A

Totals	$774	100%	$646	100%

Noninterest Income

Customer service charges increased in 2003 as a result of the growth of business account services, higher fees, increased activity related to checks drawn on non-sufficient funds (“NSF” fees) and higher Internet banking revenue due to the more customers utilizing Internet banking services. The Bank evaluates the amount of its customer service charges in relation to competition on an annual basis, as a result of which the Bank increased its NSF, stop payment and safe deposit box fees in July 2003.

Customer service charges were slightly lower in 2002 because of lower charges for NSF fees. The Bank did not increase per account service charges in 2002. In addition, some revenue was lost due to the closure of the Lakeside, Pine Valley, Campo and Jamul offices in late 2001.

Because of favorable economic conditions and historically low interest rates, the Bank increased its sales of SBA and first trust deed SFR real estate mortgage loans in 2003. In 2003 and 2002, the Bank sold the guaranteed portion of SBA loans at a premium that resulted in gains of $281,000 and $120,000, respectively. The Bank sold first trust deed SFR real estate loans under the Freddie Mac program at a premium that resulted in gains of $144,000 and $44,000 in 2003 and 2002, respectively.

In 2002 the Bank elected to sell $1.4 million of available-for-sale investment securities, which resulted in a gain of $16,000. This sale was undertaken to improve earnings and to replace long-term, low yielding securities for other securities with shorter terms such as U.S. government agency securities and mortgage-backed securities with shorter average lives or balloon payment features. Also, in 2002 the Bank sold an automobile for a gain of $2,000.

Other income increased in 2003 primarily as a result of increased servicing fees on sold SBA loans and earnings from the increased cash surrender value of life insurance purchased in late 2002 as part of the Bank’s obligation under the salary continuation plan for the Bank’s President and Chief Executive Officer.

Noninterest Expense

Salaries and employee benefits increased 16% in 2003 and 11% in 2002 as a result of staff increases for the Encinitas office and the SBA department, as well as pay increases and promotions granted to staff members for improved performance. The Bank adopted a salary continuation plan for the Bank’s President and other incentive programs in late 2002, including a senior management incentive plan. Further, the Bank has experienced significantly higher workers’ compensation insurance costs in 2003 due primarily to a declining competitive environment among insurers in California.

Occupancy expenses increased 14% in 2003 as a result of a full year’s rent and other occupancy costs primarily related to the Encinitas office, which opened in June 2002. Also, real estate taxes and insurance costs were higher in 2003 due to the purchase of the facility at 368 Broadway, El Cajon. This facility was purchased in April 2003 and is now undergoing renovation. The plan is for the newly renovated office to be opened in April 2004.

Occupancy expenses increased 16% in 2002 compared to 2001 due to the additional rent expense for the Santee and Encinitas offices. The Bank sold the Santee office property in December 2001 under a sale-leaseback transaction realizing a net gain of $328,000 that is being amortized over the life of the lease as a reduction of rent and the Encinitas office lease began June 1, 2002.

Furniture and equipment expense decreased 7% in 2003 compared to 2002 as a result of lower depreciation and maintenance costs. The overall cost of furniture and equipment declined by $104,000 in 2003 because several pieces of equipment, especially computer equipment purchased in prior years, became fully depreciated and were disposed of.

In 2002, furniture and equipment expense remained the same as 2001. Although the Bank opened the Encinitas office and incurred additional furniture and equipment expense, the cost savings from closing the four offices in 2001 offset the added expense.

Table 11 sets forth the major categories of other operating expenses for the last two years:

Table 11

Other Operating Expenses

Year Ended December 31,

(Rounded to the nearest thousand)

	2003	2002
Promotional expense	$114,000	$88,000
Professional services	397,000	401,000
Data processing	304,000	273,000
Telephone and postage expenses	124,000	115,000
Office supplies	69,000	70,000
Director and stockholder expenses	132,000	116,000
Other expenses	57,000	31,000

Totals	$1,197,000	$1,094,000

In 2003 other operating expenses increased 9% due to increases in promotional and business development expenses, higher data processing and director and stockholder expenses (see Table 11). Promotional and business development expenses were increased to support the growth of the Bank. Data processing expense increased as a result of the Bank’s growth and the increased use of information technology related services such as Internet banking services. Director fees were higher due to the addition of M. Faye Wilson to the Board of Directors in August 2003. Stockholder expenses increased due primarily to the increased cost of postage and other costs related to stockholder communications. Other expenses increased in 2003 due to the general growth and expanded operations of the Bank.

In 2002 other operating expenses decreased due to a reduction in professional services, which included legal expenses that were lower due to litigation that was settled in late 2001. In addition, other expenses such as telephone, postage, office supplies, and miscellaneous other expenses decreased in 2002 as a result of improved expense control measures and automation. Data processing expenses increased, however, as a result of new services such as Internet banking, which was introduced in mid-2001, and as a result of the general growth of the Bank. Director and stockholder expenses increased due to higher director fees and increased costs related to stockholder communications.

Income taxes increased in 2003 and 2002 as a result of higher pre-tax income. The effective tax rate in 2003 decreased to 35.5% compared to 36.9% in 2002 (see Note 8 to the Financial Statements). Over the past two years, fully taxable income has increased while tax exempt income declined from 4.4% of pre-tax income in 2002 to 3.0% in 2003. However, in 2003 there was a tax savings of $19,000 as a result of other permanent differences.

Liquidity Management

Liquidity management seeks to ensure that the Bank’s cash flows are adequate to meet the deposit withdrawal and credit needs of its customers, as well as the other commitments of the Bank. Through its branch offices, the Bank maintains and develops a core deposit base that funds the Bank’s liquidity needs. Since the Bank’s customers are primarily small businesses and consumers, its deposit base is considered less sensitive to changes in interest rates or business and economic cycles.

Funds are held in cash and cash equivalents, which are comprised of cash and demand balances held at correspondent banks plus Federal funds sold. Federal funds sold are for one-day periods. Cash and cash equivalents increased to $12.3 million at December 31, 2003 compared to $7.4 million at December 31, 2002.

The only restriction on the Bank’s cash and cash equivalents is a $50,000 compensating balance arrangement with the Federal Reserve Bank. The Bank, however, maintains nominal compensating balances with correspondent banks to partially offset account charges.

Short-term securities classified as available-for-sale provide a secondary source of liquidity because these securities can be sold at any time, if necessary. The fair value of available-for-sale securities at December 31, 2003 and 2002 was $9.1 million and $10.2 million, respectively.

The Bank is a member of the Federal Home Loan Bank of San Francisco and is approved to borrow, subject to certain collateral pledging requirements, up to 25% of total assets or 20 times the Bank’s investment in Federal Home Loan Bank stock, whichever is less. As of December 31, 2003, based on the Bank’s investment in Federal Home Loan Bank stock of $180,200, the Bank had additional borrowing capacity of $1,064,000 for periods of up to five years without restrictions. The Bank intends to use this facility, as the need arises, to improve liquidity and asset/liability management.

As an additional source of short-term liquidity, the Bank maintains lines of credit with correspondent banks for the purchase of overnight funds totaling $3.0 million. These lines are subject to availability of funds. Historically, the Bank has used its borrowing capabilities infrequently.

Capital

Under the Federal banking agencies’ regulatory requirements, the Bank is “well capitalized.” Table 12 shows the regulatory minimum ratios for a well capitalized bank compared to the Bank’s Tier 1 risk-based capital and total risk-based capital ratios at December 31, 2003 and 2002, respectively. For a discussion of capital ratio calculations and the “prompt corrective action” regulations, see “Risk-Based Capital Guidelines” and “Enforcement Powers—Corrective Measures for Capital Deficiencies” under Part I, Item 1.

Table 12

Risk-Based Capital

As of December 31,

(Dollars in thousands)

	Actual		For Capital Adequacy Purposes			To Be Well Capitalized Under Prompt Corrective Action Provisions
2003	Amount	Ratio	Amount	Ratio		Amount	Ratio
Total Capital (to risk-weighted assets)	$9,039	10.9%	$6,673	≥	8.0%	$8,341	≥	10.0%
Tier 1 Capital (to risk-weighted assets)	$8,265	9.9%	$3,337	≥	4.0%	$5,005	≥	6.0%
Tier 1 Capital (to average assets)	$8,265	7.9%	$4,162	≥	4.0%	$5,203	≥	5.0%

	Actual		For Capital Adequacy Purposes			To Be Well Capitalized Under Prompt Corrective Action Provisions
2002	Amount	Ratio	Amount	Ratio		Amount	Ratio
Total Capital (to risk-weighted assets)	$7,959	12.1%	$5,284	≥	8.0%	$6,605	≥	10.0%
Tier 1 Capital (to risk-weighted assets)	$7,313	11.1%	$2,642	≥	4.0%	$3,963	≥	6.0%
Tier 1 Capital (to average assets)	$7,313	8.3%	$3,531	≥	4.0%	$4,414	≥	5.0%

At December 31, 2003, the Bank had warrants outstanding for the purchase of 58,077 shares of common stock at an exercise price of $10.88 per share. The warrants were initially exercisable from November 17, 2003 to February 16, 2004, but on February 5, 2004, the Board of Directors extended the warrant exercise period to March 12, 2004. As of March 12, 2004, warrants to purchase 54.105 shares had been exercised as a result of which the Bank received net proceeds of $555,000. The remaining unexercised warrants subsequently expired.

On September 14, 2002, the board of directors declared a 5% stock dividend that was paid on October 22, 2002. No dividends were declared in 2003.

Share amounts with respect to warrants in the preceding discussion have been adjusted for the 5% stock dividend declared by the board of directors on April 28, 2004 to shareholders of record on May 4, 2004 and paid on May 18, 2004.

Table 13 sets forth certain information regarding returns on the Bank’s average assets and average equity, its dividend payout ratio and its ratio of equity to assets for the last two years ended December 31:

Table 13

	2003	2002
Return on average assets	0.75%	0.62%
Return on average equity	9.38%	7.02%
Dividend payout ratio	0.00%	0.00%
Equity to assets	8.10%	8.78%

Risk Management

Risk management is an important part of the Bank’s operations and a key element of its overall financial results. The OCC, in recent years, has emphasized appropriate risk management, prompting banks to have adequate systems to identify, monitor and manage risks. The Bank monitors its business activities and applies various strategies to manage the risks to which it is exposed. Credit and interest rate risks are two areas of particular concern.

Credit risk. Credit risk arises as a result of the Bank’s lending activities. To manage this risk, the Bank practices sound, conservative lending, employs frequent monitoring procedures, and takes prompt corrective action when necessary. The Bank employs a risk rating system that identifies the overall potential amount of risk inherent in the loan portfolio. This monitoring and rating system is designed to help management determine current and potential problems so that corrective actions can be taken promptly.

The accrual of interest income on loans is discontinued if as a result of management’s evaluation of the loan portfolio it determines that the borrower’s ability to meet contractual principal and/or interest obligations is doubtful. When the accrual of interest is discontinued, interest credited to income in the current year is reversed, and interest accrued in prior years is charged against the current year’s income. Thereafter, interest income is not recognized until such loans become current as to principal and interest and management expects future payments to be made on schedule.

The amount of past due loans has declined substantially over the past two years to where there are no loans either contractually past due 90 days or more, or on nonaccrual status.

The amount of the Bank’s other real estate owned generally reflects several factors including local economic conditions, its real estate secured loan delinquency rates, foreclosure rates, and its ability to sell properties without significant losses. Due to improvement in all of these factors, the Bank has no other real estate owned.

Interest rate risk. The Bank monitors and evaluates its interest rate risk position on a quarterly basis using traditional gap analysis, earnings at risk analysis and economic value at risk analysis under 100 and 200 basis point change scenarios. Each of these analyses measures different interest rate risk factors inherent in the balance sheet. Traditional gap analysis, although not a complete view of these risks, provides a fair representation of the current interest rate risk exposure of the Bank. Traditional gap analysis calculates the dollar amount of mismatches between assets and liabilities, at certain time periods, whose interest rates are subject to repricing at their contractual maturity date or repricing period.

Table 14 shows the maturity and repricing of assets and liabilities and the amount of stockholders’ equity at December 31, 2003.

Table 14

Interest Rate Sensitivity

As of December 31, 2003

(Dollars in thousands)

Repricing interval	Less than 3 months	3 months to 1 year	1 to 5 years	Over 5 years	Non-rate sensitive	Total
Deposits with financial institutions	$2,799	$1,179	$198	$—	$—	$4,176
Federal funds sold	9,110	—	—	—	—	9,110
Investment securities	497	1,469	7,840	2,645	—	12,451
Investment in Federal Reserve Bank and Federal Home Loan Bank stock	—	—	—	393	—	393
Loans, net	24,338	13,128	9,794	24,643	(774)	71,129
All other assets	—	—	—	—	6,769	6,769

Totals	$36,744	$15,776	$17,832	$27,681	$5,995	$104,028

Non-interest bearing deposits	$—	$—	$—	$—	$31,823	$31,823
Savings deposits	593	2,373	8,900	—	—	11,866
Money market deposits	16,725	5,575	—	—	—	22,300
Time deposits under $100,000	5,795	5,681	1,215	—	—	12,691
Time deposits of $100,000 or more	6,429	6,869	209	—	—	13,507
Other borrowed funds	500	750	1,290	—	—	2,540
All other liabilities	—	—	—	—	874	874
Stockholders’ equity	—	—	—	—	8,427	8,427

Totals	$30,042	$21,248	$11,614	$—	$41,124	$104,028

Period gap	$6,702	$(5,472)	$6,218	$27,681	$(35,129)
Cumulative gap	$6,702	$1,230	$7,448	$35,129
Cumulative rate sensitive gap %	7%	1%	8%	39%

All amounts are reported at their contractual maturity or repricing periods. For purposes of this analysis, savings, NOW and money market deposits, which have no stated maturity, are repriced at the discretion of management. In management’s view, they tend to reprice gradually over a two year period.

Table 14 gives an indication of the affect that changing interest rates may have on the Bank’s net interest income. However, other factors such as prepayments on loans and investments, and the timing and amount of discretionary interest rate changes on deposits can also affect net interest income. Accordingly, the Bank continues to manage its assets and liabilities to minimize the effects of changing interest rates on net interest income.

At December 31, 2003 the Bank had a positive cumulative gap of $6.7 million or 7% of total assets in the period of less than three months, which decreases to $1.2 million or 1% of total assets at one year. The Bank’s objective is to reduce the gap between rate sensitive assets and liabilities to minimize to affect on net interest income. Management considers the gap position at December 31, 2003 to be acceptable and believes it will not have a material adverse effect on net interest income in 2004.

Off-Balance Sheet Arrangements

The Bank is a party to financial instruments with off-balance sheet risk in the normal course of business to meet the financing needs of its customers. These financial instruments include commitments to extend credit, standby letters of credit and commercial letters of credit, all of which involve, to varying degrees, elements of credit and interest rate risk in excess of amounts recognized in the statements of financial condition. At December 31, 2003, the contractual or notional amounts of financial instruments having credit risk in excess of that reported in the statement of financial condition were $20.0 million and $576,000 as to commitments to extend credit and standby letters of credit, respectively. For additional information regarding the Bank’s off-balance sheet arrangements, see Note 10 to the Financial Statements included in Item 7.

ITEM 7. FINANCIAL STATEMENTS

The financial statements required by this item are set forth at the pages indicated in Item 13(a).

ITEM 8. CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL DISCLOSURE

On March 24, 2004, the Audit Committee, with the approval and concurrence of the Board of Directors, decided to terminate J.H. Cohn LLP as the independent registered public accounting firm of the Bank and to engage Vavrinek, Trine, Day and Co., LLP. As of March 29, 2004, Vavrinek, Trine, Day and Co., LLP has accepted the new engagement. The report of J.H. Cohn LLP on the Bank’s financial statements has neither contained an adverse opinion nor disclaimer of opinion, nor has it been modified as to uncertainty, audit scope or accounting principles for either of the past two years. The change in accountants was not due to any disagreement with J.H. Cohn LLP of any kind, but was made following a bid process.

ITEM 8A. CONTROLS AND PROCEDURES

Under the supervision and with the participation of management, including the Bank’s principal executive officer and principal financial officer, the Bank has evaluated the effectiveness of its disclosure controls and procedures as of the end of the period covered by this Annual Report on Form 10-KSB. Based on that evaluation, the Bank’s principal executive officer and principal financial officer have concluded that these controls and procedures are effective in all material respects, including those to ensure that information required to be disclosed in reports filed or submitted under the Securities Exchange Act is recorded, processed, summarized and reported, within the time periods specified in the OCC’s rules and forms, and is accumulated and communicated to management, including the principal executive officer and the principal financial officer, as appropriate, to allow for timely decisions regarding required disclosure.

There were no changes to the Bank’s internal controls over financial reporting that occurred during its most recently completed fiscal quarter that materially affected, or is reasonably likely to materially affect, its internal control over financial reporting.

PART III

ITEM 9. DIRECTORS, EXECUTIVE OFFICERS AND CONTROL PERSONS

The following table sets forth certain information regarding the directors and executive and other officers of the Bank. Except for M. Faye Wilson, who was appointed to the Board of Directors on August 27, 2003, each of the directors listed below was elected to the Board of Directors at the Bank’s Annual Stockholders’ Meeting held on May 21, 2003, to serve until the Bank’s next Annual Meeting of Stockholders, currently scheduled to be held on May 26, 2004 and until his successor is elected and qualified.

Name and Title	Age	Year First Elected or Appointed(1)
Arthur F. Butler, Jr., Vice Chairman of the Board of Directors	70	1999

Paul M. Cable, Executive Vice President and Chief Financial Officer	54	1999

Philip A. Chapman, Executive Vice President and Chief Credit Officer	54	1996

Duane K. Dubbs II, Director	61	1999

Bruce A. Ives, President, Chief Executive Officer and Director	39	1999

Donald B. Jennings, Director	69	2001

Richard S. Levenson, Director	40	2000

Thomas A. Page, Chairman of the Board of Directors	71	1999

James P. Salvatore, Director	61	1984

Ernest W. Shaw, M.D., Secretary and Director	82	1997

Denis K. Vanier, Director	61	1984

M. Faye Wilson, Director	66	2003

(1)	Directors serve for a term of one year. Executive officers serve at the pleasure of the Board of Directors.

Business Experience and Background of Directors and Executive Officers

Arthur F. Butler, Jr. is the Bank’s Vice Chairman of the Board of Directors. Mr. Butler is a former director and Executive Vice President of Grossmont Bank, where he worked since 1972. Before joining Grossmont Bank, he was Vice President of 1st National Bank of San Diego. Mr. Butler is currently a member of the finance and audit committees of the San Diego Hospital Association for Sharp HealthCare. He is currently a member of the La Mesa Lions Club and a director of the East County Boys and Girls Club. He is a former officer of the La Mesa Chamber of Commerce.

Paul M. Cable is the Bank’s Executive Vice President and Chief Financial Officer. He has 28 years of experience in banking as a Chief Financial Officer, Controller and Auditor. From 1995 until Mr. Cable joined the Bank in 1999, he was Senior Vice President and Chief Financial Officer of Valle de Oro Bank, N.A.

Philip A. Chapman is the Bank’s Executive Vice President and Chief Credit Officer. Mr. Chapman has more than 30 years experience in the banking industry. Before joining the Bank, he was Vice President of City National Bank and Senior Vice President in Loan Review of First National Bank. Mr. Chapman was also with Security Pacific National Bank (now Bank of America) for 10 years, where he served as a Vice President in commercial lending, regional loan supervision and loan review, and for six years with United California Bank as Operations Manager.

Duane K. Dubbs II is a director of the Bank. He founded Windmill Construction Co. Inc. in 1973, which is involved exclusively with projects in eastern San Diego County. He also owns Duane K. Dubbs Construction, a business he founded in 1969, Lakeside Investment Limited and Sudawn Construction Company, businesses he started in 1981 and 1985, respectively. He is currently a board member of the Lakeside Design Review Board and a former board member of the East County Business Council and Boys and Girls Club of Lakeside.

Bruce A. Ives is the Bank’s President, Chief Executive Officer and a director. Before joining the Bank, from 1996 to 1999, Mr. Ives was Senior Vice President and Regional Manager for Scripps Bank’s North County Coastal Region. He also served as Vice President and Group and Regional Manager of the former First Interstate Bank from 1994 to 1996. Mr. Ives is a board member of the East County Boy’s and Girl’s Club and incoming President of the San Diego State Alumni Association.

Donald B. Jennings is a director of the Bank. Mr. Jennings is the President of D.B. Jennings, Inc., an investment management firm, he established in 1988.

Richard S. Levenson is a director of the Bank. Mr. Levenson is the Senior Vice President of Western Financial Corporation, a registered broker-dealer and member of the National Association of Securities Dealers, Inc. Before joining Western Financial Corporation in 1988, Mr. Levenson managed over $40 million in equity securities and options for a private investor.

Thomas A. Page is Chairman of the Board of Directors. Mr. Page is also a director of Leap Wireless, SYS Technologies and Exten Industries. He is the former Chairman of the Board of Enova Corporation and San Diego Gas and Electric Company.

James P. Salvatore is a director of the Bank. He is the owner and president of James P. Salvatore Construction, Sal’s Plumbing and Hardware and Sal’s Ace Hardware. He is also president of Canyon Oaks Unlimited and The Original Old Town Ramona Antique Fair, positions he has held since 1991 and 1996, respectively. Mr. Salvatore is a general building contractor and a member of several construction and related industry associations.

Ernest W. Shaw, M.D. is the Secretary and a director of the Bank. Mr. Shaw is a retired physician. He is currently a Clinical Professor of Cardiology at the University of California, San Diego. He is a member of the La Mesa Lions Club.

Denis K. Vanier is a director of the Bank. Since 1993, Mr. Vanier has served as President of Vanier Industries, Inc., a real estate asset management firm. He also serves as Chairman and Chief Executive Officer of Kieran Label Corp., positions he has held since 1998. Mr. Vanier has been involved with real estate development and asset management since 1961.

M. Faye Wilson is a director of the Bank. Before retiring in 2003, Ms. Wilson served as Senior Vice President, Risk Management of The Home Depot, Inc., which she joined fulltime in 1998. From 1977 to 1998, she held various senior management positions with Bank of America NT&SA and Security Pacific Financial Services, Inc., including serving as Executive Vice President of Bank of America NT&SA from 1991 through 1998, and Chairman and President of Security Pacific Financial Services, Inc. Ms. Wilson currently serves as a trustee on the board of the Neurosciences Research Foundation in San Diego, a trustee of the Trinity Board of

Visitors of Duke University, her alma mater, and is a director for the San Diego Opera. She was also a director of The Home Depot, Inc. from 1992 to 2001, and a director on the corporate board of Los Angeles-based Farmers Insurance Group from 1993 to 2001.

Committees of the Board of Directors

During 2003, the Board of Directors held 12 regular meetings and one organizational meeting. During 2003, the Chairman of the Board received a $500 monthly retainer and $300 for each regular and special board meeting attended, and each other Director received a $300 monthly retainer and $300 for each regular and special board meeting attended. In addition to meeting as an entire board, members of the Board of Directors also devote their time and talent to the Bank’s standing committees discussed below. During 2003, each Director received $200 for each committee meeting attended. Total director fees paid by the Bank in 2003 were $83,100.

Audit Committee. Directors Butler (chairman), Dubbs, Levenson, Page, Salvatore and Wilson serve on the Audit Committee. Messrs. Ives and Cable, and Barbara J. Mason, the Bank’s Operations Compliance Officer, are ex officio members. During 2003 the Audit Committee met on seven occasions. The Board of Directors has determined that Mr. Butler is an “audit committee financial expert” as defined under Item 401(e) of Regulation S-B and is independent as defined under applicable rules of the Securities and Exchange Commission and NASDAQ.

Loan Committee. Directors Butler, Dubbs, Ives, Jennings and Salvatore and Mr. Chapman (chairman), the Bank’s Chief Credit Officer, serve on the Loan Committee. The Loan Committee, which establishes credit policy and approves loans in excess of management’s internal limits, met twelve times during 2003.

Personnel and Compensation Committee. Directors Levenson, Page and Vanier (chairman) serve on the Personnel and Compensation Committee. The Personnel and Compensation Committee reviews the compensation plan for the Bank’s employees and makes recommendations to the Board of Directors with respect to salaries of executive officers of the Bank. The Personnel and Compensation Committee met on three occasions during 2003.

Asset/Liability and Investment Committee. Directors Ives, Jennings, Wilson and Messrs. Cable (chairman) and Chapman, the Bank’s Chief Financial Officer and Senior Credit Officer, respectively, serve on the Asset/Liability and Investment Committee. The Asset/Liability and Investment Committee reviews management’s adherence to asset/liability, investment and funds management policy and met on three occasions during 2003.

Nominating Committee. Directors Page, Ives and Shaw (chairman) serve on the Nominating Committee. The Nominating Committee recommends nominees for election to the Board of Directors. The Nominating Committee met on three occasions during 2003.

Code of Ethics.

The Bank has adopted a code of ethics that applies to the Bank’s Chief Executive Officer and Chief Financial Officer (the “Code of Ethics”). A copy of the Code of Ethics is filed as an exhibit to this Annual Report on Form 10-KSB.

ITEM 10. EXECUTIVE COMPENSATION

The following summary compensation table sets forth, for the last three completed fiscal years, the cash and certain other compensation paid by the Bank to its President and Chief Executive Officer, Mr. Ives, to its Executive Vice President and Chief Financial Officer, Mr. Cable, and to its Executive Vice President and Chief Credit Officer, Mr. Chapman.

Summary Compensation Table

	Annual Compensation ($)						Long-Term Compensation
Name and Principal Position	Year	Salary		Bonus			Securities Underlying Options (#)		All Other Compensation
Bruce A. Ives President/CEO	2003 2002 2001	$ $ $	138,450 130,000 124,600	$ $	25,264 10,885 -0	-	5,000 5,000 5,000		$ $ $	29,004 3,480 2,712	(1)

Paul M. Cable EVP/CFO	2003 2002 2001	$ $ $	104,400 102,100 98,850	$ $ $	12,632 4,192 2,500		2,500 2,500 -0	-	$ $ $	2,913 2,660 2,578	(2)

Philip A. Chapman EVP/CCO	2003 2002 2001	$ $ $	104,500 103,100 94,800	$ $ $	12,632 4,192 2,500		2,500 2,500 -0	-	$ $ $	1,787 1,638 1,511	(3)

(1)	Includes $21,288 accrued by the Bank for Mr. Ives’ Salary Continuation Agreement, group life insurance premiums of $195, bank owned life insurance policy premium of $3,744 and the Bank’s matching contributions to a 401(k) Plan in the amount of $3,777.
(2)	Includes group life insurance premiums of $108 and the Bank’s matching contributions to a 401(k) Plan in the amount of $2,805.
(3)	Includes group life insurance premiums of $102 and the Bank’s matching contributions to a 401(k) Plan in the amount of $1,685.

Employment Agreements

Employment Agreement with Bruce Ives. The Bank and Mr. Ives entered into an employment agreement dated September 1, 2001 (the “Agreement”). The Agreement is for a term of three years, although either party may terminate it at any time, and provides for a base annual salary of $130,000. The Agreement provides that for each year of the Agreement, Mr. Ives is to receive 5,000 option grants, granted on or before March 31 and at an option price equal to the market value as of such grant date. Under the Agreement, the Bank is to provide Mr. Ives with a leased automobile at a rate of not more than $500 per month, as well as payment of the automobile’s operating expenses including a liability insurance policy. The Agreement also provides for Mr. Ives’ membership in the San Diego Yacht Club and reimbursement of his reasonable and necessary business expenses.

In the event the Agreement is terminated for any reason other than for cause, Mr. Ives will receive a severance payment equal to 18 months of his base salary in effect at the time of termination, provided, however, that Mr. Ives is in compliance with certain other provisions of the Agreement. In the event of any merger or consolidation of the Bank where the Bank is not the surviving or resulting corporation, or upon transfer of all or substantially all of the Bank’s assets, and Mr. Ives is not retained by the surviving or resulting corporation in a position satisfactory to him, the Agreement provides that the Bank shall pay Mr. Ives a lump sum equal to 24 months of his then current base salary and all of his stock options become exercisable.

Salary Continuation Agreement and Split Dollar Agreement with Bruce Ives. The Bank and Mr. Ives entered into a Salary Continuation Agreement and Split Dollar Agreement (the “Salary Agreement”), dated December 31, 2002, under which, beginning upon his retirement at age 65, Mr. Ives will receive an annual payment of $167,342, payable in monthly installments for a period of 20 years. If Mr. Ives voluntarily retires prior to age 65 or is terminated for cause (as defined in the Salary Continuation Agreement) no benefit is payable. In the event that Mr. Ives is terminated involuntarily or due to disability, a lump sum benefit will be paid in an amount determined pursuant to the formulas specified in the Salary Continuation Agreement. In the event of a change in control of the Bank (generally defined as a change of 50% or more of the ownership of the Bank), followed by termination of Mr. Ives within 12 months other than due to death, disability or retirement, Mr. Ives will receive a termination benefit of $167,342. The Bank has obtained life insurance to meet its obligations under the Salary Continuation Agreement and the Split Dollar Agreement, including payment of a death benefit to Mr. Ives’ beneficiaries in the amount of $1,937,491 in the event Mr. Ives dies while in the active service of the Bank or after retirement and while receiving, waiting to receive or having received the normal retirement benefits under the Salary Continuation Agreement.

Senior Management Incentives

The Bank has adopted the 2002 Senior Management Incentive Compensation Plan (the “Incentive Plan”), a cash incentive plan for the Bank’s executive officers based on the Bank’s return on equity (“ROE”). For net ROE in excess of 8% above beginning equity, the following distribution applies:

Net ROE	Incentive Amount
8% to 10%	Incentive is 22.5% of amount over 8%;
10% to 12.5%	Incentive is 27.5% of amount over 10%;
12.5% to 15%	Incentive is 32.5% of amount over 12.5%;
Over 15%	Incentive is 37.5% of amount over 15%.

Two-thirds of the amount earned is currently payable to the executive officers at the rate of 50% to the President and 25% each to the Senior Credit Officer and the Chief Financial Officer. The remaining one-third is deferred and payable in the following year, subject to certain additional performance criteria including loan quality, loan loss levels and net income. The Bank expensed $44,000 and $17,000 in 2003 and 2002, respectively for payments under the Incentive Plan.

Stock Options

The Bank’s 1983 Stock Option Plan (the “Plan”) was adopted by stockholders on August 15, 1984. The Plan provided for the issuance of both “nonstatutory” and “incentive” stock options to full-time salaried employees of the Bank. The Bank’s stockholders adopted an amendment to the Plan on April 19, 1989, which provides for the granting of stock options to directors. The Plan terminated when the Bank converted to a national bank on June 5, 1998, and the outstanding options under the Plan were cancelled and replaced with new options under the 1998 Plan (described below). As a result of a decline in the price of the Bank’s stock, the newly issued options had lower exercise prices than those that had been outstanding under the Plan.

On October 21, 1998, the Board of Directors adopted the 1998 Stock Option Plan (the “1998 Plan”). The Bank’s stockholders approved the 1998 Plan on May 12, 1999. The purpose of the 1998 Plan is to secure for the Bank and its stockholders the benefits of incentives inherent in the ownership of common stock by those directors, key full-time officers and employees, and consultants of the Bank who share responsibility with the management of the Bank for the Bank’s future growth and success. Similar to the Plan, the 1998 Plan authorizes the granting options intended to qualify as “incentive” stock options under the Internal Revenue Code of 1986 (the “Code”) and “nonstatutory” stock options.

The 1998 Plan provides that incentive stock options and nonstatutory stock options representing a total of the lesser of 165,285 shares, adjusted for stock splits and dividends, or 30% of the issued and outstanding shares of common stock are available for grant to directors, full-time salaried officers and employees, and consultants of the Bank. The exercise price must be not less than 100% of the fair market value of the shares on the date of grant. However, an incentive stock option granted to an individual owning 10% or more of the Bank’s stock after such grant must have an exercise price of at least 110% of such fair market value in an exercise period of not more than five years. In all other cases, options are required to have an exercise period of not longer than ten years. No option may be granted for a term in excess of ten years. No incentive option may be granted to a director who is not otherwise eligible as a full-time officer or employee. The 1998 Plan is administered by the Board of Directors or by a committee appointed by the Board of Directors. The 1998 Plan provides for adjustment of the number of shares allocated and the exercise price per share of options already granted in the event of stock splits, stock dividends, mergers or other changes in the Bank’s capital structure. Options are not transferable other than by the laws of dissent and distributions. Options may not be exercised more than ninety days after termination of directorship or employment, except in the case of death or disability of an optionee. Options are not exercisable following the termination of directorship or employment of the optionee for cause, unless the Board of Directors reinstates such options.

The Board and shareholders adopted the 2003 Stock Plan (the “2003 Plan”) on March 26, 2003 and May 21, 2003, respectively, in order to make more options available for grants to the Bank’s directors, officers, employees and consultants. Similar to the 1998 Plan, the 2003 Plan provides for the grant of incentive stock options to employees and for the grant of nonstatutory stock options to directors, officers, employees and consultants (collectively, “Options”). Options, generally, vest no more quickly than as to one-third of the shares of stock subject to the Option in each of the first three years.

Incentive stock options granted under the 2003 Plan are intended to qualify as “incentive stock options” within the meaning of Section 422 of Code. Nonstatutory stock options granted under the 2003 Plan are not intended to so qualify. However, no person is eligible for the grant of an incentive stock option if, at the time of grant, such person owns stock constituting more than 10% of the total combined voting power of all classes of stock of the Bank unless the exercise price of such option is at least 110% of the fair market value of the common stock subject to the Option at the date of grant and the Option is not exercisable after the expiration of five years from the date of the grant.

Under the 2003 Plan, 126,630 shares of common stock may be issued pursuant to Options. If any Option expires or terminates, in whole or in part, without having been exercised in full, or if any unvested Option is forfeited, the stock not purchased under such Option will revert to and again become available for issuance under the 2003 Plan.

No Option is exercisable after the expiration of 10 years from the date it is granted. Generally, in the event an optionee’s continuous status as an employee, director or consultant is terminated other than for “cause” (as defined in the 2003 Plan), the optionee may exercise his or her Option (to the extent that the optionee was entitled to exercise it at the time of termination) but only within the earlier of (A) (i) the date three months after the termination of the optionee’s continuous status as an employee, director or consultant, or (ii) in the case of termination as a result of death or disability (as defined in the 2003 Plan), the date one year following the date of death or disability, or (B) the expiration of the term of the Option as set forth in the option agreement. However, in the event that the optionee’s continuous status as an employee, director or consultant is terminated for “cause,” the Option terminates as of the date the employee’s, director’s or consultant’s status terminates.

The exercise price of each Option will not be less than 100% of the fair market value of common stock on the date of grant. The purchase price of stock acquired pursuant to an Option must be paid in full at the time an Option is exercised and may be paid in cash, in common stock which, when added to the cash payment, if any, has an aggregate fair market value equal to the full amount of the exercise price of the Option being exercised or, under certain circumstances, by a promissory note. However, a consultant may not pay the purchase price of stock acquired pursuant to an Option by a promissory note.

In addition, an optionee has the right upon the exercise of an Option, to surrender for cancellation a portion of the Option to the Bank for the number of shares (the “Surrendered Shares”) being purchased by delivering to the Bank written instructions to apply the appreciated value (as defined in the 2003 Plan) of the Surrendered Shares as payment of the exercise price for shares subject to the Option that are being acquired upon the exercise of the Option.

Option Grants

The following table sets forth certain information concerning stock options granted to the named executive officers during the year ended December 31, 2003, pursuant to the 1998 Plan and 2003 Plan. No stock appreciation rights have been granted pursuant to the 1998 Plan, 2003 Plan or otherwise.

OPTION GRANTS IN LAST FISCAL YEAR

Individual Grants

Name	Number of Securities Underlying Options Granted		% of Total Options Granted to Employees in Last Fiscal Year	Exercise or Base Price ($/Share)	Expiration Date
Bruce A. Ives	5,000	(1)	34%	$17.00	September 30, 2013
Paul M. Cable	2,500	(2)	17%	$15.00	March 26, 2013
Philip A. Chapman	2,500	(2)	17%	$15.00	March 26, 2013

(1)	These options vest and become exercisable as to 20% on each anniversary.
(2)	These options vest and become exercisable as to 20% on each anniversary.

As of December 31, 2003, there were total options outstanding to purchase 144,026 shares of the Bank’s common stock. The following table sets forth information about the exercise of stock options and unexercised options of executive officers for the fiscal year ended December 31, 2003.

AGGREGATED OPTIONS EXERCISED IN LAST FISCAL YEAR

AND FISCAL YEAR-END OPTION VALUES

Name	Shares Acquired On Exercise		Value Realized		Number of Securities Underlying Unexercised Options at 12-31-03		Value of Unexercised In-the-Money Options At 12-31-03 (1)
					Exercisable	Unexercisable	Exercisable	Unexercisable
Bruce A. Ives	-0	-	-0	-	14,125	12,150	$109,375	$34,800
Paul M. Cable	-0	-	-0	-	9,345	6,805	$76,365	$33,185
Philip A. Chapman	1,500		$16,798		10,050	4,600	$108,200	$14,700

(1)	Based on a closing stock price of $17.00 per share as of December 31, 2003.

ITEM 11. SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information as of February 29, 2004 pertaining to beneficial ownership of the Bank’s common stock by persons known to the Bank to own five percent (5%) or more of such stock and all directors and executive officers of the Bank as a group. Management knows of no person who owns beneficially more than five percent (5%) of the outstanding common stock of the Bank, except Donald B. Jennings and Thomas A. Page. The information contained herein has been obtained from the Bank’s records and from information furnished directly by the individual or entity to the Bank. All shares are held with shared voting and investment power except as otherwise indicated. All addresses of directors and executive officers are in care of the Bank at 9955 Mission Gorge Road, Santee, California 92071. The term “executive officer” or “principal officer” refers to the President/Chief Executive Officer, the Executive Vice President/Chief Financial Officer, and the Executive Vice President/Chief Credit Officer of the Bank.

	Common Stock Beneficially Owned (1) On February 29, 2004
Name and Offices Held with Bank	Number of Shares	Percentage of Shares Outstanding (2)

Arthur F. Butler Jr., Director	16,598(3)	1.77%

Paul M. Cable, Executive Vice President and Chief Financial Officer	12,669(4)	1.35%

Philip A. Chapman, Executive Vice President and Chief Credit Officer	12,195(5)	1.30%

Duane K. Dubbs II, Director	45,025(6)	4.80%

Bruce A. Ives, Director, President and CEO	17,868(7)	1.89%

Donald B. Jennings, Director	70,107(8)	7.48%

Richard S. Levenson, Director	25,143(9)	2.68%

Thomas A. Page, Chairman of the Board	64,925(10)	6.92%

James P. Salvatore, Director	19,484(11)	2.07%

Ernest W. Shaw, M.D., Secretary and Director	31,523(12)	3.39%

Denis K. Vanier, Director	34,735(13)	3.70%

M. Faye Wilson, Director	3,045(14)	0.33%

Directors and Principal Officers as a group (12 persons)	353,317(15)	34.04%

(1)	More than one person may be the beneficial owner or possess certain attributes of beneficial ownership with respect to the same securities. Beneficial ownership includes shares held, directly or indirectly, beneficially or of record together with associates and includes shares held as trustee or as custodian for minor children, shares held in an individual retirement account or pension plan of which such person is sole beneficiary, and as to which such person has pass-through voting rights and investment power.
(2)	Shares of common stock issuable pursuant to options exercisable within sixty days of February 29, 2004 are deemed to be issued and outstanding and have been treated as outstanding in calculating the percentage ownership of those individuals possessing such interest.
(3)	Includes 7,194 shares of common stock held in a family trust, as to which Mr. Butler has shared voting and investment power in his capacity as trustee; and 9,404 shares of common stock acquirable upon exercise of stock options.
(4)	Includes 1,780 shares of common stock as to which Mr. Cable has sole voting and investment power; and 10,888 shares of common stock acquirable upon exercise of stock options.

(5)	Includes 565 shares of common stock as to which Mr. Chapman has sole voting and investment power; and 11,629 shares of common stock acquirable upon exercise of stock options.
(6)	Includes 28,277 shares of common stock as to which Mr. Dubbs has sole voting and investment power; 6,945 shares held in a partnership where Mr. Dubbs has shared voting power, 397 shares held by his spouse as to which Mr. Dubbs disclaims beneficial ownership, and 9,404 shares of common stock acquirable upon exercise of stock options.
(7)	Includes 3,036 shares of common stock as to which Mr. Ives has sole voting and investment power; and 14,831 shares of common stock acquirable upon exercise of stock options.
(8)	Includes 60,841 shares of common stock as to which Mr. Jennings has sole voting and investment power; and 9,266 shares of common stock acquirable upon exercise of stock options.
(9)	Includes 14,844 shares of common stock as to which Mr. Levenson has sole voting and investment power; 894 shares held by his spouse as to which Mr. Levenson disclaims beneficial ownership, and 9,404 shares of common stock acquirable upon exercise of stock options.
(10)	Includes 55,520 shares of common stock held in a family trust, as to which Mr. Page has shared voting and investment power in his capacity as trustee, and 9,404 shares of common stock acquirable upon exercise of stock options.
(11)	Includes 8,820 shares of common stock as to which Mr. Salvatore has sole voting and investment power; and 10,664 shares of common stock acquirable upon exercise of stock options.
(12)	Includes 29,423 shares of common stock as to which Dr. Shaw has sole voting and investment power; and 2,100 shares of common stock acquirable upon exercise of stock options.
(13)	Includes 12,227 shares of common stock as to which Mr. Vanier has sole voting and investment power; 11,387 shares as to which Mr. Vanier has shared voting and investment power; 1,212 shares acquirable upon the exercise of common stock warrants; and 9,908 shares of common stock acquirable upon exercise of stock options.
(14)	Includes 2,625 shares of common stock acquirable upon exercise of stock options.
(15)	Includes 109,527 shares of common stock acquirable by the directors and principal officers of the Bank upon exercise of stock options.

Securities Authorized For Issuance Under Equity Compensation Plans

The Bank’s security holders have previously approved the Bank’s 2003 and 1998 Stock Option Plans (collectively, the “Plans”). The Bank has no compensation plans not previously approved by security holders. The following table sets forth certain information concerning aggregate stock options, warrants and rights authorized for issuance under the Plans as of December 31, 2003:

EQUITY COMPENSATION PLAN INFORMATION

AT DECEMBER 31, 2003

(a)	(b)	(c)
Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights	Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights	Number of Securities Remaining Available for Future Issuance Under the Plans (Excluding Securities Reflected in Column (a))
144,026	$11.07	131,020

ITEM 12. CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Many of the directors, officers and employees of the Bank, and companies with which they are associated, have and will continue to have banking transactions with the Bank in the ordinary course of business. It is the firm policy of the Board of Directors that any loans and commitments to lend included in such transactions will be made in accordance with all applicable laws and on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other persons of similar creditworthiness, and which do not involve more than the normal risk of collectability.

No loans were made to executive officers within the last two years and no such loans are currently outstanding other than a home equity loan in the amount of $150,000 granted to the parents of Mr. Ives, the Bank’s President and Chief Executive Officer. The following table sets forth currently outstanding loans granted to directors during fiscal 2003 and 2002:

Name of Director	Loans in Fiscal Year 2003	Loans in Fiscal Year 2002
Duane K. Dubbs, II	$748,000	$1,020,000
James P. Salvatore	1,013,000	1,050,000
Ernest W. Shaw, M.D.	230,000	—
Denis K. Vanier	260,000	265,000

Totals	$2,251,000	$2,335,000

Mr. Levenson, a director, serves as Senior Vice President of Western Financial Corporation. Western Financial Corporation, a registered broker-dealer and member of the National Association of Securities Dealers, Inc., purchases shares of the Bank’s common stock for the Bank’s 401(k) Plan.

ITEM 13. EXHIBITS AND REPORTS ON FORM 8-K

(a) (1) Financial Statements

The financial statements of the Bank are included herein as required under Item 7 of this Annual Report on Form 10-KSB. See Index to Financial Statements on page 48.

(2) Financial Statement Schedules

All financial statement schedules have been omitted since the information is either not applicable or required, or is included in the financial statements or notes thereof.

(3) Exhibits

The exhibits are listed on the Exhibit Index immediately following the section entitled “Supplemental Information to be Furnished With Reports Filed Pursuant to Section 15(d) of the Exchange Act By Non-reporting Issuers,” below.

(b) Reports on Form 8-K

No reports on Form 8-K were filed during the fourth quarter of 2003.

ITEM 14. PRINCIPAL ACCOUNTANT FEES AND SERVICES

The following table presents fees for professional audit services rendered by J.H. Cohn LLP for the audit of the Bank’s annual financial statements for the years ended December 31, 2003 and 2002, and fees billed for the other services rendered by J.H. Cohn LLP during those periods.

	December 31,
	2003	2002
Audit Fees	$46,500	$38,360
Tax Fees	4,000	5,000

Audit Fees consist of amounts billed for professional services rendered by J.H. Cohn LLP for the audit of the Bank’s annual financial statements and the reviews of the financials statements included in the Bank’s Form 10 KSB and Forms 10-QSB for the applicable fiscal year. Tax Fees consist of the aggregate fees billed for professional services rendered by J.H. Cohn LLP for tax compliance, tax advice and tax planning.

Before J.H. Cohn LLP was engaged by the Bank to render services associated with the fees discussed above, the engagement was approved by the Audit Committee of the Board of Directors. The Audit Committee is of the opinion that the fees charged by J.H. Cohn LLP are consistent with J.H. Cohn LLP maintaining its independence from the Bank.

SIGNATURES

In accordance with Section 13 or 15(d) of the Exchange Act, the Bank has caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

Date: March 29, 2004	CUYAMACA BANK, N.A.

	By:	/s/ BRUCE A. IVES
Bruce A. Ives President & Chief Executive Officer

	By:	/s/ PAUL M. CABLE
Paul M. Cable Executive Vice President & Chief Financial Officer

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS that each person whose signature appears below constitutes and appoints Bruce A. Ives, Paul M. Cable, Thomas A. Page and Arthur F. Butler, Jr., and each of them, as his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this report, and to file the same with all exhibits thereto, and other documents in connection therewith, with the Office of the Comptroller of the Currency, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

In accordance with the Exchange Act, and the regulations of the Office of the Comptroller of the Currency, this report has been signed by the following persons in the capacities and on the dates indicated.

Signatures	Title	Date

/S/ THOMAS A. PAGE Thomas A. Page	Director and Chairman of the Board	March 29, 2004

/S/ ARTHUR F. BUTLER, JR. Arthur F. Butler, Jr.	Director and Vice Chairman of the Board	March 29, 2004

/S/ PAUL M. CABLE Paul M. Cable	Executive Vice President and Chief Financial Officer (principal financial officer and principal accounting officer)	March 29, 2004

/S/ DUANE K. DUBBS II Duane K. Dubbs II	Director	March 29, 2004

/S/ BRUCE A. IVES Bruce A. Ives	Director, President and Chief Executive Officer (principal executive officer)	March 29, 2004

Signatures	Title	Date

/S/ DONALD B. JENNINGS Donald B. Jennings	Director	March 29, 2004

/S/ RICHARD S. LEVENSON Richard S. Levenson	Director	March 29, 2004

/S/ JAMES P. SALVATORE James P. Salvatore	Director	March 29, 2004

/S/ ERNEST W. SHAW Ernest W. Shaw	Director	March 29, 2004

/S/ DENIS K. VANIER Denis K. Vanier	Director	March 29, 2004

/S/ M. FAYE WILSON M. Faye Wilson	Director	March 29, 2004

SUPPLEMENTAL INFORMATION TO BE FURNISHED WITH REPORTS FILED PURSUANT TO SECTION 15(d) OF THE EXCHANGE ACT BY NON-REPORTING ISSUERS

No annual report to security holders covering the Bank’s last fiscal year, and no proxy statement, form of proxy or other proxy soliciting material with respect to the Bank’s 2004 annual meeting of security holders, has yet been sent to the Bank’s security holders. Such annual report and proxy materials will be furnished to the Bank’s security holders subsequent to the filing of this Annual Report on Form 10-KSB, and copies of such annual report and proxy materials will be furnished to the OCC when sent to the Bank’s security holders in compliance with the requirements of Form 10-KSB under the Exchange Act.

CUYAMACA BANK, N.A.

EXHIBIT INDEX

Exhibit No.	Description	Page
3(i)	Articles of Association of Cuyamaca Bank, N.A. (incorporated by reference to Exhibit 3(i) to Pre-Effective Amendment Number 1 to the Registration Statement on Form SB-2 filed with the OCC on October 19, 2000)

3(ii)	Bylaws of Cuyamaca Bank, N.A. (incorporated by reference to Exhibit 3(ii) to the Registration Statement on Form SB-2 filed with the OCC on September 19, 2000)

4.1	Form of Common Stock Certificate (incorporated by reference to Exhibit 4.1 to the Registration Statement on Form SB-2 filed with the OCC on September 19, 2000)

4.2	Form of Warrant Agreement (incorporated by reference to Exhibit A to the Prospectus included in Pre-Effective Amendment Number 1 to the Registration Statement on Form SB-2 filed with the OCC on October 19, 2000)

4.3	Form of Public Offering Warrant Certificate (incorporated by reference to Exhibit A to the Prospectus included in Pre-Effective Amendment Number 1 to the Registration Statement on Form SB-2 filed with the OCC on October 19, 2000)

4.4	Cuyamaca Bank, N.A. 401(k) and Profit Sharing Plan (incorporated by reference to Exhibit 4.5 to the Registration Statement on Form SB-2 filed with the OCC on September 19, 2000)

4.5	Cuyamaca Bank, N.A. 1998 Stock Option Plan (incorporated by reference to Exhibit 4.6 to the Registration Statement on Form SB-2 filed with the OCC on September 19, 2000)

4.6	Cuyamaca Bank, N.A. 2002 Senior Management Incentive Compensation Plan (incorporated by reference to Exhibit 4.6 to the Form 10-KSB for the fiscal year ended December 31, 2002)

4.7	Cuyamaca Bank, N.A. 2003 Stock Plan

10.1	Sublease Agreement by and between Bank of America National Trust and Savings Association and Cuyamaca Bank, N.A. dated January 10, 1995 (8002 La Mesa Boulevard, La Mesa, California) (incorporated by reference to Exhibit 10.1 to the Registration Statement on Form SB-2 filed with the OCC on September 19, 2000)

10.2	Lease Agreement by and between Cameron Corners Commercial Center and San Diego Trust & Savings Bank dated April 26, 1989 as amended and assumed by Cuyamaca Bank, N.A. (31464 Highway 94, Campo, California) (incorporated by reference to Exhibit 10.4 to the Registration Statement on Form SB-2 filed with the OCC on September 19, 2000)

10.3	Ground Lease Agreement by and between Mast/Mission Gorge Development Ltd. and Cuyamaca Bank, N.A. dated August 1, 1988, as supplemented November 14, 1996 (7753 Mission Gorge Road, Santee, California) (incorporated by reference to Exhibit 10.5 to the Registration Statement on Form SB-2 filed with the OCC on September 19, 2000)

10.4	Indemnity Agreement by and between Cuyamaca Bank, N.A. and Allan A. Farias dated June 5, 1998 (incorporated by reference to Exhibit 10.6 to the Registration Statement on Form SB-2 filed with the OCC on September 19, 2000)

10.5	Employment Agreement by and between Cuyamaca Bank, N.A. and Bruce Ives dated September 1, 2001 (incorporated by reference to Exhibit 10.5 to the Form 10-KSB for the fiscal year ended December 31, 2001)

Exhibit No.	Description	Page
10.6	Lease Agreement by and between Edward Leung and Cuyamaca Bank, N.A. dated February 1, 2001 (500 Broadway, Suite B and C, El Cajon, California) (incorporated by reference to Exhibit 10.8 to the Form 10-KSB for the fiscal year ended December 31, 2000)

10.7	Standard Industrial/Commercial Single-Tenant Lease—Net by and between Cuyamaca Bank, N.A. and Melrose Business Center L.P. dated December 3, 2001 (9955 Mission Gorge Road, Santee, California) (incorporated by reference to Exhibit 10.7 to the Form 10-KSB for the fiscal year ended December 31, 2000)

10.8	Lease Agreement by and between Encinitas Plaza Real, LLC and Cuyamaca Bank, N.A. dated April 8, 2002 (372 North El Camino Real, Encinitas, California)

10.9	Salary Continuation Agreement and Split Dollar Agreement by and between Cuyamaca Bank, N.A. and Bruce Ives dated December 31, 2002 (incorporated by reference to Exhibit 10.9 to the Form 10-KSB for the fiscal year ended December 31, 2002)

14.1	Code of Ethics for Principal Executive Officer and Senior Financial Officers

23.1	Consent of independent registered public accounting firm

24.1	Power of Attorney (incorporated by reference to the signature page to this Annual Report on Form 10-KSB)

31.1	Certification of the Chief Executive Officer pursuant to Section 302 of the Sarbanes-Oxley Act of 2002.

31.2	Certification of the Chief Financial Officer pursuant to Section 302 of the Sarbanes-Oxley Act of 2002.

32.1	Certification of the Chief Executive Officer pursuant to 18 U.S.C. Section 1350, as adopted pursuant to Section 906 of the Sarbanes-Oxley Act of 2002

32.2	Certification of the Chief Financial Officer pursuant to 18 U.S.C. Section 1350, as adopted pursuant to Section 906 of the Sarbanes-Oxley Act of 2002

CUYAMACA BANK, N.A.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Stockholders and Board of Directors

Cuyamaca Bank, N.A.

We have audited the accompanying statements of financial condition of CUYAMACA BANK, N.A. as of December 31, 2003 and 2002, and the related statements of income, stockholders’ equity and cash flows for the years then ended. These financial statements are the responsibility of the Bank’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Cuyamaca Bank, N.A. as of December 31, 2003 and 2002, and its results of operations and cash flows for the years then ended, in conformity with accounting principles generally accepted in the United States of America.

/s/    J.H. COHN LLP

San Diego, California

January 21, 2004, except for

Note 14 as to which the date

is April 28, 2004.

CUYAMACA BANK, N.A.

STATEMENTS OF FINANCIAL CONDITION

DECEMBER 31, 2003 AND 2002

	2003	2002
ASSETS
Cash and due from banks	$3,168,000	$3,429,000
Federal funds sold	9,110,000	3,960,000

Total cash and cash equivalents	12,278,000	7,389,000
Interest bearing time deposits in other banks	4,176,000	1,391,000
Investments available-for-sale	9,111,000	10,156,000
Investments held-to-maturity	3,340,000	4,852,000
Investments in Federal Reserve Bank and Federal Home Loan Bank stock	393,000	336,000

Loans	72,235,000	64,511,000
Less:
Allowance for loan losses	(774,000)	(646,000)
Unearned income	(332,000)	(258,000)

Net loans	71,129,000	63,607,000

Premises and equipment, net	1,384,000	476,000
Accrued interest receivable	349,000	383,000
Deferred tax assets, net	406,000	244,000
Cash surrender value of life insurance	1,000,000	949,000
Other assets	462,000	585,000

Totals	$104,028,000	$90,368,000

LIABILITIES AND STOCKHOLDERS’ EQUITY
Liabilities:
Deposits:
Demand	$31,823,000	$26,154,000
Savings	34,166,000	32,000,000
Time	26,198,000	23,980,000

Total deposits	92,187,000	82,134,000
Other borrowings	2,540,000	—
Accrued interest and other liabilities	874,000	718,000

Total liabilities	95,601,000	82,852,000

Commitments and contingencies

Stockholders’ equity:
Common stock, par value $5.00 per share; 2,000,000 shares authorized; 894,819 and 827,929 shares issued and outstanding	4,474,000	4,140,000
Additional paid-in capital	3,615,000	2,953,000
Retained earnings	235,000	247,000
Accumulated other comprehensive income—unrealized net holding gains on available-for-sale securities, net of deferred taxes of $71,000 and $122,000	103,000	176,000

Total stockholders’ equity	8,427,000	7,516,000

Totals	$104,028,000	$90,368,000

See Notes to Financial Statements.

CUYAMACA BANK, N.A.

STATEMENTS OF INCOME

YEARS ENDED DECEMBER 31, 2003 AND 2002

	2003	2002
Interest income:
Interest and fees on loans	$5,224,000	$4,506,000
Interest on investment securities	473,000	667,000
Interest on Federal funds sold	80,000	119,000
Interest on deposits in other banks	63,000	36,000

Total interest income	5,840,000	5,328,000

Interest expense:
Time deposits of $100,000 or more	299,000	221,000
Other deposits	498,000	643,000
Other borrowings	14,000	—

Total interest expense	811,000	864,000

Net interest income	5,029,000	4,464,000
Provision for loan losses	218,000	180,000

Net interest income after provision for loan losses	4,811,000	4,284,000

Noninterest income:
Customer service charges	683,000	636,000
Gain on sale of loans	425,000	164,000
Gain on sale of premises and equipment	—	2,000
Gain on sale of available-for-sale securities	—	16,000
Other income	83,000	15,000

Total noninterest income	1,191,000	833,000

Noninterest expense:
Salaries and employee benefits	2,927,000	2,529,000
Occupancy expenses	468,000	411,000
Other furniture and equipment expenses	268,000	287,000
Other operating expenses	1,197,000	1,094,000

Total noninterest expense	4,860,000	4,321,000

Income before income taxes	1,142,000	796,000
Provision for income taxes	405,000	294,000

Net income	$737,000	$502,000

Basic earnings per share	$0.85	$0.59

Diluted earnings per share	$0.81	$0.56

See Notes to Financial Statements.

CUYAMACA BANK, N.A.

STATEMENTS OF STOCKHOLDERS’ EQUITY

YEARS ENDED DECEMBER 31, 2003 AND 2002

	Common Stock		Additional Paid-In Capital	Retained Earnings	Unrealized Net Holding Gains	Total
	Shares	Amount
Balances at January 1, 2002	780,241	$3,901,000	$2,540,000	$297,000	$77,000	$6,815,000

Net income				502,000		502,000
Effect of net increase in fair value of available-for-sale securities, net of deferred tax provision of $66,000 (a)					99,000	99,000

Comprehensive income						601,000
Proceeds from exercise of stock options	8,456	43,000	46,000			89,000
Tax benefits from exercise of stock options			14,000			14,000
Effect of declaration of 5% stock dividend	39,232	196,000	353,000	(549,000)
Cash in lieu of fractional shares on 5% stock dividend				(3,000)		(3,000)

Balances at December 31, 2002	827,929	4,140,000	2,953,000	247,000	176,000	7,516,000

Net income				737,000		737,000
Effect of net increase in fair value of available-for-sale securities, net of deferred tax provision of $50,000 (a)					(73,000)	(73,000)

Comprehensive income						664,000
Proceeds from exercise of stock options	3,022	15,000	9,000			24,000
Tax benefits from exercise of stock options			7,000			7,000
Proceeds from exercise of warrants	19,841	99,000	117,000			216,000
Retroactive effect of declaration of 5% stock dividend in April, 2004	44,027	220,000	529,000	(749,000)

Balances at December 31, 2003	894,819	$4,474,000	$3,615,000	$235,000	$103,000	$8,427,000

(a) Reclassification adjustments included in comprehensive income were comprised of the following:

	2003	2002
Net unrealized holding gains arising during year, net of deferred taxes	($73,000)	$109,000
Less: Adjustment for gain included in net income, net of deferred taxes	—	(10,000)

Net unrealized holding gains on securities for the year, net of deferred taxes	($73,000)	$99,000

See Notes to Financial Statements.

CUYAMACA BANK, N.A.

STATEMENTS OF CASH FLOWS

YEARS ENDED DECEMBER 31, 2003 AND 2002

	2003	2002
Operating activities:
Net income	$737,000	$502,000
Adjustments to reconcile net income to net cash provided by (used in) operating activities:
Provision for loan losses	218,000	180,000
Depreciation and amortization	294,000	266,000
Gain on sale of loans	(272,000)	(164,000)
Gain on sale of premises and equipment	—	(2,000)
Deferred income taxes	(112,000)	(65,000)
Tax benefits related to the exercise of stock options	7,000	14,000
Increase in cash surrender value of life insurance	(51,000)	—
Increase (decrease) from changes in:
Accrued interest receivable	34,000	(32,000)
Other assets	(128,000)	(504,000)
Accrued interest and other liabilities	156,000	(238,000)

Net cash provided by (used in) operating activities	883,000	(43,000)

Investing activities:
Net increase in:
Interest bearing time deposits in other banks	(2,785,000)	(591,000)
Loans	(18,761,000)	(20,510,000)
Purchases of available-for-sale securities	(3,793,000)	(5,890,000)
Proceeds from maturities and redemptions of available-for-sale securities	4,644,000	3,968,000
Proceeds from sale of available-for-sale securities	—	1,383,000
Purchases of held-to-maturity securities	(754,000)	(3,466,000)
Proceeds from maturities and redemptions of held-to-maturity securities	2,263,000	2,374,000
Purchases of Federal Reserve Bank and Federal Home Loan Bank stock	(57,000)	(147,000)
Purchase of officer’s life insurance	—	(949,000)
Proceeds from sale of loans	11,293,000	4,226,000
Acquisition of premises and equipment	(1,128,000)	(85,000)
Proceeds from sale of premises and equipment	—	10,000

Net cash used in investing activities	(9,078,000)	(19,677,000)

Financing activities:
Net increase in deposits	10,304,000	15,539,000
Net increase in other borrowings	2,540,000	—
Proceeds from exercise of stock options	24,000	89,000
Proceeds from exercise of warrants	216,000	—
Cash paid in lieu of fractional shares on 5% stock dividend	—	(3,000)

Net cash provided by financing activities	13,084,000	15,625,000

Net increase (decrease) in cash and cash equivalents	4,889,000	(4,095,000)
Cash and cash equivalents:
Beginning of year	7,389,000	11,484,000

End of year	$12,278,000	$7,389,000

Supplementary cash flow data:
Interest paid	$839,000	$882,000

Income taxes paid	$382,000	$596,000

Noncash investing activities:
Effect of net increase (decrease) in fair value of available-for-sale securities, net of deferred taxes	$(73,000)	$99,000

See Notes to Financial Statements.

CUYAMACA BANK, N.A.

NOTES TO FINANCIAL STATEMENTS

Note 1 - Summary of significant accounting policies

Organization and history

Cuyamaca Bank, N.A. (the “Bank”) is organized under the laws of the United States, and operates as a commercial bank in the State of California. The Bank commenced operations in January 1984 as a state chartered bank and became nationally chartered by the Office of the Comptroller of the Currency (the “OCC”) in June 1998. The Bank is subject to competition from other financial institutions. It is also subject to the regulations of the OCC and certain other Federal agencies and undergoes periodic examinations by those regulatory authorities.

Basis of presentation

The financial statements have been prepared in conformity with accounting principles generally accepted in the United States of America and conform to general practices within the banking industry. In preparing the financial statements, management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities as of the dates of the statement of financial condition and reported amounts of revenues and expenses for the years then ended. Actual results could differ significantly from those estimates.

Cash equivalents and lines of credit

For purposes of the statements of cash flows, the Bank considers amounts due from banks and Federal funds sold to be cash equivalents.

At December 31, 2003 and 2002, the Bank had lines of credit in the amount of $3,000,000 from correspondent banks, of which no amounts were outstanding as of December 31, 2003 or 2002. These lines of credit are intended for the purchase of overnight funds to provide for liquidity in the event the level of deposits should fall abnormally low. The lines of credit are subject to availability with the correspondent banks and are renewable annually.

Investments

In accordance with the provisions of Statement of Financial Accounting Standards No. 115, Accounting for Certain Investments in Debt and Equity Securities (“SFAS 115”), debt and equity securities must be divided into the following security classifications: trading, held-to-maturity and available-for-sale. Debt and equity securities that are held for resale in the near future are classified as trading securities. Trading securities are carried at fair market value, and unrealized gains and losses from changes in fair value are included in income in the period of change. Held-to-maturity securities are debt securities that the Bank has the intent and ability to hold to maturity. Held-to-maturity securities are carried at amortized cost determined using the interest method, and changes in fair market value are not recognized. Available-for-sale securities are debt and equity securities that are not classified as trading or held-to-maturity. These securities are carried at fair market value and unrealized gains and losses from changes in fair market value are included as a separate component of stockholders’ equity, net of deferred tax effects, if any. Realized gains and losses, determined using the specific identification method, are included in income in the period incurred.

Statement of Financial Accounting Standards No. 133, Accounting for Derivative Instruments and Hedging Activities (“SFAS 133”) requires that all derivative financial instruments be recognized as either assets or liabilities and measured at fair value. The Bank does not enter into material transactions involving derivative financial instruments and, accordingly, SFAS 133 has not had a material impact on the Bank’s financial position or results of operations.

CUYAMACA BANK, N.A.

NOTES TO FINANCIAL STATEMENTS—(Continued)

Loans

Loans are stated at their principal amount, net of unearned income. Interest on loans is accrued based on the principal amount of loans outstanding.

Loan fees and related costs are deferred. The net amount deferred is amortized to interest income over the estimated lives of the loans using the interest method.

The accrual of interest income on loans is discontinued if as a result of its evaluation of the loan portfolio management determines that the borrower’s ability to meet contractual principal and/or interest obligations is doubtful. When the accrual of interest is discontinued, interest credited to income in the current year is reversed, and interest accrued in prior years is charged against the current year’s income. Thereafter, interest income is not recognized until such loans become current as to principal and interest and management expects future payments to be made on schedule.

In the normal course of business, the Bank originates loans under various programs, primarily the Small Business Administration (“SBA”) program and the Federal Home Loan Mortgage Corporation (“Freddie Mac”) program. The Bank then selectively packages and sells all or a portion of such loans. The Bank generally retains the right to service such loans. The principal balance of the guaranteed portion of loans sold under the SBA program without recourse at a premium was $3,475,000 and $1,235,000 in 2003 and 2002, respectively. Gains on sales of such loans were $281,000 and $120,000 in 2003 and 2002, respectively. The principal balance of loans sold under the Freddie Mac program without recourse at a premium was $7,375,000 and $2,828,000 in 2003 and 2002. Gains on sales of such loans were $144,000 and $44,000 in 2003 and 2002, respectively.

Allowance for possible loan losses

The allowance for possible loan losses is maintained at a level considered by management to be adequate to provide for losses that can be reasonably anticipated. The allowance is increased by provisions and reduced by charge-offs, net of recoveries of amounts previously charged off. The Bank’s provisions are based on management’s overall evaluation of the inherent risks in the loan portfolio and detailed evaluations of the collectibility of specific loans. This evaluation process requires the use of current estimates which may vary from the ultimate losses experienced in the future. The estimates used are reviewed periodically. As adjustments become necessary, they are charged to operations in the period in which they become known.

In connection with the determination of the allowance for loan losses, management obtains independent appraisals for significant properties that collateralize loans. While management uses available information to recognize loan losses, future additions to the allowance may be necessary based on changes in economic conditions, particularly the conditions in Southern California where most of the Bank’s borrowers are located. In addition, various regulatory agencies, as an integral part of their examination process, periodically review the Bank’s allowance for loan losses. Such agencies may require the Bank to recognize additions to the allowance based on their judgments about information available to them at the time of their examinations.

Other real estate owned

Other real estate owned (“OREO”) is property the Bank acquires from time to time through foreclosure or deed in lieu of foreclosure that is held for sale. OREO properties are initially recorded at the lower of the recorded investment in the loan or fair value (net of estimated selling costs) with the excess of the loan balance over net fair value charged to the allowance for loan losses. Fair value is generally based on recent appraisals. Subsequent costs directly related to the completion of construction or major improvement of the real estate are capitalized to the extent realizable. Subsequent provisions and credits that result from ongoing periodic

CUYAMACA BANK, N.A.

NOTES TO FINANCIAL STATEMENTS—(Continued)

valuations of these OREO properties are charged or credited to income in the period when they are identified and the allowance account is increased or decreased. Carrying costs, such as maintenance and taxes, are expensed as incurred. The Bank held no OREO properties at December 31, 2003 and 2002.

Premises and equipment

Premises and equipment are recorded at cost. Depreciation and amortization are provided by the straight-line method at rates calculated to amortize the cost of the assets over their estimated useful lives that range from 3 to 30 years. Leasehold improvements are amortized on a straight-line basis over the lease term or estimated useful life, whichever is shorter.

Income taxes

The Bank accounts for income taxes in accordance with Statement of Financial Accounting Standards No. 109, Accounting for Income Taxes (“SFAS 109”), which requires the use of an asset and liability approach to financial accounting and reporting for income taxes. Under this approach, deferred income tax assets and liabilities are computed annually for temporary differences between the financial statement and tax bases of assets and liabilities that will result in taxable or deductible amounts in future periods based on enacted laws and rates applicable to the periods in which the temporary differences are expected to affect taxable income. Valuation allowances are established when necessary to reduce deferred tax assets to the amount that, in the opinion of management, will more likely than not be realized. The income tax provision or credit is the tax payable or refundable for the period plus or minus the change during the period in deferred tax assets and liabilities.

Stock options

Statement of Financial Accounting Standards No. 123, Accounting for Stock-Based Compensation (“SFAS 123”), provides for the use of a fair value based method of accounting for employee stock compensation. However, SFAS 123 also allows an entity to continue to measure compensation cost for stock options granted to employees using the intrinsic value method of accounting prescribed by Accounting Principles Board Opinion No. 25, Accounting for Stock Issued to Employees (“APB 25”), which only requires charges to compensation expense for the excess, if any, of the fair value of the underlying stock at the date a stock option is granted (or at an appropriate subsequent measurement date) over the amount the employee must pay to acquire the stock, if such amounts differ materially from the historical amounts. The Bank has elected to continue to account for employee stock options using the intrinsic value method under Opinion 25. By making that election, it is required by SFAS 123 and SFAS 148, “Accounting for Stock-Based Compensation—Transition and Disclosure” to provide pro forma disclosures of net income and earnings per share as if a fair value based method of accounting had been applied. Pro forma net income was $592,000 and $395,000, basic pro forma net income per share was $0.68 per share and $0.46 per share and diluted pro forma net income per share was $0.65 per share and $0.44 per share in 2003 and 2002, respectively, (see Note 9).

Earnings per share

The Bank accounts for earnings per share in accordance with Statement of Financial Accounting Standards No. 128, Accounting for Earnings per Share (“SFAS 128”), which established standards for computing and presenting “basic” and “diluted” earnings per share. Basic earnings per share is computed by dividing net income for the period by the weighted average number of common shares outstanding. Diluted earnings per share is computed by dividing net income for the period by the weighted average number of common shares outstanding and the dilutive effect of outstanding stock options and warrants. The weighted average number of common shares used for the computation of basic earnings per share was 871,329 and 853,762 shares in 2003 and 2002,

CUYAMACA BANK, N.A.

NOTES TO FINANCIAL STATEMENTS—(Continued)

respectively. The weighted average number of common shares used for the computation of diluted earnings per share was 912,293 and 889,320 in 2003 and 2002, respectively, which reflects the effect of the assumed exercise of stock options and warrants using the treasury stock method. Share and per share information in the accompanying financial statements and these notes have been retroactively adjusted for the 5% stock dividends declared on April 28, 2004 and September 14, 2002.

Comprehensive income (loss)

Comprehensive income or loss is presented pursuant to Statement of Financial Accounting Standards No. 130, Reporting Comprehensive Income and, accordingly, includes all changes in the Bank’s equity during each year except those resulting from investments by its owners and distributions to its owners. Comprehensive income or loss is displayed for each year in the statement of stockholders’ equity and includes the net income or loss, plus or minus the effect of the net unrealized increase or decrease in the fair value of available-for-sale securities, each year. Accumulated unrealized holding gains and losses on available-for-sale securities are reflected as a separate component of stockholders’ equity.

Note 2 - Investments in securities

At December 31, 2003 and 2002, the carrying values of the Bank’s investments in debt securities, classified in accordance with SFAS 115, were as follows:

	2003	2002
Available-for-sale debt securities, at fair value	$9,111,000	$10,156,000
Held-to-maturity securities, at amortized cost	3,340,000	4,852,000

Totals	$12,451,000	$15,008,000

At December 31, 2003 and 2002, the amortized cost, gross unrealized holding gains and losses and the fair value of available-for-sale and held-to-maturity debt securities by major type of security were as follows:

	Amortized Cost	Gross Unrealized Holding Gains	Gross Unrealized Holding Losses	Fair Value
2003
Available-for-sale:
U.S. Government and agency securities	$2,861,000	$60,000	$—	$2,921,000
State and other municipal securities	864,000	43,000	—	907,000
Mortgage backed securities	5,210,000	81,000	(8,000)	5,283,000
Held-to-maturity:
U.S. Government and agency securities	250,000	—	(4,000)	246,000
State and other municipal securities	2,397,000	84,000	—	2,481,000
Mortgage backed securities	693,000	8,000	—	701,000

2002
Available-for-sale:
U.S. Government and agency securities	2,771,000	84,000	—	2,855,000
State and other municipal securities	1,636,000	75,000	—	1,711,000
Mortgage backed securities	5,451,000	139,000	—	5,590,000
Held-to-maturity:
U.S. Government and agency securities	2,000,000	9,000	—	2,009,000
State and other municipal securities	2,499,000	78,000	(13,000)	2,564,000
Mortgage backed securities	353,000	14,000	—	367,000

CUYAMACA BANK, N.A.

NOTES TO FINANCIAL STATEMENTS—(Continued)

The maturities for all of the debt securities held at December 31, 2003 are as follows:

	Available-For-Sale		Held-to-Maturity
Maturity	Amortized Cost	Fair Value	Amortized Cost	Fair Value
Within one year	$535,000	$555,000	$—	$—
One to five years	2,178,000	2,250,000	830,000	856,000
Five to ten years	4,101,000	4,153,000	1,134,000	1,169,000
After ten years	2,121,000	2,153,000	1,376,000	1,403,000

Totals	$8,935,000	$9,111,000	$3,340,000	$3,428,000

No debt securities were sold in 2003. The amortized cost of debt securities classified as available-for-sale sold in 2002 was $1,383,000 and the related realized gain was $16,000.

At December 31, 2003, debt securities with an amortized cost of $8,122,000 were pledged as collateral for deposits and other purposes as required by law. At December 31, 2002, no debt securities were pledged.

Note 3 - Loans

Loans consisted of the following:

	2003	2002
Real estate:
Commercial	$30,253,000	$25,572,000
Interim construction	8,179,000	2,281,000
Conventional mortgage	7,803,000	11,022,000

Total real estate	46,235,000	38,875,000
Commercial and industrial	16,965,000	17,214,000
Consumer	9,035,000	8,422,000

Total loans	72,235,000	64,511,000
Unearned income	(332,000)	(258,000)

	71,903,000	64,253,000
Allowance for loan losses	(774,000)	(646,000)

Net loans	$71,129,000	$63,607,000

A summary of past due loans as of December 31, 2003 and 2002 follows:

	2003		2002
	30-89 days	Over 90 days	30-89 days	Over 90 days
Real estate	$—	$—	$—	$—
Commercial and industrial	—	—	351,000	—
Consumer	30,000	—	—	—

Totals	$30,000	$—	$351,000	$—

At December 31, 2003 and 2002, there were no loans on which the accrual of interest had been discontinued.

CUYAMACA BANK, N.A.

NOTES TO FINANCIAL STATEMENTS—(Continued)

In the normal course of business, the Bank has made loans to certain directors, officers, employees and their affiliates under terms consistent with the Bank’s normal lending policies. At December 31, 2003 and 2002, such outstanding loans totaled approximately $2,021,000 and $2,335,000, respectively.

Note 4 - Allowance for loan losses

A summary of allowance for loan loss activity follows:

	2003	2002
Balance, beginning of year	$646,000	$459,000
Provision charged to operations	218,000	180,000

	864,000	639,000

Charge-offs	(96,000)	—
Recoveries	6,000	7,000

Net (charge-offs) recoveries	(90,000)	7,000

Balance, end of year	$774,000	$646,000

Generally, the Bank’s policy is to grant commercial and other loans to qualified Southern California residents and businesses. The borrowers’ abilities to repay their obligations are dependent upon various factors including the value of the underlying collateral and any other collateral provided by the buyer, and the priority of the Bank’s lien on the collateral. Such factors are dependent upon various economic conditions and individual circumstances beyond the Bank’s control. The Bank is therefore subject to risk of loss. The Bank believes its lending policies and procedures adequately control the potential exposure to such risks and that there are adequate provisions for loan losses for all known and inherent risks. Collateral and/or personal guarantees are required for virtually all loans.

Note 5 - Premises and equipment

The components of premises and equipment were as follows:

	2003	2002
Land	$440,000	$—
Building and improvements	890,000	349,000
Furniture, fixtures and equipment	1,667,000	1,771,000

	2,997,000	2,120,000
Accumulated depreciation and amortization	(1,613,000)	(1,644,000)

Totals	$1,384,000	$476,000

Note 6 - Time deposits

At December 31, 2003 and 2002, time deposits included certificates of deposit issued in amounts of $100,000 and over that aggregated approximately $13,507,000 and $10,667,000, respectively.

CUYAMACA BANK, N.A.

NOTES TO FINANCIAL STATEMENTS—(Continued)

The following summarizes the maturities of time deposits of $100,000 or more:

	2003	2002
Three months or less	$6,429,000	$5,705,000
Four through six months	4,196,000	2,587,000
Six through twelve months	2,673,000	2,385,000
Over twelve months	209,000	—

Totals	$13,507,000	$10,677,000

Note 7 - Other borrowings

The Bank is a member of the Federal Home Loan Bank and is approved to borrow, subject to certain collateral requirements, up to 25% of total assets or 20 times the Bank’s investment in Federal Home Loan Bank stock, whichever is less. Advances are at fixed and variable interest rates and are collateralized by various mortgage-backed investment securities. Variable rate advances adjust quarterly based on the three month LIBOR rate. As of December 31, 2003, the Bank had an outstanding loan balance of $2,540,000 and additional borrowing capacity of $1,064,000 for periods of up to five years, based on the Bank’s investment in Federal Home Loan Bank stock of $180,200. The amount, maturity date and interest rate for each advance is summarized below:

Amount	Maturity Date	Interest Rate
$500,000	March 10, 2004	1.19%
$750,000	July 29, 2004	1.22%
$540,000	September 30, 2006	1.21%
$750,000	November 20, 2006	2.75%

Note 8 - Income taxes

The net provision for income taxes in 2003 and 2002 was comprised of the following provisions (credits):

	2003	2002
Current
Federal	$371,000	$250,000
State	146,000	109,000

	517,000	359,000

Deferred:
Federal	(81,000)	(62,000)
State	(31,000)	(3,000)

	(112,000)	(65,000)

Totals	$405,000	$294,000

CUYAMACA BANK, N.A.

NOTES TO FINANCIAL STATEMENTS—(Continued)

The Bank had net deferred tax assets at December 31, 2003 and 2002 comprised as follows:

	2003	2002
Deferred tax assets:
Deferred gain on sale of bank premises	$117,000	$132,000
Allowance for losses on loans	299,000	202,000
Accrued rent	14,000	25,000
State income taxes	12,000	8,000
Unearned revenues	43,000	23,000
Other	18,000	8,000

Totals	503,000	398,000

Deferred tax liabilities:
Accelerated depreciation	24,000	32,000
Unrealized gains on available-for-sale securities	73,000	122,000

Totals	97,000	154,000

Net deferred tax assets	$406,000	$244,000

Income tax at the Federal statutory rate is reconciled to the Bank’s actual net provision for income taxes as follows:

	2003		2002
	Amount	% of Pretax Income	Amount	% of Pretax Income
Income tax at Federal statutory rate	$388,000	34.0%	$271,000	34.0%
State tax provision, net of Federal tax benefit	76,000	6.7%	70,000	8.8%
Tax savings on exempt income	(34,000)	(3.0)%	(35,000)	(4.4)%
Tax savings on cash surrender value life insurance	(19,000)	(1.7)%	—	—
Other	(6,000)	(0.5)%	(12,000)	(1.5)%

Net provision for income taxes	$405,000	35.5%	$294,000	36.9%

Note 9 – Stockholders’ equity

Common stock offering

The Bank issued a total of 58,077 warrants in connection with a common stock offering in 2000. Each warrant allows the holder to purchase one share of common stock at a price of $10.37 per share through March 12, 2004. During 2003, the Bank received proceeds of $216,000 upon the exercise of 20,833 warrants. As of December 31, 2003, a total of 37,244 warrants remained outstanding at a price of $10.37 per share.

Stock dividend

On April 28, 2004 and September 14, 2002, the board of directors declared 5% stock dividends that were paid on May 18, 2004 and October 22, 2002, respectively. All share and per share amounts in the accompanying financial statements and these notes have been adjusted where appropriate for the effects of these stock dividends.

Stock option plans

On October 21, 1998, the Bank adopted, and shareholders approved, a stock option plan (the “1998 Plan”). The maximum number of shares of common stock which may be issued upon exercise of the stock options

CUYAMACA BANK, N.A.

NOTES TO FINANCIAL STATEMENTS—(Continued)

granted to directors, officers, employees and consultants of the Bank under the 1998 Plan is limited to the lesser of (a) 30% of the Bank’s issued and outstanding shares, or (b) 165,285 shares. On March 26, 2003, the Bank adopted, and shareholders approved, another stock option plan (the “2003 Plan”). The maximum number of shares of common stock which may be issued upon exercise of the stock options granted to directors, officers, employees and consultants of the Bank under the 2003 Plan is 120,600 shares.

Under both the 1998 Plan and 2003 Plan, options may not be granted at an exercise price that is less than the fair market value of the shares on the date of grant. Options granted expire within ten years from the date of grant. The maximum number of shares that may be subject to options granted subsequent to December 31, 2003 was 4,390 shares under the 1998 Plan and 126,630 shares under the 2003 Plan.

Additional information regarding options outstanding under the Bank’s stock option plans at December 31, 2003 and 2002 and changes in outstanding options in 2003 and 2002 follows:

	2003		2002
	Shares or Price Per Share	Weighted Average Exercise Price	Shares or Price Per Share	Weighted Average Exercise Price
Options outstanding at beginning of year	115,609	$9.69	92,600	$8.52
Options granted	34,650	15.26	35,569	12.70
Options exercised	(3,173)	7.58	(9,287)	9.56
Options cancelled	(3,060)	9.99	(3,273)	9.99

Options outstanding at end of year	144,026	$11.07	115,609	$9.69

Option price range at end of year	$5.62-$16.19		$5.62-$13.15
Options available for grant at end of year	131,020		35,981
Weighted average fair value of options granted during the year	$4.90		$5.27

The following table summarizes information about stock options outstanding at December 31, 2003 all of which are at fixed prices:

Exercise Price	Number of Options Outstanding	Weighted Average Remaining Contractual Life of Options Outstanding	Number of Options Exercisable
$ 5.62	10,001	2.88 years	10,001
6.91	7,552	4.82 years	7,552
8.21	37,623	5.55 years	34,149
10.20	5,512	7.67 years	2,205
11.11	15,435	7.49 years	15,435
11.33	2,756	7.37 years	2,756
11.79	7,056	8.06 years	1,323
12.62	5,250	8.83 years	1,050
13.15	18,191	8.39 years	15,986
14.29	9,975	9.33 years	—
15.48	16,800	9.50 years	16,800
15.71	2,625	9.65 years	2,625
16.19	5,250	9.75 years	—

	144,026		109,882

CUYAMACA BANK, N.A.

NOTES TO FINANCIAL STATEMENTS—(Continued)

Since the Bank has elected to continue to use the intrinsic value method of accounting prescribed by APB 25 in accounting for its stock options granted to employees and the exercise price of all of the options granted to employees has been equal to or greater than the fair market value at the date of grant, no earned or unearned compensation cost was recognized in the accompanying 2003 and 2002 financial statements for stock options granted to employees. The Bank’s historical net income and earnings per share and pro forma net income and earnings per share assuming compensation cost had been determined based on the fair value of the options at the date of grant and amortized over the vesting period consistent with the provisions of SFAS 123 is set forth below:

	2003	2002
Net income—as reported	$737,000	$502,000
Deduct total stock-based employee compensation expense determined under fair value-based method for all awards	145,000	107,000

Net income—pro forma	$592,000	$395,000

Basic earnings per share—as reported	$0.85	$0.59
Basic earnings per share—pro forma	$0.68	$0.46

Diluted earnings per share—as reported	$0.81	$0.56
Diluted earnings per share—pro forma	$0.65	$0.44

The fair value of each option granted by the Bank in 2003 and 2002 was estimated on the date of grant using the Black-Scholes options pricing model with the following assumptions:

	2003	2002
Risk-free interest rates	3.4% to 4.5%	4.0% to 5.1%
Expected dividend yield	0.0%	0.0%
Expected option lives	6 years	3 to 6 years
Expected volatility	23.5%	31.3%

Note 10 - Commitments and contingencies

Financial instruments with off-balance-sheet risk

The Bank becomes a party to a variety of financial instruments with off-balance-sheet risk in the normal course of business. These financial instruments include commitments to extend credit, standby letters of credit and commercial letters of credit, all of which involve, to varying degrees, elements of credit and interest rate risk in excess of the amounts recognized in the statements of financial condition.

Credit risk, the risk that a counterparty of a particular financial instrument will fail to perform, is the contract amount of commitments to extend credit and standby and commercial letters of credit. The credit risk associated with these financial instruments is essentially the same as that involved in extending loans to customers. Credit risk is managed by limiting the total amount of arrangements outstanding and by applying normal credit policies to all activities with credit risk. Collateral is obtained based on management’s credit assessment of the customer.

CUYAMACA BANK, N.A.

NOTES TO FINANCIAL STATEMENTS—(Continued)

At December 31, 2003, financial instruments having credit risk in excess of that reported in the statement of financial condition are as follows:

Contractual or Notional Amounts
Commitments to extend credit	$19,965,000
Standby letters of credit	$576,000

Many of the commitments to extend credit are expected to expire without being drawn upon and, therefore, the total commitment amount does not necessarily represent the Bank’s future cash flow requirements.

Standby letters of credit are conditional commitments issued by the Bank to guarantee the performance of a customer to a third party. Those guarantees are primarily issued to support public and private borrowing arrangements, including commercial paper, bond financing and similar transactions. The credit risk involved in issuing letters of credit is essentially the same as that involved in extending credit to customers. The Bank holds various types of collateral (primarily certificates of deposits) to support those commitments for which collateral is deemed necessary. Most of the letters of credit expire within twelve months.

Employee benefit plans

The Bank has a salary deferral 401(k) plan. The Bank makes required matching contributions equal to one-half of the employee deferrals up to a maximum of 5% of the employee’s salary. The board of directors approved contributions to the 401(k) plan of $43,000 and $36,000 in 2003 and 2002, respectively.

The Bank has a cash incentive plan. Cash incentives are paid to employees solely at the discretion of the board of directors based on individual performance criteria. The board of directors approved contributions to the employee cash incentive plan of $34,000 and $28,000 in 2003 and 2002, respectively.

The Bank has adopted a cash incentive plan for executive officers (the “Senior Management Incentive Plan”) based on the Bank’s annual return on equity. For a net shareholder return in excess of 8% of equity at the beginning of the year, the following distribution percentages apply:

Net Shareholder Return	8% - 10%	Incentive is 22.5% of amount over 8%;
Net Shareholder Return	10% - 12.5%	Incentive is 27.5% of amount over 10%;
Net Shareholder Return	12.5% - 15%	Incentive is 32.5% of amount over 12.5%;
Net Shareholder Return	15% +	Incentive is 37.5% of amount over 15%.

Two-thirds of the amount earned is payable to the Bank’s executive officers (for 2003 and 2002, 50% was payable to its President and 25% was payable to each of its Executive Vice Presidents) and one-third is deferred and payable subject to certain additional performance criteria. The Bank expensed $44,000 and $17,000 in 2003 and 2002, respectively, for the Senior Management Incentive Plan.

The Bank and Bruce A. Ives, its President, entered into a salary continuation agreement dated December 31, 2002 (the “Salary Continuation Agreement”), under which, beginning upon his retirement at age 65, Mr. Ives will receive an annual payment of $167,342, payable in monthly installments, for a period of 20 years. If Mr. Ives voluntarily retires prior to age 65, no benefit is payable. In addition, in the event of a change in control of the Bank, followed by termination of Mr. Ives within 12 months, Mr. Ives will receive a termination benefit of $167,342. The Bank has obtained life insurance to meet its obligation under the Salary Continuation Agreement, including a death benefit in the event Mr. Ives dies while in the active service of the Bank.

CUYAMACA BANK, N.A.

NOTES TO FINANCIAL STATEMENTS—(Continued)

Operating leases

The Bank leases certain of its premises and automobiles under operating leases that expire at various dates through December 2011. The leases require minimum annual rental payments that are subject to fixed annual increases. The minimum annual rentals are being charged to expense on a straight-line basis over the lease terms. Minimum lease payments under these leases in years subsequent to 2003 are as follows:

2004	$261,000
2005	246,000
2006	249,000
2007	216,000
2008	200,000
Thereafter	422,000

Total	$1,594,000

Rent expense was approximately $250,000 in 2003 and $237,000 in 2002. Rent expense was offset by $33,000 in each year for the amortization of a gain of $328,000 from a sale-leaseback arrangement over a ten year period that commenced on January 1, 2001.

Litigation

The Bank is from time to time involved in litigation as both plaintiff and defendant arising in the ordinary course of business. In the opinion of management, the results of the pending litigation should not have a material adverse effect on the Bank’s financial position or results of operations.

Note 11 - Regulatory matters

The Bank is subject to various regulatory capital requirements administered by the Federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory and possibly additional discretionary, actions by regulators that, if undertaken, could have a direct material effect on the Bank’s financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Bank must meet specific capital guidelines that involve quantitative measures of the Bank’s assets, liabilities and certain off-balance-sheet items calculated under regulatory accounting practices. The Bank’s capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings and other factors.

Quantitative measures established by regulation to ensure capital adequacy require the Bank to maintain minimum amounts and ratios (set forth in the table below) of total and Tier I capital (as defined in the regulations) to risk-weighted assets (as defined), and Tier I capital (as defined) to average assets (as defined). Management believes that the Bank met all capital adequacy requirements to which it was subject as of December 31, 2003.

CUYAMACA BANK, N.A.

NOTES TO FINANCIAL STATEMENTS—(Continued)

To be categorized as “well capitalized” under the framework for prompt corrective action, the Bank must maintain minimum total risk-based, Tier I risk-based and Tier I leverage ratios as set forth in the table below. The Bank’s actual capital amounts and ratios as of December 31, 2003 and 2002 are also set forth in the table below.

	Actual		For Capital Adequacy Purposes			To Be Well Capitalized Under Prompt Corrective Action Provisions
	Amount	Ratio	Amount	Ratio		Amount	Ratio
	(000)		(000)			(000)
December 31, 2003:
Total capital (to risk-weighted assets)	$9,039	10.9%	$6,673	≥	8.0%	$8,341	≥	10.0%
Tier 1 capital (to risk-weighted assets)	$8,265	9.9%	$3,337	≥	4.0%	$5,005	≥	6.0%
Tier 1 capital (to average assets)	$8,265	7.9%	$4,162	≥	4.0%	$5,203	≥	5.0%

December 31, 2002:
Total capital (to risk-weighted assets)	$7,959	12.1%	$5,284	≥	8.0%	$6,605	≥	10.0%
Tier 1 capital (to risk-weighted assets)	$7,313	11.1%	$2,642	≥	4.0%	$3,963	≥	6.0%
Tier 1 capital (to average assets)	$7,313	8.3%	$3,531	≥	4.0%	$4,414	≥	5.0%

Note 12 - Other operating expenses

Other operating expenses included the following:

	2003	2002
Promotional expense	$114,000	$88,000
Professional services	397,000	401,000
Data processing	304,000	273,000
Telephone and postage expenses	124,000	115,000
Office supplies	69,000	70,000
Director and stockholder expenses	132,000	116,000
Other expenses	57,000	31,000

Totals	$1,197,000	$1,094,000

Note 13 - Fair value of financial instruments

The estimated fair values of the Bank’s material financial instruments for which disclosure is required, and estimation is practicable, are as follows:

	December 31, 2003
	Carrying Amounts	Fair Value
Financial assets:
Cash and cash equivalents	$12,278,000	$12,278,000
Interest bearing time deposits in other banks	4,176,000	4,171,000
Investments in available-for-sale securities	9,111,000	9,111,000
Investments in held-to-maturity securities	3,340,000	3,428,000
Loans, net	71,129,000	70,950,000

Financial liabilities:
Deposits:
Demand	31,823,000	31,823,000
Savings	34,166,000	34,166,000
Time	26,198,000	26,227,000
Other borrowings	2,540,000	2,532,000

CUYAMACA BANK, N.A.

Notes to Financial Statements—(Continued)

	December 31, 2002
	Carrying Amounts	Fair Value
Financial assets:
Cash and cash equivalents	$7,389,000	$7,389,000
Interest bearing time deposits in other banks	1,391,000	1,389,000
Investments in available-for-sale securities	10,156,000	10,156,000
Investments in held-to-maturity securities	4,852,000	4,940,000
Loans, net	63,607,000	63,809,000

Financial liabilities:
Deposits:
Demand	26,154,000	26,154,000
Savings	32,000,000	32,000,000
Time	23,980,000	24,115,000

The following methods and assumptions were used by management to estimate the fair value of each class of financial instruments shown in the table above:

Cash and cash equivalents and interest bearing time deposits in other banks:

For those short-term instruments, the carrying amount is considered to be a reasonable estimate of fair value.

Investments in available-for-sale and held-to-maturity securities:

For available-for-sale and held-to-maturity securities, fair value equals quoted market prices.

Loans:

The fair value of fixed rate loans receivable is estimated by discounting the future cash flows using current rates at which similar loans would be made to borrowers with similar credit ratings and for the same remaining maturities. For loans receivable that are variable rate instruments, the carrying amount is considered to be a reasonable estimate of fair value.

Deposit liabilities:

The fair value of demand and savings deposits is the amount payable on demand at the reporting date. The fair value of fixed maturity certificates of deposit is estimated using the rates currently offered for deposits of similar remaining maturities.

Commitments to extend credit:

The fair value of commitments is estimated using the fees currently charged to enter into similar agreements, taking into account the remaining terms of the agreements and the present creditworthiness of the counterparties. The fair value at December 31, 2003 and 2002 approximates the contract amount.

Note 14 - Subsequent Event

On April 28, 2004, the board of directors declared a five percent (5%) stock dividend payable on May 18, 2004 to shareholders of record on May 4, 2004. All per share amounts in the accompanying financial statements and these notes have been adjusted for the effects of this stock dividend.

Exhibit 31.1

SARBANES-OXLEY ACT SECTION 302 CERTIFICATION

OF CHIEF EXECUTIVE OFFICER

I, Bruce A. Ives, President and Chief Executive Officer, certify that:

1.	I have reviewed this annual report on Form 10-KSB of Cuyamaca Bank, N.A. (the “Bank”);

2.	Based on my knowledge, this report does not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements made, in light of the circumstances under which such statements were made, not misleading with respect to the period covered by this report;

3.	Based on my knowledge, the financial statements, and other financial information included in this report, fairly present in all material respects the financial condition, results of operations and cash flows of the Bank as of, and for, the periods presented in this report;

4.	The Bank’s other certifying officer and I are responsible for establishing and maintaining disclosure controls and procedures (as defined in Exchange Act Rules 13a-15(e) and 15d-15(e)) and internal control over financial reporting (as defined in Exchange Act Rules 13a-15(f) and 15d-15(f)) for the Bank and have:

(a)	Designed such disclosure controls and procedures, or caused such disclosure controls and procedures to be designed under our supervision, to ensure that material information relating to the Bank, including its consolidated subsidiaries, is made known to us by others within those entities, particularly during the period in which this report is being prepared;

(b)	Designed such internal control over financial reporting, or caused such internal control over financial reporting to be designed under our supervision, to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles;

(c)	Evaluated the effectiveness of the Bank’s disclosure controls and procedures and presented in this report our conclusions about the effectiveness of the disclosure controls and procedures, as of the end of the period covered by this report based on such evaluation; and

(d)	Disclosed in this report any change in the Bank’s internal control over financial reporting that occurred during the Bank’s most recent fiscal quarter that has materially affected, or is reasonable likely to materially affect, the Bank’s internal control over financial reporting; and

5.	The Bank’s other certifying officers and I have disclosed, based on our most recent evaluation of internal control over financial reporting, to the Bank’s auditors and the audit committee of the Bank’s board of directors:

(a)	All significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting which are reasonably likely to adversely affect the Bank’s ability to record, process, summarize and report financial information; and

(b)	Any fraud, whether or not material, that involves management or other employees who have a significant role in the Bank’s internal controls over financial reporting.

Date: March 29, 2004	By:	/s/ BRUCE A. IVES
Bruce A. Ives President and Chief Executive Officer

Exhibit 3l.2

SARBANES-OXLEY ACT SECTION 302 CERTIFICATION

OF CHIEF OPERATING OFFICER

I, Paul M. Cable, Executive Vice President and Chief Financial Officer, certify that:

1.	I have reviewed this report on Form 10-KSB of Cuyamaca Bank, N.A. (the “Bank”);

2.	Based on my knowledge, this report does not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements made, in light of the circumstances under which such statements were made, not misleading with respect to the period covered by this report;

3.	Based on my knowledge, the financial statements, and other financial information included in this report, fairly present in all material respects the financial condition, results of operations and cash flows of the Bank as of, and for, the periods presented in this report;

4.	The Bank’s other certifying officer and I are responsible for establishing and maintaining disclosure controls and procedures (as defined in Exchange Act Rules 13a-15(e) and 15d-15(e)) and internal control over financial reporting (as defined in Exchange Act Rules 13a-15(f) and 15d-15(f)) for the Bank and have:

(a)	Designed such disclosure controls and procedures, or caused such disclosure controls and procedures to be designed under our supervision, to ensure that material information relating to the Bank, including its consolidated subsidiaries, is made known to us by others within those entities, particularly during the period in which this report is being prepared;

(b)	Designed such internal control over financial reporting, or caused such internal control over financial reporting to be designed under our supervision, to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles;

(c)	Evaluated the effectiveness of the Bank’s disclosure controls and procedures and presented in this report our conclusions about the effectiveness of the disclosure controls and procedures, as of the end of the period covered by this report based on such evaluation; and

(d)	Disclosed in this report any change in the Bank’s internal control over financial reporting that occurred during the Bank’s most recent fiscal quarter that has materially affected, or is reasonable likely to materially affect, the Bank’s internal control over financial reporting; and

5.	The Bank’s other certifying officers and I have disclosed, based on our most recent evaluation of internal control over financial reporting, to the Bank’s auditors and the audit committee of the Bank’s board of directors:

(a)	All significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting which are reasonably likely to adversely affect the Bank’s ability to record, process, summarize and report financial information; and

(b)	Any fraud, whether or not material, that involves management or other employees who have a significant role in the Bank’s internal controls over financial reporting.

Date: March 29, 2004	By:	/s/ PAUL M. CABLE
Paul M. Cable Executive Vice President and Chief Financial Officer

Exhibit 32.1

SARBANES-OXLEY ACT SECTION 906 CERTIFICATION

In connection with this annual report on Form 10-KSB of Cuyamaca Bank, N.A. (the “Bank”) for the period ended December 31, 2003, I, Bruce A. Ives, President and Chief Executive Officer, hereby certify pursuant to 18 U.S.C. §1350, as adopted pursuant to § 906 of the Sarbanes-Oxley Act of 2002, that:

1.	This Form 10-KSB for the period ended December 31, 2003 fully complies with the requirements of Section 13(a) or 15(d) of the Securities Exchange Act of 1934; and

2.	The information contained in this Form 10-KSB for the period ended December 31, 2003 fairly presents, in all material respects, the financial condition and results of operations of the Bank.

Date: March 29, 2004

By:	/s/ BRUCE A. IVES
Bruce A. Ives President and Chief Executive Officer

Exhibit 32.2

SARBANES-OXLEY ACT SECTION 906 CERTIFICATION

In connection with this annual report on Form 10-KSB of Cuyamaca Bank, N.A. (the “Bank”) for the period ended December 31, 2003, I, Paul M. Cable, Executive Vice President and Chief Financial Officer of the Bank, hereby certify pursuant to 18 U.S.C. §1350, as adopted pursuant to § 906 of the Sarbanes-Oxley Act of 2002, that:

1.	This Form 10-KSB for the period ended December 31, 2003 fully complies with the requirements of Section 13(a) or 15(d) of the Securities Exchange Act of 1934; and

2.	The information contained in this Form 10-KSB for the period ended December 31, 2003 fairly presents, in all material respects, the financial condition and results of operations of the Bank.

Date: March 29, 2004

By:	/s/ PAUL M. CABLE
Paul M. Cable Executive Vice President and Chief Financial Officer

APPENDIX E

REPORT ON FORM 10-QSB

OF CUYAMACA BANK, N.A.

FOR THE SIX-MONTHS ENDED

JUNE 30, 2004

OFFICE OF THE COMPTROLLER OF THE CURRENCY

WASHINGTON, D.C. 20219

FORM 10-QSB

QUARTERLY REPORT UNDER SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

For the quarterly period ended June 30, 2004

CUYAMACA BANK, N.A.

(Name of small business issuer in its charter)

IRS Employer ID. NO. 95-3806454

9955 Mission Gorge Road, Santee, California 92071

(Address of principal executive offices)

Issuer’s telephone number, including area code: (619) 562-6400

Check whether the issuer (1) filed all reports required to be filed by Section 13 or 15(d) of the Exchange Act during the past 12 months and (2) has been subject to such filing requirements for the past 90 days. Yes  ☒    No  ☐

As of August 3, 2004, there were 929,441 shares of Common Stock ($5.00 par value) outstanding.

Transitional Small Business Disclosure Format:    Yes  ☐    No  ☒

CUYAMACA BANK, N.A.

CONDENSED STATEMENTS OF FINANCIAL CONDITION

	June 30, 2004	December 31, 2003
	(Unaudited)
ASSETS

Cash and due from banks	$3,724,000	$3,168,000
Federal funds sold	7,197,000	9,110,000

Total cash and cash equivalents	10,921,000	12,278,000

Interest bearing time deposits in other banks	1,675,000	4,176,000
Investments available-for-sale	6,953,000	9,111,000
Investments held-to-maturity	3,256,000	3,340,000
Investments in Federal Reserve Bank and Federal Home Loan Bank stock	575,000	393,000

Loans	89,878,000	72,235,000
Less:
Unearned income	(371,000)	(332,000)
Allowance for loan losses	(869,000)	(774,000)

Net loans	88,638,000	71,129,000

Premises and equipment, net	2,259,000	1,384,000
Accrued interest receivable	365,000	349,000
Deferred tax assets, net	464,000	406,000
Cash surrender value of life insurance	1,026,000	1,000,000
Other assets	619,000	462,000

Totals	$116,751,000	$104,028,000

LIABILITIES AND STOCKHOLDERS’ EQUITY

Liabilities:
Deposits:
Noninterest-bearing	$36,724,000	$31,823,000
Money market, NOW and savings	38,552,000	34,166,000
Time	27,034,000	26,198,000

Total deposits	102,310,000	92,187,000
Other borrowings	4,540,000	2,540,000
Accrued interest and other liabilities	758,000	874,000

Total liabilities	107,608,000	95,601,000

Commitments and contingencies

Stockholders’ equity:
Common stock, par value $5.00 per share; 2,000,000 shares authorized; 928,916 and 894,819 shares issued and outstanding	4,644,000	4,474,000
Additional paid-in capital	3,804,000	3,615,000
Retained earnings	674,000	235,000
Accumulated other comprehensive income—unrealized net holding gains on available-for-sale securities, net of deferred taxes of $14,000 and $71,000	21,000	103,000

Total stockholders’ equity	9,143,000	8,427,000

Totals	$116,751,000	$104,028,000

See Notes to Condensed Financial Statements.

2

CUYAMACA BANK, N.A.

CONDENSED STATEMENTS OF INCOME AND COMPREHENSIVE INCOME

(Unaudited)

	For the three months ended June 30,		For the six months ended June 30,
	2004	2003	2004	2003
Interest income:
Interest and fees on loans	$1,460,000	$1,314,000	$2,787,000	$2,552,000
Interest on investment securities	113,000	126,000	241,000	272,000
Interest on Federal funds sold	12,000	21,000	30,000	37,000
Interest on deposits in other banks	10,000	10,000	27,000	20,000

Total interest income	1,595,000	1,471,000	3,085,000	2,881,000

Interest expense:
Time deposits of $100,000 or more	69,000	80,000	137,000	150,000
Other deposits	108,000	136,000	212,000	276,000
Other borrowings	22,000	2,000	36,000	2,000

Total interest expense	199,000	218,000	385,000	428,000

Net interest income	1,396,000	1,253,000	2,700,000	2,453,000
Provision for loan losses	45,000	47,000	95,000	93,000

Net interest income after provision for loan losses	1,351,000	1,206,000	2,605,000	2,360,000

Noninterest income:
Customer service charges	173,000	167,000	354,000	331,000
Gain on sale of loans	112,000	117,000	187,000	186,000
Gain on sale of AFS securities	17,000	—	17,000	—
Other income	20,000	18,000	97,000	41,000

Total noninterest income	322,000	302,000	655,000	558,000

Noninterest expense:
Salaries and employee benefits	728,000	732,000	1,472,000	1,431,000
Occupancy expenses	136,000	114,000	260,000	218,000
Other furniture and equipment expenses	76,000	71,000	137,000	143,000
Other operating expenses	375,000	320,000	681,000	606,000

Total noninterest expense	1,315,000	1,237,000	2,550,000	2,398,000

Income before income taxes	358,000	271,000	710,000	520,000
Provision for income taxes	135,000	102,000	268,000	194,000

Net income	$223,000	$169,000	$442,000	$326,000

Basic earnings per share	$0.24	$0.19	$0.48	$0.38

Diluted earnings per share	$0.23	$0.18	$0.46	$0.35

Comprehensive income:
Net income	$223,000	$169,000	$442,000	$326,000
Net increase (decrease) in fair value of available for-sale securities, net of deferred tax effects	(106,000)	10,000	(82,000)	(20,000)

Comprehensive income	$117,000	$179,000	$360,000	$306,000

See Notes to Condensed Financial Statements.

3

CUYAMACA BANK, N.A.

CONDENSED STATEMENTS OF CASH FLOWS

(Unaudited)

	For the six months ended June 30,
	2004	2003
Operating activities:
Net income	$442,000	$326,000
Adjustments to reconcile net income to net cash provided by (used in) operating activities:
Provision for loan losses	95,000	93,000
Depreciation and amortization	144,000	158,000
Gain on sale of loans	(187,000)	(186,000)
Dividends on cash surrender value life insurance	(26,000)	(26,000)
Increase (decrease) from changes in:
Accrued interest receivable	(16,000)	28,000
Other assets	(157,000)	(212,000)
Accrued interest and other liabilities	(116,000)	(13,000)

Net cash provided by (used in) operating activities	179,000	168,000

Investing activities:
Net (increase) decrease in:
Interest bearing time deposits in other banks	2,501,000	(196,000)
Loans	(22,241,000)	(15,792,000)
Purchases of available-for-sale securities	—	(507,000)
Proceeds from maturities and redemptions of available-for-sale securities	1,273,000	2,714,000
Proceeds from sales of available-for-sale securities	712,000	0
Proceeds from maturities and redemptions of held-to-maturity securities	83,000	2,094,000
Purchases of Federal Reserve Bank and Federal Home Loan Bank stock	(182,000)	(53,000)
Proceeds from sale of loans	4,824,000	5,230,000
Acquisitions of premises and equipment	(985,000)	(1,034,000)

Net cash used in investing activities	(14,015,000)	(7,544,000)

Financing activities:
Net increase in deposits	10,123,000	10,215,000
Net increase in other borrowings	2,000,000	1,500,000
Proceeds from exercise of stock options	24,000	—
Proceeds from exercise of warrants	335,000	—
Cash paid in lieu of fractional shares on 5% stock dividend	(3,000)	—

Net cash provided by financing activities	12,479,000	11,715,000

Net increase (decrease) in cash and cash equivalents	(1,357,000)	4,339,000

Cash and cash equivalents:
Beginning of period	12,278,000	7,389,000

End of period	$10,921,000	$11,728,000

Supplementary cash flow data:
Interest paid	$394,000	$412,000

Income taxes paid	$507,000	$202,000

Noncash investing activities:
Effect of net increase (decrease) in fair value of available-for-sale securities, net of deferred taxes	$(82,000)	$(20,000)

See Notes to Condensed Financial Statements.

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CUYAMACA BANK, N.A.

NOTES TO UNAUDITED CONDENSED FINANCIAL STATEMENTS

1. Cuyamaca Bank, N.A. (the “Bank”) is organized under the laws of the United States, and operates as a commercial bank in the State of California. The accompanying condensed financial statements of the Bank are unaudited and reflect all adjustments (consisting of normal recurring adjustments) which are, in the opinion of management, necessary for a fair presentation of the financial position, operating results and cash flows as of June 30, 2004 and for the interim periods ended June 30, 2004 and 2003. The condensed financial statements should be read in conjunction with the financial statements and notes thereto, together with management’s discussion and analysis of financial condition and results of operations, contained in the Bank’s Annual Report on Form 10-KSB for the year ended December 31, 2003. The results of operations for the three month and six month periods ended June 30, 2004 are not necessarily indicative of the results to be expected for the entire year ending December 31, 2003.

2. The Bank accounts for earnings per share in accordance with Statement of Financial Accounting Standards No. 128, Accounting for Earnings per Share (“SFAS 128”), which established standards for computing and presenting “basic” and “diluted” earnings per share. Basic earnings per share is computed by dividing net income for the period by the weighted average number of common shares outstanding. Diluted earnings per share is computed by dividing net income for the period by the weighted average number of common shares outstanding and the dilutive effect of outstanding stock options and warrants. The weighted average number of common shares used for the computation of basic earnings per share was 928,530 and 869,325 shares for the three months, and 920,501 and 869,325 for the six months ended June 30, 2004 and 2003, respectively. The weighted average number of common shares used for the computation of diluted earnings per share was 980,592 and 921,288 for the three months, and 964,913 and 918,992 for the six months ended June 30, 2004 and 2003, respectively, which reflects the effect of the assumed exercise of stock options and warrants using the treasury stock method. Share and per share information in the accompanying condensed financial statements and these notes have been retroactively adjusted for the 5% stock dividend declared on April 28, 2004 to shareholders of record on May 4, 2004, paid on May 18, 2004.

3. Stock Option Plan

A description of the Bank’s 2003 and 1998 Stock Option Plans and other information related to stock options are included in Note 8 in its Annual Report on Form 10-KSB for the year ended December 31, 2003. Certain information related to options outstanding at June 30, 2004 and changes in options outstanding during the six months ended June 30, 2004 is summarized below.

	Shares or Price Per Share	Weighted Average Exercise Price
Outstanding at January 1, 2004	144,026	$11.07
Options granted	29,325	17.14
Options exercised	(2,498)	8.99
Options cancelled	(2,990)	10.81

Options outstanding at June 30, 2004	167,863	$12.15

Weighted average fair value of options granted during the six months ended June 30, 2004	$3.51

The Bank continues to measure compensation cost related to stock options issued to employees using the intrinsic value method of accounting prescribed by Accounting Principles Board Opinion No. 25 (“APB 25”), Accounting For Stock Issued To Employees. The Bank has adopted the disclosure-only provisions of Statement of Financial Accounting Standards No. 123 (“SFAS 123”), and Statement of Financial Accounting Standards

5

CUYAMACA BANK, N.A.

NOTES TO UNAUDITED CONDENSED FINANCIAL STATEMENTS—(Continued)

No. 148 (“SFAS 148”), Accounting for Stock-Based Compensation. Accordingly, no earned or unearned compensation cost was recognized in the accompanying condensed financial statements for the stock options granted by the Bank to its employees since all of those options have been granted at exercise prices that equaled or exceeded the market value at the date of grant. The Bank’s historical net income and earnings per common share and pro forma net income and earnings per share assuming compensation cost had been determined based on the fair value at the grant date for all awards by the Bank consistent with the provisions of SFAS 123 are set forth below.

	Three Months Ended June 30,		Six Months Ended June 30,
	2004	2003	2004	2003
Net income—as reported	$223,000	$169,000	$442,000	$326,000
Deduct total stock-based employee compensation expense determined under fair value-based method for all awards	(79,000)	(6,000)	(100,000)	(22,000)

Net income—pro forma	$144,000	$163,000	$342,000	$304,000

Basic earnings per share—as reported	$0.24	$0.19	$0.48	$0.38
Basic earnings per share—pro forma	$0.16	$0.19	$0.37	$0.35
Diluted earnings per share—as reported	$0.23	$0.18	$0.46	$0.35
Diluted earnings per share—pro forma	$0.15	$0.18	$0.35	$0.33

4. Other borrowings

The Bank is a member of the Federal Home Loan Bank and is approved to borrow, subject to certain collateral requirements, up to 25% of total assets or twenty times the Bank’s investment in Federal Home Loan Bank Stock, whichever is less. As of June 30, 2004 the Bank had outstanding advances of $4,540,000. The amount, maturity date, and interest rate for each advance are summarized below:

Amount	Maturity Date	Interest Rate
$750,000	July 29, 2004	1.22%
1,000,000	May 10, 2005	1.98%
540,000	September 30, 2006	1.21%
750,000	November 20, 2006	2.75%
750,000	March 12, 2007	2.22%
500,000	November 16, 2007	2.51%
250,000	March 11, 2009	3.07%

$4,540,000

6

ITEM 2. Management’s Discussion and Analysis or Plan of Operation

Basis of Presentation

The following discussion and analysis of financial condition and results of operations should be read in conjunction with the Unaudited Condensed Financial Statements, including the Notes thereto, and other data presented elsewhere herein.

Forward Looking Statements

This Quarterly Report on Form 10-QSB contains forward-looking statements concerning the Bank’s beliefs, plans, objectives, goals, expectations, anticipations, estimates, intentions, operations, future results and prospects, including statements that include the words “may,” “could,” “should,” “would,” “believe,” “expect,” “will,” “shall,” “anticipate,” “estimate,” “intend,” “plan” and similar expressions. These forward-looking statements are based upon current expectations and are subject to risk, uncertainties and assumptions, including those described in this quarterly report. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those anticipated, estimated, expected, projected, intended, committed or believed. In connection with the safe harbors created by Section 21E of the Securities Exchange Act and the provisions of the Private Securities Litigation Reform Act of 1995, the Bank provides the following cautionary statement identifying important factors (some of which are beyond the Bank’s control) which could cause the actual results or events to differ materially from those set forth in or implied by the forward-looking statements and related assumptions. Such factors include, without limitation, the following:

The effect of changing regional and national economic conditions, especially as they may affect the demand for loans and other banking services or lead to increased loan losses.

The effects of trade, monetary and fiscal policies and laws.

Increasing or decreasing interest rate environments, or changing interest rate policies of the Fed, which could lead to decreased net interest margin and volatility of rate sensitive loans and deposits.

Stock and bond market and monetary fluctuations.

Credit risks of commercial, SBA, real estate, consumer and other lending activities, including risks related to changes in the values of real estate and other security for loans.

Changes in federal and state banking and financial services laws and regulations.

Competitors in the Bank’s market area with greater financial resources than the Bank.

Competitors in the Bank’s market area of similar size, with similar business plans and/or offering similar services.

The Bank’s ability to develop competitive new products and services and the acceptance of those products and services by targeted customers and, when required, regulators.

The Bank’s ability to securely and effectively implement new technology (including Internet services) for both the delivery of services and internal operations.

The willingness of customers to substitute competitors’ products and services for those of the Bank and vice versa.

Changes in consumer and business spending and savings habits.

Unanticipated regulatory or judicial proceedings.

The loss of significant customers.

The risk and cost resulting from the opening of one or more new offices and adding employees.

The loss of executives or key employees.

7

Credit quality deterioration among the Bank’s current or future customers that could cause an increase in the provision for loan losses.

Dividend restrictions.

The effects of the September 11, 2001 terrorist attacks and their aftermath along with increased political tensions in the Middle East and elsewhere.

The war in Iraq that began on March 19, 2003.

Increased regulation of the securities markets, including the securities of the Bank, whether pursuant to the Sarbanes-Oxley Act of 2002 or otherwise.

The proposed merger agreement and plan of organization dated as of June 28, 2004 among Community Bancorp, Inc. and Cuyamaca Bank, N.A. may not occur.

Other internal and external developments that could materially impact the Bank’s operational and financial performance.

Investors and other readers are cautioned not to place undue reliance on forward-looking statements, which reflect management’s analysis only as of the date of the statement. The Bank undertakes no obligation to revise any forward-looking statement to reflect later events or circumstances.

Critical Accounting Policies

A critical accounting policy is defined as one that is both material to the presentation of the Bank’s financial statements and requires management to make difficult, subjective or complex judgments that could have a material effect on the Bank’s financial condition and results of operations. Management believes that the following are critical accounting policies.

Use of Estimates in the Preparation of Financial Statements. The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires the Bank’s management to make estimates and assumptions that affect reported amounts of assets and liabilities, and disclosures of contingent assets and liabilities at the date of the statements of financial condition, and reported amounts of revenues and expenses during the reporting period for the year then ended. Actual results could differ significantly from those estimates. Note 1 to the Financial Statements contained in the Bank’s Annual Report on Form 10-KSB for December 31, 2003 describes the Bank’s significant accounting policies.

Loans. Loans receivable that management has the intent and ability to hold for the foreseeable future or until maturity or payoff are reported at their outstanding unpaid principal balances reduced by any charge-offs or specific valuation accounts and net of any deferred fees or costs on originated loans, or unamortized premiums or discounts on purchased loans. Loan origination fees and certain direct origination costs are capitalized and recognized as an adjustment of the yield of the related loan. The accrual of interest on impaired loans is discontinued when, in management’s opinion, the borrower may be unable to meet payments as they become due. When interest accrual is discontinued, all unpaid accrued interest is reversed. Interest income is subsequently recognized only to the extent cash payments are received.

Allowance for Loan Losses. The allowance for loan losses is adjusted by charges to income and decreased by charge-offs (net of recoveries). Management’s periodic evaluation of the adequacy of the allowance is based on the Bank’s past loan loss experience, known and inherent risks in the portfolio, adverse situations that may affect the borrower’s ability to repay, the estimated value of any underlying collateral, and current economic conditions.

Income Taxes. Deferred income taxes are computed using the asset and liability method, which recognizes a liability or asset representing the tax effects, based on current tax law, of future deductible or taxable amounts

8

attributable to events that have been recognized in the consolidated financial statements. A valuation allowance is established to reduce the deferred tax asset to the level at which it is “more likely than not” that the tax asset or benefits will be realized. Realization of tax benefits of deductible temporary differences and operating loss carryforwards depends on having sufficient taxable income of an appropriate character within the carryforward periods.

Recent Accounting Pronouncements

Accounting for the Impairment or Disposal of Long-Lived Assets

In August 2001, the Financial Accounting Standards Board (the “FASB”) issued Statement of Financial Accounting Standards No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets” (“SFAS 144”). Among other things, SFAS 144 provides guidance on the implementation of previous pronouncements related to when and how to measure impairment losses on long-lived assets and how to account for discontinued operations.

The Bank adopted SFAS 144 on January 1, 2003. The adoption of SFAS 144 did not have a material impact on the Bank’s financial position or results of operations.

Accounting for Stock-Based Compensation—Transition and Disclosure

In January 2003, the Financial Accounting Standards Board (the “FASB”) issued Statement of Financial Accounting Standards No. 148, “Accounting for Stock-Based Compensation” (“SFAS 148”). SFAS 148 amends SFAS No. 123, to provide alternative methods of transition for a voluntary change to the fair value based method of accounting for stock-based employee compensation. In addition, SFAS No. 148 amends the disclosure requirements of SFAS No. 123 to require prominent disclosures in both annual and interim financial statements about the method of accounting for stock-based employee compensation and the effect of the method used on reported results. If awards of stock-based employee compensation were outstanding and accounted for under the intrinsic value method of APB Opinion No. 25, “Accounting for Stock Issued to Employees” (“APB No. 25”), certain disclosures have to be made for any period for which an income statement is presented.

SFAS No. 148 shall be effective for financial statements for fiscal years ending after December 15, 2003. We continue to apply APB No. 25 in accounting for stock-based compensation and adopted the disclosure requirements of SFAS No. 123 and SFAS No. 148.

Derivative Instruments and Hedging Activities

In April 2003, the FASB issued SFAS No. 149, “Amendment of Statement 133 on Derivative Instruments and Hedging Activities” (SFAS No. 149”). The provisions of SFAS No. 149 that relate to SFAS No. 133 and No. 138 implementation issues that have been effective for fiscal quarters that began prior to June 15, 2003 should continue to be applied in accordance with their respective effective dates. In addition, provisions of SFAS No. 149 which relate to forward purchases or sales of when-issued securities or other securities that do not yet exist, should be applied to both existing contracts and new contracts entered into after June 30, 2003. The changes in SFAS No. 149 improve financial reporting by requiring that contracts with comparable characteristics be accounted for similarly. In particular, SFAS No. 149 (1) clarifies under what circumstances a contract with an initial net investment meets the characteristic of a derivative discussed in paragraph 6(b) of SFAS No. 133 and No. 138, (2) clarifies when a derivative contains a financing component, (3) amends the definition of an underlying to conform it to language used in FIN 45, and (4) amends certain other existing pronouncements. Those changes will result in more consistent reporting of contracts as either derivatives or hybrid instruments.

SFAS No. 149 is effective for contracts entered into or modified after June 30, 2003, except as stated above and for hedging relationships designated after June 30, 2003. In addition, except as stated above, all provisions of SFAS No. 149 should be applied prospectively.

We do not expect the adoption of SFAS No. 149 to have a material impact on the Bank’s financial position or results of operations.

9

Certain Financial Instruments with Characteristics of both Liabilities and Equity

In May 2003 the FASB issued SFAS No. 150 “Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity” (“SFAS No. 150”). This statement requires that an issuer classify financial instruments that are within its scope as a liability. Many of those instruments were classified as equity under previous guidance.

Most of the guidance in SFAS No. 150 is effective for all financial instruments entered into or modified after May 31, 2003, and otherwise effective at the beginning of the first interim period beginning after June 15, 2003.

We are currently evaluating the provisions of this statement, and do not believe that it will have an impact on the Bank’s financial position or results of operations.

Consolidation of Variable Interest Entities

In January 2003 the FASB issued FIN 46. FIN 46 explains how to identify variable entities and how an enterprise assesses its interests in a variable interest entity to decide whether to consolidate that entity. FIN 46 requires existing unconsolidated variable interest entities to be consolidated by their primary beneficiaries if the entities do not effectively disperse risks among parties involved. Variable interest entities that effectively disperse risks will not be consolidated unless a single party holds an interest or combination of interests that effectively recombines risks that were previously dispersed.

FIN 46 applies immediately to variable interest entities created after January 31, 2003, and to variable interest entities in which an enterprise obtains an interest after that date. It applies in the first fiscal year or interim period beginning after June 15, 2003 to variable interest entities in which an enterprise holds a variable interest that is acquired before February 1, 2003.

FIN 46 may be applied prospectively with a cumulative-effect adjustment as of the date on which it is first applied or by restating previously issued financial statements for one or more years with a cumulative-effect adjustment as of the beginning of the first year restated.

We are currently evaluating the impact of FIN 46 and do not believe that it will have an impact on the Bank’s financial position or results of operations.

The FASB and the Accounting Standards Executive Committee of the American Institute of Certified Public Accountants had issued certain other accounting pronouncements as of June 30, 2003 that will become effective in subsequent periods; however, management of the Bank does not believe that any of those pronouncements would have significantly affected the Bank’s financial accounting measurements or disclosures had they been in effect during 2003 and 2003.

Results of Operations

Net income for the three month period ended June 30, 2004 was $223,000 compared to $169,000 for the same period in 2003. Basic earnings per share for the three month period ended June 30, 2004 was $0.24 compared to $0.19 per share for the three month period ended June 30, 2003. Diluted earnings per share for the three month period ended June 30, 2004 was $0.23 compared to $0.18 for the same period in 2003.

Net income for the six month period ended June 30, 2004 was $442,000 compared to $326,000 for the same period in 2003. Basic earnings per share for the six month period ended June 30, 2004 was $0.48 compared to $0.38 per share for the six month period ended June 30, 2003. Diluted earnings per share for the six month period ended June 30, 2004 was $0.46 compared to $0.35 for the same period in 2003.

10

For the three and six month periods ended June 30, 2004, the Bank’s growth, especially the growth of loans, lead to higher earnings. For the six month period ended June 30, 2004, total assets increased 12.2%, gross loans increased 24.4% and total deposits increased 11.0%. In addition to loan growth, net income increased as a result of lower interest expense, due to lower yields. Customer service charges also increased in the three and six month periods ended June 30, 2004 primarily from the growth of the Bank.

Interest and fees on loans was higher due to loan growth. Table 1 below, called Analysis of Average Rates and Balances, shows average net loans increasing $13.9 million or approximately 20.4% from June 30, 2003 to June 30, 2004. However, Table 2 shows that interest income from loan growth was offset, somewhat, by lower average yields, which decreased from 7.58% for the six month period ended June 30, 2003 to 6.88% for the six month period ended June 30, 2004. This was due, in part, to the 25 basis point decrease in the Federal funds rate and, correspondingly, the prime interest rate in late June 2003, as well as strong competitive pricing for loans. Loan growth over the past year was achieved primarily as a result of the Bank’s business development efforts, opening the Encinitas office in June 2003, and being awarded a Small Business Administration (“SBA”) preferred lender. For the six month period ended June 30, 2004, a majority of loan growth has been in commercial real estate, construction and SBA lending.

Average investment securities declined approximately $1.2 million or 8.7%, generally due to maturities and redemptions. No investment securities were purchased in the six month period ended June 30, 2004 primarily due to the Bank’s desire to increase loans. Yields were slightly lower for the six month period ended June 30, 2004 compared to the same period in 2003. Two investment securities, classified available-for-sale, were sold for a total gain of $17,000 in order to provide additional funds for lending and to capture the unrealized gain in anticipation of expected interest rate increases.

The amount of average Federal funds sold was slightly higher for the six month period ended June 30, 2004 compared to the six month period ended June 30, 2003. Yields were lower at 0.95% for the six month period ended June 30, 2004 compared to 1.19% for the same period in 2003 due to the 25 basis point decrease in the Federal funds rate by the Federal Reserve in June 2003.

Average deposits with other financial institutions increased approximately $1.7 million in the six month period ended June 30, 2004 compared to 2003 to achieve higher yields than those available with Federal funds sold. However, yields declined from 3.00% in the six month period ended June 30, 2003 to 1.76% for the same period in 2004 due to the additional investments at lower current rates.

Total interest expense declined in both the three and six month periods ended June 30, 2004 compared to the same periods in 2003 primarily as a result of the decline in average yields from 1.43% for the six month period ended June 30, 2003 to 1.15% for the same period in 2004 due to the overall decline in interest rates. Both time deposits of $100,000 or more and other interest-bearing deposits, on average, increased in the six month period ended June 30, 2004 compared to 2003, the latter the result of the Bank’s business development efforts.

For the six month period ended June 30, 2004 compared to the same period in 2003, the Bank increased the amount of advances from the Federal Home Loan Bank of San Francisco (“FHLB”) at rates and terms generally more favorable than comparable time deposits of $100,000 or more. The Bank’s strategy was to borrow for periods of up to five years from the FHLB at historically low rates (see Note 4 to the condensed financial statements).

11

Table 1

Analysis of Average Rates and Balances

Six Months Ended June 30,

(Dollars in thousands)

	2004			2003
(In thousands)	Average Balance	Interest Income/ Expense	Interest Yields(4)	Average Balance	Interest Income/ Expense	Interest Yields(4)
ASSETS
Loans, net (1)(2)	$81,724	$2,787	6.88%	$67,864	$2,552	7.58%
Investment securities (3)	12,224	241	3.98%	13,387	272	4.10%
Federal funds sold	6,351	30	0.95%	6,255	37	1.19%
Deposits with financial institutions	3,085	27	1.76%	1,345	20	3.00%

Total interest-earning assets	$103,384	$3,085	6.02%	$88,851	$2,881	6.54%

Noninterest-earning assets	7,872			6,460

Total assets	$111,256			$95,311

LIABILITIES & STOCKHOLDERS’ EQUITY
Time deposits of $100,000 or more	$14,251	$137	1.94%	$13,140	$150	2.30%
All other interest-bearing deposits	49,644	212	0.86%	46,995	276	1.18%
Other borrowings	3,772	36	1.92%	370	2	1.09%

Total interest-bearing liabilities	$67,667	$385	1.15%	$60,505	$428	1.43%

Noninterest-bearing deposits	33,849			26,443
Other liabilities	805			685
Stockholders’ equity	8,935			7,678

Total liabilities and stockholders’ equity	$111,256			$95,311

Interest income/earning assets		$3,085	6.02%		$2,881	6.54%
Interest expense/earning assets		385.75%			428.97%

Net interest income		$2,700	5.27%		$2,453	5.57%

(1)	Nonaccrual loans are included in net loans.
(2)	Loan fees are included in interest income on loans.
(3)	Income and yields on investments are not adjusted to a fully tax-equivalent basis.
(4)	Interest yields have been annualized.

12

The following table illustrates the increases in net interest income as a result of changes in average volumes or rates for the six month period ended June 30, 2004 compared to the same period in 2003:

Table 2

Analysis of Volume and Interest Rate Changes

(In thousands)

	Six Months Ended June 30, 2004 Compared to 2003 Period Attributable to Change
	In Volume	In Rate	In Total
Loans, net	$488	$(253)	$235
Investment securities	(23)	(8)	(31)
Federal funds sold	1	(8)	(7)
Deposits with financial institutions	18	(11)	7

Total	$484	$(280)	$204

Time deposits of $100,000 or more	$12	$(25)	$(13)
All other deposits	15	(79)	(64)
Other borrowings	25	9	34

Total	$52	$(95)	$(43)

Net interest income	$432	$(185)	$247

Changes due to both volume and rate are allocated to volume.

In summary, net interest income increased primarily as a result of the growth of loans and the resulting higher interest and fees on loans and lower interest expense due to lower rates paid on interest-bearing deposits. From June 30, 2003 to June 30, 2004 average interest-earning assets grew by approximately 16.4%. Due to declining interest rates, however, between these same periods the yield on average earning assets declined more than the yield on interest-bearing liabilities, resulting in a net yield of 5.27% in the six month period ended June 30, 2004 compared to 5.57% for the same period in 2003.

Provision for loan losses

When determining the provision for loan losses, management considers such factors as loan growth, historical loan losses, delinquencies, current economic factors, collateral values, and potential risks identified in the portfolio. Because of low delinquencies, the provision for loan losses decreased during the three month period ended June 30 compared to the same period in 2003 and increased $2,000 for the six month period ended June 30, 2004 compared to the six month period ended June 30, 2003. There were no loan losses or recoveries for the three and six month periods ended June 30, 2004. Loans 90 days or more past due totaled $57,000 and there were no loans on non-accrual status.

Noninterest Income

Customer service charges increased in the three and six month periods ended June 30, 2004 compared to the same periods in 2003 primarily as a result of the growth of business account services and fees, and other deposit account related fees and charges. In addition, merchant deposit accounts continue to increase and generate higher fee income from processing merchant credit card transactions.

13

Table 3 shows gains on sale of SBA and SFR loans for the three and six month periods ended June 30, 2004 and 2003.

Table 3

	Three months Ended June 30,		Six Months Ended June 30,
	2004	2003	2004	2003
Gains on sale of SBA loans	$91,000	$64,000	$132,000	$117,000
Gains on sale of SFR loans	21,000	53,000	55,000	69,000

Totals	$112,000	$117,000	$187,000	$186,000

Gains on sale of loans are the result of sales of SBA and single-family residential real estate loans (“SFR”) loans. The Bank’s SBA department has grown, in part, as a result of the Bank’s small business development efforts and further helped by the awarding of preferred lender status by the Small Business Administration in November, 2003. As a result, the Bank has increased the number of SBA loans sold. In addition, lower interest rates, in general, have resulted in higher prices for sold loans.

Gains resulting from the origination and sale of SFR loans have decreased in the three and six month periods ended June 30, 2004 compared to the same periods in 2003 as a result of a slowdown in mortgage origination and refinancing due to rising interest rates.

Other income increased in the three and six months ended June 30, 2004 compared to 2003 as a result of increased SBA loan servicing fees and earnings recognized from the increase in cash surrender value of bank-owned life insurance. In addition, in the first quarter of 2004, the Bank earned a fee of $56,000 for referring a loan transaction that exceeded our lending limit to another financial institution.

Noninterest Expense

Salaries and employee benefits decreased $4,000 in the three month period ended June 30, 2004 as a result of a reduction in workers compensation insurance costs, which had risen significantly in 2003. In addition, the number of full-time equivalent employees (“FTE”) has remained the same. At June 30, 2004 the Bank had 53.7 FTE compared to 53.8 at June 30, 2003.

For the six month period ended June 30, 2004 salaries and employee benefits increased $41,000 or approximately 2.9% compared to the same period in 2003 due primarily to cost of living adjustments and other pay increases granted to staff members for improved performance.

Occupancy expenses increased $22,000 and $42,000, respectively, in the three and six month periods ended June 30, 2004 compared to 2003, respectively, due to cost of living adjustments for rents, higher maintenance, utility and other operating costs. The Bank completed improvements to and began occupying its new El Cajon office in the three month period ended June 30, 2004. The transition to the new facility did increase expenses in the second quarter of 2004, but will not significantly increase occupancy costs in the future.

Furniture and equipment expenses increased $5,000 in the three months ended June 30, 2004 compared to the same period in 2003, but decreased $6,000 in the six month period ended June 30, 2004 compared to the six month period ended June 30, 2003. The increase in the three month period ended June 30, 2004 was largely the result of increased costs associated with the opening of the new El Cajon facility. The decrease in the six month period ended June 30, 2004 was the result of lower depreciation on computers and other bank equipment that has been disposed of and replaced at much lower costs.

14

Other operating expenses increased $55,000 and $75,000 in the three and six month periods ended June 30, 2004 compared to the same periods in 2003, respectively, primarily as a result of higher operating expenses related to the growth of the bank. Legal and related settlement expenses, in particular, were higher due to the defense costs and settlement payment to finally resolve the Harbor Pointe, Ltd vs. Harbor Point II litigation. (see Part II Item 1. Legal Proceedings).

The provision for income taxes increased due to higher pre-tax profits in both the three and six month periods ended June 30, 2004 compared to the same periods in 2003. The Bank’s effective tax rate increased slightly to 37.7% in the six month period ended June 30, 2004 compared to 37.3% for the same period in 2003. Generally, the Bank has not increased its portfolio of tax-exempt investment securities due to the current low interest rate environment and the Bank’s unwillingness to lengthen maturities associated with most tax-exempt investments to receive higher yields.

Liquidity

Cash and cash equivalents at June 30, 2004 totaled $10.9 million, or approximately 9.4% of total assets compared to $12.3 million or 11.8% at December 31, 2003 and $6.4 million or 5.6% at March 31, 2004. The decrease in cash and cash equivalents for the six month period ended June 30, 2004 was primarily the result of loan growth. The increase in cash and cash equivalents for the three month period ended June 30, 2004 was the result of a slowdown in loan growth, coupled with an increase in other borrowings, plus the sale and increased maturities of available-for-sale securities.

To provide additional funding, as needed, the Bank is a member of the Federal Home Loan Bank of San Francisco and is approved to borrow, subject to certain collateral pledging requirements and other restrictions, up to 25% of total assets. As of June 30, 2004, the Bank could borrow $5.8 million in addition to the $4.5 million then outstanding, for periods of up to five years without restrictions. The Bank intends to use this facility, as the need arises, to improve liquidity and asset/liability management.

As an additional source of short-term liquidity, the Bank maintains lines of credit with correspondent banks for the purchase of overnight funds totaling $3.0 million. These lines are subject to availability of funds. Historically, the Bank has used its borrowing capabilities infrequently.

The only restriction on the Bank’s cash and cash equivalents is a $50,000 compensating balance arrangement with the Federal Reserve Bank of San Francisco. The Bank, however, maintains similar compensating balances with other correspondent banks to partially offset account charges.

Short-term securities classified as available-for-sale provide a secondary source of liquidity because these securities can be sold at any time, if necessary. The fair value of available-for-sale securities as of June 30, 2004 was approximately $7.0 million.

Capital

Cuyamaca Bank, N.A. continues to be classified under the Federal banking agencies’ regulatory requirements as “well” capitalized. The Bank maintains a margin of capital in excess of the minimum requirements, which will allow for future growth.

15

The following table shows the Bank’s risk-based capital ratios at June 30, 2004 and December 31, 2003.

Risk-Based Capital

(Dollars in thousands)

	Actual		For Capital Adequacy Purposes		To Be Well Capitalized Under Prompt Corrective Action Provisions
	Amount	Ratio	Amount	Ratio	Amount	Ratio
As of June 30, 2004:
Total Capital (to risk-weighted assets)	$9,921	10.3%	$7,265	≥8.0%	$9,081	≥10.0%
Tier I Capital (to risk-weighted assets)	$9,052	9.4%	$3,633	≥4.0%	$5,449	≥6.0%
Tier I Capital (to average assets)	$9,052	7.9%	$4,447	≥4.0%	$5,559	≥5.0%

As of December 31, 2003:
Total Capital (to risk-weighted assets)	$7,959	12.1%	$5,284	≥8.0%	$6,605	≥10.0%
Tier I Capital (to risk-weighted assets)	$7,313	11.1%	$2,642	≥4.0%	$3,963	≥6.0%
Tier I Capital (to average assets)	$7,313	8.3%	$3,531	≥4.0%	$4,414	≥5.0%

During the fourth quarter of 2003 and the first quarter of 2004 the Bank increased common stock and surplus as a result of a warrant offering that began on November 17, 2003 and ended on March 12, 2004, after the Board of Directors voted to extend the offering from its original expiration date of February 16, 2004. The warrant offering was in connection with a public offering of common stock and warrants in 2000 where a total of 55,312 warrants were issued, adjusted for the two 5% stock dividends declared, one each on February 28, 2001 and September 14, 2002. Because of these two stock dividends, each original warrant exercised converted into 1.1025 shares of common stock at a per share price of approximately $10.88. As of March 12, 2004, warrants to purchase 51,529 shares had been exercised as a result as to which the Bank received net proceeds of $555,000. The remaining unexercised warrants subsequently expired.

The Bank has not paid a cash dividend in several years and, at this time, does not intend to pay a cash dividend in the foreseeable future. The Bank declared and paid a 5% stock dividend on May 18, 2004 to shareholders of record on May 4, 2004. 5% stock dividends were also paid in 2003 and 2001. The Bank prefers a stock dividend because it allows the Bank to retain its capital funds while providing a return to its stockholders. The Bank believes the most effective use of its capital and earnings is to finance its growth and operations.

16

ITEM 3. Controls and Procedures

The Bank maintains disclosure controls and procedures designed to provide reasonable assurance that information required to be disclosed in the reports we file with the Office of the Comptroller of the Currency is recorded, processed, summarized and reported within the time periods specified by Securities and Exchange Commission rules. The Bank carried out an evaluation of the effectiveness of the design and operation of the Bank’s disclosure controls and procedures as of June 30, 2004 pursuant to Rule 13a-14 and 15d-14 of the Securities Exchange Act of 1934. This evaluation was carried out under the supervision and with the participation of Bank management, including the President and Chief Executive Officer, and Chief Financial Officer.

Based upon that evaluation, the Bank’s President and Chief Executive Officer, and Chief Financial Officer concluded that the Bank’s disclosure controls and procedures are effective in timely alerting them to material information required to be included in the Bank’s periodic reports and filings with the Office of the Comptroller of the Currency under the Securities Act of 1934. Such evaluation did not identify any change in the Bank’s internal control over financial reporting that occurred during the quarter ended June 30, 2004 that has materially affected, or is reasonably likely to materially affect, the Bank’s internal control over financial reporting.

17

PART II—OTHER INFORMATION

ITEM 1. Legal Proceedings

In the ordinary course of business, the Bank is subject to claims, counter actions and other litigation of a non-material nature that are typical in the business of banking.

During the three month period ended June 30, 2004 the Bank settled, for a payment of $80,000, the Harbor Pointe, Ltd, et al. vs. Harbor Point II, et al. lawsuit that was originally filed on March 26, 2003. Because of potentially extensive legal costs, the Bank felt it was in its best interest to settle, especially due to the pending merger with Community Bancorp, Inc. (See Item 6 (b) below).

ITEM 2. Changes in Securities

None.

ITEM 3. Defaults upon Senior Securities

None.

ITEM 4. Submission of Matters to a Vote of Security Holders

The Annual Meeting of Stockholders was held on May 26, 2004. A total of 766,880 shares or 86.7% of the total outstanding shares were voted in person or by proxy. Only one matter was brought before stockholders, the election of ten directors. All ten director nominees were elected.

ITEM 5. Other Information

None.

ITEM 6. Exhibits and Reports on Form 8-K

(a) Exhibits

Exhibit No.	Description

31.1	Certification of the Chief Executive Officer required by Rule 13a-14(a)/15d-14(a) under the Exchange Act

31.2	Certification of the Chief Financial Officer required by Rule 13a-14(a)/15d-14(a) under the Exchange Act

32.1	Certification of the Chief Executive Officer pursuant to 18 USC Section 1350, as adopted pursuant to Section 906 of the Sarbanes-Oxley Act of 2002

32.2	Certification of the Chief Financial Officer pursuant to 18 USC Section 1350, as adopted pursuant to Section 906 of the Sarbanes-Oxley Act of 2002

(b) Reports on Form 8-K

Three reports on Form 8-K were filed during the three month period ended June 30, 2004.

A report on Form 8-K was filed as of April 8, 2004, announcing first quarter 2004 net income of $219,000 on pre-tax earnings of $352,000. This represents diluted earnings per share of $0.24 for the quarter ended March 31, 2004, compared with net income of $157,000 or $0.18 per diluted share for first quarter ended 2003.

18

A report on Form 8-K was filed as of April 30, 2004, announcing that the Board of Directors declared a five percent (5%) common stock dividend to shareholders of record on May 4, 2004, payable May 18, 2004.

A report on Form 8-K was filed as of June 29, 2004 announcing the signing of a definitive agreement, between Community Bancorp, Inc., parent company of Community National Bank, Escondido, and Cuyamaca Bank, N.A., to acquire Cuyamaca Bank, N.A. The announcement further stated that shareholders of Cuyamaca will have the choice to receive cash, shares of Community Bancorp common stock, or a combination of cash and stock in exchange for each share of Cuyamaca stock, subject to allocation procedures intended to ensure that in the aggregate, 70% of the total consideration will be in Community shares. The exchange ratio for the stock consideration has been set at 1.0439 Community shares for each Cuyamaca share, subject to collars.

19

SIGNATURES

In accordance with the requirements of the Exchange Act, the small business issuer caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

Cuyamaca Bank, N.A.

Small business issuer

Date: August 4, 2004

/s/ BRUCE A. IVES
Bruce A. Ives, President and Chief Executive Officer

/s/ PAUL M. CABLE
Paul M. Cable, Executive Vice President and Chief Financial Officer

20

Exhibit 31.1

Certification Pursuant to Rule 13(a)-14(a)/15(d)-14(a)

I, Bruce A. Ives, President and CEO, certify that:

1.	I have reviewed this Quarterly Report on Form 10-QSB of Cuyamaca Bank, N.A.;

2.	Based on my knowledge, this report does not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements made, in light of the circumstances under which such statements were made, not misleading with respect to the period covered by this report;

3.	Based on my knowledge, the financial statements, and other financial information included in this report, fairly present in all material respects the financial condition, results of operations and cash flows of the small business issuer as of, and for, the periods presented in this report;

4.	The small business issuer’s other certifying officer and I are responsible for establishing and maintaining disclosure controls and procedures (as defined in Exchange Act Rules 13a-15(e) and 15(d)-15(e)) for the small business issuer and have:

a.	Designed such disclosure controls and procedures, or caused such disclosure controls and procedures to be designed under our supervision, to ensure that material information relating to the small business issuer, including its consolidated subsidiaries, is made known to us by others within those entities, particularly during the period in which this report is being prepared;

b.	Evaluated the effectiveness of the small business issuer’s disclosure controls and procedures and presented in this report our conclusions about the effectiveness of the disclosure controls and procedures, as of the end of the period covered by this report based on such evaluation; and

c.	Disclosed in this report any change in the small business issuer’s internal control over financial reporting that occurred during the small business issuer’s most recent fiscal quarter (the small business issuer’s fourth fiscal quarter in the case of an annual report) that has materially affected, or is reasonably likely to materially affect, the small business issuer’s internal control over financial reporting; and

5.	The small business issuer’s other certifying officer and I have disclosed, based on our most recent evaluation, to the small business issuer’s auditors and the audit committee of small business issuer’s board of directors (or persons performing the equivalent functions):

a.	All significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting which are reasonably likely to adversely affect the small business issuer’s ability to record, process, summarize and report financial information; and

b.	Any fraud, whether or not material, that involves management or other employees who have a significant role in the small business issuer’s internal control over financial reporting

Date: August 4, 2004	/s/ BRUCE A. IVES
President and CEO

21

Exhibit 31.2

Certification Pursuant to Rule 13(a)-14(a)/15(d)-14(a)

I, Paul M. Cable, Executive Vice President and CFO, certify that:

1.	I have reviewed this Quarterly Report on Form 10-QSB of Cuyamaca Bank, N.A.;

2.	Based on my knowledge, this report does not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements made, in light of the circumstances under which such statements were made, not misleading with respect to the period covered by this report;

3.	Based on my knowledge, the financial statements, and other financial information included in this report, fairly present in all material respects the financial condition, results of operations and cash flows of the small business issuer as of, and for, the periods presented in this report;

4.	The small business issuer’s other certifying officer and I are responsible for establishing and maintaining disclosure controls and procedures (as defined in Exchange Act Rules 13a-15(e) and 15(d)-15(e)) for the small business issuer and have:

a.	Designed such disclosure controls and procedures, or caused such disclosure controls and procedures to be designed under our supervision, to ensure that material information relating to the small business issuer, including its consolidated subsidiaries, is made known to us by others within those entities, particularly during the period in which this report is being prepared;

b.	Evaluated the effectiveness of the small business issuer’s disclosure controls and procedures and presented in this report our conclusions about the effectiveness of the disclosure controls and procedures, as of the end of the period covered by this report based on such evaluation; and

c.	Disclosed in this report any change in the small business issuer’s internal control over financial reporting that occurred during the small business issuer’s most recent fiscal quarter (the small business issuer’s fourth fiscal quarter in the case of an annual report) that has materially affected, or is reasonably likely to materially affect, the small business issuer’s internal control over financial reporting; and

5.	The small business issuer’s other certifying officer and I have disclosed, based on our most recent evaluation, to the small business issuer’s auditors and the audit committee of small business issuer’s board of directors (or persons performing the equivalent functions):

a.	All significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting which are reasonably likely to adversely affect the small business issuer’s ability to record, process, summarize and report financial information; and

b.	Any fraud, whether or not material, that involves management or other employees who have a significant role in the small business issuer’s internal control over financial reporting

Date: August 4, 2004	/s/ PAUL M. CABLE
EVP/CFO

22

Exhibit 32.1

SARBANES-OXLEY ACT SECTION 906 CERTIFICATION

In connection with this annual report on Form 10-QSB of Cuyamaca Bank, N.A. (the “Bank”) for the period ended June 30, 2004, I, Bruce A. Ives, President and Chief Executive Officer, hereby certify pursuant to 18 U.S.C. §1350, as adopted pursuant to § 906 of the Sarbanes-Oxley Act of 2002, that:

1.	This Form 10-QSB for the period ended June 30, 2004 fully complies with the requirements of Section 13(a) or 15(d) of the Securities Exchange Act of 1934; and

2.	The information contained in this Form 10-QSB for the period ended June 30, 2004 fairly presents, in all material respects, the financial condition and results of operations of the Bank.

Date: August 4, 2004

By:	/s/ BRUCE A. IVES
Bruce A. Ives President and Chief Executive Officer

23

Exhibit 32.2

SARBANES-OXLEY ACT SECTION 906 CERTIFICATION

In connection with this quarterly report on Form 10-QSB of Cuyamaca Bank, N.A. (the “Bank”) for the period ended June 30, 2004, I, Paul M. Cable, Executive Vice President and Chief Financial Officer of the Bank, hereby certify pursuant to 18 U.S.C. §1350, as adopted pursuant to § 906 of the Sarbanes-Oxley Act of 2002, that:

1.	This Form 10-QSB for the period ended June 30, 2004 fully complies with the requirements of Section 13(a) or 15(d) of the Securities Exchange Act of 1934; and

2.	The information contained in this Form 10-QSB for the period ended June 30, 2004 fairly presents, in all material respects, the financial condition and results of operations of the Bank.

Date: August 4, 2004

By:	/s/ PAUL M. CABLE
Paul M. Cable Executive Vice President and Chief Financial Officer

24

REVOCABLE PROXY—COMMUNITY BANCORP INC.

SPECIAL MEETING OF STOCKHOLDERS—SEPTEMBER 22, 2004

The undersigned stockholder(s) of Community Bancorp Inc. (the “Company”) hereby appoints, constitutes and nominates Mark N. Baker, Robert H.S. Kirkpatrick and Philip D. Oberhansley, and each of them, the attorney, agent and proxy of the undersigned, with full power of substitution, to vote all shares of the Company which the undersigned is entitled to vote at the Special Meeting of Stockholders to be held at 900 Canterbury Place, Suite 300, Escondido, California on September 22, 2004 at 9:00 A.M. local time, and any and all adjournments thereof, as fully and with the same force and effect as the undersigned might or could do if personally present thereat, as follows on the reverse side.

The Board of Directors recommends a vote FOR the proposal. If any other business is properly presented at the Special Meeting, this Proxy shall be voted in accordance with the judgment of the proxy holders. This Proxy is solicited on behalf of the Board of Directors and may be revoked prior to its use.

NOTE: Please sign your full name. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.

(Continued, and to be marked, dated and signed, on the reverse.)

COMMUNITY BANCORP INC.

Vote by Internet or Telephone or Mail

24 Hours a Day – 7 Days a Week

Your telephone or Internet vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

INTERNET	OR	TELEPHONE	OR	MAIL
www.proxyvoting.com/cmbc		1-888-426-7035

Use the Internet to vote your proxy. Have your proxy card in hand when you access the Web site. You will be prompted to enter your control number, located in the box below, to create and submit an electronic ballot.		Use any touch-tone telephone to vote your proxy. Have your proxy card in hand when you call. You will be prompted to enter your control number, located in the box below, and then follow the directions given.		Mark, sign and date your proxy card and return it in the enclosed postage-paid envelope.

If you vote your proxy by Internet or by telephone

you do NOT need to mail back your proxy card.

DETACH PROXY CARD HERE

COMMUNITY BANCORP INC.

1.	Approval of Amendments to Stock Option Plan. To approve amendments to the Company’s 2003 Stock Option Plan to increase the number of shares of Company common stock allocated to such Plan from 125,000 to 625,000 shares and to clarify the exercise of substitute options.

☐ FOR	☐ AGAINST	☐ ABSTAIN

2.	Other Business. To transact such other business as may properly come before the Meeting and any adjournment or adjournments thereof.

This Proxy will be voted in accordance with the instructions set forth above. If no instruction is given, this Proxy will be treated as a grant of authority to vote FOR the proposal.

Date: , 2004

Signature(s)

Number of Shares

I (We) will ☐	will not ☐	attend the Special Meeting in person

Please Detach Here

You Must Detach This Portion of the Proxy Card

Before Returning it in the Enclosed Envelope

REVOCABLE PROXY—CUYAMACA BANK, N.A.

SPECIAL MEETING OF SHAREHOLDERS—SEPTEMBER 22, 2004

The undersigned, a shareholder of Cuyamaca Bank, N.A. (the “Company”), hereby appoints Duane K. Dubbs, II, Richard S. Levenson and Ernest W. Shaw, and each of them, the proxy of the undersigned, each with full power of substitution, to attend, vote and act for the undersigned at the special meeting of shareholders of the Company to be held on September 22, 2004 at 3:00 p.m., and any postponements or adjournments thereof, and in connection herewith, to vote and represent all of the shares of the Company which the undersigned would be entitled to vote as follows on the reverse side.

The board of directors recommends that you vote “FOR” the approval of the merger and the merger agreement pursuant to which Cuyamaca Bank, N.A. will be merged into Community National Bank, a wholly-owned subsidiary of Community Bancorp Inc. All proposals to be acted upon are proposals of the company. If any other business is properly presented at the meeting, including, among other things, consideration of a motion to adjourn the meeting to another time or place in order to solicit additional proxies in favor of the recommendations of the board of directors, this proxy shall be voted by the proxyholders in accordance with the recommendations of a majority of the board of directors. At the date this proxy statement went to press, we did not anticipate any other matters would be raised at the special meeting.

This Proxy will be voted in accordance with the instructions set forth above. If instructions are not given, this Proxy will be treated as a GRANT OF AUTHORITY TO VOTE FOR the approval of the merger and the merger agreement pursuant to which Cuyamaca Bank, N.A. will be merged into Community National Bank, a wholly-owned subsidiary of Community Bancorp Inc, and as said proxies shall deem advisable on such other business as may come before the Meeting, unless otherwise directed.

Note: This proxy must be signed exactly as the name appears hereon. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney or guardian, please give full title as such. If the signer is a corporation, please sign full corporation name by duly authorized officer, giving full title as such. If signer is a partner, please sign in partnership name by authorized person.

(Continued, and to be marked, dated and signed, on the reverse.)

CUYAMACA BANK, N.A.

MAIL

Mark, sign and date your proxy card and return it in

the enclosed postage-paid envelope.

DETACH PROXY CARD HERE

CUYAMACA BANK, N.A.

1. Approval of Merger and Merger Agreement

    Approval of the merger and merger agreement pursuant to which Cuyamaca Bank, N.A. will be merged into Community National Bank, a wholly-owned subsidiary of Community Bancorp Inc.

	FOR ☐	AGAINST ☐	ABSTAIN ☐

2. Other Business To transact such other business as may properly come before the Meeting and any adjournment or adjournments thereof.

Date: , 2004

Signature(s)

Number of Shares

I (We) will ☐	will not ☐	attend the Special Meeting in person

Please Detach Here

You Must Detach This Portion of the Proxy Card

Before Returning it in the Enclosed Envelope.